As filed with the Securities and Exchange Commission on October 28, 2013.

Registration No. 333-191739

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Artisan Partners Asset Management Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6282	45-0969585
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

875 E. Wisconsin Avenue, Suite 800

Milwaukee, WI 53202

(414) 390-6100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

SARAH A. JOHNSON

Chief Legal Officer

Artisan Partners Asset Management Inc.

875 E. Wisconsin Ave., Suite 800

Milwaukee, WI 53202

(414) 390-6100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

MARK J. MENTING CATHERINE M. CLARKIN Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	JOSHUA FORD BONNIE LESLEY PENG Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Class A common stock, par value $0.01 per share	5,520,000	$52.09	$287,536,800	$37,034.74

(1)	Includes 720,000 shares of Class A common stock that the underwriters have the option to purchase.
(2)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on an average of the high and low reported prices of the shares of the Registrant’s Class A common stock on the New York Stock Exchange on October 10, 2013.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The Information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated October 28, 2013.

4,800,000 Shares

Class A Common Stock

Artisan Partners Asset Management Inc. is offering 4,800,000 shares of Class A common stock. The Class A common stock is listed on the New York Stock Exchange under the symbol “APAM”. On October 23, 2013, the last reported sale price of our Class A common stock was $58.38 per share. We intend to use all of the net proceeds of this offering to purchase from private equity funds controlled by Hellman & Friedman LLC 3,611,013 preferred units of Artisan Partners Holdings LP, our direct subsidiary, and 1,188,987 shares of our convertible preferred stock.

Artisan Investment Corporation and each of our employees to whom we have granted equity (including our employee-partners) have entered into a stockholders agreement pursuant to which they granted to a stockholders committee the right to vote all of the shares of our common stock they have acquired from us and any shares they may acquire from us in the future. Under the stockholders agreement, Andrew A. Ziegler, our Executive Chairman, currently has the sole right, in consultation with the other members of the stockholders committee, to determine how to vote all such shares. As a result, the stockholders committee, and currently solely Mr. Ziegler, is able to elect all of the members of our board of directors (subject to the obligation of the stockholders committee under the terms of the stockholders agreement to vote in support of certain nominees) and thereby will effectively control our management and affairs for so long as the stockholder group holds at least a majority of the combined voting power of our capital stock. The stockholders committee may control our management and affairs even if the shares subject to the stockholders agreement represent less than a majority of the number of outstanding shares of our capital stock. The purchasers of the shares of Class A common stock included in this offering will not be invited to enter and will never be a party to the stockholders agreement.

We are an “emerging growth company” under the federal securities laws and, as such, are eligible for reduced public company reporting and other requirements. See “Risk Factors” beginning on page 23 to read about factors you should consider before buying shares of the Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$

Proceeds, before expenses, to Artisan Partners Asset Management Inc.	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. In addition, we have agreed to pay a fee to a broker-dealer not part of the underwriting syndicate for certain financial consulting services they have provided to us. See “Underwriting”.

To the extent that the underwriters sell more than 4,800,000 shares of Class A common stock, the underwriters have the option to purchase up to an additional 720,000 shares from Artisan Partners Asset Management Inc. at the public offering price less the underwriting discount.

The underwriters expect to deliver the shares of Class A common stock against payment in New York, New York on             , 2013.

Citigroup	Goldman, Sachs & Co.

BofA Merrill Lynch

Keefe, Bruyette & Woods A Stifel Company	Sandler O’Neill + Partners, L.P.	William Blair

Prospectus dated                 , 2013.

DIVERSIFIED BUSINESS BY INVESTMENT TEAM AND DISTRIBUTION CHANNEL

WITH STRONG LONG-TERM PERFORMANCE ACROSS ALL STRATEGIES(2)

(1)

Our assets under management, or AUM, presented above are as of June 30, 2013. The allocation of AUM by distribution channel involves the use of estimates and the exercise of judgment. See “Performance and Assets Under Management Information Used in this Prospectus” for more information.

(2)

Our average annual returns presented above are gross and net of our advisory fees, for the period from composite inception to June 30, 2013. Each MSCI Index and Russell Index presented above is the index we use in assessing the returns of our composites. Historical returns are not necessarily indicative of future performance of our current or future investment strategies. For additional details on investment performance, please see pages 123 to 137 of this prospectus. See also “Performance and Assets Under Management Information Used in this Prospectus”. Our Global Small-Cap Growth strategy began investment operations in June 2013 and therefore is not included in the performance data presented above.

(3)	At December 31st of each year, unless otherwise indicated.

We are responsible for the information contained in this prospectus and in any free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to give you any other information, and take no responsibility for any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Except where the context requires otherwise, in this prospectus:

•

“AIC” refers to Artisan Investment Corporation, an entity controlled by Andrew A. Ziegler and Carlene M. Ziegler, who are married to each other, and through which Mr. Ziegler and Mrs. Ziegler maintain their ownership interests in Artisan Partners Holdings;

•	“Artisan Funds” refers to Artisan Partners Funds, Inc., a family of Securities and Exchange Commission registered mutual funds;

•

“Artisan Global Funds” refers to Artisan Partners Global Funds PLC, a family of Ireland-domiciled funds organized pursuant to the European Union’s Undertaking for Collective Investment in Transferable Securities;

•

“Artisan Partners Asset Management Inc.”, “Artisan”, “Artisan Partners Asset Management”, the “company”, “we”, “us” and “our” refer to Artisan Partners Asset Management Inc., a Delaware corporation, and, unless the context otherwise requires, its direct and indirect subsidiaries, and, for periods prior to our initial public offering, “Artisan,” the “company,” “we,” “us” and “our” refer to Artisan Partners Holdings LP and, unless the context otherwise requires, its direct and indirect subsidiaries;

•

“Artisan Partners Holdings” and “Holdings” refer to Artisan Partners Holdings LP, a limited partnership organized under the laws of the State of Delaware, and, unless the context otherwise requires, its direct and indirect subsidiaries;

•

“client” and “clients” refer to investors who access our investment management services by investing in mutual funds, including the funds of Artisan Funds or Artisan Global Funds, or by engaging us to manage a separate account in one or more of our investment strategies (such accounts include collective investment trusts, which are pools of retirement plan assets maintained by a bank or trust company, and other pooled investment vehicles for which we are investment adviser, each of which we manage on a separate account basis);

•	“employee” includes limited partners of Artisan Partners Holdings whose full-time professional efforts are devoted to providing services to us;

•	“IPO” means the initial public offering of 12,712,279 shares of Class A common stock of Artisan Partners Asset Management Inc. completed on March 12, 2013; and

•

“IPO Reorganization” means the series of transactions Artisan Partners Asset Management Inc. and Artisan Partners Holdings completed on March 12, 2013, immediately prior to the IPO, in order to reorganize their capital structures in preparation for the IPO.

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Performance and Assets Under Management Information Used in this Prospectus

We manage investments primarily through mutual funds and separate accounts. We serve as investment adviser to Artisan Funds, a family of Securities and Exchange Commission, or the SEC, registered mutual funds, and as investment manager and promoter of Artisan Global Funds, a family of Ireland-domiciled funds organized pursuant to the European Union’s Undertaking for Collective Investment in Transferable Securities, or UCITS. We refer to funds and other accounts that are managed by us with a broadly common investment objective and substantially in accordance with a single model account as being part of the same “strategy”. We measure the results both of our individual funds and of our “composites”, which represent the aggregate performance of all discretionary client accounts, including mutual funds, invested in the same strategy, except those accounts with respect to which we believe client-imposed socially-based restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts are maintained in separate composites, which are not presented in this prospectus). The performance of accounts with socially-based investment restrictions differs from the performance of accounts included in our principal composite for the applicable strategy because one or more securities may be omitted from the portfolio in order to comply with the socially-based restrictions and the weightings in the portfolio of other securities are correspondingly altered. The performance of non-U.S. dollar accounts differs from the performance of the principal composite for the applicable strategy because of the fluctuations in currency exchange rates between the currencies in which portfolio securities are traded and the currency in which the account is managed or U.S. dollars, respectively.

We have not presented the performance results of social restriction accounts or non-U.S. dollar accounts because (1) the results of those accounts and the composites consisting only of them are generally in line with the results of the relevant principal composites, (2) to the extent the performance of those accounts and the composites consisting only of them are different from the results of the relevant principal composites, the differences result from factors not reflective of the judgment of, or investment decisions made by, our investment professionals and (3) our assets under management in those accounts comprise only a small percentage of our total assets under management (those accounts represented approximately 2% and 6%, respectively, of our assets under management as of June 30, 2013). The performance results of the principal composite for each of our investment strategies are presented in pages 123 to 137 of this prospectus.

Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including: different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.

Throughout this prospectus, we present the average annual returns and annual returns of our composites on a “gross” and “net” basis, which represent average annual returns and annual returns before and after payment of the highest fee payable to us by any portfolio in the composite, respectively, and in each case are net of commissions and transaction costs. In this prospectus, we also present the average annual returns and annual returns of certain market indices or “benchmarks” for the comparable period. Indices that are used for these performance comparisons are broad-based market indices that we believe are appropriate comparisons of our investment performance over a full market cycle and, for some of our strategies, style-based indices that we believe may be useful in evaluating our performance over shorter periods. The indices are unmanaged and have differing volatility, credit and other characteristics. You should not assume that there is any material overlap between the securities included in the portfolios of our investment strategies during these periods and those that comprise any MSCI Index or any Russell Index referred to in this prospectus. It is not possible to invest directly in any of the indices described in this prospectus. The returns of these indices, as presented in this prospectus, have not been reduced by fees and expenses associated with investing in securities, but do include the reinvestment of dividends. In this prospectus, we refer to the date on which we began tracking the performance of an investment strategy as that strategy’s “inception date”.

The MSCI EAFE® Index, the MSCI EAFE® Growth Index, the MSCI EAFE® Small Cap Index, the MSCI EAFE® Value Index, the MSCI ACWI® Index and the MSCI Emerging Markets IndexSM are trademarks of

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MSCI Inc. MSCI Inc. is the owner of all copyrights relating to these indices and is the source of the performance statistics of these indices that are referred to in this prospectus.

The Russell 2000® Index, the Russell 2000® Value Index, the Russell Midcap® Index, the Russell Midcap® Value Index, the Russell 1000® Index, the Russell 1000® Value Index, the Russell Midcap® Growth Index and the Russell 2000® Growth Index are trademarks of Russell Investment Group. Russell Investment Group is the owner of all copyrights relating to these indices and is the source of the performance statistics that are referred to in this prospectus.

In this prospectus, we present Morningstar, Inc., or Morningstar, ratings for series of Artisan Funds. The Morningstar ratings refer to the ratings by Morningstar of the share class of the respective series of Artisan Funds with the earliest inception date and are based on a 5-star scale. Morningstar data contained herein (1) is proprietary to Morningstar and/or its content providers, (2) may not be copied or distributed and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. For each fund with at least a three-year history, Morningstar calculates a Morningstar Rating™, which is based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund’s monthly performance, including the effects of sales charges, loads, and redemption fees, placing more emphasis on downward variations and rewarding consistent performance. The top 10% of funds in each category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star. The Overall Morningstar RatingTM is derived from a weighted average of the performance figures associated with the rated fund’s three-, five- and 10-year Morningstar Rating metrics.

We also present Lipper rankings for series of Artisan Funds. Lipper rankings are based on total return, are historical and do not represent future results. The number of funds in a category may include multiple share classes of the same fund, which may have a material impact on a fund’s ranking within a category. Lipper, a Thomson Reuters company, is the owner of all trademarks and copyrights relating to Lipper rankings.

Throughout this prospectus, we present historical information about our assets under management, including information about changes in our assets under management due to gross client cash inflows and outflows, market appreciation and depreciation and transfers between investment vehicles (i.e., Artisan Funds and separate accounts). Gross client cash inflows and outflows represent client fundings, terminations and client initiated contributions and withdrawals (which could be in cash or in securities). Market appreciation (depreciation) represents realized gains and losses, the change in unrealized gains and losses, net income and certain miscellaneous items, immaterial in the aggregate, which may include payment of Artisan’s management fees or payment of custody expenses to the extent a client causes these fees to be paid from the account we manage. We also present information about our average assets under management for certain periods. We use our information management systems to track our assets under management, the components of market appreciation and depreciation, and client inflows and outflows, and we believe the information set forth in this prospectus regarding our assets under management, market appreciation and depreciation, and client inflows and outflows is accurate in all material respects. We also present in this prospectus information regarding the amount of our assets under management and client inflows and outflows sourced through particular investment vehicles and distribution channels. The allocation of assets under management and client flows sourced through particular distribution channels involves estimates because precise information on the sourcing of assets invested in Artisan Funds through intermediaries is not available on a complete or timely basis and involves the exercise of judgment because the same assets, in some cases, might fairly be said to have been sourced from more than one distribution channel. We have presented the information on our assets under management and client inflows and outflows sourced by distribution channel in the way in which we prepare and use that information in the management of our business. Data on our assets under management sourced by distribution channel and client inflows and outflows are not subject to our internal controls over financial reporting.

Any discrepancies included in this prospectus between totals and the sums of the amounts listed are due to rounding.

None of the information in this prospectus or the registration statement constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this prospectus.

Our Business

Founded in 1994, we are an independent investment management firm that provides a broad range of U.S., non-U.S. and global equity investment strategies. As of June 30, 2013, we managed a total of $85.8 billion in assets. We have established a track record of attractive investment performance across multiple strategies and products. Our goal in management of client portfolios is to achieve superior long-term investment performance. Through June 30, 2013, 11 of our 12 investment strategies (excluding our 13th strategy, which we launched in June 2013) had outperformed their respective benchmarks, on a gross basis, since inception, with inception dates ranging from April 1, 1995 for our U.S. Small-Cap Growth strategy to April 1, 2010 for our Global Equity strategy. Those 11 outperforming strategies comprised 98% of our assets under management as of June 30, 2013.

Since our founding, we have pursued a business model that is designed to maximize our ability to produce attractive investment results for our clients, and we believe this model has contributed to our success in doing so. We focus on attracting, retaining and developing talented investment professionals by creating an environment in which each investment team is provided ample resources and support, transparent and direct financial incentives, and a high degree of investment autonomy. We currently offer to clients 13 actively-managed equity investment strategies, managed by five distinct investment teams. Each team is led by one or more experienced portfolio managers with a track record of strong investment performance and is devoted to identifying long-term investment opportunities. We believe this autonomous structure promotes independent analysis and accountability among our investment professionals, which we believe promotes superior investment results.

Our 13 equity investment strategies span different market capitalization segments and investing styles in both U.S. and non-U.S. markets. Each strategy is designed to have a clearly articulated, consistent and replicable investment process that is well-understood by clients and managed to achieve long-term performance. Throughout our history, we have expanded our investment management capabilities in a disciplined manner that we believe is consistent with our overall philosophy of offering high value-added investment strategies in growing asset classes. We launched our new Global Small-Cap Growth strategy in June 2013.

In addition to our investment teams, we have a strong and seasoned management team that is focused on our business objectives of achieving profitable growth, expanding our investment capabilities, diversifying the source of our assets under management and delivering superior client service. Our management team supports our investment management capabilities and manages a centralized infrastructure, which allows our investment professionals to focus primarily on making investment decisions and generating returns for our clients.

We have attracted and retained a diverse base of clients across a range of distribution channels. Our assets under management have increased from $19.2 billion as of December 31, 2002 to $85.8 billion as of June 30, 2013, representing a compound annual growth rate of 15.4%. From June 30, 2013 to October 25, 2013, our assets under management increased by an additional $15.2 billion to $101.0 billion, as a result of $12.4 billion in market appreciation and $2.8 billion in net client cash flows. While our assets under management have generally increased over time, we have also had periods in which our assets under management have decreased. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Overview—Assets Under Management and Investment Management Fees” for changes in our assets under management since December 31, 2009.

We offer our investment management capabilities primarily to institutions and through intermediaries that operate with institutional-like decision-making processes and have longer-term investment horizons, by means of separate accounts and mutual funds. As of June 30, 2013, we managed 197 separate accounts representing $38.3 billion, or 45%, of our assets under management, spanning 140 client relationships. Our clients include pension and profit sharing plans, trusts, endowments, foundations, charitable organizations, government entities, private funds and non-U.S. pooled investment vehicles that are generally comparable to U.S. mutual funds, as well as mutual funds, non-U.S. funds and collective trusts we sub-advise. We serve as the investment adviser to Artisan Funds, an SEC-registered family of mutual funds, and as investment manager and promoter of Artisan Global Funds, a family of Ireland-based UCITS funds. Artisan Funds and Artisan Global Funds comprised $47.5 billion, or 55%, of our assets under management as of June 30, 2013.

We derive essentially all of our revenues from investment management fees, which primarily are based on a specified percentage of clients’ average assets under management. These fees are derived from investment advisory and sub-advisory agreements that are terminable by clients upon short notice or no notice. Our growth in assets under management has resulted in an increase in our revenues from $147.9 million for the year ended December 31, 2002 to $575.3 million for the 12 months ended June 30, 2013. Despite this growth, we have had periods in which revenues declined. See “Selected Historical Consolidated Financial Data” for our revenues and net income for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 and the six months ended June 30, 2013 and 2012.

As of June 30, 2013, we had approximately 290 employees. Our employees, including our investment professionals and senior management, to whom we have granted equity collectively owned approximately 52% of the economic interests in our company as of October 23, 2013. Our culture of employee ownership strongly aligns our management’s and clients’ interests in our delivery of strong investment performance and growth.

Competitive Strengths

We believe that our success as an investment manager is based on the following competitive strengths:

Talent-Focused Business Model. We believe that the success of an investment management firm depends on the talent of its professionals. As a result, we have implemented a business model that is designed to attract, develop and retain talented investment professionals by allowing them to focus on portfolio management in an environment conducive to producing their best work on a consistent, long-term basis. We have a strong philosophical belief in the autonomy of each investment team. We provide each investment team with ample resources and support, without imposing a centralized research function. At the same time, we have experienced business leadership that manages a team of dedicated client service professionals and a centralized infrastructure, and we work to reduce the demands on our investment professionals from responsibilities not directly related to managing client portfolios.

Our business leaders work closely with each Artisan investment team to develop that team into an investment franchise with multiple investment decision-makers and natural, internal succession, a solid, repeatable investment process, a strong long-term performance track record, a diversified client base, dedicated resources, and the capacity to make a significant contribution to our financial results. As a team grows into an investment franchise, the team develops the capacity to manage multiple strategies, growth opportunities for members of the team are created, and portfolio managers are encouraged by the potential evolution of their responsibilities over time to extend their careers and their contributions to our success. Developing an investment team into an investment franchise involves identifying, evaluating and developing investment professionals who are the right fit for our strategy and business model. Our rigorous standards are evidenced by the select number of senior investment professionals we have added over the years. Since our founding in 1994, we have had very limited turnover among our portfolio managers. Minimizing such turnover is a significant part of the responsibilities of our senior business management team.

Attractive Range of Diverse, High Value-Added Equity Investment Strategies. We have five distinct investment teams that currently manage a diverse array of 13 equity investment strategies. These U.S., non-U.S. and global equity investment strategies are diversified by market capitalization and investment style and are focused on areas that we believe provide opportunities to generate returns in excess of the relevant benchmarks. As of June 30, 2013, our largest strategy accounted for approximately 24% of our total assets under management and none of our investment teams managed more than approximately 29% of our total assets under management.

Track Record of Investment Excellence. Through June 30, 2013, 11 of our 12 investment strategies (excluding our 13th strategy, the Global Small-Cap Growth strategy, which we launched in June 2013) had outperformed their benchmarks, on a gross basis, since inception, with inception dates ranging from April 1, 1995 for our U.S. Small-Cap Growth strategy to April 1, 2010 for our Global Equity strategy. Nine of the 12 series of Artisan Funds eligible for Morningstar ratings, representing 91% of the assets of Artisan Funds and managed in strategies representing 91% of our total assets under management, had an Overall Morningstar Rating™ of 4 or 5 stars as of June 30, 2013. Investment performance highlights of our four largest strategies include:

•

Non-U.S. Growth is our largest strategy and accounted for approximately 24% of our assets under management as of June 30, 2013. Our Non-U.S. Growth composite has outperformed its benchmark by an average of 681 basis points annually from inception in 1996 through June 30, 2013 (calculated on an average annual gross basis before payment of fees). Artisan International Fund, which is managed in our Non-U.S. Growth strategy, is ranked #22 of 114 funds over the trailing 10 years, and #1 of 39 funds from inception (December 1995) in Lipper’s international large-cap growth category. See “Performance and Assets Under Management Information Used in this Prospectus”.

•

U.S. Mid-Cap Growth accounted for approximately 16% of our assets under management as of June 30, 2013. Our U.S. Mid-Cap Growth composite has outperformed its benchmark by an average of 608 basis points annually from inception in 1997 through June 30, 2013 (calculated on an average annual gross basis before payment of fees). Artisan Mid Cap Fund is ranked #15 of 250 funds over the trailing 10 years, and #1 of 109 funds from inception (June 1997) in Lipper’s multi-cap growth category. See “Performance and Assets Under Management Information Used in this Prospectus”.

•

Non-U.S. Value accounted for approximately 16% of our assets under management as of June 30, 2013. Our Non-U.S. Value composite has outperformed its benchmark by an average of 747 basis points annually from inception in 2002 through June 30, 2013 (calculated on an average annual gross basis before payment of fees). Artisan International Value Fund, which is managed in our Non-U.S. Value strategy, is ranked #1 of 94 funds over the trailing 10 years, and #1 of 88 funds from inception (September 2002) in Lipper’s international multi-cap core category. See “Performance and Assets Under Management Information Used in this Prospectus”.

•

U.S. Mid-Cap Value accounted for approximately 15% of our assets under management as of June 30, 2013. Our U.S. Mid-Cap Value composite has outperformed its benchmark by an average of 608 basis points annually from inception in 1999 through June 30, 2013 (calculated on an average annual gross basis before payment of fees). Artisan Mid Cap Value Fund is ranked #4 of 80 funds over the trailing 10 years, and #3 of 43 funds from inception (March 2001) in Lipper’s mid-cap value category. See “Performance and Assets Under Management Information Used in this Prospectus”.

We have been successful at generating attractive long-term investment performance on a consistent basis. Over the five-year period ended June 30, 2013, strategies representing approximately 93% of our total assets under management had outperformed their relevant benchmarks. A similar measure of trailing five-year investment performance relative to benchmarks indicates that strategies representing 96%, 95% and 99% of our total assets under management at each of December 31, 2012, 2011 and 2010, respectively, were outperforming their relevant benchmarks. While we have generally been successful at generating attractive long-term investment performance on a consistent basis, we have also had periods in each of our investment strategies in which we have underperformed those relevant benchmarks. See “Business—Investment Strategies and Performance” for additional information regarding each strategy’s performance over shorter, and during more recent, periods of time.

Disciplined Growth—Balancing Investment Integrity, Investment Performance and Sustainable Demand. We launch a new strategy only when we believe it has the potential to achieve superior investment performance in an area that we believe will have sustained client demand at attractive fee rates over the long term. We strive to maintain the integrity of the investment process followed in each of our strategies by rigorous adherence to the investment parameters we have communicated to our clients. We also carefully monitor our investment capacity in each investment strategy. We believe that management of our investment capacity protects our ability to manage assets successfully, which protects the interests of our clients and, in the long term, protects our ability to retain client assets and maintain our profit margins. In order to better achieve our long-term goals, we are willing to close a strategy to new investors or otherwise take action to slow or restrict its growth, even though our short-term results may be impacted. Currently, our Non-U.S. Small-Cap Growth, Non-U.S. Value, U.S. Mid-Cap Growth, U.S. Small-Cap Value, U.S. Mid-Cap Value and U.S. Small-Cap Growth strategies are closed to most new investors and client relationships. Our Global Value strategy is closed to most new separate account relationships, although it remains open to new investors in Artisan Funds and Artisan Global Funds, and to additional investments by all clients. Each of the strategies that we have offered to clients during our history continues in operation today.

Institutionally Oriented Client Base. We target discrete market segments that we believe offer attractive growth opportunities, include institutions and intermediaries that operate with institutional-like decision-making processes and have longer-term investment horizons, and where we believe we have a well-recognized brand. Our original focus was on traditional institutional investors, including corporate and public pension plans, foundations and endowments. We believed these investors were often more focused on the integrity of the investment process and consistency of long-term investment performance than some other types of investors, which offered the potential for relationships of longer duration. As other market segments have evolved to have more institutional-like decision-making processes and longer-term investment horizons, we have expanded our distribution efforts into those areas, including defined contribution/401(k) administrators, broker-dealer fee-based programs and fee-based financial advisors.

Attractive Financial Model. We focus on high value-added strategies in asset classes that allow us to generate an attractive effective rate of fee and profit margin. We also have designed our expense structure to be flexible. Most of our operating expenses, including incentive compensation and mutual fund intermediary fees, vary directly with our revenues and the amount of our assets under management. We believe that our model of relatively low fixed costs and relatively high variable costs is efficient and flexible, and historically has generated attractive adjusted operating margins and strong cash flow, even during challenging market conditions. Although we have designed our expense structure to be flexible, we have substantial indebtedness outstanding, and we have fixed debt service obligations with respect to that indebtedness. The portion of our cash flow used to service those obligations could be substantial if our revenues decline. See “Risk Factors—Our indebtedness may expose us to material risks” for additional information.

Ownership Culture That Aligns Interests. We believe that broad equity ownership of our business by our investment professionals, senior management and other employees has been instrumental in supporting the development of seasoned investment and business leaders and is critical in aligning the interests of our clients, stockholders, investment professionals, management and employees. Our employees, including our investment professionals and senior management, to whom we have granted equity collectively owned approximately 52% of the economic interests in our company as of October 23, 2013. We intend to continue to promote broad and substantial equity ownership by our investment professionals, senior management and other employees through grants of equity interests and inclusion of equity interests as an element of compensation.

Strategy

Our strategy for continued success and future growth is guided by the following principles:

Execute Proven Business Model. The cornerstone of our strategy is to continue to promote our business model of attracting, developing and retaining talented investment professionals. We remain committed to investment team autonomy, to ensuring that our teams are able to focus on portfolio management and to fostering an environment that is attractive for our teams because they are able to do their best work on a consistent, long-term basis. We actively seek to identify new investment talent and teams both within and outside Artisan. Our business leaders work closely with each investment team to develop that team into an investment franchise. We are committed to the continuing development of our existing investment teams and we are open to the possibility of adding new investment teams, through hiring or acquisitions, when our rigorous standards have been met.

Deliver Profitable and Sustainable Financial Results. We focus on delivering profitable and sustainable financial results. We are committed to managing high value-added strategies that allow us to generate an attractive effective rate of fee and profit margin. We intend to maintain our flexible financial profile through our highly variable expense structure with centralized infrastructure and investment team support.

Capitalize on our “Realizable Capacity” in Products with Strong Client Demand. We believe that growth in assets under management in an investment strategy requires investment capacity in the strategy (which is driven by the availability of attractive investment opportunities relative to the amount of assets under management in the strategy) at a time when the strategy has a competitive performance track record and there is stable or growing client demand for the strategy or asset class. When we believe that each of these factors is present with respect to an investment strategy, we say we have “realizable capacity” in that strategy. We believe that we currently have realizable capacity particularly in some of our non-U.S. and global strategies, where we believe we are well-positioned to take advantage of increasing client demand.

Expand Distribution and Focus on Investment Strategies Generating Sustainable Demand. We will remain focused on institutional and institutional-like clients and intermediaries and will continue to offer high value-added investment strategies with market demand that we believe is sustainable, avoiding fad and niche products with limited long-term growth prospects. We expect to see growing interest among institutional investors in the United States in strategies focused on non-U.S. and global investments. We seek to further penetrate the defined contribution/401(k) market and the broker-dealer and the fee-based financial advisor markets with our style-oriented investment strategies. We continue to expand our distribution effort into non-U.S. markets, including the United Kingdom, other member countries of the European Union, Australia and certain Asian countries, where we believe there is growing demand from institutions and intermediaries that operate with institutional-like decision-making processes for global investment strategies, such as our Global Value, Global Equity, Global Opportunities and Global Small-Cap Growth strategies. We have seen strong results from these non-U.S. distribution efforts. As of June 30, 2013 and December 31, 2012, 11% of our total assets under management was sourced from clients located outside the United States, an increase from 9% and 6% as of December 31, 2011 and 2010, respectively. Cash flow from clients domiciled outside the United States fluctuates, and we continue to earn most of our revenue from clients located inside the United States, from which we earned more than 92%, 93%, 95% and 98% of our investment management fees for the six months ended June 30, 2013 and the years ended December 31, 2012, 2011 and 2010, respectively.

Continue to Develop Artisan Leadership. We will continue to develop additional leaders for the company and for each investment team. We will also continue to work with each of our investment teams to develop its talent so that each team’s investment capabilities are expanded and natural internal succession continues to be developed. We intend to continue to promote broad and substantial equity ownership of our company by our investment professionals and senior management.

Continue Disciplined Approach to Growth. We intend to continue to manage our business with a long-term view. We will launch a new strategy only when we believe it has the potential to achieve superior investment performance in an area that we believe will have sustained client demand at attractive fee rates over the long term. Consistent with this approach, we launched our new Global Small-Cap Growth strategy in June 2013. We intend to continue to actively manage our investment capacity to protect our ability to manage client assets successfully, which protects the interests of our clients and our own long-term interests, and we will seek to continue to diversify our client base to enhance the stability of our assets under management.

Recent Developments—Third Quarter 2013 Results

On October 28, 2013, we announced certain consolidated financial and operating results for the quarter ended September 30, 2013, and net income and earnings per share for the period from March 12, 2013 (the closing date of our IPO) through September 30, 2013.

From June 30, 2013 to September 30, 2013, our assets under management increased by $11.1 billion, or 13.0%, to $96.9 billion, as a result of $9.0 billion in market appreciation and $2.1 billion in net client cash inflows. Compared to September 30, 2012, our assets under management increased $27.1 billion, or 38.8%, due to $19.9 billion in market appreciation and $7.2 billion in net client cash inflows. Our average assets under management for the quarter ended September 30, 2013 was $92.4 billion, an increase of 8.3% compared to the average assets under management for the quarter ended June 30, 2013 of $85.3 billion and a 38.2% increase from the average of $66.8 billion for the quarter ended September 30, 2012. Our average assets under management for the nine months ended September 30, 2013 was $85.7 billion, an increase of 32.9% compared to the average assets of $64.5 billion for the nine months ended September 30, 2012.

GAAP net income attributable to us was $6.0 million, or $0.42 per basic share and $0.35 per diluted share, for the quarter ended September 30, 2013 compared to GAAP net income of $5.7 million, or $0.38 per basic and per diluted share, for the quarter ended June 30, 2013 as a result of a higher number of average common shares outstanding. Adjusted net income was $47.6 million, or $0.67 per adjusted share, for the third quarter of 2013 compared to adjusted net income of $44.5 million, or $0.64 per adjusted share, for the second quarter of 2013 and $29.1 million for the third quarter of 2012. GAAP net income attributable to us was $14.7 million, or $0.97 per basic share and $0.90 per diluted share, for the nine months ended September 30, 2013. Adjusted net income was $125.3 million, or $1.77 per adjusted share, for the nine months ended September 30, 2013 compared to adjusted net income of $88.4 million for the nine months ended September 30, 2012.

Our revenues increased by $16.0 million, or 9.9%, to $178.0 million for the quarter ended September 30, 2013 from $162.0 million for the quarter ended June 30, 2013; by $50.0 million, or 39.1%, from $128.0 million for the quarter ended September 30, 2012; and by $119.7 million, or 32.5%, to $488.2 million for the nine months ended September 30, 2013 as compared to the nine months ended September 30, 2012, in each case primarily due to the increase in our average assets under management as a result of market appreciation and net client cash inflows.

Our operating expenses increased $10.9 million, or 9.6%, to $124.6 million for the quarter ended September 30, 2013 compared to $113.7 million for the quarter ended June 30, 2013, primarily due to an increase in compensation and benefits expense. Compensation and benefits expense increased due to increased bonuses, which is linked to our revenue growth, and additional expense related to our grant of restricted shares to our employees and employees of our subsidiaries in the third quarter of 2013. The expense also included cash retention and severance expenses. Our operating expenses decreased $41.6 million, or 25.0%, compared to $166.2 million for the quarter ended September 30, 2012, but increased by $447.0 million, or 123.9%, to $807.8 million for the nine months ended September 30, 2013 from $360.8 million for the nine months ended September 30, 2012. The increase was attributable primarily to increased compensation and benefits expense in connection with our IPO, but also included increased cash retention and severance expenses.

GAAP operating margin was 30.0% for the quarter ended September 30, 2013 compared to 29.8% for the quarter ended June 30, 2013 and negative 29.8% for the quarter ended September 30, 2012. The increase compared to the quarter ended September 30, 2012 was a result of pre-IPO related compensation and expense. GAAP operating margin was negative 65.5% for the nine months ended September 30, 2013 compared to 2.1% for the nine months ended September 30, 2012, which was primarily due to increased compensation and benefits expense in connection with our IPO.

Adjusted operating margin was 43.3% for the quarter ended September 30, 2013 compared to 44.6% for the quarter ended June 30, 2013 and 38.9% for the three months ended September 30, 2012. Adjusted operating margin for the quarter ended September 30, 2013 was negatively impacted by 191 basis points from equity compensation expense resulting from our first post-IPO equity grant in July 2013. Adjusted operating margin was 41.8% for the nine months ended September 30, 2013 compared to 40.0% for the nine months ended September 30, 2012.

Cash and cash equivalents were $275.9 million at September 30, 2013, compared to $141.2 million at December 31, 2012. On October 22, 2013, our board of directors declared a cash dividend of $0.43 per share of our Class A common stock payable on November 26, 2013 to our Class A common stockholders of record as of November 11, 2013. We intend to continue to pay quarterly cash dividends and to consider each year the payment of an additional special dividend. Subject to the sole discretion of our board of directors and the considerations discussed in “Dividend Policy and Dividends”, we currently expect to pay a quarterly and a special dividend in the first quarter of 2014. We expect the aggregate amount of those dividends to be approximately equal to the amount of cash on our balance sheet at the time, less $100 million and the cash we use for working capital.

The following table shows a reconciliation of each of our adjusted, non-GAAP measures to their comparable GAAP measures for the periods indicated below. For a further discussion of our adjusted measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Supplemental Non-GAAP Financial Information”.

	As of and for the Three Months Ended			As of and for the Nine Months Ended September 30,
	September 30, 2013	June 30, 2013	September 30, 2012	2013	2012
	(dollars in millions)
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$6.0	$5.7	$—	$14.7	$—
Add back: Net income (loss) attributable to noncontrolling interests—Artisan Partners Holdings	44.6	42.4	(42.9)	(320.1)	(2.9)
Add back: Provision for income taxes	6.8	5.9	0.2	17.1	0.8
Add back: Pre-offering related compensation— share-based awards	23.4	23.9	56.0	380.5	85.9
Add back: Pre-offering related compensation— other	—	—	32.0	143.0	53.9
Add back: Offering related proxy expense(1)	0.3	—	—	0.3	—
Less: Net gain on the valuation of contingent value rights	6.9	8.6	—	40.3	—
Less: Adjusted provision for income taxes	26.6	24.8	16.2	69.9	49.3

Adjusted net income (Non-GAAP)	$47.6	$44.5	$29.1	125.3	88.4

	As of and for the Three Months Ended			As of and for the Nine Months Ended September 30,
	September 30, 2013	June 30, 2013	September 30, 2012	2013	2012
	(dollars in millions)

Average shares outstanding
Class A common shares	12.7	12.7	—	12.7	—
Assumed vesting, conversion or exchange of:
Unvested restricted shares	1.3	—	—	0.6	—
Convertible preferred shares outstanding	2.6	2.6	—	2.6	—
Artisan Partners Holdings LP units outstanding (non-controlling interest)	54.6	54.7	—	54.7	—

Adjusted shares	71.2	70.0	N/A	70.6	N/A

Adjusted net income per adjusted share (Non-GAAP)	$0.67	$0.64	N/A	$1.77	N/A

Operating income (loss) (GAAP)	53.4	48.3	(38.2)	(319.6)	7.7
Add back: Pre-offering related compensation— share-based awards	23.4	23.9	56.0	380.5	85.9
Add back: Pre-offering related compensation— other	—	—	32.0	143.0	53.9
Add back: Offering related proxy expense(1)	0.3	—	—	0.3	—

Adjusted operating income (Non-GAAP)	$77.1	$72.2	$49.8	$204.2	$147.5

Operating margin (GAAP)	30.0%	29.8%	(29.8)%	(65.5)%	2.1%
Adjusted operating margin (Non-GAAP)	43.3%	44.6%	38.9%	41.8%	40.0%

(1)

“Offering related proxy expense” includes costs incurred as a result of the change of control that we expect to occur no later than March 12, 2014 in connection with the scheduled expiration of Mr. Ziegler’s employment with us. We have incurred, and expect to continue to incur through the first quarter of 2014, costs to obtain the necessary approvals from the boards and shareholders of the mutual funds we advise and sub-advise and the necessary consents from our separate accounts clients in connection with such change of control. See “Risk Factors—Risks Related to Our Structure—For purposes of the Investment Company Act and the Investment Advisers Act, we expect a change of control of our company to occur no later than March 12, 2014. That change of control will result in termination of our investment advisory agreements with SEC-registered mutual funds and will trigger consent requirements in our other investment advisory agreements.”

Through September 30, 2013, 11 of our 12 investment strategies (excluding our 13th strategy, which we launched in June 2013 and only has a three-month track record) had outperformed their respective benchmarks, on a gross basis, since inception. Those 11 outperforming strategies comprised 98% of our assets under management as of September 30, 2013.

The table below sets forth the value added by each strategy for the periods indicated below as of September 30, 2013, and the Overall Morningstar RatingTM for the series of Artisan Funds managed in each strategy:

Investment Team and Strategy	Value-Added(1) as of September 30, 2013					Fund Rating(1) as of September 30, 2013
	1 Year	3 Years	5 Years	10 Years	Inception
Global Equity Team
Non-U.S. Growth Strategy	87	591	438	302	668	««««
Non-U.S. Small-Cap Growth Strategy	94	329	458	525	534	««««
Global Equity Strategy	915	825	—	—	758	«««« «
Global Small-Cap Growth Strategy	—	—	—	—	(587)	Not yet rated

U.S. Value Team
U.S. Small-Cap Value Strategy	(639)	(574)	(132)	230	490	«««
U.S. Mid-Cap Value Strategy	535	176	141	345	604	«««« «
Value Equity Strategy	(71)	(6)	92	—	110	«««

Growth Team
U.S. Mid-Cap Growth Strategy	524	396	502	257	653	«««« «
Global Opportunities Strategy	492	837	743	—	704	«««« «
U.S. Small-Cap Growth Strategy	391	759	656	215	127	««««

Global Value Team
Non-U.S. Value Strategy	839	842	816	655	743	«««« «
Global Value Strategy	1,011	856	697	—	680	«««« «

Emerging Markets Team
Emerging Markets Strategy	(172)	(405)	(226)	—	(104)	««

(1)	See footnotes (1) and (2) on page 124 of this prospectus for a description of the computation of value added and the Morningstar ratings metrics, respectively.

Risk Factors

An investment in our Class A common stock involves substantial risks and uncertainties. These risks and uncertainties include, among others, the following:

•

The loss of key members of our investment teams and senior management could have a material adverse effect on our business. Our ability to attract and retain qualified investment, management and marketing and client service professionals is critical to our success.

•

If our investment strategies perform poorly for any reason, including due to a declining stock market, general economic downturn or otherwise, clients could withdraw their funds and we could suffer a decline in our assets under management and/or become subject to litigation, which would reduce our earnings. Each of our investment strategies has had periods in which it has underperformed the relevant benchmarks. See “Business—Investment Strategies and Performance” for information regarding each strategy’s performance.

•	The historical returns of our existing investment strategies may not be indicative of their future results or of the results of investment strategies we may develop in the future.

•

Difficult market conditions can adversely affect our business in many ways, including by reducing the value of our assets under management and causing clients to withdraw funds, each of which could materially reduce our revenues and adversely affect our financial condition.

•	Several of our investment strategies invest principally in the securities of non-U.S. companies, which involve foreign currency exchange, tax, political, social and economic uncertainties and risks.

•	We derive a substantial portion of our revenues from a limited number of our investment strategies.

•	We may be unable to maintain our fee structure at current rates.

•

AIC and our employees to whom we have granted equity (including our employee-partners) have entered into a stockholders agreement pursuant to which they have granted a stockholders committee control of approximately 80% of the combined voting power of our capital stock, which may give rise to conflicts of interest.

•	We must pay certain of our pre-IPO owners for certain tax benefits that we claim, and such amounts are expected to be substantial.

•	Future sales of our Class A common stock in the public market could lower our stock price, and any future grant or sale of equity or convertible securities may dilute your ownership in us.

The foregoing is not a comprehensive list of the risks and uncertainties we face. Investors should carefully consider all of the information in this prospectus, including information under “Risk Factors”, prior to making an investment in our Class A common stock.

Our Structure and Reorganization

Holding Company Structure. We are a holding company and our assets principally consist of our ownership of partnership units of Artisan Partners Holdings, contingent value rights, or CVRs, issued by Artisan Partners Holdings (which will be terminated in connection with this offering), deferred tax assets and cash. As the sole general partner of Artisan Partners Holdings, we operate and control all of its business and affairs, subject to certain voting rights of its limited partners. We conduct all of our business activities through operating subsidiaries of Artisan Partners Holdings. Net profits and net losses are allocated based on the ownership of partnership units of Artisan Partners Holdings. Based on the ownership that will exist after giving effect to this offering and the application of the net proceeds as described under “Use of Proceeds”, net profits and net losses of Artisan Partners Holdings will be allocated, and distributions of profits will be made (subject to the H&F preference, as described under “Description of Capital Stock—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock”), approximately 29% to us and 71% in the aggregate to Artisan Partners Holdings’ limited partners.

The historical consolidated financial statements presented and discussed elsewhere in this prospectus are the combined and consolidated results of Artisan Partners Asset Management and Artisan Partners Holdings. Because Artisan Partners Asset Management and Artisan Partners Holdings were under common control at the time of the IPO Reorganization, Artisan Partners Asset Management’s acquisition of control of Artisan Partners Holdings was accounted for as a transaction among entities under common control. Artisan Partners Asset Management has been allocated a part of Artisan Partners Holdings’ net income since March 12, 2013, when it became Artisan Partners Holdings’ general partner as part of the IPO Reorganization discussed below.

IPO Reorganization. In March 2013, we completed our IPO of 12,712,279 shares of our Class A common stock. In connection with our IPO, we and Artisan Partners Holdings completed a series of reorganization transactions, which we refer to as the IPO Reorganization, in order to reorganize our capital structures in preparation for the IPO. The IPO Reorganization was designed to create a capital structure that preserves our ability to conduct our business through Artisan Partners Holdings, while permitting us to raise additional capital and provide access to liquidity through a public company. Multiple classes of securities at the public company level were necessary to achieve those objectives and maintain a corporate governance structure consistent with that of Artisan Partners Holdings prior to the IPO Reorganization. The IPO Reorganization included, among other changes, the following:

•	Our appointment as the sole general partner of Artisan Partners Holdings.

•

The modification of our capital structure into three classes of common stock and a series of convertible preferred stock. We issued shares of our Class B common stock, Class C common stock and convertible preferred stock to pre-IPO partners of Artisan Partners Holdings. For a description of these shares, see “Description of Capital Stock”.

•

H&F Corp merged with and into Artisan Partners Asset Management, which we refer to in this prospectus as the H&F Corp Merger. As consideration for the merger, the shareholder of H&F Corp received shares of our convertible preferred stock, CVRs issued by Artisan Partners Asset Management and the right to receive an amount of cash equal to H&F Corp’s share of the post-IPO distribution of Artisan Partners Holdings’ pre-IPO retained profits. In connection with this offering, the CVRs issued by Artisan Partners Asset Management will be terminated.

•

The voting and certain other rights of each class of limited partnership units of Artisan Partners Holdings were modified. In addition, the preferred units were modified to eliminate the associated put right. In exchange for the elimination of the put right that existed prior to our IPO, Artisan Partners Holdings issued CVRs to the holders of the preferred units. Those CVRs will be terminated in connection with this offering.

•

We entered into two tax receivable agreements, referred to in this prospectus as the TRAs, one with the pre-H&F Corp Merger shareholder of H&F Corp and the other with each limited partner of Artisan Partners Holdings. Pursuant to the first TRA, we will pay to the counterparty a portion of certain tax benefits we realized as a result of the H&F Corp Merger. Pursuant to the second TRA, we will pay to the counterparties a portion of certain tax benefits realized as a result of the purchase of Class A common units of Artisan Partners Holdings in connection with our IPO and future exchanges of limited partnership units of Artisan Partners Holdings for shares of our Class A common stock or convertible preferred stock, as applicable, and future purchases or redemptions of such units, including the purchase of preferred units with a portion of the net proceeds of this offering. The tax receivable agreements are further described under “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Tax Consequences—Tax Receivable Agreements”.

The diagram below depicts our organizational structure immediately after the consummation of this offering and the termination of the CVRs. The percentages of voting and economic rights shown in the diagram below reflect the consummation of this offering and the application of the net proceeds as described below under “Use of Proceeds” (assuming the underwriters do not exercise their option to purchase additional shares):

(1)

AIC and each of our employees to whom we have granted equity have entered into a stockholders agreement with respect to all shares of our common stock they have acquired from us and any shares they may acquire from us in the future, pursuant to which they granted an irrevocable voting proxy to a stockholders committee, as described under “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Stockholders Agreement”.

(2)

Each share of Class B common stock initially entitles its holder to five votes per share. The stockholders committee holds an irrevocable proxy to vote the shares of our common stock held by the Class B common stockholders until the stockholders agreement terminates.

(3)

Economic rights of the Class A common stock, the common units and the GP units are subject to the H&F preference as described under “Description of Capital Stock—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock”.

(4)

We are obligated to vote the preferred units we hold at the direction of our convertible preferred stockholders as described under “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings”.

(5)

Each class of common units generally entitles its holders to the same economic and voting rights in Artisan Partners Holdings as each other class of common units, as described under “Relationships and Related Party Transactions—Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings—Economic Rights of Partners” and “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings—Voting and Class Approval Rights”, respectively, except that the Class E common units have no voting rights except as required by law.

Exchange of Partnership Units and Conversion of Convertible Preferred Stock.

Common Units. On and after March 12, 2014, subject to certain restrictions set forth in the exchange agreement (including those intended to ensure that Artisan Partners Holdings is not treated as a “publicly traded partnership” for U.S. federal income tax purposes), each common unit (together with a share of our Class B or Class C common stock, as applicable) held by a limited partner of Artisan Partners Holdings will be exchangeable for one share of our Class A common stock. Each time the holder of a common unit exchanges such a unit for a share of our Class A common stock, we will automatically cancel a share of our Class B common stock or Class C common stock held by such exchanging holder. Employee-partners who exchange Class B common units that are unvested will receive restricted shares of our Class A common stock that are subject to the same vesting requirements that applied to the common units exchanged. Upon the termination of the employment of an employee-partner, such employee-partner’s vested Class B common units and the associated Class B common stock are automatically exchanged for Class E common units and Class C common stock, respectively, and we cancel each unvested share of the employee-partner’s Class B common stock. Unvested Class B common units are forfeited by the terminated employee-partner.

Preferred Units and Convertible Preferred Stock. On and after March 12, 2014, subject to certain restrictions, each preferred unit held by a limited partner of Artisan Partners Holdings will be exchangeable for one share of our convertible preferred stock or shares of our Class A common stock at the conversion rate.

Shares of our convertible preferred stock are convertible at the election of the holder into shares of our Class A common stock at the conversion rate, which is currently one-for-one but subject to adjustment to reflect the payment of any preferential distributions made to the holders of our convertible preferred stock. See “Description of Capital Stock—Convertible Preferred Stock Conversion Rate”. When the holders of our convertible preferred stock are no longer entitled to preferential distributions and any preferred distributions have been paid in full to such holders, all shares of convertible preferred stock will automatically convert into shares of our Class A common stock at the conversion rate plus cash in lieu of fractional shares (after aggregating all shares of our Class A common stock that would otherwise be received by such holder). Upon the conversion of a share of convertible preferred stock or the exchange of a preferred unit, Artisan Partners Holdings will issue to us a number of general partnership units, or GP units, equal to the number of shares of Class A common stock issued upon such conversion or exchange.

Issuance of GP Units. In order to make a share of Class A common stock represent the same percentage economic interest, disregarding corporate-level taxes and payments with respect to the tax receivable agreements described under “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Tax Consequences—Tax Receivable Agreements”, in Artisan Partners Holdings as a common unit of Artisan Partners Holdings, we will always hold a number of GP units equal to the number of shares of Class A common stock issued and outstanding. As the holders of common units or preferred units exchange their units for Class A common stock, we will receive a number of GP units of Artisan Partners Holding equal to the number of shares of our Class A common stock that they receive, and a number of common units or preferred units, and shares of our Class B or Class C common stock, as applicable, equal to the number of units so exchanged will be cancelled. We will retain any preferred units exchanged for shares of convertible preferred stock until the subsequent conversion of such shares into shares of our Class A common stock, although a number of shares of our Class C common stock equal to the number of units so exchanged will be cancelled. Upon conversion of shares of convertible preferred stock, we will exchange a number of preferred units we hold for GP units equal to the number of shares of our Class A common stock issued upon conversion. Following the consummation of this offering, we will hold an additional number of GP units equal to the number of shares of Class A common stock we issue, which will be equal to the aggregate number of preferred units and shares of convertible preferred stock we purchase with the net proceeds of this offering.

For additional information relating to the exchange and conversion features of these securities, see “Relationships and Related Party Transactions” and “Description of Capital Stock”.

Our Corporate Information

Our principal executive offices are located at 875 E. Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. Our telephone number at this address is (414) 390-6100 and our website address is www.artisanpartners.com. Information contained on our website is not part of this prospectus. The company was incorporated in Wisconsin on March 21, 2011 and converted to a Delaware corporation on October 29, 2012.

THE OFFERING

Class A common stock offered by us	4,800,000 shares of Class A common stock.

Class A common stock to be outstanding immediately after this offering and the application of the net proceeds as described below under “—Use of proceeds”	19,087,436 shares of Class A common stock. If all limited partnership units of Artisan Partners Holdings (other than those held by us) were exchanged for shares of our Class A common stock or convertible preferred stock, as applicable, and all shares of our convertible preferred stock were converted into shares of our Class A common stock on a one-for-one basis immediately after the consummation of this offering, 71,484,007 shares of Class A common stock would be outstanding, which number will not change as a result of this offering.

Class B common stock to be outstanding immediately after this offering	25,629,149 shares of Class B common stock. Shares of our Class B common stock have voting but no economic rights (including no rights to dividends or distributions upon liquidation) and are held by our employee-partners in an amount equal to the number of Class B common units of Artisan Partners Holdings held by them. When a Class B common unit is exchanged by an employee-partner for a share of Class A common stock, a share of Class B common stock held by such exchanging party will be cancelled. See “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Exchange Agreement”.

Class C common stock to be outstanding immediately after this offering and the application of the net proceeds as described below under “—Use of proceeds”

25,390,946 shares of Class C common stock. Shares of our Class C common stock have voting but no economic rights (including no rights to dividends or distributions upon liquidation) and are held by AIC, our initial outside investors, private equity funds controlled by Hellman & Friedman LLC, which we refer to in this prospectus as the H&F holders, and former employee-partners in an amount equal to the number of Class D common units, Class A common units, preferred units and Class E common units, respectively, of Artisan Partners Holdings held by each of them. When a common unit or a preferred unit, as the case may be, is exchanged by its holder for a share of Class A common stock or convertible preferred stock, as applicable, a share of Class C common stock will be cancelled. See “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Exchange Agreement”. Following the termination of an employee-partner’s employment, such former employee-partner’s vested Class B common units are automatically exchanged for Class E common units, such former employee-partner’s shares of Class B common stock are cancelled and we issue such former employee-partner a number of shares of Class C common stock equal to such former employee-partner’s number of Class E common units.

Convertible preferred stock to be outstanding immediately after this offering and the application of the net proceeds as described below under “—Use of proceeds”	1,376,476 shares of our convertible preferred stock, each share of which, at the election of the holder, is convertible for a number of shares of our Class A common stock equal to the conversion rate as described in “Description of Capital Stock—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock—Convertible Preferred Stock Conversion Rate”. Shares of convertible preferred stock are held by one of the H&F holders, and will, from time to time in the future, be issued upon exchange of preferred units. The shares of convertible preferred stock that we purchase with a portion of the net proceeds of this offering will be cancelled.

Each share of our convertible preferred stock entitles its holder to one vote. In the case of distributions on the preferred units of Artisan Partners Holdings, each share of convertible preferred stock entitles its holder to preferential distributions as described in “Description of Capital Stock—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock”.

CVRs to be outstanding immediately after this offering	None. CVRs issued by Artisan Partners Asset Management and Artisan Partners Holdings will be terminated in connection with this offering.

Voting rights and stockholders agreement	Shares of Class A common stock, Class C common stock and convertible preferred stock entitle the holder to one vote per share. Shares of Class B common stock initially entitle the holder to five votes per share. AIC and each of our employees to whom we have granted equity have entered into a stockholders agreement pursuant to which they granted an irrevocable voting proxy with respect to all of the shares of our common stock they have acquired from us and any shares they may acquire from us in the future to a stockholders committee consisting initially of a designee of AIC, who is currently Andrew A. Ziegler (our Executive Chairman), Eric R. Colson (our President and Chief Executive Officer) and Daniel J. O’Keefe (a portfolio manager of our Global Value strategies). Any shares of our common stock that we have issued or may issue in the future to our employee-partners or other employees will be subject to the stockholders agreement so long as the agreement has not been terminated.

The AIC designee has the sole right, in consultation with the other members of the stockholders committee as required pursuant to the stockholders agreement, to determine how to vote all shares subject to the stockholders agreement until the earliest to occur of: (i) Mr. Ziegler’s death or disability, (ii) the voluntary termination of Mr. Ziegler’s employment with us, including by reason of the scheduled expiration of his employment on March 12, 2014, and (iii) 180 days after the effective date of Mr. Ziegler’s involuntary termination of employment with us. If and when the holders of our Class B common stock collectively hold less than 20% of the number of outstanding shares of our common stock and our convertible preferred stock, taken together, each share of Class B common stock will entitle its holder to one vote per share. See “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Stockholders Agreement” for additional information about the stockholders agreement.

Use of proceeds	We estimate that net proceeds from the sale of shares of our Class A common stock by us in this offering will be approximately $269.0 million, or approximately $307.8 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock, based on an assumed offering price of $58.38 per share (the last reported sale price of our Class A common stock on October 23, 2013), in each case after deducting underwriting discounts payable by us.

We intend to use all of the net proceeds from this offering to purchase from the H&F holders 3,611,013 preferred units and 1,188,987 shares of convertible preferred stock, or 4,152,665 preferred units and 1,367,335 shares of convertible preferred stock if the underwriters exercise in full their option to purchase additional shares of our Class A common stock. We will not retain any of the net proceeds of this offering.

As a result of the purchase of the preferred units, pursuant to the terms of the tax receivable agreement we have entered into with certain H&F holders, we expect to incur payment obligations to such H&F holders of approximately $94.2 million in the aggregate (assuming no changes in the relevant tax law and that we earn sufficient taxable income to realize the full tax benefits generated by the purchase) over the 15-year period from the date of this offering based on an assumed offering price of $58.38 per share of our Class A common stock (the last reported sale price for our Class A common stock on October 23, 2013). These payment obligations will be in addition to amounts we are already obligated to pay pursuant to the tax receivable agreements and other amounts we expect to be payable pursuant to such agreements in the future. Our purchase of shares of convertible preferred stock will not create any payment obligations under the tax receivable agreements. See “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Tax Consequences—Tax Receivable Agreements”.

Dividend policy	We paid a cash dividend in respect of the second quarter of 2013 of $0.43 per share of our Class A common stock on August 26, 2013 to our Class A common stockholders of record as of August 12, 2013. On October 22, 2013, our board of directors declared a cash dividend of $0.43 per share of our Class A common stock payable on November 26, 2013 to our Class A common stockholders of record as of November 11, 2013. We intend to continue to pay dividends to the holders of our Class A common stock as described under “Dividends and Dividend Policy”.

The declaration and payment of all future dividends, if any, will be at the sole discretion of our board of directors and may be discontinued at any time. In determining the amount of any future dividends, our board of directors will take into account any legal or contractual limitations, our actual and anticipated future earnings, cash flow, debt service and capital requirements and the amount of distributions to us from Artisan Partners Holdings.

The terms of our convertible preferred stock prevent us from declaring or paying any dividend on our Class A common stock until we have paid to the convertible preferred stockholders an amount per share equal to the proceeds per preferred unit of any distributions we receive on the preferred units held by us plus the cumulative amount of any prior distributions made on the preferred units held by us which have not been paid to the convertible preferred stockholders, net of taxes, if any, payable by us on (without duplication) (i) allocations of taxable income related to such distributions and (ii) the distributions themselves, in each case in respect of the preferred units held by us. We intend to pay dividends on our convertible preferred stock promptly upon receipt of any distributions made on the preferred units of Artisan Partners Holdings that we hold in amounts sufficient to permit the declaration and payment of dividends on our Class A common stock.

As a holding company, our assets principally consist of our ownership of partnership units of Artisan Partners Holdings, CVRs issued by Artisan Partners Holdings (which will be terminated in connection with this offering), deferred tax assets and cash. Accordingly, our ability to pay dividends depends on distributions from Artisan Partners Holdings. We intend to cause Artisan Partners Holdings to make distributions to us with available cash generated from its subsidiaries’ operations in an amount sufficient to cover dividends we may declare. If Artisan Partners Holdings makes such distributions, the holders of its limited partnership units will be entitled to receive equivalent distributions on a pro rata basis.

New York Stock Exchange symbol	“APAM”

Risk Factors	The “Risk Factors” section included in this prospectus contains a discussion of factors that you should carefully consider before deciding to invest in shares of our Class A common stock.

The number of shares of our Class A common stock to be outstanding immediately after the consummation of this offering and the application of the net proceeds as described below under “Use of Proceeds” excludes 13,408,173 shares of Class A common stock reserved and available for issuance under our 2013 Omnibus Incentive Compensation Plan and 2013 Non-Employee Director Plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters’ option to purchase additional shares.

SUMMARY SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

The following tables set forth summary selected historical consolidated financial data of Artisan Partners Asset Management as of the dates and for the periods indicated. The summary selected consolidated statements of operations data for the years ended December 31, 2012, 2011 and 2010 and the consolidated statements of financial condition data as of December 31, 2012 and 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statements of operations data for the six months ended June 30, 2013 and 2012 and the consolidated statement of financial condition as of June 30, 2013 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The historical consolidated financial statements are the combined results of Artisan Partners Asset Management and Artisan Partners Holdings. Because Artisan Partners Asset Management and Artisan Partners Holdings were under common control at the time of the IPO Reorganization, Artisan Partners Asset Management’s acquisition of control of Artisan Partners Holdings was accounted for as a transaction among entities under common control. Artisan Partners Asset Management has been allocated a part of Artisan Partners Holdings’ net income since March 12, 2013, when it became Artisan Partners Holdings’ general partner. Our unaudited consolidated financial statements have been prepared on substantially the same basis as our audited consolidated financial statements and include all adjustments that we consider necessary for a fair statement of our consolidated results of operations and financial condition for the periods and as of the dates presented therein. Our results for the six months ended June 30, 2013 are not necessarily indicative of our results for a full fiscal year.

The selected unaudited pro forma consolidated financial data give effect to the transactions described under “Unaudited Pro Forma Consolidated Financial Information”.

You should read the following selected historical consolidated financial data and the unaudited pro forma financial information together with “Unaudited Pro Forma Consolidated Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and the related notes included elsewhere in this prospectus.

						Unaudited Pro Forma
	Six Months Ended June 30, (unaudited)		Year Ended December 31,			Six Months Ended June 30, 2013	Year Ended December 31, 2012
	2013	2012	2012	2011	2010
	(dollars in millions except per share amounts)
Statements of Operations Data:
Revenues
Management fees
Mutual funds	$209.2	$160.3	$336.2	$305.2	$261.6	$209.2	$336.2
Separate accounts	101.0	79.9	167.8	145.8	117.8	101.0	167.8
Performance fees	—	0.3	1.6	4.1	2.9	—	1.6

Total revenues	310.2	240.5	505.6	455.1	382.3	310.2	505.6
Operating Expenses
Salaries, incentive compensation and benefits	141.9	109.3	227.3	198.6	166.6	141.9	227.3
Pre-offering related compensation—share-based awards	357.1	29.9	101.7	(21.1)	79.1	48.4	82.5
Pre-offering related compensation—other	143.0	21.9	54.1	55.7	17.6	—	—

Total compensation and benefits	642.0	161.1	383.1	233.2	263.3	190.3	309.8

						Unaudited Pro Forma
	Six Months Ended June 30, (unaudited)		Year Ended December 31,			Six Months Ended June 30, 2013	Year Ended December 31, 2012
	2013	2012	2012	2011	2010
	(dollars in millions except per share amounts)
Distribution and marketing	17.0	14.2	29.0	26.2	23.0	17.0	29.0
Occupancy	5.2	4.5	9.3	9.0	8.1	5.2	9.3
Communication and technology	6.9	6.4	13.2	10.6	9.9	6.9	13.2
General and administrative	12.1	8.4	23.9	21.8	12.8	12.1	24.4

Total operating expenses	683.2	194.6	458.5	300.8	317.1	231.5	385.7

Operating income (loss)	(373.0)	45.9	47.1	154.3	65.2	78.7	119.9
Non-operating income (loss)
Interest expense	(6.1)	(5.2)	(11.4)	(18.4)	(23.0)	(5.8)	(11.7)
Net gain on the valuation of contingent value rights	33.4	—	—	—	—	—	—
Net gain (loss) of Launch Equity	3.6	1.5	8.8	(3.1)	—	3.6	8.8
Loss on debt extinguishment	—	—	(0.8)	—	—	—	—
Other income (loss)	—	(0.1)	(0.1)	(1.6)	1.6	—	0.7

Total non-operating income (loss)	30.9	(3.8)	(3.5)	(23.1)	(21.4)	(2.2)	(2.2)

Income (loss) before income taxes	(342.1)	42.1	43.6	131.2	43.8	76.5	117.7
Provision for income taxes	10.3	0.6	1.0	1.2	1.3	11.8	19.2

Net income (loss) before noncontrolling interests	(352.4)	41.5	42.6	130.0	42.5	64.7	98.5
Less: Net income (loss) attributable to noncontrolling interests—Artisan Partners Holdings LP	(364.7)	40.0	33.8	133.1	42.5	53.6	79.9
Less: Net income (loss) attributable to controlling interests—Launch Equity	3.6	1.5	8.8	(3.1)	—	3.6	8.8

Net income attributable to Artisan Partners Asset Management Inc.	$8.7	$—	$—	$—	$—	$7.5	$9.8

Per Share Data:
Earnings per basic and diluted common share	$0.57	—	—	—	—	$0.40	$0.52
Weighted average basic common shares outstanding	12,728,949	—	—	—	—	17,528,949	17,528,949
Weighted average diluted common shares outstanding	15,294,412	—	—	—	—	18,905,425	18,905,425

				Unaudited Pro Forma
	As of June 30, 2013 (unaudited)	As of December 31, 2012	As of December 31, 2011	As of June 30, 2013
	(dollars in millions)
Statement of Financial Condition Data:
Cash and cash equivalents	$257.4	$141.2	$127.0	$256.3
Total assets	491.0	287.6	224.9	599.8
Borrowings(1)	200.0	290.0	324.8	200.0
Total liabilities	428.8	603.1	508.8	501.0
Temporary equity—redeemable preferred units(2)	—	357.2	357.2	—
Total equity (deficit)	$62.2	$(672.7)	$(641.1)	$98.8

(1)

In August 2012, we issued $200 million in unsecured notes and entered into a $100 million five-year revolving credit agreement. We used the proceeds of the notes and $90 million drawn from the revolving credit facility to prepay all of the then-outstanding principal amount of our $400 million term loan. We used a portion of the net proceeds of our IPO to repay all of the $90 million drawn from the revolving credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

(2)

Under the terms of Artisan Partners Holdings’ limited partnership agreement in effect prior to the IPO Reorganization, the holders of the preferred units had a right to put such units to the partnership on July 3, 2016 under certain circumstances.

The following table sets forth certain of our selected operating data as of the dates and for the periods indicated:

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(dollars in millions)
Selected Unaudited Operating Data:
Assets under management(1)	$85,791	$64,072	$74,334	$57,104	$57,459	$46,788	$30,577
Net client cash flows(2)	3,600	2,758	5,813	1,960	3,410	2,556	(1,783)
Market appreciation (depreciation)(3)	$7,857	$4,210	$11,417	$(2,315)	$7,261	$13,655	$(23,108)

(1)	Reflects the dollar value of assets we managed for our clients in our strategies as of the last day of the period.
(2)

Reflects the dollar value of assets our clients placed with us for management, and withdrew from our management, during the period, excluding appreciation (depreciation) due to market performance and fluctuations in exchange rates.

(3)

Represents the appreciation (depreciation) of the value of our assets under management during the period due to market performance and fluctuations in exchange rates, as well as income, such as dividends, earned on assets under management.

Our management uses “non-GAAP” measures (also referred to as “adjusted” measures, which are not prepared in accordance with U.S. generally accepted accounting principles, or GAAP) of net income and operating income to evaluate the profitability and efficiency of the underlying operations of our business and as a factor when considering net income available for distributions and dividends. Management believes these non-GAAP measures provide more meaningful information to analyze our profitability and efficiency between periods and over time. Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

The following table shows certain of our adjusted measures for the periods presented. For a further discussion of our adjusted measures as well as a reconciliation of each of our adjusted measures to their comparable GAAP measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Supplemental Non-GAAP Financial Information”.

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2013	2012	2012	2011	2010
	(unaudited; in millions)
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$8.7	$—	$—	$—	$—
Adjusted net income (Non-GAAP)	$77.7	$59.3	$122.4	$108.4	$90.2
Operating income (loss) (GAAP)	$(373.0)	$45.9	$47.1	$154.3	$65.2
Operating margin (GAAP)	(120.2)%	19.1%	9.3%	33.9%	17.1%
Adjusted operating income (Non-GAAP)	$127.1	$97.7	$202.9	$188.9	$161.9
Adjusted operating margin (Non-GAAP)(1)	41.0%	40.6%	40.1%	41.5%	42.3%

(1)

We compute our adjusted operating margin by adding to operating income (thereby effectively excluding) pre-IPO related compensation, and then dividing that sum by total revenues for the applicable period.

RISK FACTORS

You should carefully consider each of the risks below, together with all of the other information contained in this prospectus, before deciding to invest in shares of our Class A common stock. If any of the following risks develops into an actual event, our business, financial condition or results of operations could be negatively affected, the market price of your shares could decline and you could lose all or part of your investment.

Risks Related to our Business

The loss of key investment professionals or members of our senior management team could have a material adverse effect on our business.

We depend on the skills and expertise of our portfolio managers and other investment professionals and our success depends on our ability to retain the key members of our investment teams, who possess substantial experience in investing and have been primarily responsible for the historically strong investment performance we have achieved. Each of our four largest investment strategies represented 15% or more, and in the aggregate those four strategies represented 72%, of our assets under management as of June 30, 2013. Each of those four strategies has been managed by one or more of its current portfolio managers since the strategy’s inception at Artisan (with the exception of the U.S. Mid-Cap Value strategy, which has been managed by James C. Kieffer and Scott C. Satterwhite since 2001, along with George O. Sertl, Jr. since 2006 and Daniel L. Kane since September 2013). Mark L. Yockey is the sole portfolio manager for our largest strategy, the Non-U.S. Growth strategy, which represented $20.6 billion, or 24%, of our assets under management as of June 30, 2013. Charles-Henri Hamker and Andrew J. Euretig are associate portfolio managers of the Non-U.S. Growth strategy. Andrew C. Stephens, James D. Hamel, Matthew A. Kamm and Craigh A. Cepukenas are portfolio co-managers and Jason L. White is associate portfolio manager of our second largest strategy, the U.S. Mid-Cap Growth strategy, which represented $13.8 billion, or 16%, of our assets under management as of June 30, 2013. Our Non-U.S. Value strategy, which is our third largest strategy and represented $13.8 billion, or 16%, of our assets under management as of June 30, 2013, is managed by co-managers N. David Samra (lead manager) and Daniel J. O’Keefe. The U.S. Mid-Cap Value strategy, of which Messrs. Kieffer, Satterwhite, Sertl and Kane are co-managers, is our fourth largest strategy and represented $13.2 billion, or 15% of our assets under management as of June 30, 2013. On September 30, 2013, Mr. Satterwhite provided his three-year advance retirement notice. He plans to continue as portfolio manager on the U.S. Value team, including with respect to the U.S. Mid-Cap Value strategy, through September 2016.

Because of the long tenure and stability of our portfolio managers, our clients generally attribute the investment performance we have achieved to these individuals. While we have experienced very few departures among our portfolio managers, there can be no assurance that this stability will continue in the future. The departure of a strategy’s portfolio manager, especially for strategies with only one portfolio manager, could cause clients to withdraw funds from the strategy which would reduce our assets under management, investment management fees and, if we were not able to reduce our expenses sufficiently, our net income, and these reductions could be material if our assets under management in that strategy and the related revenues were material. The departure of a strategy’s portfolio manager also could cause consultants and intermediaries to stop recommending a strategy, and clients to refrain from allocating additional funds to the strategy or delay such additional funds until a sufficient track record under a new portfolio manager or managers has been established.

We also depend on the contributions of our senior management team led by Eric R. Colson. In addition, our senior marketing and client service personnel have direct contact with our institutional clients and consultants and other key individuals within each of our distribution channels. The loss of any of these key professionals could limit our ability to successfully execute our business strategy and may prevent us from sustaining the historically strong investment performance we have achieved or adversely affect our ability to retain existing and attract new client assets and related revenues. The employment of Andrew A. Ziegler, our Executive Chairman, is expected to terminate on March 12, 2014, in accordance with the terms of his employment agreement.

However, Mr. Ziegler is expected to continue to provide strategic leadership and advice as a director of the company. We anticipate that Janet D. Olsen, our former Chief Legal Officer, will retire at the end of fiscal 2013.

Any of our investment or management professionals may resign at any time, join our competitors or form a competing company. Although several of our portfolio managers and Mr. Ziegler are subject to a non-compete obligation that extends for two years after their departure from Artisan, these non-competition provisions may not be enforceable or may not be enforceable to their full extent. In addition, we may agree to waive non-competition provisions or other restrictive covenants applicable to former investment or management professionals in light of the circumstances surrounding their relationship with us. We do not carry “key man” insurance that would provide us with proceeds in the event of the death or disability of any of the key members of our investment or management teams.

Competition for qualified investment, management and marketing and client service professionals is intense and we may fail to successfully attract and retain qualified personnel in the future. Our ability to attract and retain these personnel will depend heavily on the amount and structure of compensation and opportunities for equity ownership we offer. Prior to our IPO, we historically offered key employees equity ownership through interests in Artisan Partners Holdings. In connection with our transition to a public company, we have begun the implementation of a new compensation structure that uses a combination of cash and equity-based incentives as appropriate. Although we intend for overall compensation levels to remain commensurate with amounts paid to our key employees in the past, we may not be successful in designing and implementing an attractive compensation model. Any cost-reduction initiative or adjustments or reductions to compensation could negatively impact our ability to retain key personnel. In addition, changes to our management structure, corporate culture and corporate governance arrangements could negatively impact our ability to retain key personnel.

If we are unable to maintain our investment culture or compensation levels for investment professionals, we may be unable to attract, develop and retain talented investment professionals, which could negatively impact the performance of our investment strategies, our financial results and our ability to grow.

Attracting, developing and retaining talented investment professionals is an essential component of our business strategy. To do so, it is critical that we continue to foster an environment and provide compensation that is attractive for our existing investment professionals and for prospective investment professionals. If we are unsuccessful in maintaining such an environment (for instance, because of changes in management structure, corporate culture or corporate governance arrangements) or compensation levels for any reason, our existing investment professionals may leave our firm or fail to produce their best work on a consistent, long-term basis and/or we may be unsuccessful in attracting talented new investment professionals, any of which could negatively impact the performance of our investment strategies, our financial results and our ability to grow.

If our investment strategies perform poorly, clients could withdraw their funds and we could suffer a decline in our assets under management and/or become subject to litigation, which would reduce our earnings.

The performance of our investment strategies is critical in retaining existing client assets as well as attracting new client assets. If our investment strategies perform poorly for any reason, our earnings could decline because:

•

our existing clients may withdraw funds from our investment strategies or terminate their relationships with us, which would cause the revenues that we generate from investment management fees to decline;

•	the Morningstar and Lipper ratings and rankings of mutual funds we manage may decline, which may adversely affect the ability of those funds to attract new or retain existing assets; or

•

third-party financial intermediaries, advisors or consultants may rate our investment products poorly, which may lead our existing clients to withdraw funds from our investment strategies or reduce asset inflows from these third parties or their clients.

Our investment strategies can perform poorly for a number of reasons, including general market conditions, investor sentiment about market and economic conditions, investment styles, investment decisions that we make and the performance of the companies in which our investment strategies invest. In addition, while we seek to deliver long-term value to our clients, volatility may lead to under-performance in the near term, which could adversely affect our results of operations. The global economic environment deteriorated sharply in 2008, particularly in the third and fourth quarters, and in the first quarter of 2009, with virtually every class of financial asset and geographic market experiencing significant price declines and volatility as a result of the global financial crisis. In the period from June 30, 2008 through March 31, 2009, our assets under management decreased by approximately 43%, primarily as a result of general market conditions.

In contrast, when our strategies experience strong results relative to the market, clients’ allocations to our strategies typically increase relative to their other investments and we sometimes experience withdrawals as our clients rebalance their investments to fit their asset allocation preferences despite our strong results.

While clients do not have legal recourse against us solely on the basis of poor investment results, if our investment strategies perform poorly, we are more likely to become subject to litigation brought by dissatisfied clients. In addition, to the extent clients are successful in claiming that their losses resulted from fraud, negligence, willful misconduct, breach of contract or other similar misconduct, these clients may have remedies against us, the mutual funds and other funds we advise and/or our investment professionals under the federal securities laws and/or state law.

The historical returns of our existing investment strategies may not be indicative of their future results or of the investment strategies we may develop in the future.

We have presented the historical returns of our existing investment strategies under “Business—Investment Strategies and Performance”. The historical returns of our strategies and the ratings and rankings we or the mutual funds that we advise have received in the past should not be considered indicative of the future results of these strategies or of any other strategies that we may develop in the future. The investment performance we achieve for our clients varies over time and the variance can be wide. The ratings and rankings we or the mutual funds we advise have received are typically revised monthly. Unless otherwise indicated, the historical performance and ratings and rankings presented herein are as of June 30, 2013 and for periods then ended. The performance we have achieved and the ratings and rankings received at subsequent dates and for subsequent periods may be higher or lower and the difference could be material. Our strategies’ returns have benefited during some periods from investment opportunities and positive economic and market conditions. In other periods, general economic and market conditions have negatively affected investment opportunities and our strategies’ returns. These negative conditions may occur again, and in the future we may not be able to identify and invest in profitable investment opportunities within our current or future strategies.

Difficult market conditions can adversely affect our business in many ways, including by reducing the value of our assets under management and causing clients to withdraw funds, each of which could materially reduce our revenues and adversely affect our financial condition.

The fees we earn under our investment management agreements are typically based on the market value of our assets under management, and to a much lesser extent based directly on investment performance. Investors in the mutual funds we advise can redeem their investments in those funds at any time without prior notice and our clients may reduce the aggregate amount of assets under management with us with minimal or no notice for any reason, including financial market conditions and the absolute or relative investment performance we achieve for our clients. In addition, the prices of the securities held in the portfolios we manage may decline due to any number of factors beyond our control, including, among others, a declining stock market, general economic downturn, political uncertainty or acts of terrorism. In connection with the severe market dislocations of 2008 and 2009, for example, the value of our assets under management declined substantially due primarily to the sizeable decline in stock prices worldwide. In future periods of difficult market conditions we may experience accelerated client redemptions or withdrawals if clients move assets to investments they perceive as offering greater opportunity or lower risk or our strategies underperform relative to benchmarks, which could further reduce our assets under management in addition to market depreciation. If any of these factors cause a decline in our assets under management, it would result in lower investment management fees. If our revenues decline without a commensurate reduction in our expenses, our net income will be reduced.

The significant growth we have experienced over the past decade has been and may continue to be difficult to sustain.

Our assets under management increased from $19.2 billion as of December 31, 2002 to $101.0 billion as of October 25, 2013. The absolute measure of our assets under management represents a significant rate of growth that has been and may continue to be difficult to sustain. The continued growth of our business will depend on, among other things, our ability to retain key investment professionals, to devote sufficient resources to maintaining existing investment strategies and to selectively develop new, value-added investment strategies. Our business growth will also depend on our success in achieving superior investment performance from our investment strategies, as well as our ability to maintain and extend our distribution capabilities, to deal with changing market conditions, to maintain adequate financial and business controls and to comply with new legal and regulatory requirements arising in response to both the increased sophistication of the investment management industry and the significant market and economic events of the last few years.

In addition, we expect there to be significant demand on our infrastructure and investment teams and we may not be able to manage our growing business effectively or be able to sustain the level of growth we have achieved historically, and any failure to do so could adversely affect our ability to generate revenue and control our expenses.

Failure to properly address conflicts of interest could harm our reputation or cause clients to withdraw funds, each of which could adversely affect our business and results of operations.

The SEC and other regulators have increased their scrutiny of potential conflicts of interest, and we have implemented procedures and controls that we believe are reasonably designed to address these issues. However, appropriately dealing with conflicts of interest is complex and if we fail, or appear to fail, to deal appropriately with conflicts of interest, we could face reputational damage, litigation or regulatory proceedings or penalties, any of which may adversely affect our results of operations.

In addition, as we expand the scope of our business and our client base, we must continue to monitor and address any conflicts between the interests of our stockholders and those of our clients. Our clients may withdraw funds if they perceive conflicts of interest between the investment decisions we make for strategies in which they have invested and our obligations to our stockholders. For example, we may limit the growth of assets in or close strategies or otherwise take action to slow the flow of assets when we believe it is in the best interest of our clients even though our aggregate assets under management and investment management fees may be negatively impacted in the short term. Similarly, we may establish or add new investment teams or expand operations into other geographic areas or jurisdictions if we believe such actions are in the best interest of our clients, even though our revenues may be adversely affected in the short term. Although we believe such actions enable us to retain client assets and maintain our fee schedules and profit margins, which benefits both our clients and stockholders, if clients perceive a change in our investment or operations decisions in favor of a strategy to maximize short term results, they may withdraw funds, which could adversely affect our investment management fees.

Several of our investment strategies invest principally in the securities of non-U.S. companies, which involve foreign currency exchange, tax, political, social and economic uncertainties and risks.

As of June 30, 2013, approximately 44% of our assets under management was invested in securities of non-U.S. companies. In addition, some of our other strategies also invest on a more limited basis in securities of non-

U.S. companies. Fluctuations in foreign currency exchange rates could negatively affect the returns of our clients who are invested in these strategies. In addition, an increase in the value of the U.S. dollar relative to non-U.S. currencies is likely to result in a decrease in the U.S. dollar value of our assets under management, which, in turn, could result in lower revenue since we report our financial results in U.S. dollars.

Investments in non-U.S. issuers may also be affected by tax positions taken in countries or regions in which we are invested as well as political, social and economic uncertainty, including, for example, as a result of the broad decline in global economic conditions beginning in 2007-2008 and slow recovery thereafter. Economic conditions in certain European Union member states have adversely affected investor sentiment, particularly with respect to international investments. Although none of our investment strategies invest in sovereign debt, our investment strategies that invest in securities of non-U.S. companies include investments that are exposed to the risks of European Union member states. The poor performance of those investments would negatively affect the performance of those strategies. Declining tax revenues may cause governments to assert their ability to tax the local gains and/or income of foreign investors (including our clients), which could adversely affect clients’ interests in investing outside their home markets. Many financial markets are not as developed, or as efficient, as the U.S. financial markets, and, as a result, those markets may have limited liquidity and higher price volatility, and may lack established regulations. Liquidity may also be adversely affected by political or economic events, government policies, and social or civil unrest within a particular country, and our ability to dispose of an investment may also be adversely affected if we increase the size of our investments in smaller non-U.S. issuers. Non-U.S. legal and regulatory environments, including financial accounting standards and practices, may also be different, and there may be less publicly available information about such companies. These risks could adversely affect the performance of our strategies that are invested in securities of non-U.S. issuers and may be particularly acute in the emerging or less developed markets in which we invest. In addition to our Emerging Markets strategy, a number of our other investment strategies are permitted to invest in emerging or less developed markets in amounts generally ranging from 20% to 25% of the strategy’s assets under management.

We derive a substantial portion of our revenues from a limited number of our strategies.

As of June 30, 2013, $20.6 billion of our assets under management was concentrated in our Non-U.S. Growth strategy, representing approximately 24% of our investment management fees for the six months ended June 30, 2013. Our next four largest strategies, U.S. Mid-Cap Growth, Non-U.S. Value, U.S. Mid-Cap Value and Global Value, represented an additional $13.8 billion, $13.8 billion, $13.2 and $10.9 billion of our assets under management, respectively, as of June 30, 2013, representing approximately 17%, 17%, 17% and 8% of our investment management fees, respectively, for the six months ended June 30, 2013. Two of those strategies, Non-U.S. Value and Global Value, are managed by the same investment team. As a result, a substantial portion of our operating results depends upon the performance of those strategies, and our ability to retain client assets in those strategies. Currently, our U.S. Mid-Cap Value, Non-U.S. Value, U.S. Small-Cap Value, U.S. Mid-Cap Growth, Non-U.S. Small-Cap Growth and U.S. Small-Cap Growth strategies are closed to most new investors and client relationships. Our Global Value strategy is closed to most new separate account relationships, although it remains open to new investors in Artisan Funds and Artisan Global Funds, and to additional investments by all clients. Our smaller strategies, such as our Global Small-Cap Growth and Global Equity strategies, due to their size, may not be able to generate sufficient fees to cover their expenses. If a significant portion of the investors in our larger strategies decided to withdraw their investments or terminate their investment management agreements for any reason, including poor investment performance or adverse market conditions, our revenues from those strategies would decline, which would have a material adverse effect on our earnings and financial condition.

We may not be able to maintain our current fee structure as a result of poor investment performance, competitive pressures or as a result of changes in our business mix, which could have a material adverse effect on our profit margins and results of operations.

We may not be able to maintain our current fee structure for any number of reasons, including as a result of poor investment performance, competitive pressures, changes in global markets and asset classes, or as a result of changes in our business mix. Although our investment management fees vary by client and investment strategy, we historically have been successful in maintaining an attractive overall rate of fee and profit margin due to the strength of our investment performance and our focus on high value-added investment strategies. In recent years, however, there has been a general trend toward lower fees in the investment management industry, and some of our investment strategies that tend to invest in larger-capitalization companies and were designed to have larger capacity and to appeal to larger clients, have lower fee schedules. In order to maintain our fee structure in a competitive environment, we must retain the ability to decline additional assets to manage from potential clients who demand lower fees even though our revenues may be adversely affected in the short term. In addition, we must be able to continue to provide clients with investment returns and service that our clients believe justify our fees. If our investment strategies perform poorly, we may be forced to lower our fees in order to retain current, and attract additional, assets to manage. We may not succeed in providing the investment returns and service that will allow us to maintain our current fee structure. Downward pressure on fees may also result from the growth and evolution of the universe of potential investments in a market or asset class. For example, prevailing fee rates for managing portfolios of emerging markets securities have declined as those markets and the universe of potential investments in emerging markets companies have grown. In the first quarter of 2013, we reduced the rates of our standard fee schedule for managing assets in our Emerging Markets strategy. Changes in how clients choose to access asset management services may also exert downward pressure on fees. Some investment consultants, for example, are implementing programs in which the consultant provides a range of services, including selection, in a fiduciary capacity, of asset managers to serve as sub-adviser at lower fee rates than the manager’s otherwise applicable rates, with the expectation of a larger amount of assets under management through that consultant. The expansion of those and similar programs could, over time, make it more difficult for us to maintain our fee rates. Over time, a larger part of our assets under management could be invested in our larger capacity, lower fee strategies, which could adversely affect our profitability. In addition, plan sponsors of 401(k) and other defined contribution assets that we manage may choose to invest plan assets in vehicles with lower cost structures than mutual funds and may choose to access our services through a separate account, including a collective investment trust (if available). We provide a lesser array of services to separate accounts than we provide to Artisan Funds and we receive fees at lower rates.

The investment management agreements pursuant to which we advise mutual funds are terminable on short notice and, after an initial term, are subject to an annual process of review and renewal by the funds’ boards. As part of that annual review process, the fund board considers, among other things, the level of compensation that the fund has been paying us for our services, and that process may result in the renegotiation of our fee structure or increase the cost of our performance of our obligations. Any fee reductions on existing or future new business could have an adverse effect on our profit margins and results of operations. For more information about our fees see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Overview—Assets Under Management and Investment Management Fees”.

We derive substantially all of our revenues from contracts and relationships that may be terminated upon short or no notice.

We derive substantially all of our revenues from investment advisory and sub-advisory agreements, all of which are terminable by clients upon short notice or no notice. Our investment management agreements with mutual funds, as required by law, are generally terminable by the funds’ boards or a vote of a majority of the funds’ outstanding voting securities on not more than 60 days’ written notice. After an initial term, each fund’s investment management agreement must be approved and renewed annually by that fund’s board, including by its independent members. In addition, all of our separate account clients and some of the mutual funds that we sub-advise have the ability to re-allocate all or any portion of the assets that we manage away from us at any time with little or no notice. These investment management agreements and client relationships may be terminated or not renewed for any number of reasons. The decrease in revenues that could result from the termination of a material client relationship or group of client relationships could have a material adverse effect on our business.

Investors in the funds that we advise can redeem their investments in those funds at any time without prior notice, which could adversely affect our earnings.

Investors in the mutual funds and some other pooled investment vehicles that we advise or sub-advise may redeem their investments in those funds at any time without prior notice and investors in other types of pooled vehicles we sub-advise may typically redeem their investments on fairly limited or no prior notice, thereby reducing our assets under management. These investors may redeem for any number of reasons, including general financial market conditions, the absolute or relative investment performance we have achieved, or their own financial condition and requirements. In a declining stock market, the pace of redemptions could accelerate. Poor investment performance relative to other funds tends to result in decreased purchases and increased redemptions of fund shares. For the six months ended June 30, 2013, we generated approximately 78% of our revenues from advising mutual funds and other pooled vehicles (including Artisan Funds, Artisan Global Funds, and other entities for which we are adviser or sub-adviser), and the redemption of investments in those funds would adversely affect our revenues and could have a material adverse effect on our earnings.

We depend on third-party distribution sources to market our investment strategies and access our client base.

Our ability to attract additional assets to manage is highly dependent on our access to third-party intermediaries. We gain access to investors in Artisan Funds primarily through consultants, 401(k) platforms, mutual fund platforms, broker-dealers and financial advisors through which shares of the funds are sold. As of June 30, 2013, the investment consultant advising the largest portion of our assets under management represented approximately 5% of our total assets under management, and our largest relationships with a 401(k) platform, broker-dealer and financial adviser represented approximately 6%, 3% and less than 1%, respectively, of our total assets under management. We compensate most of the intermediaries through which we gain access to investors in Artisan Funds by paying fees, most of which are a percentage of assets invested in Artisan Funds through that intermediary and with respect to which that intermediary provides services. The allocation of such fees between us and Artisan Funds is determined by the board of Artisan Funds, based on information and a recommendation from us, with the goal of allocating to us all costs attributable to marketing and distribution of shares of Artisan Funds. Our expenses in connection with those intermediary relationships could increase if the portion of those fees determined to be in connection with marketing and distribution, and therefore allocated to us, increased. These distribution sources and client bases may not continue to be accessible to us on terms we consider commercially reasonable, or at all. The absence of such access could have a material adverse effect on our results of operations.

We access institutional clients primarily through consultants. Our institutional business is highly dependent upon referrals from consultants. Many of these consultants review and evaluate our products and our firm from time to time. Poor reviews or evaluations of either a particular product, strategy, or us as an investment management firm may result in client withdrawals or may impair our ability to attract new assets through these intermediaries. In addition, the recent economic downturn and consolidation in the broker-dealer industry may lead to reduced distribution access and increases in fees we are required to pay to intermediaries. If such increased fees should be required, refusal to pay them could restrict our access to those client bases while paying them could adversely affect our profitability.

Our efforts to establish new investment teams and strategies may be unsuccessful and could negatively impact our results of operations and our reputation.

As part of our growth strategy, we may seek to take advantage of opportunities to add new investment teams that invest in a way that is consistent with our philosophy of offering high value-added investment strategies. To the extent we are unable to recruit and retain investment teams that will complement our existing business model, we may not be successful in further diversifying and increasing our investment strategies and client assets, which could have a material adverse effect on our business and future prospects. In addition, the costs associated with establishing a new team and investment strategy initially will exceed the revenues they generate and the addition of a new team using an investment strategy or investing in securities or instruments with which we have no or limited experience could strain our operational resources and increase the possibility of operational error. If any such new strategies perform poorly and fail to attract sufficient assets to manage, our results of operations will be negatively impacted. In addition, a new strategy’s poor performance may negatively impact our reputation and the reputation of our other investment strategies within the investment community.

The long-only, equity investment focus of our strategies exposes us to greater risk than certain of our competitors whose investment strategies may also include non-equity securities or short positions.

Our investment strategies hold long positions in publicly-traded equity securities of companies across a wide range of market capitalizations, geographies and industries; investments by our strategies in non-equity securities have been immaterial. Accordingly, under market conditions in which there is a general decline in the value of equity securities, each of our strategies is likely to perform poorly on an absolute basis. Unlike some of our competitors, we do not offer to clients strategies that invest in privately-held companies or in non-equity securities or take short positions in equity securities, which could offset some of the poor performance of our long-only, equity strategies under such market conditions. Even if our investment performance remains strong during such market conditions relative to other long-only, equity strategies, investors may choose to withdraw assets from our management or allocate a larger portion of their assets to non-long-only or non-equity strategies, which we do not currently offer to clients. In addition, the prices of equity securities may fluctuate more widely than the prices of other types of securities, making the level of our assets under management and related revenues more volatile.

The performance of our investment strategies or the growth of our assets under management may be constrained by unavailability of appropriate investment opportunities.

The ability of our investment teams to deliver strong investment performance depends in large part on their ability to identify appropriate investment opportunities in which to invest client assets. If the investment team for any of our strategies is unable to identify sufficient appropriate investment opportunities for existing and new client assets on a timely basis, the investment performance of the strategy could be adversely affected. In addition, if we determine that sufficient investment opportunities are not available for a strategy, we may choose to limit the growth of the strategy by limiting the rate at which we accept additional client assets for management under the strategy, closing the strategy to all or substantially all new investors or otherwise taking action to limit the flow of assets into the strategy. If we misjudge the point at which it would be optimal to limit access to or close a strategy, the investment performance of the strategy could be negatively impacted. The risk that sufficient appropriate investment opportunities may be unavailable is influenced by a number of factors, including general market conditions, but is particularly acute with respect to our strategies that focus on small-cap and emerging market investments, and is likely to increase as our assets under management increase, particularly if these increases occur very rapidly. By limiting the growth of strategies, we may be managing the business in a manner that reduces the total amount of our assets under management and our investment management fees over the short term.

Our failure to comply with investment guidelines set by our clients, including the boards of mutual funds, and limitations imposed by applicable law, could result in damage awards against us and a loss of our assets under management, either of which could adversely affect our results of operations or financial condition.

When clients retain us to manage assets on their behalf, they generally specify certain guidelines regarding investment allocation and strategy that we are required to follow in managing their portfolios. The boards of mutual funds we manage generally establish similar guidelines regarding the investment of assets in those funds. We are also required to invest the mutual funds’ assets in accordance with limitations under the 1940 Act and applicable provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. Other clients, such as plans subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, or non-U.S. funds, require us to invest their assets in accordance with applicable law. Our failure to comply with any of these guidelines and other limitations could result in losses to clients or investors in a fund which, depending on the circumstances, could result in our obligation to make clients or fund investors whole for such losses. If we believed that the circumstances did not justify a reimbursement, or clients and investors believed the reimbursement we offered was insufficient, they could seek to recover damages from us or could withdraw assets from our management or terminate their investment management agreement with us. Any of these events could harm our reputation and adversely affect our business.

Operational risks may disrupt our business, result in losses or limit our growth.

We are heavily dependent on the capacity and reliability of the communications, information and technology systems supporting our operations, whether developed, owned and operated by us or by third parties. We also rely on manual workflows and a variety of manual user controls. Operational risks such as trading or other operational errors or interruption of our financial, accounting, trading, compliance and other data processing systems, whether caused by human error, fire, other natural disaster or pandemic, power or telecommunications failure, cyber-attack or viruses, act of terrorism or war or otherwise, could result in a disruption of our business, liability to clients, regulatory intervention or reputational damage, and thus materially adversely affect our business. The potential for some types of operational risks, including, for example, trading errors, may be increased in periods of increased volatility, which can magnify the cost of an error. Although we have not suffered operational errors, including trading errors, of significant magnitude in the past, we may experience such errors in the future, which could be significant and the losses related to which we would be required to absorb. Insurance and other safeguards might not be available or might only partially reimburse us for our losses. Although we have back-up systems in place, our back-up procedures and capabilities in the event of a failure or interruption may not be adequate, and the fact that we operate our business out of multiple physical locations may make such failures and interruptions difficult to address on a timely and adequate basis. As our client base, number and complexity of investment strategies, client relationships and/or physical locations increase, developing and maintaining our operational systems and infrastructure may become increasingly challenging, which could constrain our ability to expand our businesses. Any changes, upgrades or expansions to our operations and/or technology or implementation of new technology systems to replace manual workflows or to accommodate increased volumes or complexity of transactions or otherwise may require significant expenditures and may increase the probability that we will experience operational errors or suffer system degradations and failures. If we are unsuccessful in executing any such upgrades, expansions or implementations, we may instead have to hire additional employees, which could increase operational risk due to human error. We depend substantially on our Milwaukee, Wisconsin office where a majority of our employees, administration and technology resources are located, for the continued operation of our business. Any significant disruption to that office could have a material adverse effect on us.

Employee misconduct, or perceived misconduct, could expose us to significant legal liability and/or reputational harm.

We are vulnerable to reputational harm because we operate in an industry in which integrity and the confidence of our clients are of critical importance. Our employees could engage in misconduct, or perceived misconduct, that adversely affects our business. For example, if an employee were to engage in illegal or suspicious activities, we could be subject to regulatory sanctions and suffer serious harm to our reputation (as a consequence of the negative perception resulting from such activities), financial position, client relationships and ability to attract new clients. Our business often requires that we deal with confidential information. If our employees were to improperly use or disclose this information, even if inadvertently, we could suffer serious harm to our reputation, financial position and current and future business relationships. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not always be effective. In addition, the SEC recently has increased its scrutiny of the use of non-public information obtained from corporate insiders by professional investors. Misconduct or perceived misconduct by our employees, or even unsubstantiated allegations of such conduct, could result in significant legal liability and/or an adverse effect on our reputation and our business.

If our techniques for managing risk are ineffective, we may be exposed to material unanticipated losses.

In order to manage the significant risks inherent in our business, we must maintain effective policies, procedures and systems that enable us to identify, monitor and control our exposure to operational, legal and reputational risks. Our risk management methods may prove to be ineffective due to their design or implementation, or as a result of the lack of adequate, accurate or timely information or otherwise. If our risk management efforts are ineffective, we could suffer losses that could have a material adverse effect on our financial condition or operating results. Additionally, we could be subject to litigation, particularly from our clients, and sanctions or fines from regulators. Our techniques for managing operational, legal and reputational risks in client portfolios may not fully mitigate the risk exposure in all economic or market environments, including exposure to risks that we might fail to identify or anticipate.

Because our clients invest in our strategies in order to gain exposure to the portfolio securities of the respective strategies, we have not adopted corporate-level risk management policies to manage market risk or exchange rate risk, nor have we attempted to hedge at the corporate level the market and exchange rate risks that would affect the value of our overall assets under management and related revenues. While negative returns in our investment strategies, net client outflows and changes in the value of the U.S. dollar relative to other currencies do not directly reduce the assets on our balance sheet (because the assets we manage are owned by our clients, not us), we expect that any reduction in the value of our assets under management would result in a reduction in our revenues. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Qualitative and Quantitative Disclosures Regarding Market Risk”.

Our indebtedness may expose us to material risks.

In August 2012, we entered into a $100 million five-year revolving credit agreement and issued $200 million in unsecured notes consisting of $60 million Series A notes maturing in 2017, $50 million Series B notes maturing in 2019, and $90 million Series C notes maturing in 2022. We used the proceeds of the notes and $90 million drawn from the revolving credit facility to prepay all of the then-outstanding principal amount of our $400 million term loan. We used a portion of the net proceeds of our IPO to repay all of the $90 million drawn from the revolving credit facility. Nevertheless, we continue to have substantial indebtedness outstanding in the amount of $200 million in unsecured notes, which exposes us to risks associated with the use of leverage. Our substantial indebtedness makes it more difficult for us to withstand or respond to adverse or changing business, regulatory and economic conditions or to take advantage of new business opportunities or make necessary capital expenditures. In addition, our notes and revolving credit agreement contain financial and operating covenants that may limit our ability to conduct our business. To the extent we service our debt from our cash flow, such cash will not be available for our operations or other purposes. Because our debt service obligations are fixed, the portion of our cash flow used to service those obligations could be substantial if our revenues have declined, whether because of market declines or for other reasons. The Series A, Series B and Series C notes bear interest at a rate equal to 4.98%, 5.32% and 5.82% per annum, respectively, and each rate is subject to a 100 basis point increase in the event Artisan Partners Holdings receives a below-investment grade rating. Each series requires a balloon payment at maturity. Any substantial decrease in net operating cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations. Our ability to repay the principal amount of our notes or any outstanding loans under our revolving credit agreement, to refinance our debt or to obtain additional financing through debt or the sale of additional equity securities will depend on our performance, as well as financial, business and other general economic factors affecting the credit and equity markets generally or our business in particular, many of which are beyond our control. Any such alternatives may not be available to us on satisfactory terms or at all.

Our note purchase agreement and revolving credit agreement contain, and our future indebtedness may contain, various covenants that may limit our business activities.

Our note purchase agreement and revolving credit agreement contain financial and operating covenants that limit our business activities, including restrictions on our ability to incur additional indebtedness and pay dividends to our stockholders. For example, the agreements include financial covenants requiring Artisan Partners Holdings not to exceed specified ratios of indebtedness to consolidated earnings before interest, taxes, depreciation and amortization (as defined in the agreements), or EBITDA, and interest expense to consolidated EBITDA. The agreements also restrict Artisan Partners Holdings from making distributions to its partners (including us), other than tax distributions or distributions to fund our ordinary expenses, if a default (as defined in the respective agreements) has occurred and is continuing or would result from such a distribution. The failure to comply with any of these restrictions could result in an event of default, giving our lenders the ability to accelerate repayment of our obligations. As of the date of this prospectus, we believe we are in compliance with all of the covenants and other requirements set forth in the agreements.

We provide a broad range of services to Artisan Funds, Artisan Global Funds and sub-advised mutual funds which may expose us to liability.

We provide a broad range of administrative services to Artisan Funds, including providing personnel to Artisan Funds to serve as officers of Artisan Funds, the preparation or supervision of the preparation of Artisan Funds’ regulatory filings, maintenance of board calendars and preparation or supervision of the preparation of board meeting materials, management of compliance and regulatory matters, provision of shareholder services and communications, accounting services including the supervision of the activities of Artisan Funds’ accounting services provider in the calculation of the funds’ net asset values, preparation of Artisan Funds’ financial statements and coordination of the audits of those financial statements, tax services including calculation of dividend and distribution amounts and supervision of tax return preparation, and supervision of the work of Artisan Funds’ other service providers. Although less extensive than the range of services we provide to Artisan Funds, we also provide a range of services, in addition to investment management services, to Artisan Global Funds, including providing personnel to serve as directors of Artisan Global Funds, the preparation or supervision of the preparation of Artisan Global Funds’ regulatory filings, maintenance of board calendars and preparation or supervision of the preparation of board meeting materials, management of compliance and regulatory matters, various distribution, marketing and shareholder services, providing information to the accounting services provider to assist in the calculation of Artisan Global Funds’ net asset values, supplying information that is used by Artisan Global Funds to meet its regulatory requirements, tax services, as well as review of the various service providers to Artisan Global Funds. In addition, we from time to time provide information to the mutual funds for which we act as sub-adviser (or to a person or entity providing administrative services to such a fund) which is used by those funds in their efforts to comply with various regulatory requirements. If we make a mistake in the provision of those services, Artisan Funds, Artisan Global Funds or the sub-advised fund could incur costs for which we might be liable. In addition, if it were determined that Artisan Funds, Artisan Global Funds or the sub-advised fund failed to comply with applicable regulatory requirements as a result of action or failure to act by our employees, we could be responsible for losses suffered or penalties imposed. In addition, we could have penalties imposed on us, be required to pay fines or be subject to private litigation, any of which could decrease our future income or negatively affect our current business or our future growth prospects.

The expansion of our business outside of the United States raises tax and regulatory risks, may adversely affect our profit margins and will place additional demands on our resources and employees.

We are expanding our distribution effort into non-U.S. markets, including the United Kingdom, other member countries of the European Union, Australia and certain Asian countries, among others. Our net client cash flows that come from clients domiciled outside the United States have grown from an insignificant amount in earlier years to more than 48% of our total net client cash flows over the three years ended June 30, 2013. Clients outside the United States may be adversely affected by political, social and economic uncertainty in their respective home countries and regions, which could result in a decrease in the net client cash flows that come from such clients. These clients also may be less accepting of the U.S. practice of payment for certain research products and services through soft dollars, which could have the effect of increasing our expenses. We have established a U.K. subsidiary which is authorized to provide investment management services by the Financial Conduct Authority in the United Kingdom.

This expansion has required and will continue to require us to incur a number of up-front expenses, including those associated with obtaining regulatory approvals and office space, as well as additional ongoing expenses, including those associated with leases, the employment of additional support staff and regulatory compliance. In addition, we have organized Artisan Global Funds, a family of Ireland-based UCITS funds, that began operations during the first quarter of 2011, and for which we are investment manager and promoter. Our employees routinely travel outside the United States as a part of our investment research process or to market our services and may spend extended periods of time in one or more non-U.S. jurisdictions. Their activities outside the United States on our behalf may raise both tax and regulatory issues. If and to the extent we are incorrect in our analysis of the applicability or impact of non-U.S. tax or regulatory requirements, we could incur costs, penalties or be the subject of an enforcement or other action. We also expect that operating our business in non-U.S. markets generally will be more expensive than in the United States. Among other expenses, the effective tax rates applicable to our income allocated to some non-U.S. markets, which we are likely to earn through an entity that will pay corporate income tax, may be higher than the effective rates applicable to our income allocated to the United States, even though the effective tax rates are lower in many non-U.S. markets, because our U.S. operations are conducted through partnerships. In addition, costs related to our distribution and marketing efforts in non-U.S. markets generally have been more expensive than comparable costs in the United States. To the extent that our revenues do not increase to the same degree our expenses increase in connection with our expansion outside the United States, our profitability could be adversely affected. Expanding our business into non-U.S. markets may also place significant demands on our existing infrastructure and employees.

Failure to maintain effective internal control over financial reporting could have a material adverse effect on our business and stock price.

As a public company, we are subject to a variety of reporting requirements under the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley. Sarbanes-Oxley requires, among other things, that we maintain effective internal control over financial reporting. In accordance with Section 404 of Sarbanes-Oxley, our management is required to conduct an annual assessment of the effectiveness of our internal control over financial reporting and include a report on these internal controls in the annual reports we file with the SEC on Form 10-K. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal controls until the later of 2015 and the date on which we are no longer an “emerging growth company”. We are in the process of reviewing our internal control over financial reporting and are establishing formal policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and controls within our organization. If we are not able to implement the requirements of Section 404 in a timely and capable manner, we may be subject to adverse regulatory consequences and there could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. This could have a material adverse effect on us.

We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

For as long as we remain an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, we will have the option to take advantage of certain exemptions from various reporting and other requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these and other exemptions until we are no longer an “emerging growth company”.

The JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. However, we have chosen to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period is irrevocable.

We anticipate that we will remain an “emerging growth company” until the earliest of (i) the end of the fiscal year during which we have total annual gross revenues of $1.0 billion or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of our IPO, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt and (iv) the date on which we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

The cost of insuring our business may increase.

We believe our insurance costs are reasonable but they could fluctuate significantly from year to year and rate increases in the future are possible. Our aggregate premiums for the current policy year for all policies of insurance under which we are insured, including insurance for our directors, officers and members of our stockholders committee, are approximately $1.5 million. Our insurance costs may increase to the extent we purchase additional insurance to reflect any changes in the size of our business or the nature of our operations. In addition, there have been historical periods in which directors’ and officers’ liability insurance and errors and omissions insurance have been available only with limited coverage amounts, less favorable coverage terms or at prohibitive cost, and those conditions could recur. As we renew our insurance policies, we may be subject to additional costs resulting from rising premiums, the assumption of higher deductibles and/or co-insurance liability and, to the extent Artisan Funds or Artisan Global Funds purchases separate director and officer and/or errors and omissions liability coverage, an increased risk of insurance companies disputing responsibility for joint claims. Higher insurance costs and incurred deductibles would reduce our net income.

Risks Related to our Industry

We are subject to extensive regulation.

We are subject to extensive regulation in the United States, primarily at the federal level, including regulation by the SEC under the 1940 Act and the Advisers Act, by the U.S. Department of Labor under ERISA, and by the Financial Industry Regulatory Authority, Inc. We are also subject to regulation in the United Kingdom by the Financial Conduct Authority. The U.S. mutual funds we manage are registered with and regulated by the SEC as investment companies under the 1940 Act. The U.K. Financial Conduct Authority imposes a comprehensive system of regulation that is primarily principles-based (compared to the primarily rules-based U.S. regulatory system) and with which we currently have only limited experience. The Advisers Act imposes numerous obligations on investment advisers including record keeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities. The 1940 Act imposes similar obligations, as well as additional detailed operational requirements, on registered investment companies, which must be adhered to by their investment advisers. We are also expanding our distribution effort into non-U.S. markets, including the United Kingdom, other member countries of the European Union, Australia and certain Asian countries, among others. The Central Bank of Ireland imposes requirements on UCITS funds subject to regulation by it, as do the regulators in certain other markets in which shares of Artisan Global Funds are offered for sale, and with which we are required to comply with respect to Artisan Global Funds. In the future, we may further expand our business outside of the United States in such a way or to such an extent that we may be required to register with additional foreign regulatory agencies or otherwise comply with additional non-U.S. laws and regulations that do not currently apply to us and with respect to which we do not have compliance experience. Our lack of experience in complying with any such non-U.S. laws and regulations may increase our risk of becoming party to litigation and subject to regulatory actions.

The regulation of over-the-counter derivatives is changing, including under the Dodd-Frank Act in the United States and the European Market Infrastructure Regulation in Europe. These regulations relate primarily to central clearing counterparties, trade reporting and repositories and risk mitigation techniques, and there are still uncertainties as to the requirements applicable under these regulations and how they could impact our clients.

In addition, the U.S. mutual funds that we advise and our broker-dealer subsidiary are each subject to the USA PATRIOT Act of 2001, which requires them to know certain information about their clients and to monitor their transactions for suspicious financial activities, including money laundering. The U.S. Office of Foreign Assets Control has issued regulations requiring that we refrain from doing business, or allowing our clients to do business through us, in certain countries or with certain organizations or individuals on a list maintained by the U.S. government. The United Kingdom has issued similar regulations requiring that we refrain from doing business with countries subject to financial sanctions or with certain entities or individuals on the consolidated list published by HM Treasury. Our failure to comply with applicable laws or regulations could result in fines, censure, suspensions of personnel or other sanctions, including revocation of the registration of Artisan Partners Limited Partnership and Artisan Partners UK LLP as registered investment advisers or deauthorization of Artisan Partners UK LLP by the U.K. Financial Conduct Authority.

Accordingly, we face the risk of significant intervention by regulatory authorities, including extended investigation and surveillance activity, adoption of costly or restrictive new regulations and judicial or administrative proceedings that may result in substantial penalties. Among other things, we could be fined or be prohibited from engaging in some of our business activities. The requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us, and are not designed to protect our stockholders. Consequently, these regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. See “Regulatory Environment and Compliance”.

In addition to the extensive regulation to which we are subject in the United States, the United Kingdom and Ireland, we are also subject to regulation by the Australian Securities and Investments Commission, where we operate pursuant to an order of exemption, and by Canadian regulatory authorities in the Canadian provinces where we operate pursuant to exemptions from registration. Our business is also subject to the rules and regulations of the countries in which we conduct investment management activities. Failure to comply with applicable laws and regulations in the foreign countries where we invest and/or where our clients or prospective clients reside could result in fines, suspensions of personnel or other sanctions. See “Regulatory Environment and Compliance”.

The regulatory environment in which we operate is subject to continual change, and regulatory developments designed to increase oversight may adversely affect our business.

The legislative and regulatory environment in which we operate has undergone significant changes in the recent past. We believe that significant regulatory changes in our industry are likely to continue on a scale that exceeds the historical pace of regulatory change, which is likely to subject industry participants to additional, more costly and generally more punitive regulation. The requirements imposed by our regulators (including both U.S. and non-U.S. regulators) are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us, and are not designed to protect our stockholders. Consequently, these regulations often serve to limit our activities and/or increase our costs, including through customer protection and market conduct requirements. New laws or regulations, or changes in the enforcement of existing laws or regulations, applicable to us and our clients may adversely affect our business. Our ability to function in this environment will depend on our ability to constantly monitor and promptly react to legislative and regulatory changes. There have been a number of highly publicized regulatory inquiries that have focused on the investment management industry. These inquiries already have resulted in increased scrutiny of the industry and new rules and regulations for mutual funds and investment managers. This regulatory scrutiny may limit our ability to engage in certain activities that might be beneficial to our stockholders. See “Regulatory Environment and Compliance”.

In addition, as a result of the recent economic downturn, acts of serious fraud in the investment management industry and perceived lapses in regulatory oversight, U.S. and non-U.S. governmental and regulatory authorities may increase regulatory oversight of our businesses. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. or non-U.S. governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations, as well as by courts. It is impossible to determine the extent of the impact of any new U.S. or non-U.S. laws, regulations or initiatives that may be proposed, or whether any of the proposals will become law. Compliance with any new laws or regulations could make compliance more difficult and expensive and affect the manner in which we conduct business.

The investment management industry is intensely competitive.

The investment management industry is intensely competitive, with competition based on a variety of factors, including investment performance, investment management fee rates, continuity of investment professionals and client relationships, the quality of services provided to clients, corporate positioning and business reputation, continuity of selling arrangements with intermediaries and differentiated products. A number of factors, including the following, serve to increase our competitive risks:

•	a number of our competitors have greater financial, technical, marketing and other resources, more comprehensive name recognition and more personnel than we do;

•	potential competitors have a relatively low cost of entering the investment management industry;

•	the recent trend toward consolidation in the investment management industry, and the securities business in general, has served to increase the size and strength of a number of our competitors;

•

some investors may prefer to invest with an investment manager that is not publicly traded based on the perception that a publicly-traded asset manager may focus on the manager’s own growth to the detriment of investment performance for clients;

•	some competitors may invest according to different investment styles or in alternative asset classes that may be perceived as more attractive than the investment strategies we offer;

•	other industry participants, hedge funds and alternative asset managers may seek to recruit our investment professionals; and

•	some competitors charge lower fees for their investment management services than we do.

If we are unable to compete effectively, our earnings would be reduced and our business could be materially adversely affected.

The investment management industry faces substantial litigation risks which could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us.

We depend to a large extent on our network of relationships and on our reputation in order to attract and retain client assets. If a client is not satisfied with our services, its dissatisfaction may be more damaging to our business than client dissatisfaction would be to other types of businesses. We make investment decisions on behalf of our clients that could result in substantial losses to them. If our clients suffer significant losses, or are otherwise dissatisfied with our services, we could be subject to the risk of legal liabilities or actions alleging negligent misconduct, breach of fiduciary duty, breach of contract, unjust enrichment and/or fraud. These risks are often difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time, even after an action has been commenced. We may incur significant legal expenses in defending against litigation whether or not we engaged in conduct as a result of which we might be subject to legal liability. Substantial legal liability or significant regulatory action against us could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us.

Risks Related to Our Structure

For purposes of the Investment Company Act and the Investment Advisers Act, we expect a change of control of our company to occur no later than March 12, 2014. That change of control will result in termination of our investment advisory agreements with SEC-registered mutual funds and will trigger consent requirements in our other investment advisory agreements.

Under the U.S. Investment Company Act of 1940, as amended, or the 1940 Act, each of the investment advisory agreements between SEC-registered mutual funds and our subsidiary, Artisan Partners Limited Partnership, will terminate automatically in the event of its assignment, as defined in the 1940 Act. Upon the occurrence of such an assignment, our subsidiary could continue to act as adviser to any such fund only if that fund’s board and shareholders approved a new investment advisory agreement, except in the case of certain of the funds that we sub-advise for which only board approval would be necessary. In addition, as required by the U.S. Investment Advisers Act of 1940, as amended, or the Advisers Act, each of the investment advisory agreements for the separate accounts we manage provides that it may not be assigned, as defined in the Advisers Act, without the consent of the client.

An assignment occurs under the 1940 Act and the Advisers Act if, among other things, Artisan Partners Limited Partnership undergoes a change of control as recognized under the 1940 Act and the Advisers Act. Currently, AIC, by virtue of its designee’s right to determine how the shares of our common stock subject to the stockholders agreement are voted (subject to the obligation of the stockholders committee under the terms of the stockholders agreement to vote in support of certain nominees), controls Artisan Partners Limited Partnership for purposes of the 1940 Act and the Advisers Act. AIC will cease to have the right to determine how to vote the shares subject to the stockholders agreement upon the earliest to occur of: (i) Andrew A. Ziegler’s death or disability, (ii) the voluntary termination of Mr. Ziegler’s employment with us, including by reason of the scheduled expiration of his employment on March 12, 2014, and (iii) 180 days after the effective date of Mr. Ziegler’s involuntary termination of employment with us. When AIC no longer has the right to determine how to vote the shares of our common stock subject to the stockholders agreement and therefore no longer controls Artisan Partners Limited Partnership, which we expect will occur no later than March 12, 2014 in connection with the scheduled expiration of Mr. Ziegler’s employment with us, or if there were an earlier change of control at AIC or ZFIC Inc. (an entity that owns all of AIC and is controlled by Mr. Ziegler and Carlene M. Ziegler, who are married to each other), it is expected that an assignment will be deemed to have occurred and we will be required to obtain, or to have obtained already, the necessary approvals for new mutual fund investment advisory agreements and consents from our separate account clients. We cannot be certain that Artisan Partners Limited Partnership will be able to obtain the necessary approvals from the boards (including the boards of sub-advised funds, which are different than the board of Artisan Funds) and shareholders of the mutual funds that it advises or the necessary consents from separate account clients. The change of control described above that we expect to occur for purposes of the 1940 Act and the Advisers Act will not constitute a change of control as defined under the tax receivable agreements, revolving credit agreement or note purchase agreement.

Control by AIC and our employees to whom we have granted equity (including our employee-partners) of approximately 80% of the combined voting power of our capital stock and the rights of holders of limited partnership units of Artisan Partners Holdings may give rise to conflicts of interest.

Immediately after the completion of this offering and the application of the net proceeds as described herein, our employees to whom we have granted equity (including our employee-partners) will hold approximately 74% of the combined voting power of our capital stock and AIC will hold approximately 6% of the combined voting power of our capital stock. AIC and each of our employees to whom we have granted equity have entered into a stockholders agreement pursuant to which they granted an irrevocable voting proxy with respect to all shares of our common stock they have acquired from us and any shares they may acquire from us in the future to a stockholders committee. Any additional shares of our common stock that we issue to our employee-partners or other employees, including shares of common stock issued under our Omnibus Incentive Compensation Plan, will be subject to the stockholders agreement so long as the agreement has not been terminated.

For so long as the shares subject to the stockholders agreement represent at least a majority of the combined voting power of our capital stock, the stockholders committee is able to elect all of the members of our board of directors (subject to the obligation of the stockholders committee under the terms of the stockholders agreement to vote in support of certain nominees) and will thereby control our management and affairs, including determinations with respect to acquisitions, dispositions, borrowings, issuances of securities, and the declaration and payment of dividends. In addition, subject to the class approval rights of each class of our outstanding capital stock and each class of Artisan Partners Holdings limited partnership units, the stockholders committee is able to determine the outcome of all matters requiring approval of stockholders, and is able to cause or prevent a change of control of our company or a change in the composition of our board of directors, and could preclude any unsolicited acquisition of our company. The stockholders committee has the ability to prevent the consummation of mergers, takeovers or other transactions that may be in the best interests of our Class A stockholders. In particular, this concentration of voting power could deprive Class A stockholders of an opportunity to receive a premium for their shares of Class A common stock as part of a sale of our company, and could affect the market price of our Class A common stock. Because each share of our Class B common stock initially entitles its holder to five votes, there may be situations where the stockholders committee controls our management and affairs even if the shares subject to the stockholders agreement represent less than a majority of the number of outstanding shares of our capital stock. If and when the holders of our Class B common stock collectively hold less than 20% of the aggregate number of outstanding shares of our common stock and our convertible preferred stock, shares of Class B common stock will entitle the holder to only one vote per share.

A designee of AIC, who currently is Mr. Ziegler, has the sole right, in consultation with the other members of the stockholders committee as required pursuant to the stockholders agreement, to determine how to vote all shares subject to the stockholders agreement until the earliest to occur of: (i) Mr. Ziegler’s death or disability, (ii) the voluntary termination of Mr. Ziegler’s employment with us, including by reason of the scheduled expiration of his employment on March 12, 2014, and (iii) 180 days after the effective date of Mr. Ziegler’s involuntary termination of employment with us. AIC will have the right to withdraw its shares of common stock from the stockholders agreement when Mr. Ziegler is no longer a member of the stockholders committee. Upon such withdrawal AIC will have sole voting control over its shares. Shares held by an employee cease to be subject to the stockholders agreement upon termination of employment. See “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Stockholders Agreement” for additional information about the stockholders agreement.

Even if AIC were to withdraw from the stockholders agreement, based on the shares otherwise subject to the stockholders agreement immediately after the completion of this offering, the stockholders committee would still have the ability to determine the outcome of any matter requiring the approval of a simple majority of our outstanding voting stock and prevent the approval of any matter requiring the approval of 66 2/3% of our outstanding voting stock.

Our employee-partners (through their ownership of Class B common units), AIC (through its ownership of Class D common units), the holders of Class A common units and the holders of preferred units have the right, each voting as a single and separate class, to approve or disapprove certain transactions and matters, including material corporate transactions, such as a merger, consolidation, dissolution or sale of greater than 25% of the fair market value of Artisan Partners Holdings’ assets. The holders of preferred units (but not our employee-partners, AIC or the holders of Class A common units) will lose these rights in connection with the closing of this offering. See “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings—Voting and Class Approval Rights”. These voting and class approval rights may enable our employee-partners, AIC or the holders of Class A common units to prevent the consummation of transactions that may be in the best interests of holders of our Class A common stock.

In addition, because our pre-IPO owners hold all or a portion of their ownership interests in our business through Artisan Partners Holdings, rather than through Artisan Partners Asset Management, these pre-IPO owners may have conflicting interests with holders of our Class A common stock. For example, our pre-IPO owners may have different tax positions from us which could influence their decisions regarding whether and when we should dispose of assets, whether and when we should incur new or refinance existing indebtedness, especially in light of the existence of the tax receivable agreements, and whether and when Artisan Partners Asset Management should terminate the tax receivable agreements and accelerate its obligations thereunder. In addition, the structuring of future transactions may take into consideration these pre-IPO owners’ tax or other considerations even where no similar benefit would accrue to us. See “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Tax Consequences—Tax Receivable Agreements”.

Our ability to pay regular dividends to our stockholders is subject to the discretion of our board of directors and may be limited by our structure and applicable provisions of Delaware law.

We intend to continue to pay dividends to holders of our Class A common stock as described in “Dividend Policy and Dividends”. Our board of directors may, in its sole discretion, change the amount or frequency of dividends or discontinue the payment of dividends entirely. In addition, as a holding company, we are dependent upon the ability of our subsidiaries to generate earnings and cash flows and distribute them to us so that we may pay dividends to our stockholders. We expect to cause Artisan Partners Holdings, which is a Delaware limited partnership, to make distributions to its partners, including us, in an amount sufficient for us to pay dividends. However, its ability to make such distributions will be subject to its and its subsidiaries’ operating results, cash requirements and financial condition, the applicable provisions of Delaware law that may limit the amount of funds available for distribution to its partners, its compliance with covenants and financial ratios related to existing or future indebtedness, including under our notes and our revolving credit agreement, its other agreements with third parties, as well as its obligation to make tax distributions under its partnership agreement (which distributions would reduce the cash available for distributions by Artisan Partners Holdings to us). Our ability to pay cash dividends to our Class A stockholders with the distributions received by us as general partner of Artisan Partners Holdings will be subject to the prior right of holders of our convertible preferred stock to receive distributions attributable to the distributions (net of taxes) made on the preferred units of Artisan Partners Holdings that we hold and, as a Delaware corporation, the applicable provisions of Delaware law. See “Dividend Policy and Dividends”. In addition, each of the companies in the corporate chain must manage its assets, liabilities and working capital in order to meet all of its cash obligations, including the payment of dividends or distributions. As a consequence of these various limitations and restrictions, we may not be able to make, or may have to reduce or eliminate, the payment of dividends on our Class A common stock. Any change in the level of our dividends or the suspension of the payment thereof could adversely affect the market price of our Class A common stock.

Our ability to pay taxes and expenses, including payments under the tax receivable agreements, may be limited by our holding company structure.

As a holding company, our assets principally consist of our ownership of partnership units of Artisan Partners Holdings, CVRs issued by Artisan Partners Holdings (which will be terminated in connection with this offering), deferred tax assets and cash and we have no independent means of generating revenue. Artisan Partners Holdings is a partnership for U.S. federal income tax purposes and, as such, is not subject to U.S. federal income tax. Instead, taxable income is allocated to holders of its partnership units, including us. Accordingly, we incur income taxes on our proportionate share of any net taxable income of Artisan Partners Holdings and also incur expenses related to our operations. Under the terms of its amended and restated limited partnership agreement, Artisan Partners Holdings is obligated to make tax distributions to holders of its partnership units, including us. In addition to tax expenses, we also incur expenses related to our operations, including expenses under the tax receivable agreements, which we expect will be significant. We intend to cause Artisan Partners Holdings to make distributions in an amount sufficient to allow us to pay our taxes and operating expenses, including any payments due under the tax receivable agreements. However, its ability to make such distributions will be subject to various limitations and restrictions as set forth in the preceding risk factor. If, as a consequence of these various limitations and restrictions, we do not have sufficient funds to pay tax or other liabilities or to fund our operations, we may have to borrow funds and thus our liquidity and financial condition could be materially adversely affected. To the extent that we are unable to make payments under the tax receivable agreements for any reason, such payments will be deferred and will accrue interest at a rate equal to one-year LIBOR plus 300 basis points until paid.

We will be required to pay holders of our convertible preferred stock and holders of limited partnership units of Artisan Partners Holdings for certain tax benefits we may claim, and we expect that the payments we will be required to make will be substantial.

The H&F Corp Merger described under “Summary—Our Structure and Reorganization—IPO Reorganization” and our purchase of Class A common units in connection with our IPO resulted in favorable tax attributes for us. In addition, future exchanges of limited partnership units of Artisan Partners Holdings and future purchases or redemptions of limited partnership units, including our purchase of preferred units in connection with this offering, are expected to produce additional favorable tax attributes for us. When we acquire partnership units from existing partners, both the existing basis and the anticipated basis adjustments are likely to increase (for tax purposes) depreciation and amortization deductions allocable to us from Artisan Partners Holdings and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent the increased tax basis is allocated to those capital assets.

As discussed in greater detail under “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Tax Consequences—Tax Receivable Agreements”, we are party to two tax receivable agreements. The first tax receivable agreement, with the holders of convertible preferred stock issued as consideration for the H&F Corp Merger, generally provides for the payment by us to such stockholders of 85% of the amount of cash savings, if any, in U.S. federal and state income tax that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) existing tax basis in Artisan Partners Holdings’ assets with respect to the preferred units acquired by us in the merger that arose from certain prior distributions by Artisan Partners Holdings and prior purchases of partnership interests by H&F Corp, (ii) any net operating losses available to us as a result of the H&F Corp Merger, and (iii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement.

The second tax receivable agreement, with each of the holders of common and preferred units, generally provides for the payment by us to each of them of 85% of the amount of the cash savings, if any, in U.S. federal and state income tax that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) any step-up in tax basis in Artisan Partners Holdings’ assets resulting from (a) the purchase or redemption of limited partnership units or the exchange of limited partnership units (along with the corresponding shares of our Class B or Class C common stock) for shares of our Class A common stock or convertible preferred stock and (b) payments under this tax receivable agreement, (ii) certain prior distributions by Artisan Partners Holdings and prior transfers or exchanges of partnership interests which resulted in tax basis adjustments to the assets of Artisan Partners Holdings and (iii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement.

The payment obligation under the tax receivable agreements is an obligation of Artisan Partners Asset Management, not Artisan Partners Holdings, and we expect that the payments we will be required to make under the tax receivable agreements will be substantial. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreements, we expect that the reduction in tax payments for us associated with (i) the H&F Corp Merger and (ii) our purchase of common units at $30 per unit from certain of our initial outside investors in connection with our IPO, plus (iii) our purchase of 3,611,013 preferred units with a portion of the net proceeds of this offering and (iv) future purchases, redemptions or exchanges of limited partnership units as described above would aggregate to approximately $1.8 billion over 15 years from the date of this offering based on an assumed offering price of

$58.38 per share of our Class A common stock (the last reported sale price of our Class A common stock on October 23, 2013) and assuming the future purchases, redemptions or exchanges described in clause (iv) would occur on March 12, 2014 at a price of $58.38 per share of our Class A common stock. Under such scenario we would be required to pay the other parties to the tax receivable agreements 85% of such amount, or $1.5 billion, over the 15-year period from the date of this offering. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us and tax receivable agreement payments by us will be calculated using the market value of our Class A common stock at the time of purchase, redemption or exchange and the prevailing tax rates applicable to us over the life of the tax receivable agreements and will be dependent on us generating sufficient future taxable income to realize the benefit. As of June 30, 2013, we recorded a $53.6 million liability, representing amounts payable under the tax receivable agreements equal to 85% of the tax benefit we expected to realize from the H&F Corp Merger and our purchase of Class A common units in connection with our IPO, assuming no material changes in the related tax law and that we earn sufficient taxable income to realize all tax benefits subject to the tax receivable agreements. The liability will increase upon future purchases, redemptions or exchanges of units of Artisan Partners Holdings, including our purchase of preferred units of Artisan Partners Holdings with a portion of the net proceeds of this offering, with the increase representing amounts payable under the tax receivable agreements equal to 85% of the estimated future tax benefits, if any, resulting from the purchases, redemptions or exchanges. See “Management’s Discussion and Analysis—Factors Impacting Our Results of Operations—Tax Impact of IPO Reorganization” and “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Tax Consequences—Tax Receivable Agreements”. Payments under the tax receivable agreements are not conditioned on the counterparties’ continued ownership of us. Our purchase of shares of convertible preferred stock with a portion of the net proceeds of this offering will not create any payment obligations under the tax receivable agreements.

The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of purchases, redemptions or exchanges of limited partnership units, the price of our Class A common stock or the value of our convertible preferred stock, as the case may be, at the time of the purchase, redemption or exchange, the extent to which such transactions are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable as well as the portion of our payments under the tax receivable agreements constituting imputed interest or depreciable or amortizable basis. Payments under the tax receivable agreements are expected to give rise to certain additional tax benefits attributable to either further increases in basis or in the form of deductions for imputed interest, depending on the tax receivable agreement and the circumstances. Any such benefits are covered by the tax receivable agreements and will increase the amounts due thereunder. In addition, the tax receivable agreements provide for interest, at a rate equal to one-year LIBOR plus 100 basis points, accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the tax receivable agreements.

Payments under the tax receivable agreements will be based on the tax reporting positions that we determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase or other tax attributes subject to the tax receivable agreements, we will not be reimbursed for any payments previously made under the tax receivable agreements if such basis increases or other benefits are subsequently disallowed. As a result, in certain circumstances, payments could be made under the tax receivable agreements in excess of the benefits that we actually realize in respect of the attributes to which the tax receivable agreements relate.

In certain cases, payments under the tax receivable agreements to our pre-IPO owners may be accelerated and/or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreements.

The tax receivable agreements provide that (i) upon certain mergers, asset sales, other forms of business combinations or other changes of control, (ii) in the event that we materially breach any of our material obligations under the agreements, whether as a result of failure to make any payment within six months of when due (provided we have sufficient funds to make such payment), failure to honor any other material obligation required thereunder or by operation of law as a result of the rejection of the agreements in a bankruptcy or otherwise, or (iii) if, at any time, we elect an early termination of the agreements, our (or our successor’s) obligations under the agreements (with respect to all units, whether or not units have been exchanged or acquired before or after such transaction) would be based on certain assumptions. In the case of a material breach or if we elect early termination, those assumptions include that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreements. In the case of a change of control, the assumptions include that in each taxable year ending on or after the closing date of the change of control, our taxable income (prior to the application of the tax deductions and tax basis and other benefits related to entering into the tax receivable agreements) will equal the greater of (i) the actual taxable income (prior to the application of the tax deductions and tax basis and other benefits related to entering into the tax receivable agreements) for the taxable year and (ii) the highest taxable income (calculated without taking into account extraordinary items of income or deduction and prior to the application of the tax deductions and tax basis and other benefits related to entering into the tax receivable agreements) in any of the four fiscal quarters ended prior to the closing date of the change of control, annualized and increased by 10% for each taxable year beginning with the second taxable year following the closing date of the change of control. (The change of control that we expect to occur for purposes of the 1940 Act and the Advisers Act in March 2014 resulting from the resignation from the stockholders committee of the AIC designee will not constitute a change of control as defined under the tax receivable agreements.) In the event we elect to terminate the agreements early or we materially breach a material obligation, our obligations under the agreements will accelerate. As a result, (i) we could be required to make payments under the tax receivable agreements that are greater than or less than the specified percentage of the actual benefits we realize in respect of the tax attributes subject to the agreements and (ii) if we materially breach a material obligation under the agreements or if we elect to terminate the agreements early, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits, which payment may be made significantly in advance of the actual realization of such future benefits. In these situations, our obligations under the tax receivable agreements could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to finance our obligations under the tax receivable agreements. If we were to elect to terminate the tax receivable agreements immediately after this offering, based on an assumed offering price of $58.38 per share of our Class A common stock (the last reported sale price of our Class A common stock on October 23, 2013) and a discount rate equal to one-year LIBOR plus 100 basis points, we estimate that we would be required to pay $1.3 billion in the aggregate under the tax receivable agreements. See “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Tax Consequences—Tax Receivable Agreements”.

In the case of dissolution of Artisan Partners Holdings or a partial capital event, the rights of the holders of our Class A common stock to distributions will be subject to the H&F preference.

The holders of preferred units of Artisan Partners Holdings are entitled to preferential distributions (in proportion to their respective number of units) in the case of a partial capital event or upon dissolution of Artisan Partners Holdings. In the case of any preferential distributions on the preferred units, the company will be obligated to pay the holder of each share of convertible preferred stock a preferential distribution equal to the distribution made on a preferred unit, net of taxes, if any, payable by the company on (without duplication) (i) allocations of taxable income related to such distributions and (ii) the distributions themselves, in each case in respect of the preferred units held by us (using an assumed tax rate based on the maximum combined corporate federal, state and local income tax rate applicable to us). We refer in this prospectus to those preference rights as the H&F preference. See “Description of Capital Stock—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock”.

Net proceeds from a partial capital event will be distributed 60% to the holders of the preferred units and 40% to the holders of all other partnership units (including the GP units held by us that correspond to shares of our Class A common stock) until the amount distributed on each preferred unit in respect of all partial capital events equals $34.49, which we refer in this prospectus to as the per unit preference amount. A “partial capital event” means any sale, transfer, conveyance or disposition of assets of Artisan Partners Holdings for cash or other liquid consideration (other than in a transaction (i) in the ordinary course of business, (ii) that involves assets with a fair market value of less than or equal to 1% of the consolidated assets of Artisan Partners Holdings or (iii) that is part of or would result in a dissolution of Artisan Partners Holdings), or the incurrence of indebtedness by Artisan Partners Holdings or its subsidiaries, the principal purpose of which is to distribute the proceeds to the partners or equity holders thereof. A “partial capital event” does not include any payment from proceeds of this offering or the incurrence of any indebtedness that is refinancing indebtedness of Artisan Partners Holdings outstanding on or prior to March 12, 2013.

In the case of dissolution of Artisan Partners Holdings, the assets of Artisan Partners Holdings would be distributed (after satisfaction of its debts and liabilities and distribution of any accrued and undistributed profits) to the holders of preferred units, including us, until the amount distributed on each preferred unit, taking into account any preferential distributions previously made in connection with a partial capital event, equals the per unit preference amount.

The H&F preference will terminate if the average of the daily VWAP of our Class A common stock over any period of 60 consecutive trading days, beginning no earlier than June 12, 2014, is at least $43.11 divided by the then-applicable conversion rate.

The H&F preference may give rise to conflicts of interests for one of our directors.

The holders (other than us) of a majority of the preferred units and our convertible preferred stock are entitled to designate one director nominee as long as they directly or indirectly own shares of our capital stock constituting at least 5% of the number of shares of our common stock and our convertible preferred stock outstanding. Given the economic benefits of the H&F preference, there may be circumstances in which the interests of the holders of the preferred units and our convertible preferred stock, and thus the interests of their director representative, who is currently Allen R. Thorpe, are in conflict with the interests of our Class A stockholders.

If we were deemed an investment company under the 1940 Act as a result of our ownership of Artisan Partners Holdings, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and, absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company”, as such term is defined in either of those sections of the 1940 Act.

As the sole general partner of Artisan Partners Holdings, we control and operate Artisan Partners Holdings. On that basis, we believe that our interest in Artisan Partners Holdings is not an “investment security” as that term is used in the 1940 Act. However, if we were to cease participation in the management of Artisan Partners Holdings, our interest in Artisan Partners Holdings could be deemed an “investment security” for purposes of the 1940 Act.

We and Artisan Partners Holdings intend to continue to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

Risks Related to Our Class A Common Stock

The market price and trading volume of our Class A common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

The market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of our Class A common stock may fluctuate and cause significant price variations to occur. If the market price of our Class A common stock declines significantly, you may be unable to sell your shares of Class A common stock at or above your purchase price, if at all. The market price of our Class A common stock may fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our Class A common stock, or result in fluctuations in the price or trading volume of our Class A common stock, include:

•	variations in our quarterly operating results;

•	failure to meet analysts’ earnings expectations;

•	publication of research reports about us or the investment management industry, or the failure of securities analysts to cover our Class A common stock;

•	departures of any of our portfolio managers or members of our management team or additions or departures of other key personnel;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	actions by stockholders;

•	changes in market valuations of similar companies;

•	actual or anticipated poor performance in one or more of the investment strategies we offer;

•

changes or proposed changes in laws or regulations, or differing interpretations thereof, affecting our business, or enforcement of these laws and regulations, or announcements relating to these matters;

•	adverse publicity about the investment management industry generally, or particular scandals, specifically;

•	litigation and governmental investigations;

•	the relatively low trading volume and public float of our Class A common stock;

•	sales of a large number of our Class A common stock or the perception that such sales could occur; and

•	general market and economic conditions.

Future sales of our Class A common stock in the public market could lower our stock price, and any future grant or sale of equity or convertible securities may dilute your ownership in us.

The market price of our Class A common stock could decline as a result of the completion of this offering, additional future sales of a large number of shares of our Class A common stock, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also may make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate.

We have agreed with the underwriters not to issue, sell, or otherwise dispose of or hedge any shares of our Class A common stock, subject to certain exceptions, for the 90-day period following the date of this prospectus, without the prior consent of Citigroup Global Markets Inc. and Goldman, Sachs & Co. Our officers, directors and the H&F holders have entered into similar lock-up agreements with the underwriters. Citigroup Global Markets Inc. and Goldman, Sachs & Co. may, at any time, release us and/or any of our officers, directors and/or the H&F holders from these lock-up agreements and allow us and/or them to sell shares of our Class A common stock within this 90-day period. Pursuant to the terms of the exchange agreement between us and the holders of limited partnership units of Artisan Partners Holdings, unless we grant a waiver, such limited partnership units will not be exchangeable for shares of our Class A common stock or our convertible preferred stock, which are convertible into shares of our Class A common stock, until March 12, 2014. See “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Exchange Agreement”.

We have entered into a resale and registration rights agreement with each holder of limited partnership units of Artisan Partners Holdings and each holder of our convertible preferred stock, pursuant to which the shares of our Class A common stock issued upon exchange of limited partnership units, and, if applicable, conversion of convertible preferred stock, are eligible for resale. Such shares of Class A common stock may be transferred only in accordance with the terms and conditions of the resale and registration rights agreement, which, except under certain limited circumstances, generally does not permit transfers of our Class A common stock prior to the underwritten offering we intend to conduct as early as the first quarter of 2014 and pursuant to which the holders of common and preferred units of Artisan Partners Holdings and holders of our convertible preferred stock can participate. We refer to that offering as the 2014 Underwritten Offering throughout this prospectus. See “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Resale and Registration Rights Agreement—Restrictions on Sale”.

In each one-year period, the first of which will begin on the date of the 2014 Underwritten Offering we plan to conduct as early as the first quarter of 2014, an employee-partner may sell (i) a number of vested shares of our Class A common stock representing up to 15% of the aggregate number of common units and shares of Class A common stock received upon exchange of common units (in each case, whether vested or unvested) he or she held as of the first day of that period (as well as the number of shares such holder could have sold in any previous period or periods but did not sell in such period or periods) or, (ii) if greater, vested shares of our Class A common stock having a market value as of the time of sale of up to $250,000. AIC may sell a number of shares of Class A common stock representing up to 15% of its aggregate number of common units and shares of Class A common stock received upon exchange of common units in the one-year period beginning on the date of the 2014 Underwritten Offering. There will be no limit on the number of shares of our Class A common stock AIC may sell after the later of (i) the termination of Mr. Ziegler’s employment (which is expected to occur on March 12, 2014 pursuant to his employment agreement) and (ii) (A) June 12, 2014 or (B) the expiration of any lock-up period in connection with 2014 Underwritten Offering if such offering is completed prior to June 12, 2014.

Subject to underwriter cutbacks, the H&F holders and the holders of Class A common units of Artisan Partners Holdings will be entitled to sell any or all of their shares of Class A common stock in the 2014 Underwritten Offering we plan to conduct as early as the first quarter of 2014. Following (i) June 12, 2014 or (ii) the expiration of any lock-up period in connection with the 2014 Underwritten Offering, if completed prior to June 12, 2014, they may sell any or all of their shares in any manner of sale permitted under the securities laws, subject to certain volume and timing restrictions applicable to the H&F holders. In addition, after the same time period, the H&F holders and AIC will each have demand registration rights, subject to certain restrictions and conditions. See “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Resale and Registration Rights Agreement—Restrictions on Sale” for details relating to restrictions on transfer and registration rights.

We have filed a registration statement registering 15,000,000 shares of our Class A common stock for issuance pursuant to our 2013 Omnibus Incentive Compensation Plan and 2013 Non-Employee Director Plan. On July 17, 2013, our board of directors approved the issuance of 1,575,157 restricted shares of Class A common stock to our employees and employees of our subsidiaries. In general, these shares vest pro rata over the next five years and may be sold upon vesting. We may increase the number of shares registered for this purpose from time to time. Once we register these shares and they have been issued and have vested, they will be able to be sold in the public market.

We may also purchase limited partnerships units of Holdings or shares of our convertible preferred stock at any time and may issue and sell additional shares of our Class A common stock to fund such purchases. We cannot predict the size of future issuances of our Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our Class A common stock to decline. See “Shares Eligible for Future Sale”.

The disparity in the voting rights among the classes of our capital stock may have a potential adverse effect on the price of our Class A common stock.

Each share of our Class A common stock, Class C common stock and convertible preferred stock entitles its holder to one vote on all matters to be voted on by stockholders generally, while each share of our Class B common stock entitles its holder to five votes on all matters to be voted on by stockholders generally for so long as the holders of our Class B common stock collectively hold at least 20% of the number of outstanding shares of our common stock and our convertible preferred stock. The difference in voting rights could adversely affect the value of our Class A common stock by, for example, delaying or deferring a change of control or if investors view, or any potential future purchaser of our company views, the superior voting rights of the Class B common stock to have value.

Anti-takeover provisions in our restated certificate of incorporation and amended and restated bylaws and in the Delaware General Corporation Law could discourage a change of control that our stockholders may favor, which could negatively affect the market price of our Class A common stock.

Provisions in our restated certificate of incorporation, amended and restated bylaws and in the Delaware General Corporation Law, or the DGCL, may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. Those provisions include:

•	the disparity in the voting rights among the classes of our capital stock;

•	the right of the various classes of our capital stock to vote, as separate classes, on certain amendments to our restated certificate of incorporation and certain fundamental transactions;

•	the ability of our board of directors to determine to issue shares of preferred stock and to determine the price and other terms of those shares, which could be used to thwart a takeover attempt;

•

advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us;

•	a limitation that, generally, stockholder action may only be taken at an annual or special meeting or by unanimous written consent;

•

a requirement that a special meeting of stockholders may be called only by our board of directors, our Executive Chairman or our Chief Executive Officer, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•

the ability of our board of directors to adopt, amend and repeal our amended and restated bylaws by majority vote, while such action by stockholders would require a super majority vote, which makes it more difficult for stockholders to change certain provisions described above.

The market price of our Class A common stock could be adversely affected to the extent that the provisions of our restated certificate of incorporation and amended and restated bylaws discourage potential takeover attempts that our stockholders may favor. See “Description of Capital Stock” for additional information on the anti-takeover measures applicable to us.

Our restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our restated certificate of incorporation provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our restated certificate of incorporation or our amended and restated bylaws or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our restated certificate of incorporation. This choice of forum provision may limit our stockholders’ ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents. Alternatively, if a court were to find this provision of our restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Our indemnification obligations may pose substantial risks to our financial condition.

Pursuant to our restated certificate of incorporation, we will indemnify our directors and officers to the fullest extent permitted by Delaware law against all liability and expense incurred by them in their capacities as directors or officers of us. We also are obligated to pay their expenses in connection with the defense of claims. Our bylaws provide for similar indemnification of, and advancement of expenses to, our directors, officers, employees and agents and members of our stockholders committee. We have also entered into indemnification agreements with each of our directors and executive officers and each member of our stockholders committee, pursuant to which we will indemnify them to the fullest extent permitted by Delaware law in connection with their service in such capacities. Artisan Partners Holdings will indemnify and advance expenses to AIC, as its former general partner, the former members of its pre-IPO Advisory Committee, the members of our stockholders committee, our directors and officers and its officers and employees against any liability and expenses incurred by them and arising as a result of the capacities in which they serve or served Artisan Partners Holdings. We have obtained liability insurance insuring our directors, officers and members of our stockholders committee against liability for acts or omissions in their capacities as directors, officers or committee members subject to certain exclusions. These indemnification obligations may pose substantial risks to our financial condition, as we may not be able to maintain our insurance or, even if we are able to maintain our insurance, claims in excess of our insurance coverage could be material. In addition, these indemnification obligations and other provisions of our restated certificate of incorporation, and the amended and restated partnership agreement of Artisan Partners Holdings, may have the effect of reducing the likelihood of derivative litigation against indemnified persons, and may discourage or deter stockholders or management from bringing a lawsuit against such persons, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our restated certificate of incorporation provides that certain of our investors do not have an obligation to offer us business opportunities.

Our restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, certain of our investors and their respective affiliates (including affiliates who serve on our board of directors) have no obligation to offer us an opportunity to participate in the business opportunities presented to them, even if the opportunity is one that we might reasonably have pursued (and therefore they may be free to compete with us in the same business or similar business). Furthermore, we renounce and waive and agree not to assert any claim for breach of any fiduciary or other duty relating to any such opportunity against those investors and their affiliates by reason of any such activities unless, in the case of any person who is our director or officer, such opportunity is expressly offered to such director or officer in writing solely in his or her capacity as an officer or director of us. This may create actual and potential conflicts of interest between us and certain of our investors and their affiliates (including certain of our directors). See “Description of Capital Stock—Anti-Takeover Effects of Provisions of Delaware Law and Our Restated Certificate of Incorporation and Amended and Restated Bylaws—Corporate Opportunities”.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business or our industry, our stock price and trading volume could decline.

The trading market for our Class A common stock depends in part on the research and reports that securities or industry analysts publish about us or our business, or about the investment management industry generally. If one or more of the analysts who cover us downgrades our stock or publishes unfavorable research about our business or about the investment management industry, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions, may include projections of our future financial performance, our anticipated growth strategies, descriptions of new business initiatives and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors”.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

Forward-looking statements include, but are not limited to, statements about:

•	our anticipated future results of operations;

•	our potential operating performance and efficiency;

•	our expectations with respect to future levels of assets under management, inflows and outflows;

•	our financing plans, cash needs and liquidity position;

•	our intention to continue to pay dividends and our expectations about the amount of those dividends;

•	our expected structure and levels of compensation of our employees;

•	our expectations with respect to future expenses and the level of future expenses;

•	our expected tax rate, and our expectations with respect to deferred tax assets; and

•	our estimates of future amounts payable pursuant to our tax receivable agreements.

USE OF PROCEEDS

The net proceeds from the sale of shares of our Class A common stock by us in this offering will be approximately $269.0 million, or approximately $307.8 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock, in each case after deducting underwriting discounts payable by us, based on an assumed offering price of $58.38 per share (the last reported sale price of our Class A common stock on October 23, 2013). We intend to use all of the net proceeds to purchase from the H&F holders 3,611,013 preferred units of Artisan Partners Holdings and 1,188,987 shares of our convertible preferred stock, or 4,152,665 preferred units and 1,367,335 shares of preferred stock if the underwriters exercise in full their option to purchase additional shares of our Class A common stock. We will not retain any of the net proceeds from this offering.

PRICE RANGE OF OUR CLASS A COMMON STOCK

Shares of our Class A common stock have been listed and traded on the NYSE under the symbol “APAM” since March 7, 2013. The following table sets forth, for the periods indicated, the high and low sale prices in dollars on the NYSE for our Class A common stock and the dividends per share we declared with respect to the periods indicated.

	High	Low	Dividends Declared
March 7, 2013 through March 31, 2013	$41.54	$34.85	$—
For the quarter ended June 30, 2013	$55.61	$36.57	$—
For the quarter ended September 30, 2013	$55.10	$46.02	$0.43
For the quarter ending December 31, 2013 (through October 23, 2013)	$58.53	$51.25	$0.43

There is no trading market for shares of our Class B common stock, Class C common stock or convertible preferred stock.

On October 23, 2013, the last reported sale price for our Class A common stock on the NYSE was $58.38 per share. As of October 23, 2013, there were approximately 65 stockholders of record of our Class A common stock, 50 stockholders of record of our Class B common stock, 40 stockholders of record of our Class C common stock and 1 stockholder of record of our convertible preferred stock. These figures do not reflect the beneficial ownership or shares held in nominee name, nor do they include holders of any restricted stock units.

DIVIDEND POLICY AND DIVIDENDS

Dividend Policy

We intend to continue to pay quarterly cash dividends and to consider each year payment of an additional special dividend. On August 26, 2013, we paid a cash dividend in respect of the second quarter of 2013 of $0.43 per share of our Class A common stock to our Class A common stockholders of record as of August 12, 2013. On October 22, 2013, our board of directors declared a cash dividend of $0.43 per share of our Class A common stock payable on November 26, 2013 to our Class A common stockholders of record as of November 11, 2013. Subject to the sole discretion of our board of directors and the considerations discussed below, we currently expect to pay a quarterly and a special dividend in the first quarter of 2014. We expect the aggregate amount of those dividends to be approximately equal to the amount of cash on our balance sheet at the time, less $100 million and the cash we use for working capital. We intend to pay dividends annually, in the aggregate, representing a majority of our annual earnings (adjusted to exclude reorganization-related compensation). We intend to fund dividends from our portion of distributions made by Artisan Partners Holdings from its available cash generated from operations. The holders of our Class B common stock and Class C common stock are not entitled to any cash dividends in their capacity as stockholders, but, in their capacity as holders of limited partnership units of Artisan Partners Holdings, generally participate on a pro rata basis in distributions by Artisan Partners Holdings.

The declaration and payment of all future dividends, if any, will be at the sole discretion of our board of directors. In determining the amount of any future dividends, our board of directors will take into account: (i) the financial results of Artisan Partners Holdings, (ii) our available cash, as well as anticipated cash requirements (including debt servicing), (iii) our capital requirements and the capital requirements of our subsidiaries (including Artisan Partners Holdings), (iv) contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our stockholders or by our subsidiaries (including Artisan Partners Holdings) to us, including the obligation of Artisan Partners Holdings to make tax distributions to the holders of partnership units (including us) (v) general economic and business conditions and (vi) any other factors that our board of directors may deem relevant.

As a holding company, our assets principally consist of our ownership of partnership units of Artisan Partners Holdings, CVRs issued by Artisan Partners Holdings (which will be terminated in connection with this offering), deferred tax assets and cash and, accordingly, we depend on distributions from Artisan Partners Holdings to fund any dividends we may pay. We intend to cause Artisan Partners Holdings to distribute cash to its partners, including us, in an amount sufficient to cover dividends, if any, declared by us. If we do cause Artisan Partners Holdings to make such distributions, holders of Artisan Partners Holdings limited partnership units will be entitled to receive equivalent distributions on a pro rata basis.

Our dividend policy has certain risks and limitations, particularly with respect to liquidity. Although we expect to pay dividends according to our dividend policy, we may not pay dividends according to our policy, or at all, if, among other things, Artisan Partners Holdings is unable to make distributions to us as a result of its operating results, cash requirements and financial condition, the applicable laws of the State of Delaware (which may limit the amount of funds available for distribution), its compliance with covenants and financial ratios related to indebtedness (including the notes and the revolving credit agreement) and its other agreements with third parties. Our note purchase and revolving credit agreements contain covenants limiting Artisan Partners Holdings’ ability to make distributions if a default has occurred and is continuing or would result from such a distribution. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

The terms of our convertible preferred stock prevent us from declaring or paying any dividend on our Class A common stock until we have paid to the convertible preferred stockholders an amount per share equal to the proceeds per preferred unit of any distributions we receive on the preferred units held by us plus the cumulative amount of any prior distributions made on the preferred units held by us which have not been paid to the convertible preferred stockholders, net of taxes, if any, payable by us on (without duplication) (i) allocations of taxable income related to such distributions and (ii) the distributions themselves, in each case in respect of the preferred units held by us. We intend to pay dividends on our convertible preferred stock promptly upon receipt of any distributions made on the preferred units of Artisan Partners Holdings that we hold in amounts sufficient to permit the declaration and payment of dividends on our Class A common stock.

Under the Delaware General Corporation Law, we may only pay dividends from legally available surplus or, if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Surplus is defined as the excess of the fair value of our total assets over the sum of the fair value of our total liabilities plus the par value of our outstanding capital stock. Capital stock is defined as the aggregate of the par value of all issued capital stock. To the extent we do not have sufficient cash to pay dividends, we may decide not to pay dividends. By paying cash dividends rather than investing that cash in our future growth, we risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations or unanticipated capital expenditures.

We are taxable as a corporation for U.S. federal income tax purposes and therefore holders of our Class A common stock will not be taxed directly on our earnings. Distributions of cash or other property that we pay to our stockholders will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax rules). If the amount of a distribution by us to our stockholders exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of a holder’s basis in the Class A common stock and thereafter as capital gain.

Artisan Partners Holdings’ Historical Distributions

Artisan Partners Holdings distributed all of the retained profits of the partnership available for distribution as of the date of the closing of our IPO to its pre-IPO partners. Approximately $40.0 million of the distribution was made immediately prior to our IPO, and the other approximately $65.3 million of the distribution was made following the closing of our IPO with a portion of the IPO net proceeds. During the second and third quarters of 2013, Artisan Partners Holdings distributed $20.4 million and $39.4 million, respectively, for income taxes as required under its partnership agreement to holders of its partnership units, including us. On July 17, 2013, we, acting as the general partner of Artisan Partners Holdings, declared a distribution of $19.1 million payable by Artisan Partners Holdings and that distribution was paid on August 22, 2013 to holders of its partnership units, including us. On October 22, 2013, we, acting as the general partner of Artisan Partners Holdings, declared a distribution of $21.4 million payable by Artisan Partners Holdings on November 22, 2013 to holders of its partnership units, including us.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2013 on an actual basis and on a pro forma basis after giving effect to the transactions described under “Unaudited Pro Forma Consolidated Financial Information”, including the application of net proceeds from this offering, based upon an assumed offering price of $58.38 per share of our Class A common stock (the last reported sale price for our Class A common stock on October 23, 2013). See “Use of Proceeds”.

You should read the following table in conjunction with the consolidated financial statements and related notes, “Unaudited Pro Forma Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The information presented in the following table assumes no exercise of the underwriters’ option to purchase additional shares of our Class A common stock.

	As of June 30, 2013
	Actual Artisan Partners Asset Management (unaudited)	Pro Forma Artisan Partners Asset Management (unaudited)
	(dollars in millions except per share amounts)
Cash and cash equivalents	$257.4	$256.3

Borrowings	200.0	200.0
Stockholders’ equity (deficit):
Class A common stock, $0.01 par value per share, 500,000,000 shares authorized, 12,712,279 outstanding on an actual basis and 17,512,279 outstanding on a pro forma basis	0.1	0.2
Class B common stock, $0.01 par value per share, 200,000,000 shares authorized and 25,839,002 outstanding on an actual and a pro forma basis	0.3	0.3
Class C common stock, $0.01 par value per share, 400,000,000 shares authorized, 28,834,161 outstanding on an actual basis and 25,223,148 outstanding on a pro forma basis	0.3	0.2
Convertible preferred stock, $0.01 par value per share, 15,000,000 shares authorized, 2,565,463 outstanding on an actual basis and 1,376,476 outstanding on a pro forma basis	74.7	40.1
Additional paid-in capital	(34.7)	(10.6)
Retained earnings (deficit)	8.7	—
Accumulated other comprehensive income (loss)	0.7	0.8
Treasury stock, at cost	—	—

Artisan Partners Asset Management stockholders’ equity (deficit)	50.1	31.0
Noncontrolling interests—Artisan Partners Holdings	(31.3)	24.4
Noncontrolling interests—Launch Equity	43.4	43.4

Total equity (deficit)	62.2	98.8

Total capitalization	$262.2	$298.8

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial statements present the consolidated statements of operations and financial position of Artisan Partners Asset Management and its subsidiaries, assuming that all of the transactions described below had been completed as of: (i) January 1, 2012, with respect to the unaudited pro forma consolidated statements of operations and (ii) June 30, 2013, with respect to the unaudited pro forma consolidated statement of financial position, excluding the IPO Reorganization which is reflected in our historical results as of June 30, 2013. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions.

The pro forma adjustments principally give effect to the following transactions:

•	the IPO Reorganization and the completion of our IPO on March 12, 2013; and

•	the following matters relating to this offering:

•

the offering of 4,800,000 shares of our Class A common stock by us at the assumed public offering price of $58.38 per share (the last reported sale price of our Class A common stock on October 23, 2013);

•

the application of the approximately $269.0 million of net proceeds from this offering to purchase from the H&F holders 3,611,013 preferred units (and cancellation of the corresponding shares of Class C common stock) and 1,188,987 shares of our convertible preferred stock;

•

the recording of a deferred tax asset as a result of the step-up in tax basis that is expected to result from the purchase by us of 3,611,013 preferred units held by the H&F holders and the liability that is expected to be incurred as a result under the tax receivable agreement that requires us to pay 85% of such benefits to the H&F holders; and

•	the termination of the CVRs.

Future exchanges of common and preferred units of Artisan Partners Holdings for shares of our Class A common stock or convertible preferred stock pursuant to the exchange agreement will be recorded at existing carrying value. Those exchanges will generate deferred tax assets and liabilities relating to our tax receivable agreements as discussed in footnote (c) to the Notes to Unaudited Pro Forma Consolidated Statements of Financial Condition as of June 30, 2013.

We have not made any pro forma adjustments to our general and administrative expense, or any of our other expense items, relating to reporting, compliance or investor relations costs, or other incremental costs that we may have incurred if we had been a public company prior to our IPO, including costs relating to compliance with Section 404 of Sarbanes-Oxley.

The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect our statement of operations or financial position that would have occurred had we operated as a public company throughout the periods presented. The unaudited pro forma consolidated financial information should not be relied upon as being indicative of our statement of operations or financial position had the transactions contemplated in connection with the IPO Reorganization, our IPO and this offering been completed on the dates assumed. The unaudited pro forma consolidated financial information also does not project the statement of operations or financial position for any future period or date. The information presented in this section of the prospectus assumes no exercise of the underwriters’ option to purchase additional shares of our Class A common stock.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2012

	APAM Historical	IPO Reorganization and IPO Adjustments		As Adjusted Before Offering	Offering Adjustments		APAM Pro Forma
	(dollars in millions, except per share amounts)
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$336.2	$—		$336.2	$—		$336.2
Separate accounts	167.8	—		167.8	—		167.8
Performance fees	1.6	—		1.6	—		1.6

Total revenues	505.6	—		505.6	—		505.6

Operating expenses
Compensation and benefits
Salaries, incentive compensation and benefits	227.3	—		227.3	—		227.3
Pre-offering related compensation—share-based awards	101.7	(19.2	)(a)	82.5	—		82.5
Pre-offering related compensation—other	54.1	(54.1	)(b)	—	—		—

Total compensation and benefits	383.1	(73.3)		309.8	—		309.8
Distribution and marketing	29.0	—		29.0	—		29.0
Occupancy	9.3	—		9.3	—		9.3
Communication and technology	13.2	—		13.2	—		13.2
General and administrative	23.9	0.5	(c)	24.4	—		24.4

Total operating expenses	458.5	(72.8)		385.7	—		385.7

Operating income	47.1	72.8		119.9	—		119.9
Non-operating income (loss)
Interest expense	(11.4)	(0.3	)(d)	(11.7)	—		(11.7)
Net gain (loss) of Launch Equity	8.8	—		8.8	—		8.8
Loss on debt extinguishment	(0.8)	0.8	(d)	—	—		—
Other income	(0.1)	0.8	(d)	0.7	—		0.7

Total non-operating income (loss)	(3.5)	1.3		(2.2)	—		(2.2)

Income before income taxes	43.6	74.1		117.7	—		117.7
Provision for income taxes	1.0	14.7	(e)	15.7	3.5	(e)	19.2

Income from continuing operations before nonrecurring charges directly attributable to the transactions	42.6	59.4		102.0	(3.5)		98.5
Less: Net income attributable to noncontrolling interests—Artisan Partners Holdings	33.8	51.8	(f)	85.6	(5.7	)(f)	79.9
Less: Net income attributable to noncontrolling interests—Launch Equity	8.8	—		8.8	—		8.8

Net income (loss) attributable to Artisan Partners Asset Management before nonrecurring charges directly attributable to the transactions(h)	$—	$7.6		$7.6	$2.2		$9.8

Basic and diluted net income per share attributable to Artisan Partners Asset Management Class A common stockholders before nonrecurring charges directly attributable to the transactions(h)							$0.52	(g)
Shares used in basic net income per share							17,528,949	(g)
Shares used in diluted net income per share							18,905,425	(g)

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2013

	APAM Historical	IPO Reorganization and IPO Adjustments		As Adjusted Before Offering	Offering Adjustments		APAM Pro Forma
	(dollars in millions, except per share amounts)
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$209.2	$—		$209.2	$—		$209.2
Separate accounts	101.0	—		101.0	—		101.0
Performance fees	—	—		—	—		—

Total revenues	310.2	—		310.2	—		310.2

Operating expenses
Compensation and benefits
Salaries, incentive compensation and benefits	141.9	—		141.9	—		141.9
Pre-offering related compensation—share-based awards	357.1	(308.7	)(a)	48.4	—		48.4
Pre-offering related compensation—other	143.0	(143.0	)(b)	—	—		—

Total compensation and benefits	642.0	(451.7)		190.3	—		190.3
Distribution and marketing	17.0	—		17.0	—		17.0
Occupancy	5.2	—		5.2	—		5.2
Communication and technology	6.9	—		6.9	—		6.9
General and administrative	12.1	—		12.1	—		12.1

Total operating expenses	683.2	(451.7)		231.5	—		231.5

Operating income	(373.0)	451.7		78.7	—		78.7
Non-operating income (loss)
Interest expense	(6.1)	0.3	(d)	(5.8)	—		(5.8)
Net gain on the valuation of contingent value rights	33.4	—		33.4	(33.4	)(i)	—
Net gain (loss) of Launch Equity	3.6	—		3.6	—		3.6

Total non-operating income (loss)	30.9	0.3		31.2	(33.4)		(2.2)

Income before income taxes	(342.1)	452.0		109.9	(33.4)		76.5
Provision for income taxes	10.3	2.5	(e)	12.8	(1.0	)(e)	11.8

Income from continuing operations before nonrecurring charges directly attributable to the transactions	(352.4)	449.5		97.1	(32.4)		64.7
Less: Net income attributable to noncontrolling interests—Artisan Partners Holdings	(364.7)	448.2	(f)	83.5	(29.9	)(f)	53.6
Less: Net income attributable to noncontrolling interests—Launch Equity	3.6	—		3.6	—		3.6

Net income (loss) attributable to Artisan Partners Asset Management before nonrecurring charges directly attributable to the transactions(h)	$8.7	$1.3		$10.0	$(2.5)		$7.5

Basic and diluted net income per share attributable to Artisan Partners Asset Management Class A common stockholders before nonrecurring charges directly attributable to the transactions(h)	$0.57 (g)						$0.40	(g)
Weighted average basic common shares outstanding	12,728,949						17,528,949	(g)
Weighted average diluted common shares outstanding	15,294,412						18,905,425	(g)

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2012 and the Six Months Ended June 30, 2013

(a)

Under the Class B grant agreements in effect prior to the IPO Reorganization and our IPO, Artisan Partners Holdings was required to redeem Class B common units upon the termination of employment of any holder of Class B common units. Historically, Artisan Partners Holdings recorded the Class B common units as a liability and recognized compensation expense for the distributions on those units and for changes in the value of the liability. As part of the IPO Reorganization, the Class B grant agreements were amended to eliminate the cash redemption feature. As a result, we no longer account for the Class B common units as liability awards and distributions on the awards are no longer recorded as compensation expense. We record compensation expense for the fair value of the unvested awards of Class B common units as of the close of the IPO Reorganization over the remaining vesting period. These pro forma adjustments represent the compensation expense that would be recorded had the IPO Reorganization occurred on January 1, 2012.

We have eliminated the historical compensation expense recognized for the change in the value of the liability award of $101.7 million and $41.9 million for the year ended December 31, 2012 and six months ended June 30, 2013, respectively. In addition, for the six months ended June 30, 2013, we eliminated the one-time expense of $287.3 million incurred as a result of the amendment of the awards (based on the difference between the carrying value of the liability associated with the vested Class B common units immediately prior to our IPO and the value based on the $30.00 offering price per share of Class A common stock in our IPO).

As of January 1, 2012, the total value of unvested Class B common units would have been $332.1 million, based on the IPO price of $30.00 per share of Class A common stock and assuming 11,068,596 unvested Class B common units. We have included $82.5 million of expense that would have been recognized in 2012 based upon the unvested balance of Class B awards as of January 1, 2012 of $332.1 million, which is amortized over the remaining vesting period for each award. We have included $20.5 million of expense that would have been recognized for the six months ended June 30, 2013 in addition to $27.9 million already recorded.

Based on the IPO price of $30.00 per share of Class A common stock and 7,623,997 unvested Class B common units as of March 12, 2013, the closing date of our IPO, the total value of unvested Class B common units as of such date was $228.7 million. As a result of the vesting requirements associated with the awards, we will recognize the following non-cash compensation charges from the closing date of our IPO through 2017:

(in millions)
2013 (partial year, from the close of our IPO)	$76.0
2014	$65.2
2015	$43.1
2016	$29.8
2017	$14.6

Total	$228.7

Subsequent to June 30, 2013, our board of directors approved the issuance of 1,575,157 restricted shares of Class A common stock to our employees and employees of our subsidiaries. Total compensation expense associated with these awards is expected to be approximately $79.2 million, which will be recognized over the five-year vesting period. This expense has not been included in the Unaudited Pro Forma Consolidated Statement of Operations as it was not done in contemplation of our IPO and the IPO Reorganization or this offering.

(b)

As discussed in footnote (a) above, as part of the IPO Reorganization, we amended the Class B grant agreements to eliminate the cash redemption feature. Accordingly, we no longer record as compensation expense distributions on the Class B common units. This pro forma adjustment eliminates historical compensation expense associated with distributions of $54.1 million and $65.7 million for the year ended

December 31, 2012 and six months ended June 30, 2013, respectively. In addition, for the six months ended June 30, 2013, we have eliminated (i) $56.8 million of expense associated with cash incentive compensation payments made to certain portfolio managers in connection with our IPO and (ii) $20.5 million of expense relating to profits after our IPO otherwise allocable and distributable, in the aggregate, to our pre-IPO non-employee partners that instead are allocated and distributed to certain of our employee-partners.

(c)

We plan to grant to our non-employee directors an annual award of restricted stock units aggregating $0.5 million each year, all of which will vest upon grant. The first annual award totaling $0.5 million was made in connection with our IPO and each subsequent award aggregating $0.5 million is expected to be made at the beginning of each fiscal year. This adjustment represents the increase in expense for the year ended December 31, 2012 associated with the restricted stock units we expect to award each year. No adjustment is needed for the six months ended June 30, 2013 because the expense associated with the awards is included in the historical results for that period.

(d)	These pro forma adjustments represent:

(i)	for the year ended December 31, 2012, the full year impact of the increase in interest expense associated with the issuance of $200.0 million in unsecured notes and the execution of a $100.0 million five-year revolving credit facility ($90.0 million of which was drawn), the reduction of interest expense associated with the repayment of all of the then-outstanding principal amount of our term loan and expenses relating to the termination of our interest rate swaps, all of which occurred in August 2012;

(ii)	for both the year ended December 31, 2012 and six months ended June 30, 2013, the elimination of interest expense associated with the $90.0 million of principal amount drawn under the revolving credit facility, which was repaid in full at the time of our IPO; and

(iii)	for the year ended December 31, 2012, the elimination of $0.8 million of loss on debt extinguishment and $0.8 million of other debt financing expenses that occurred as a result of the debt financing transaction.

(e)

Represents the impact of foreign, U.S. federal and U.S. state income taxes that Artisan Partners Asset Management incurs as a corporation on its allocable portion of the income of Artisan Partners Holdings. Prior to the completion of our IPO on March 12, 2013, our business was historically organized as a partnership and was not subject to U.S. federal and certain U.S. state income taxes.

The provision for income taxes from operations differs from the amount of income tax computed by applying the applicable U.S. statutory federal income tax rate to income before provision for income taxes as follows:

	For the Year Ended December 31, 2012						For the Six Months Ended June 30, 2013
	IPO Reorganization and IPO			Offering			IPO Reorganization and IPO			Offering
Federal Statutory Rate	$41.2	35.0%		$41.2	35.0%		$38.5	35.0%		$26.8	35.0%
Non-deductible share-based compensation	6.4	5.4%		7.8	6.6%		2.1	1.9%		2.6	3.4%
Rate benefit from the flow through entity	(32.8)	(27.9%	)	(31.0)	(26.3%	)	(30.8)	(28.0%	)	(20.3)	(26.5%	)
Other	0.9	0.8%		1.2	0.9%		3.0	2.8%		2.7	3.6%

Provision for income taxes/Effective Tax Rate	$15.7	13.3%		$19.2	16.2%		$12.8	11.7%		$11.8	15.5%

Our effective tax rate includes a rate benefit attributable to the fact that, following our IPO and after this offering, approximately 78% and 73%, respectively, of Artisan Partners Holdings’ earnings will be attributable to other partners and will not be taxable to us. This favorable impact is partially offset by the impact of certain permanent items, primarily attributable to certain compensation-related expenses that are not deductible for tax purposes. Absent these items, our pro forma effective tax rate, on the portion of Artisan Partners Holdings’ income attributable to us, would be approximately 36%.

The rate benefit from the flow through entity primarily represents the portion of the tax effected (at statutory rates) consolidated pro forma income before tax attributable to the common and preferred units of Artisan Partners Holdings. The federal and state income taxes on the earnings attributable to the common and preferred units of Artisan Partners Holdings would be payable directly by the partners of Artisan Partners Holdings.

(f)

The common and preferred units owned by the limited partners of Artisan Partners Holdings are noncontrolling interests for financial accounting purposes. The amount attributable to noncontrolling interests represents the pro forma income of Artisan Partners Holdings attributable to those partners (78% on a pro forma basis after the IPO Reorganization and our IPO, and 73% after this offering).

The pro forma net income attributable to noncontrolling interest is computed as follows:

	For the Year Ended December 31, 2012		For the Six Months Ended June 30, 2012
	Reorganization and IPO	Offering	Reorganization and IPO	Offering
	(dollars in millions)
Income before income taxes	$117.7	$117.7	$109.9	$76.5
Less: Noncontrolling interest attributable to Launch Equity	8.8	8.8	3.6	3.6
Less: Artisan Partners Holdings’ unincorporated business tax			0.8	0.8
Plus: Direct expenses of Artisan Partners Asset Management	0.5	0.5	1.3	1.3

Net income of Artisan Partners Holdings	109.4	109.4	106.8	73.4
Noncontrolling interest % held by partners of Artisan Partners Holdings	78.2%	73.0%	78.2%	73.0%

Noncontrolling interest attributable to Artisan Partners Holdings partners	$85.6	$79.9	$83.5	$53.6

(g)

Our IPO and the IPO Reorganization closed on March 12, 2013. All income for the period prior to that date was entirely attributable to noncontrolling interest and, as a result, earnings per share is not included in the APAM historical results for the year ended December 31, 2012.

The pro forma basic and diluted net income per share calculation includes 4,800,000 shares of our Class A common stock assumed to be sold in this offering for which the proceeds received from the sale of such shares will be used to purchase preferred units of Artisan Partners Holdings and shares of our convertible preferred stock, as described under “Use of Proceeds”.

The purchase price of the convertible preferred stock in connection with this offering exceeds the carrying value of the convertible preferred stock by $26.6 million, and as a result is considered a deemed dividend. However, as this deemed dividend occurs in the year of the offering and not thereafter, the impact of the deemed dividend is excluded from the pro forma net income per share calculation. See footnote (b) to the Unaudited Pro Forma Consolidated Statement of Financial Condition for additional information.

The assumed exchange of units of Artisan Partners Holdings for Class A common stock in the future would have an antidilutive effect and, accordingly, the effect of such exchange has been excluded from pro forma basic and diluted net income per share attributable to Class A common stockholders.

We have issued 16,670 restricted stock units to our non-employee directors, all of which vested upon grant and are included in the shares used to calculate pro forma basic and diluted net income per share. Refer to footnote (c) above for additional information on this award.

The net income attributable to our Class A common stockholders before nonrecurring charges directly attributable to the transactions, which include the IPO Reorganization, our IPO and this offering, is reduced by $0.7 million and $0.5 million of income that is attributable to our convertible preferred stock for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively.

Income available to Class A common stockholders for purposes of net income per share after giving effect to the IPO Reorganization, our IPO and this offering can be derived as follows:

	For the Year Ended December 31, 2012			For the Six Months Ended June 30, 2013
	APAM Pro Forma	Class A Common Stockholders	Convertible Preferred Stockholders	APAM Pro Forma	Class A Common Stockholders	Convertible Preferred Stockholders
	(dollars in millions, except per share amounts)
Net income attributable to Artisan Partners Asset Management before nonrecurring charges directly attributable to the transactions	$9.8	$9.8	$9.8	$7.5	$7.5	$7.5
Economic ownership of Artisan Partners Asset Management	100%	93%	7%	100%	93%	7%

Income available to Class A common stockholders and convertible preferred stockholders	9.8	9.1	0.7	7.5	7.0	0.5
Shares used in basic net income per share		17,528,949	1,376,476		17,528,949	1,376,476
Shares used in diluted net income per share	18,905,425			18,905,425
Basic and diluted net income per share attributable to Artisan Partners Asset Management Class A common stockholders before nonrecurring charges directly attributable to the transactions	$0.52	$0.52		$0.40	$0.40

(h)

In connection with the IPO Reorganization and our IPO, we incurred nonrecurring charges of $287.3 million as of the closing date of the IPO as a result of the modification of our Class B grant agreements, as discussed in footnote (a) above. In addition, as discussed in footnote (b) above, we (i) made bonus payments aggregating approximately $56.8 million to certain of our portfolio managers in connection with our IPO, (ii) incurred compensation expense aggregating $20.5 million representing reallocated distributions of profits and (iii) incurred approximately $65.7 million of expense associated with distributions on Class B common units as part of the IPO Reorganization. As part of the IPO Reorganization, we amended the Class B grant agreements to eliminate the cash redemption feature and distributions on our Class B common units are no longer recorded as compensation expense. To present the pro forma consolidated statement of operations as though the IPO Reorganization, our IPO and this offering had been completed as of January 1, 2012, we have removed these nonrecurring charges from the pro forma consolidated statement of operations for the six months ended June 30, 2013. We have not included the impact of these charges in the pro forma consolidated statement of operations for the year ended December 31, 2012 because the adjustments only occurred in the year of our IPO and not thereafter.

(i)	Represents the elimination of the gain on the valuation of the CVRs as result of the termination of the CVRs in connection with this offering.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL CONDITION As of June 30, 2013

	APAM Actual	Offering Adjustments		APAM Pro Forma
	(dollars in millions)
Assets
Cash and cash equivalents	$257.4	$267.9	(a)	$256.3
		(269.0	)(b)
Cash and cash equivalents of Launch Equity	16.1	—		16.1
Accounts receivable	53.8	—		53.8
Investment securities	22.2	—		22.2
Investment securities of Launch Equity	60.1	—		60.1
Property and equipment, net	8.7	—		8.7
Deferred tax assets	64.5	110.8	(c)	174.4
		(0.8	)(c)
		(0.1	)(d)
Prepaid expenses and other assets	8.2			8.2

Total assets	$491.0	$108.8		$599.8

Liabilities and stockholders’ equity (deficit)
Accounts payable, accrued expenses, and other liabilities	50.3	—		50.3
Accrued incentive compensation	70.1	—		70.1
Amounts payable under tax receivable agreements	53.6	94.2	(c)	147.8
Borrowings	200.0	—		200.0
Contingent value rights	22.0	(22.0	)(b)	—
Payables of Launch Equity	0.1	—		0.1
Securities sold, not yet purchased of Launch Equity	32.7	—		32.7

Total liabilities	428.8	72.2		501.0
Stockholders’ permanent equity (deficit)
Common stock
Class A common stock	0.1	0.1	(a)	0.2
Class B common stock	0.3	—		0.3
Class C common stock	0.3	(0.1	)(b)	0.2
Convertible preferred stock	74.7	(34.6	)(b)	40.1
Additional paid-in capital	(34.7)	267.8	(a)	(10.6)
		(215.9	)(b)
		15.8	(c)
		(43.6	)(d)
Retained earnings	8.7	(8.7	)(b)	—
Accumulated other comprehensive income (loss)	0.7	0.1	(d)	0.8

Total stockholders’ permanent equity	50.1	(19.1)		31.0

Noncontrolling interest—Artisan Partners Holdings	(31.3)	12.3	(b)	24.4
		43.4	(d)
Noncontrolling interest—Launch Equity	43.4	—		43.4

Total equity (deficit)	62.2	36.6		98.8

Total liabilities and stockholders’ permanent equity (deficit)	$491.0	$108.8		$599.8

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Statement of Financial Condition

As of June 30, 2013

(a)

Represents the issuance of 4,800,000 shares of our Class A common stock, par value $0.01 per share, in this offering, including (i) the par value of the Class A common stock, (ii) the additional paid-in capital representing the gross proceeds less the amount attributable to the par value and (iii) the deduction from additional paid-in capital of $11.2 million related to the underwriting discount and $1.1 million of estimated expenses. The gross proceeds are based on the assumed public offering price of $58.38 per share (the last reported sale price of our Class A common stock on October 23, 2013). A $1.00 change in the assumed public offering price will increase or decrease the net proceeds we will receive by $4.6 million.

(b)

Represents our purchase of 3,611,013 preferred units of Artisan Partners Holdings and 1,188,987 shares of our convertible preferred stock with the net proceeds of this offering (assuming an underwriting discount of $11.2 million). The CVR liability is eliminated as a result of the termination of the CVRs in connection with this offering. The computation of the purchase of preferred units and shares of convertible preferred stock is as follows:

	Preferred Units	Convertible Preferred Stock	Total
Offering proceeds, net of underwriting discount	$202.4	$66.6	$269.0
Value attributable to elimination of CVRs	16.6	5.4	22.0

Value attributable to purchase of preferred units / convertible preferred stock	185.8	61.2	247.0
Carrying value of preferred units / convertible preferred stock	110.6	34.6	145.2

Deemed distribution	$75.2	$26.6	$101.8

Convertible preferred stock on the pro forma statement of financial condition will be reduced by the carrying value of the purchased convertible stock of $34.6 million. Non-controlling interest will be reduced by the carrying value of the preferred units of $110.6 million. The par value relating to the cancellation of the Class C common stock is $0.1 million which increases additional paid-in capital.

Our repurchase of preferred units of Artisan Partners Holdings results in us holding additional GP units in Artisan Partners Holdings and a change of our ownership interest in Artisan Partners Holdings. Because we maintain control of Artisan Partners Holdings, changes in our ownership interest in Artisan Partners Holdings are treated as equity transactions.

The total consideration paid of $269.0 million (assuming an underwriting discount of $11.2 million) exceeds the CVR liability and the carrying value of the preferred unit holders and convertible preferred stockholders by $101.8 million, of which $8.7 million is recorded as a reduction of retained earnings and the remaining $93.1 million is recorded as a reduction to additional paid-in capital. The equity impact at Artisan Partners Holdings is allocated between us and the non-controlling common unit holders of Artisan Partners Holdings based upon the respective ownership interests and results in an increase of $122.9 million to non-controlling interest and a corresponding reduction to our additional paid-in capital.

(c)	Reflects the recognition of deferred tax assets as a result of our purchase of preferred units from the H&F holders and the recognition of tax liabilities related to our tax receivable agreements.
Under one of the tax receivable agreements, we will be required to pay to each holder of limited partnership units of Artisan Partners Holdings 85% of the applicable cash savings, if any, in U.S. federal and state income tax that we actually realize as a result of certain tax attributes of units exchanged by, or purchased from, such holder or that are created as a result of such exchanges or purchases.

The deferred tax asset relating to and the amount payable under that tax receivable agreement are $110.8 million and $94.2 million, respectively, based on the assumed public offering price of $58.38 per share of our Class A common stock (the last reported sale price of our Class A common stock on October 23, 2013) and our purchase of 3,611,013 preferred units. A $1.00 change in the assumed public offering price will increase or decrease the deferred tax asset, and the amount payable under, the tax receivable agreement by $1.8 million and $1.5 million, respectively. The computation of the deferred tax asset takes into account additional tax benefits and additional potential payments triggered by payments made under the tax receivable agreements.

The pro forma deferred tax asset adjustment is based on the assumed offering price per share of $58.38 (the last reported sale of our Class A common stock on October 23, 2013) and an incremental tax rate of 35.8%. The pro forma adjustment for the amounts payable under the tax receivable agreements represents 85% of the assets subject to the tax receivable agreements. The net deferred tax asset is shown as an increase to paid-in capital within the pro forma statement of financial condition. Any payments made under the tax receivable agreements may give rise to additional tax benefits and additional potential payments under the tax receivable agreements.

In determining the future realization of the potential tax benefits associated with the purchases and exchanges of partnership units of Artisan Partners Holdings, we have applied a 5% growth rate assumption to our actual results for the fiscal year ended December 31, 2012. We project that we will be able to fully realize the potential tax benefits of this transaction.

The computation of the deferred tax asset pro forma adjustment is as follows:

Amount (dollars in millions)
Total 743(b) gain associated with the purchase of 3,611,013 preferred units of Artisan Partners Holdings	$286.2
Plus: Imputed Interest	23.4

Total tax benefit	309.6
Assumed future effective tax rate	35.8%

Tax deduction associated with the purchase of preferred units of Artisan Partners Holdings	110.8
Reduced deferred tax assets	(0.8)

Total deferred tax asset pro forma adjustment	$110.0

We compute the tax receivable agreement deferred tax asset by applying IRC Section 743(b) and the corresponding treasury regulations. The 743(b) rules determine the amount of our amortizable tax basis step-up generated by a partner’s exchange or sale of partnership units. The step-up is generally equal to exchange or sale proceeds less the partner’s basis in the underlying partnership units. Proceeds typically include any partnership debt associated with the partnership units exchanged or sold. A partner’s basis in the partnership units is typically equal to the original purchase price of the partnership units, if any, plus or minus other adjustments over time. A net increase to additional paid-in capital is recorded for 15% of the realizable tax benefits resulting from the tax receivable agreement relating to the exchange or sale of units in the amount of $16.6 million. In addition, a net decrease to additional paid-in capital is recorded for the elimination of $1.5 million of deferred tax assets associated with the CVRs that will be eliminated in connection with this offering, partially offset by the recognition of additional deferred tax assets of $0.7 million as a result of our increased ownership in Artisan Partners Holdings.

We anticipate that we will account for the income tax effects and corresponding tax receivable agreement effects resulting from future taxable exchanges or sales of partnership units by limited partners of Artisan Partners Holdings by recognizing an increase in our deferred tax assets, based on enacted tax rates at the date of the exchange or sale. Further, we will evaluate the likelihood that we will realize the benefit represented by the deferred tax asset and, to the extent that we estimate that it is more likely than not that we will not realize the benefit, we will reduce the carrying amount of the deferred tax asset with a valuation allowance. We expect to record the estimated amount of the increase in deferred tax assets, net of any valuation allowance, directly in additional paid-in capital, offset by the liability for the expected amount we will pay the limited partners who have exchanged or sold partnership units under the tax receivable agreement (85% of the actual reduction in tax payments), estimated using assumptions consistent with those used in estimating the net deferred tax assets. Therefore, at the date of an exchange or sale of partnership units, the net effect of the accounting for income taxes and the tax receivable agreement on our financial statements will be a net increase to paid-in capital of 15% of the estimated realizable tax benefit. The effect of subsequent changes in any of our estimates after the date of the exchange or sale will be included in net income. Similarly, the effect of changes in enacted tax rates and in applicable tax laws will be included in net income. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding tax receivable payments from these tax attributes. Future deferred tax assets or amounts payable by us resulting from our tax receivable agreements discussed above would be in addition to amounts related to this offering.

(d)

The common and preferred units owned by the limited partners of Artisan Partners Holdings are noncontrolling interests for financial accounting purposes. Changes in our interest in Artisan Partners Holdings are accounted for as equity transactions and the carrying amount of the noncontrolling interest is adjusted to reflect the change in our ownership interest in Artisan Partners Holdings.

As a result of our purchase of preferred units of Artisan Partners Holdings and shares of our convertible preferred stock from the H&F holders, our economic interest in the deficit of Artisan Partners Holdings will increase from 21% to 27% (excluding preferred units and shares of our convertible preferred stock).

As a result of these reallocations of our historical equity, a deficit of $43.6 million was transferred to additional paid-in capital from noncontrolling interests in Artisan Partners Holdings. Additionally, accumulated other comprehensive income is adjusted to reflect the change in ownership interest through a $0.2 million reduction to noncontrolling interest and a $0.1 million increase to accumulated other comprehensive income, net of $0.1 million deferred taxes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth selected historical consolidated financial data of Artisan Partners Asset Management as of the dates and for the periods indicated. The selected consolidated statements of operations data for the years ended December 31, 2012, 2011 and 2010 and the consolidated statements of financial condition data as of December 31, 2012 and 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statements of operations data for the six months ended June 30, 2013 and 2012 and the consolidated statement of financial condition as of June 30, 2013 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The historical consolidated financial statements are the combined results of Artisan Partners Asset Management and Artisan Partners Holdings. Because Artisan Partners Asset Management and Artisan Partners Holdings were under common control at the time of the IPO Reorganization, Artisan Partners Asset Management’s acquisition of control of Artisan Partners Holdings was accounted for as a transaction among entities under common control. Artisan Partners Asset Management has been allocated a part of Artisan Partners Holdings’ net income since March 12, 2013, when it became Artisan Partners Holdings’ general partner. Our unaudited consolidated financial statements have been prepared on substantially the same basis as our audited consolidated financial statements and include all adjustments that we consider necessary for a fair statement of our consolidated results of operations and financial condition for the periods and as of the dates presented therein. Our results for the six months ended June 30, 2013 are not necessarily indicative of our results for a full fiscal year.

You should read the following selected historical consolidated financial data and the unaudited pro forma financial information together with “Unaudited Pro Forma Consolidated Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and the related notes included elsewhere in this prospectus.

	Six Months Ended June 30, (unaudited)		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(dollars in millions except per share amounts)
Statements of Operations Data:
Revenues
Management fees
Mutual funds	$209.2	$160.3	$336.2	$305.2	$261.6	$197.2	$249.8
Separate accounts	101.0	79.9	167.8	145.8	117.8	95.5	103.5
Performance fees	—	0.3	1.6	4.1	2.9	3.5	3.7

Total revenues	310.2	240.5	505.6	455.1	382.3	296.2	357.0
Operating Expenses
Salaries, incentive compensation and benefits	141.9	109.3	227.3	198.6	166.6	132.9	147.0
Pre-offering related compensation—share-based awards	357.1	29.9	101.7	(21.1)	79.1	41.8	(108.9)
Pre-offering related compensation—other	143.0	21.9	54.1	55.7	17.6	2.5	57.9

Total compensation and benefits	642.0	161.1	383.1	233.2	263.3	177.2	96.0
Distribution and marketing	17.0	14.2	29.0	26.2	23.0	17.8	20.1
Occupancy	5.2	4.5	9.3	9.0	8.1	8.0	7.1
Communication and technology	6.9	6.4	13.2	10.6	9.9	10.1	14.3
General and administrative	12.1	8.4	23.9	21.8	12.8	10.0	10.6

Total operating expenses	683.2	194.6	458.5	300.8	317.1	223.1	148.1

Operating income (loss)	(373.0)	45.9	47.1	154.3	65.2	73.1	208.9
Non-operating income (loss)
Interest expense	(6.1)	(5.2)	(11.4)	(18.4)	(23.0)	(24.9)	(26.5)
Net gain on the valuation of contingent value rights	33.4	—	—	—	—	—	—
Net gain (loss) of Launch Equity	3.6	1.5	8.8	(3.1)	—	—	—
Loss on debt extinguishment	—	—	(0.8)	—	—	—	—
Other income (loss)	—	(0.1)	(0.1)	(1.6)	1.6	—	0.9

Total non-operating income (loss)	30.9	(3.8)	(3.5)	(23.1)	(21.4)	(24.9)	(25.6)

	Six Months Ended June 30, (unaudited)		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(dollars in millions except per share amounts)
Income (loss) before income taxes	(342.1)	42.1	43.6	131.2	43.8	48.2	183.3
Provision for income taxes	10.3	0.6	1.0	1.2	1.3	—	—

Net income (loss) before noncontrolling interests	(352.4)	41.5	42.6	130.0	42.5	48.2	183.3
Less: Net income (loss) attributable to noncontrolling interests—Artisan Partners Holdings LP	(364.7)	40.0	33.8	133.1	42.5	48.2	183.3
Less: Net income (loss) attributable to noncontrolling interests—Launch Equity	3.6	1.5	8.8	(3.1)	—	—	—

Net income (loss) attributable to Artisan Partners Asset Management Inc.	$8.7	$—	$—	$—	$—	$—	$—

Per Share Data:
Earnings per basic and diluted common share	$0.57	$—	$—	$—	$—	$—	$—
Weighted average basic common shares outstanding	12,728,949	—	—	—	—	—	—
Weighted average diluted common shares outstanding	15,294,412	—	—	—	—	—	—

	As of June 30, 2013 (unaudited)	As of December 31,
		2012	2011	2010	2009	2008
	(dollars in millions)
Statement of Financial Condition Data:
Cash and cash equivalents	$257.4	$141.2	$127.0	$159.0	$101.8	$35.9
Total assets	491.0	287.6	224.9	209.9	145.7	71.6
Borrowings(1)	200.0	290.0	324.8	380.0	400.0	400.0
Total liabilities	428.8	603.1	508.8	589.3	545.7	509.0
Temporary equity—redeemable preferred units(2)	—	357.2	357.2	357.2	357.2	357.2
Total equity (deficit)	$62.2	$(672.7)	$(641.1)	$(736.6)	$(757.2)	$(794.6)

(1)

In August 2012, we issued $200 million in unsecured notes and entered into a $100 million five-year revolving credit agreement. We used the proceeds of the notes and $90 million drawn from the revolving credit facility to prepay all of the then-outstanding principal amount of our $400 million term loan. We used a portion of the net proceeds of our IPO to repay all of the $90 million drawn from the revolving credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

(2)

Under the terms of Artisan Partners Holdings’ limited partnership agreement in effect prior to the IPO Reorganization, the holders of the preferred units had a right to put such units to the partnership on July 3, 2016 under certain circumstances.

The following table sets forth certain of our selected operating data as of the dates and for the periods indicated:

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(dollars in millions)
Selected Unaudited Operating Data:
Assets under management(1)	$85,791	$64,072	$74,334	$57,104	$57,459	$46,788	$30,577
Net client cash flows(2)	3,600	2,758	5,813	1,960	3,410	2,556	(1,783)
Market appreciation (depreciation)(3)	$7,857	$4,210	$11,417	$(2,315)	$7,261	$13,655	$(23,108)

(1)	Reflects the dollar value of assets we managed for our clients in our strategies as of the last day of the period.

(2)

Reflects the dollar value of assets our clients placed with us for management, and withdrew from our management, during the period, excluding appreciation (depreciation) due to market performance and fluctuations in exchange rates.

(3)

Represents the appreciation (depreciation) of the value of our assets under management during the period due to market performance and fluctuations in exchange rates, as well as income, such as dividends, earned on assets under management.

Our management uses non-GAAP measures (referred to as “adjusted” measures) of net income and operating income to evaluate the profitability and efficiency of the underlying operations of our business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) pre-offering related compensation (as described below), (2) the net gain (loss) on the CVRs (which will be terminated in connection with this offering), and (3) the non-operational complexities of our structure by adding back non-controlling interests and assuming all income of Artisan Partners Holdings is allocated to us. Management believes these non-GAAP measures provide more meaningful information to analyze our profitability and efficiency between periods and over time. We have included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the company.

Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Our non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. Our non-GAAP measures presented below are as follows:

•

Adjusted net income represents net income excluding the impact of (1) pre-offering related compensation and (2) net gain (loss) on the CVRs, and reflects income taxes as if all outstanding limited partnership units of Artisan Partners Holdings and all shares of our convertible preferred stock were exchanged for or converted into shares of our Class A common stock on a one-for-one basis. Assuming the full exchange and conversion, all income of Artisan Partners Holdings is treated as if it were allocated to us, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate of 35.8%, reflecting assumed federal, state and local income taxes.

•	Adjusted operating income represents the operating income (loss) of the consolidated company excluding pre-offering related compensation.

•	Adjusted operating margin is calculated by dividing adjusted operating income by our total revenues.

For the six months ended June 30, 2013, “pre-offering related compensation” includes (1) expense resulting from cash incentive compensation payments triggered by our IPO and expense associated with the reallocation of post-IPO profits from certain pre-IPO partners to employee-partners, (2) one-time expense, resulting from the modification of the Class B common unit awards at the time of our IPO, based on the difference between the carrying value of the liability associated with the vested Class B common units immediately prior to our IPO and the value based on the offering price per share of Class A common stock in our IPO, (3) the amortization of unvested Class B common units of Artisan Partners Holdings that were granted prior to our IPO and (4) the elements listed in the following sentence. For the six months ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011, 2010, 2009, and 2008, pre-offering related compensation includes (1) distributions to the Class B limited partners of Artisan Partners Holdings, (2) redemptions of Class B common units and (3) changes in the value of Class B liability awards, in each case occurring during the respective period.

For a further discussion of our adjusted measures, including the presentation of adjusted net income per adjusted share and adjusted EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Supplemental Non-GAAP Financial Information”.

The following table shows the adjusted net income, adjusted operating income and adjusted operating margin for Artisan Partners Asset Management for the six months ended June 30, 2013 and 2012, and the years ended December 31, 2012, 2011, 2010, 2009 and 2008 as well as a reconciliation from GAAP financial measures to non-GAAP measures for the periods presented:

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(dollars in millions)
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$8.7	$—	$—	$—	$—	$—	$—
Add back: Net income (loss) attributable to noncontrolling interests—Artisan Partners Holdings	(364.7)	40.0	33.8	133.1	42.5	48.2	183.3
Add back: Provision for income taxes	10.3	0.6	1.0	1.2	1.3	—	—
Add back: Pre-offering related compensation—share-based awards	357.1	29.9	101.7	(21.1)	79.1	41.8	(108.9)
Add back: Pre-offering related compensation—other	143.0	21.9	54.1	55.7	17.6	2.5	57.9
Less: Net gain on the valuation of contingent value rights	33.4	—	—	—	—	—	—
Less: Adjusted provision for income taxes	43.3	33.1	68.2	60.5	50.3	33.1	47.4

Adjusted net income (Non-GAAP)	$77.7	$59.3	$122.4	$108.4	$90.2	$59.4	$84.9

Operating income (loss) (GAAP)	$(373.0)	$45.9	$47.1	$154.3	$65.2	$73.1	$208.9
Add back: Pre-offering related compensation—share-based awards	357.1	29.9	101.7	(21.1)	79.1	41.8	(108.9)
Add back: Pre-offering related compensation—other	143.0	21.9	54.1	55.7	17.6	2.5	57.9

Adjusted operating income (Non-GAAP)	$127.1	$97.7	$202.9	$188.9	$161.9	$117.4	$157.9
Operating margin (GAAP)	(120.2)%	19.1%	9.3%	33.9%	17.1%	24.7%	58.5%
Adjusted operating margin (Non-GAAP)	41.0%	40.6%	40.1%	41.5%	42.3%	39.6%	44.2%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the factors described under the caption “Risk Factors” and elsewhere in this prospectus. The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

We are an independent investment management firm focused on providing high-value added, active investment strategies to sophisticated clients globally. Our operations are conducted through Artisan Partners Holdings and its subsidiaries. We derive essentially all of our revenues from investment management fees. Our fees are based on a specified percentage of our clients’ average assets under our management, except for a limited number of institutional separate account clients with which we have a fee arrangement that has a component based on the investment performance we achieve for that client. We operate our business in a single segment.

We currently have five autonomous investment teams that oversee 13 distinct U.S., non-U.S. and global investment strategies. Each strategy is offered through multiple investment vehicles to accommodate a broad range of client mandates.

As of June 30, 2013, we had $85.8 billion in assets under management. From June 30, 2013 to October 25, 2013, our assets under management increased to $101.0 billion.

Factors Impacting Our Results of Operations

Economic Environment

Global equity market conditions can materially affect our financial performance. The following table presents the total returns of the S&P 500 and MSCI All Country World indices for the six months ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010:

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2013	2012	2012	2011	2010
S&P 500 total returns	13.8%	9.5%	16.0%	2.1%	15.1%
MSCI All World total returns	6.1%	5.7%	16.1%	(7.4)%	12.7%

IPO and Organizational Restructuring

On March 12, 2013, we completed our IPO of 12,712,279 shares of our Class A common stock. In connection with our IPO, we and Artisan Partners Holdings completed a series of transactions, which we refer to in this prospectus as the IPO Reorganization, to reorganize our capital structures in preparation for the IPO. The IPO Reorganization was designed to create a capital structure that preserves our ability to conduct our business through Holdings, while permitting us to raise additional capital and provide access to liquidity through a public company.

The historical consolidated financial statements discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this prospectus are the combined results of Artisan Partners Asset Management and Artisan Partners Holdings. Because Artisan Partners Asset Management and Artisan Partners Holdings were under common control at the time of the IPO Reorganization, Artisan Partners Asset Management’s acquisition of control of Artisan Partners Holdings was accounted for as a transaction among entities under common control. Artisan Partners Asset Management has been allocated a part of Artisan Partners Holdings’ net income since March 12, 2013, when it became Artisan Partners Holdings’ general partner. The pre-IPO limited partners of Artisan Partners Holdings (including our employee-partners) held approximately 78% of the equity interests in Artisan Partners Holdings as of June 30, 2013. As a result, our results reflect a significant noncontrolling interest. As of June 30, 2013, our net income represented approximately 22% of Artisan Partners Holdings’ net income.

Changes Related to Class B Common Units of Artisan Partners Holdings

A significant portion of our historical compensation and benefits expense related to Class B limited partnership interests of Artisan Partners Holdings. Prior to the IPO Reorganization, Class B limited partnership interests were granted to certain employees. All vested Class B limited partnership interests were subject to mandatory redemption on termination of employment for any reason, with payment in cash in annual installments over the five years following termination of employment. Unvested Class B limited partnership interests were forfeited on termination of employment. Due to the redemption feature, the Class B grants were considered liability awards. Compensation expense was measured at the grant date based on the fair value of the limited partnership interests granted, and was re-measured each period. Changes in the fair value that occurred after the end of the vesting period were recorded as compensation expense for the period in which the changes occurred through settlement of the limited partnership interests. The distribution of profits associated with these limited partnership interests was recorded as compensation expense.

As part of the IPO Reorganization, the grant agreements pursuant to which the Class B limited partnership interests were granted were amended to eliminate the cash redemption feature. As a result, liability award accounting no longer applies and the costs associated with distributions to Class B partners of Artisan Partners Holdings and changes in the value of Class B liability awards are no longer recognized as compensation expense. However, we will continue to record compensation expense for the fair value of the Class B common units that were unvested at the time of the IPO Reorganization over their remaining vesting period. The total value of unvested Class B common units as of June 30, 2013 was $200.2 million. Also as a result of the IPO Reorganization, we recognized a non-recurring compensation expense based on the difference between the carrying value of the liability associated with the vested Class B common units immediately prior to the IPO Reorganization and the value based on the IPO price of $30.00 per share of Class A common stock. The amount of this non-recurring charge was $287.3 million. See also “—Financial Overview—Operating Expenses—Compensation and Benefits”.

Issuance of CVRs

As part of the IPO Reorganization, Artisan Partners Holdings issued partnership CVRs and we issued public company CVRs in order to provide holders of preferred units of Artisan Partners Holdings and our convertible preferred stock with economic rights following the IPO Reorganization that, collectively, are similar (although not identical) to the economic rights they possessed with respect to Artisan Partners Holdings prior to the IPO Reorganization. The CVRs are classified as liabilities and are accounted for under ASC 815 as derivatives. As of June 30, 2013, we recorded a fair value of $22.0 million as a liability for the CVRs. For the six months ended June 30, 2013, we recorded gains of $33.4 million in other non-operating gains (losses) to reflect a decrease in the fair value of the CVR liability. As described elsewhere in this prospectus, the CVRs will be terminated in connection with this offering.

Tax Impact of IPO Reorganization

Historically, our business was not subject to U.S. federal and certain state income taxes. However, we became subject to U.S. federal and state income taxation on our allocable portion of the income of Artisan Partners Holdings when we became the general partner of Artisan Partners Holdings as part of the IPO Reorganization.

In connection with the IPO Reorganization, we entered into two tax receivable agreements, each of which is described under “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Tax Consequences—Tax Receivable Agreements”. Under the first tax receivable agreement, we generally are required to pay to the holders of convertible preferred stock issued as consideration for the H&F Corp Merger 85% of the applicable cash savings, if any, in U.S. federal and state income tax that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) the tax attributes of the preferred units we acquired in the merger, (ii) any net operating losses available to us as a result of the H&F Corp Merger and (iii) tax benefits related to imputed interest. Under the second tax receivable agreement, we generally are required to pay to the holders of limited partnership units of Artisan Partners Holdings (or Class A common stock or convertible preferred stock issued upon exchange of limited partnership units) 85% of the amount of cash savings, if any, in U.S. federal and state income tax that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) certain tax attributes of their units that are created as a result of the purchases, redemptions or exchanges of the units and payments under the tax receivable agreements and (ii) tax benefits related to imputed interest deemed to be paid by us as a result of the tax receivable agreement. Under both agreements, we generally retain the benefit of the remaining 15% of the applicable tax savings.

As of June 30, 2013, we recorded a deferred tax asset of $62.0 million ($63.0 million originally recorded at the time of the IPO less $1.0 million reclassified as current year-to-date amortization) and we recorded $53.6 million for amounts payable under the tax receivable agreements as a result of the H&F Corp Merger and the purchase of Class A common units in connection with the IPO Reorganization.

As a result of our purchase of 4,152,665 preferred units of Artisan Partners Holdings with a portion of the net proceeds of this offering (assuming the underwriters exercise in full their option to purchase additional shares of Class A common stock), we expect that the additional reduction of our tax payments will aggregate to approximately $127.5 million over 15 years from the date of this offering based on an assumed offering price of $58.38 per share of our Class A common stock (the last reported sale price for our Class A common stock on October 23, 2013) and that we will incur payment obligations to certain H&F holders of approximately $108.4 in the aggregate (assuming no changes in the relevant tax law and that we earn sufficient taxable income to realize the full tax benefits generated by the purchase) over the 15-year period from the date of this offering. Accordingly, we expect to record a deferred tax asset of $127.5 million and amounts payable under the tax receivable agreements of $108.4 million as a result of our purchase of the preferred units with a portion of the net proceeds from this offering. If the underwriters do not exercise their option to purchase additional shares of our Class A common stock, we would expect to record a deferred tax asset of $110.8 million and amounts payable under the tax receivable agreements of $94.2 million.

IPO-Related Payments

We recorded proceeds of $353.4 million, net of underwriting discounts and fees and expenses, for our sale of 12,712,279 shares of Class A common stock in our IPO. In connection with our IPO, we used a portion of the net proceeds, combined with remaining cash on hand, to (i) pay distributions of retained profits in the aggregate amount of $105.3 million to the pre-IPO partners of Artisan Partners Holdings; (ii) repay $90.0 million outstanding under our revolving credit agreement and (iii) purchase an aggregate of 2,720,823 Class A common units for $76.3 million from certain Class A limited partners of Artisan Partners Holdings.

We also used cash on hand to make cash incentive compensation payments aggregating approximately $56.8 million to certain of our portfolio managers, which we recognized as a compensation expense. We also recognized $20.5 million of compensation expense associated with the reallocation of profits after our IPO which otherwise would have been allocable and distributable to certain holders of common units and the holders of preferred units of Artisan Partners Holdings but were instead allocated to certain of Artisan Partners Holdings’ employee-partners.

Costs of Being a Public Company and Expected Change of Control

Following our IPO, we have incurred, and expect to continue to incur, additional expenses as a result of becoming a public company, including expenses related to additional staffing, directors’ and officers’ liability insurance, directors fees, SEC reporting and compliance (including Sarbanes-Oxley compliance), transfer agent fees, professional fees and other similar expenses. In addition, we expect to record and incur expense during the third and fourth quarters of 2013 and the first quarter of 2014, currently expected to be between $2.0 and $3.0 million in the aggregate, in obtaining the necessary approvals from the boards and shareholders of the mutual funds we advise and sub-advise and the necessary consents from our separate account clients in connection with the change of control (for purposes of the 1940 Act and Advisers Act) that we expect to occur in 2014 in connection with the scheduled expiration of Mr. Ziegler’s employment with us on March 12, 2014. Further, in addition to the costs we will incur in connection with this offering, we may incur significant legal, accounting and other fees and expenses associated with future offerings of Class A common stock. These additional expenses will increase our general and administrative expenses and reduce our net income.

Key Performance Indicators

When we review our performance we focus on the indicators described below:

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2013	2012	2012	2011	2010
	(dollars in millions)
Assets under management at period end	$85,791	$64,072	$74,334	$57,104	$57,459
Average assets under management(1)	$82,258	$63,263	$66,174	$59,436	$48,724
Net client cash flows	$3,600	$2,758	$5,813	$1,960	$3,410
Total revenues	$310	$240	$506	$455	$382
Weighted average fee(2)	76 bps	76 bps	76 bps	77 bps	79 bps
Adjusted operating margin(3)	41.0%	40.6%	40.1%	41.5%	42.3%

(1)	We compute average assets under management by averaging day-end assets under management for the applicable period.
(2)	We compute our weighted average fee by dividing annualized investment management fees by average assets under management for the applicable period.
(3)

We compute our adjusted operating margin by adding to operating income (thereby effectively excluding) pre-IPO related compensation, and then dividing that sum by total revenues for the applicable period. Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in “—Supplemental Non-GAAP Financial Information” below.

We review our weighted average fee and adjusted operating margin to monitor progress with internal forecasts, understand the underlying business and compare our firm with others in our industry. The weighted average fee represents annualized investment management fees as a percentage of average assets under management for the applicable period, i.e., the amount of investment management fees we earn for each dollar of assets we manage. We use this information to evaluate the contribution to investment management fees of our investment products. Our weighted average fee for the periods shown has remained relatively consistent. We have historically been disciplined about maintaining our rates of fees. Over time, industry-wide fee pressure could cause us to reduce our fees.

Financial Overview

Assets Under Management and Investment Management Fees

Our assets under management increase or decrease with the net inflows or outflows of assets into our various investment strategies and with the investment performance of these strategies. In order to increase our assets under management and expand our business, we must continue to offer investment strategies that suit the investment needs of our clients and generate attractive returns over the long term. The amount and composition of our assets under management are, and will continue to be, influenced by a variety of factors including, among others:

•	investment performance, including fluctuations in both the financial markets and foreign currency exchange rates and the quality of our investment decisions;

•	flows of client assets into and out of our various strategies and investment vehicles;

•	our decision to close strategies or limit the growth of assets in a strategy when we believe it is in the best interests of our clients;

•	our ability to attract and retain qualified investment, management and marketing and client service professionals;

•	competitive conditions in the investment management and broader financial services sectors; and

•	investor sentiment and confidence.

Changes to our operating results from one period to another are primarily caused by changes in the value of our assets under management. Changes in the relative composition of our assets under management among our investment strategies and products and the effective fee rates on our products could also impact our operating results, and in some periods the impact could be material. However, for the six months ended June 30, 2013 and for the years ended December 31, 2012, 2011 and 2010, our operating results were not materially impacted by changes other than changes in the value of our assets under management.

We monitor the availability of attractive investment opportunities relative to the amount of assets we manage in each of our investment strategies. When appropriate, we are willing to close a strategy to new investors or otherwise take action to slow or restrict its growth, even though our aggregate assets under management may be negatively impacted in the short term. We may also reopen a strategy, widely or selectively, to fill available capacity or manage the diversification of our client base in that strategy.

We believe that our willingness to restrict the growth of assets under management in our strategies is important to protecting the interests of our clients and, in the long term, enables us to retain client assets and maintain our fee schedules and profit margins. When we close a strategy, we typically continue to allow additional investments in the strategy by existing clients and certain related entities, which means that during a given period we could have net client cash inflows even in a closed strategy. However, when a strategy is closed or its growth is restricted we expect there to be periods of net client cash outflows. We closed our U.S. Small-Cap Growth, U.S. Mid-Cap Value, U.S. Small-Cap Value, U.S. Mid-Cap Growth and Non-U.S. Small-Cap Growth strategies to most new investors and client relationships at various points in time prior to January 1, 2009. Since January 1, 2009, we have taken the following actions:

•	U.S. Small-Cap Growth: we reopened this strategy in October 2009, but subsequently closed this strategy to most new investors and clients relationships in August 2013.

•

U.S. Mid-Cap Value: we reopened this strategy to separate account clients for the period between January 2007 and October 2009. In July 2009 we closed this strategy to most new mutual fund clients, and in January 2010 we closed the strategy to all new mutual fund investors.

•	Non-U.S. Value: we closed this strategy to most new separate account clients in December 2010 and to most mutual fund clients in March 2011.

•	Global Value: we closed this strategy to most new separate account relationships in February 2013, although it remains open to new investors in Artisan Funds and Artisan Global Funds.

During the second quarter of 2013 we launched our 13th investment strategy, our Global Small-Cap Growth strategy, which is managed by our Global Equity team. We also launched Artisan Global Funds—U.S. Value Equity (a UCITS fund) during the second quarter of 2013.

The primary drivers of inflows and outflows of client assets are our investment performance and the extent to which we have acted to slow the growth of our assets under management in a strategy, as described above. Our distribution efforts are targeted at institutional investors and intermediaries that operate with institutional-like decision-making processes and have longer-term investment horizons. In our experience, those investors typically (although not always) require that an investment manager have a performance track record of three to five years (depending on the strategy) placing the manager in the top quartile of the relevant comparative performance universe in that strategy as a minimum qualification to be considered for a new mandate. As a result, our experience has been that growth in our assets under management in a new strategy is typically modest during the first three to five years of the strategy’s operation but accelerates after that three to five years of operation, provided that our investment performance is superior to the threshold level required for consideration. Following periods during which investment performance did not meet that standard, we have found that client cash flows have been stagnant or negative.

Although we have outperformed, on a gross basis, the relevant benchmarks in 11 of our 12 investment strategies since their inception (excluding our 13th strategy, our Global Small-Cap Growth strategy, which we launched in June of 2013), we also have had periods in each strategy in which we have underperformed those relevant benchmarks and have suffered periods of stagnant or negative client cash flows following such periods of underperformance. One of the benefits of a diverse range of investment strategies is that periods of stagnant or negative cash flows in one strategy may be offset by periods of net cash inflows in other strategies. During 2010, 2011 and 2012, our Non-U.S. Growth, Global Value, Value Equity, Global Opportunities and Emerging Markets strategies were open throughout the period, and our Non-U.S. Value and Global Equity strategies were open for parts of the period, and we enjoyed net client cash inflows of more than $3.4 billion, $1.9 billion and $5.8 billion, respectively. For the six months ended June 30, 2013 we had positive net client cash flows in 11 of our 13 investment strategies and four of five distribution channels, sourced from clients located in the United States and abroad.

Our clients access our investment strategies through mutual funds and separate accounts, which include mutual funds and non-U.S. funds we sub-advise, as well as collective investment trusts that pool retirement plan assets together in a single portfolio maintained by a bank or trust company and are managed by us on a separate account basis. The following table sets forth our assets under management under our advisory agreements with Artisan Funds and Artisan Global Funds and in the separate accounts that we managed from December 31, 2009 to June 30, 2013:

				As % of Assets Under Management
Assets Under Management	Artisan Funds & Artisan Global Funds	Separate Accounts	Total	Artisan Funds & Artisan Global Funds	Separate Accounts
	(dollars in millions)
As of December 31, 2009	$26,644	$20,144	$46,788	57%	43%
Gross client cash inflows	7,524	5,722	13,246
Gross client cash outflows	6,718	3,118	9,836
Net client cash flows	806	2,604	3,410
Market appreciation (depreciation)	3,917	3,344	7,261
Transfers between investment vehicles	—	—	—

As of December 31, 2010	31,367	26,092	57,459	55%	45%
Gross client cash inflows	8,809	5,201	14,010
Gross client cash outflows	7,896	4,154	12,050
Net client cash flows	913	1,047	1,960
Market appreciation (depreciation)	(1,226)	(1,089)	(2,315)
Transfers between investment vehicles	(211)	211	—

As of December 31, 2011	30,843	26,261	57,104	54%	46%
Gross client cash inflows	11,977	6,032	18,009
Gross client cash outflows	8,643	3,553	12,196
Net client cash flows	3,334	2,479	5,813
Market appreciation (depreciation)	5,885	5,532	11,417
Transfers between investment vehicles	(459)	459	—

As of December 31, 2012	39,603	34,731	74,334	53%	47%
Gross client cash inflows	8,351	2,943	11,294
Gross client cash outflows	4,651	3,043	7,694
Net client cash flows	3,700	(100)	3,600
Market appreciation (depreciation)	4,266	3,591	7,857
Transfers between investment vehicles	(51)	51	—

As of June 30, 2013	$47,518	$38,273	$85,791	55%	45%

The tables below set forth changes in our assets under management by investment team for the six months ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010:

Six Months Ended	By Investment Team
	Global Equity	U.S. Value	Growth	Global Value	Emerging Markets	Total
	(dollars in millions)
June 30, 2013
Beginning assets under management	$20,092	$16,722	$14,692	$19,886	$2,942	$74,334
Gross client cash inflows	2,747	2,259	2,595	3,399	294	11,294
Gross client cash outflows	2,083	1,970	1,359	848	1,434	7,694

Net client cash flows	664	289	1,236	2,551	(1,140)	3,600
Market appreciation (depreciation)	1,433	2,571	1,838	2,222	(207)	7,857
Transfers	—	—	—	—	—	—

Ending assets under management	$22,189	$19,582	$17,766	$24,659	$1,595	$85,791

Average assets under management	$21,931	$18,746	16,761	$23,028	$1,792	$82,258

June 30, 2012
Beginning assets under management	$16,107	$15,059	$10,893	$12,546	$2,499	$57,104
Gross client cash inflows	1,628	2,305	2,443	2,100	274	8,750
Gross client cash outflows	2,132	1,674	1,438	474	274	5,992

Net client cash flows	(504)	631	1,005	1,626	—	2,758
Market appreciation (depreciation)	1,661	466	1,264	729	90	4,210
Transfers	—	—	—	—	—	—

Ending assets under management	$17,264	16,156	$13,162	$14,901	$2,589	$64,072

Average assets under management	$17,526	$16,225	$12,894	$13,944	$2,674	$63,263

Year Ended	By Investment Team
	Global Equity	U.S. Value	Growth	Global Value	Emerging Markets	Total
	(dollars in millions)
December 31, 2012
Beginning assets under management	$16,107	$15,059	$10,892	$12,547	$2,499	$57,104
Gross client cash inflows	3,719	3,984	4,325	5,525	456	18,009
Gross client cash outflows	3,853	3,856	2,797	1,250	439	12,195

Net client cash flows	(134)	128	1,528	4,275	17	5,814
Market appreciation (depreciation)	4,119	1,535	2,273	3,064	425	11,416
Transfers	—	—	—	—	—	—

Ending assets under management	$20,092	$16,722	$14,693	$19,886	$2,941	$74,334

Average assets under management	$18,176	$16,304	$13,377	$15,591	$2,726	$66,174

December 31, 2011
Beginning assets under management	$19,210	$14,479	$11,584	$9,632	$2,554	$57,459
Gross client cash inflows	2,439	3,372	2,025	4,521	1,654	14,011
Gross client cash outflows	4,283	3,291	2,594	1,049	834	12,051

Net client cash flows	(1,844)	81	(569)	3,472	820	1,960
Market appreciation (depreciation)	(1,259)	499	(123)	(557)	(875)	(2,315)
Transfers	—	—	—	—	—	—

Ending assets under management	$16,107	$15,059	$10,892	$12,547	$2,499	$57,104

Average assets under management	$18,246	$15,137	$11,685	$11,470	$2,899	$59,436

December 31, 2010
Beginning assets under management	$19,316	$12,439	$9,383	$4,192	$1,458	$46,788
Gross client cash inflows	3,170	2,877	1,399	4,925	876	13,247
Gross client cash outflows	4,268	2,790	1,977	640	162	9,837

Net client cash flows	(1,098)	87	(578)	4,285	714	3,410
Market appreciation (depreciation)	992	1,953	2,779	1,155	382	7,260
Transfers	—	—	—	—	—	—

Ending assets under management	$19,210	$14,479	$11,584	$9,632	$2,554	$57,459

Average assets under management	$18,051	$13,013	$9,903	$5,936	$1,821	$48,724

The different fee structures associated with Artisan Funds, Artisan Global Funds and separate accounts and the different fee schedules of our investment strategies make the composition of our assets under management an important determinant of the investment management fees we earn. Historically, we have received higher effective rates of investment management fees from Artisan Funds and Artisan Global Funds than from our separate accounts, reflecting, among other things, the different array of services we provide to Artisan Funds and Artisan Global Funds. Investment management fees for non-U.S. funds may also be higher because they include fees to offset higher distribution costs. Our investment management fees also differ by investment strategy, with our newer, higher-capacity strategies having lower standard fee schedules than our older strategies which in some cases have or had more limited capacity.

Artisan Funds and Artisan Global Funds

We serve as the investment adviser to Artisan Funds, an SEC-registered family of 13 mutual funds that offers no-load, open-end share classes designed to meet the needs of a range of institutional and other investors. Each of the 13 mutual funds corresponds to one of our 13 investment strategies. As of June 30, 2013, Artisan

Funds comprised $46.5 billion, or 54%, of our assets under management. For the six months ended June 30, 2013, fees from Artisan Funds represented $205.7 million, or 66%, of our revenues.

Artisan Funds shares are not listed on an exchange. These funds issue new shares for purchase and redeem shares from those shareholders who sell. The share price for purchases and redemptions of each of these funds’ shares is each fund’s net asset value per share, which is calculated at the end of each business day. The assets of each Artisan Fund, and therefore our assets under management, vary as a result of market appreciation and depreciation, the level of purchases or redemptions of fund shares and distributions, net of reinvestments, by each fund. We earn investment management fees, which are based on the average daily net assets of each Artisan Fund and are paid monthly, for serving as investment adviser to these funds. Our fee rates for the series of Artisan Funds range from 0.64% to 1.25% of fund assets, depending on the strategy, the amount invested and other factors. Each Artisan Fund’s fee schedule includes breakpoints at which a lower rate of fee is applied to assets above the breakpoint level, except Artisan International Small Cap Fund, which was closed to most new investors at a relatively small asset level.

We also serve as the investment manager and promoter of Artisan Global Funds, a family of Ireland-based UCITS funds. Artisan Global Funds began operations in the first quarter of 2011 and offers shares to non-U.S. investors. For serving as investment adviser to Artisan Global Funds, we earn investment management fees based on the average daily net assets of each fund and are paid monthly. As of June 30, 2013, Artisan Global Funds comprised $1.0 billion, or 1%, of our assets under management. In UCITS funds, it is permissible and in some circumstances customary for a portion of the management fee to be rebated to investors with accounts of a certain type or asset size to encourage investment at an early stage or for other reasons or for a portion of the management fee to be paid to intermediaries for distribution services. We have entered into such rebate and distribution arrangements, and will continue to do so, in circumstances we consider appropriate. Our fee rates for Artisan Global Funds range from 0.75% to 1.80% of assets under management. For the six months ended June 30, 2013, fees from Artisan Global Funds represented $3.5 million, or 1%, of our revenues.

Separate Accounts

We manage separate accounts primarily for institutional clients, such as pension and profit sharing plans, trusts, endowments, foundations, charitable organizations, governmental entities, investment companies and similar pooled investment vehicles. Separate accounts comprised $38.3 billion, or 44.6%, of our assets under management as of June 30, 2013. For the six months ended June 30, 2013, fees from separate accounts, including U.S.-registered mutual funds, non-U.S. funds and collective investment trusts we sub-advise, represented $101.0 million, or 33%, of our revenues.

The fees we charge our separate accounts vary by client, investment strategy and the size of the account and are accrued monthly. Fees are billed in accordance with the provisions of the applicable investment advisory agreements, which is generally quarterly, based on the market value of the assets we manage for a particular separate account. Depending on the particular arrangement we have with a client, the fee generally is based on the average daily or average monthly market values of the assets we manage, the quarter-end value of the assets we manage or, less frequently, based on the performance of the client’s account relative to an agreed-upon benchmark.

For separate account clients, we generally impose standard fee schedules that vary by investment strategy and, through the application of standard breakpoints, reflect the size of the account and client relationship, with rates of fee currently ranging from 0.40% of assets under management to 1.05% of assets under management. There are a number of exceptions to our standard fee schedules, including exceptions based on the nature of our relationship with the client and the value of the assets under our management in that relationship. For example, we may accept a sub-advised relationship in a strategy at a lower rate of fee if doing so allows us to gain access to a market segment to which we otherwise would not have access. In addition, we currently charge the collective investment trusts for which we are sub-adviser and that are marketed under the Artisan name fees that subsume breakpoints and therefore are generally lower than would be charged in connection with other types of separate accounts, as otherwise the initial investors in these trusts would bear a disproportionate amount of expense until a sufficient number of plans were invested. We also may enter into agreements with lower rates of fee for related accounts, particularly including accounts with a single point of contact for us or that otherwise require a lesser commitment of resources by us, and that together commit a larger amount of assets to our management. Our standard fee schedules have generally been in place for many years and were developed at a time when it was unusual for a separate account, or group of related accounts, under our management to be larger than a few hundred million dollars. As a result, those fee schedules do not address and are generally not appropriate for very large accounts. Clients or relationships with very large amounts of assets under our management (typically about $500 million or more) pay us fees at lower rates that reflect the size of our relationship. Many of those client relationships include multiple accounts, which may be in the same or in different investment strategies. Because our regular fee schedules do not apply, the structures of the fee schedules for those relationships have been individually designed to suit the needs of the particular client. So, for those larger relationships, our fees may be on an account-by-account basis (with different rates of fee for different accounts or different strategies), may apply a single fee schedule across multiple accounts, may impose a flat rate of fee across all assets under our management in that relationship, or may be traditional fee schedules with breakpoints at various asset levels but with higher or lower initial rates of fee and breakpoints at steeper or more gradual levels. In each case, the fees we receive, including in connection with a larger client relationship, are designed to achieve an overall effective rate of fee for that relationship that we consider to be appropriate taking into account a number of factors, including the value of the client’s assets under management, the number of accounts, investment strategies or investment teams across which those assets are invested and the nature of the client and relationship, including our expectations for the duration of the relationship and the size of the relationship over time.

In general, our effective rate of fee for a particular client relationship declines as the assets we manage for that client increase, which we believe is typical for the asset management industry. So, for example, our standard fee schedules for our Global Opportunities or Global Value strategies would result in an effective rate of fee of 0.80% for an account with average assets of $50 million, 0.70% for an account with average assets of $100 million, and 0.54% for an account with average assets of $450 million. In general, we have experienced a trend towards larger separate accounts across all of our separate account clients, as a result of both market appreciation and the establishment of new separate account relationships with relatively larger account sizes.

The weighted average rate of fee paid by our separate account clients in the aggregate for the years ended December 31, 2012, 2011 and 2010 was 0.56%, 0.56% and 0.57%, respectively, and for the six months ended June 30, 2013 and 2012 was 0.55% and 0.56%, respectively. In our management of the business, we calculate and our management monitors the weighted average rate of fee we receive from our separate account clients. We do not track, monitor or evaluate that information separately for separate account clients or relationships with assets under our management of any particular asset size. Because, as is typical in the asset management industry, our rates of fee decline as the assets under our management in a relationship increase, and because of differences in our fees by investment strategy, a change in the composition of our assets under management, in particular a shift to strategies, clients or relationships with lower effective rates of fees, could have a material impact on our overall weighted average rate of fee. See “—Qualitative and Quantitative Disclosures Regarding Market Risk—Market Risk” for a sensitivity analysis that demonstrates the impact that certain changes in the composition of our assets under management could have on our revenues.

Revenues

Our revenues consist of investment management fees earned from managing clients’ assets. Our investment management fees fluctuate based on a number of factors, including the total value of our assets under management, composition of assets under management among both our investment vehicles (including pooled vehicles available to U.S. investors, pooled vehicles available to non-U.S. investors and separate accounts) and our investment strategies (which have different fee rates), changes in the investment management fee rates on our products, the extent to which we enter into fee arrangements that differ from our standard fee schedule, which can be affected by custom and the competitive landscape in the relevant markets, and, for the few accounts on which we earn performance-based fees, the investment performance of those accounts relative to their designated benchmarks. Because we earn investment management fees based on the value of the assets we manage across a reporting period, we believe that average assets under management for a period is a better metric for understanding changes in our revenues than period end assets under management.

The following table sets forth revenues we earned under our investment management agreements with Artisan Funds and Artisan Global Funds and on the separate accounts that we managed as well as average assets under management for the six months ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010:

	For the Six Months Ended June 30, (unaudited)		For the Year Ended December 31,
	2013	2012	2012	2011	2010
	(dollars in millions)
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$209.2	$160.3	$336.2	$305.2	$261.6
Separate accounts	101.0	79.9	167.8	145.8	117.8
Performance fees	—	0.3	1.6	4.1	2.9

Total revenues	$310.2	$240.5	$505.6	$455.1	$382.3

Average assets under management for period	$82,258	$63,263	$66,174	$59,436	$48,724

For the years ended December 31, 2012, 2011 and 2010, more than 93%, 95% and 98% of our investment management fees, respectively, were earned from clients located in the United States. For the six months ended June 30, 2013 and 2012, more than 92% and 94% of our investment management fees, respectively, were earned from clients located in the United States.

A small number of our separate account clients pay us fees according to the performance of their accounts relative to certain agreed-upon benchmarks, which typically results in a lower base fee, but allows us to earn higher fees if the performance we achieve for that client is superior to the performance of an agreed-upon benchmark. Performance-based fees represented 0.0% and 0.1% of our total revenues for the six months ended June 30, 2013 and 2012, respectively, and 0.3%, 0.9% and 0.8% for the years ended December 31, 2012, 2011 and 2010, respectively.

Operating Expenses

Our operating expenses consist primarily of compensation and benefits expenses, distribution and marketing expenses, occupancy expenses, communication and technology expenses and general and administrative expenses. Our expenses may fluctuate due to a number of factors, including the following:

•	variations in the level of total compensation expense due to, among other things, incentive compensation, equity awards, changes in our employee count and product mix and competitive factors; and

•	expenses, such as distribution fees, rent, professional service fees and data-related costs, incurred, as necessary, to operate our business.

Our largest operating expenses are compensation and benefits and distribution and marketing expenses. A significant portion of our operating expenses are variable and fluctuate in direct relation to our revenues or our assets under management. We regularly monitor our expenses in comparison to revenues and have historically reduced our expense levels, where appropriate, when we have experienced declining revenues. However, even if we experience declining revenues, we expect to continue to make the expenditures necessary for us to manage client portfolios effectively and support and maintain our existing client relationships and franchise value. As a result, our profits may decline.

Compensation and Benefits

Compensation and benefits includes (i) salaries, incentive compensation and benefits costs and (ii) pre-offering related compensation, which consists of distributions of profits to Class B partners, redemptions of Class B common units and changes in the value of Class B liability awards.

A significant portion of our incentive compensation varies directly with revenues. Incentive compensation is one of the most significant parts of the total compensation of our senior employees. The aggregate amount of cash incentive compensation paid to members of our portfolio management teams and senior members of our marketing and client service teams is based on formulas that are tied directly to revenues, which for each of our portfolio management teams has represented approximately 25% of the revenues generated by assets under management in the team’s strategy or strategies. Incentive compensation paid to other employees is discretionary and subjectively determined based on individual performance and our overall results during the applicable year. In connection with our continuing transition to public company practices, we adopted the Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan, pursuant to which we may grant equity-based compensation awards and performance awards, and performance-based cash awards. Under the plan, equity-based awards may be based on our Class A common stock or on Class B common units of Artisan Partners Holdings and will be subject to certain vesting restrictions. We granted our first awards as a public company in July 2013. As a public company, we expect a significant part of our compensation will continue to remain variable. As we mature as a public company, we will periodically evaluate and may change our compensation programs.

The table below describes the components of our compensation and benefits expense for the six months ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010:

	For the Six Months Ended June 30, (unaudited)		For the Year Ended December 31,
	2013	2012	2012	2011	2010
	(dollars in millions)
Salaries, incentive compensation, and benefits	$141.9	$109.3	$227.3	$198.6	$166.6
Change in value of Class B liability awards	41.9	29.9	101.7	(21.1)	79.1
Class B award modification expense	287.3	—	—	—	—
Amortization expense on pre-offering Class B awards	27.9	—	—	—	—

Pre-offering related compensation-share-based awards	357.1	29.9	101.7	(21.1)	79.1
Pre-offering related cash incentive compensation	56.8	—	—	—	—
Pre-offering related bonus make-whole compensation	20.5	—	—	—	—
Distributions on Class B liability awards	65.7	21.9	54.1	55.7	17.6

Pre-offering related compensation—other	143.0	21.9	54.1	55.7	17.6

Total compensation and benefits expense	$642.0	$161.1	$383.1	$233.2	$263.3

Historically, a significant portion of our compensation and benefits expense related to our Class B limited partnership interests. Prior to the IPO Reorganization, Class B limited partnership interests were granted to certain employees under the terms of Artisan Partners Holdings’ limited partnership agreement and pursuant to grant agreements. The Class B limited partnership interests provided for an interest in future profits of Artisan Partners Holdings as well as an interest in the overall value of Artisan Partners Holdings. Class B limited partnership interests generally vested ratably over a five-year period, beginning on the date of grant. Vesting could be accelerated upon the occurrence of certain events, including a change in control (as defined in the grant agreements). Holders of Class B limited partnership interests were entitled to fully participate in future profits from and after the date of grant. The distribution of profits associated with these limited partnership interests was recorded as compensation and benefits expense. Generally, these profits were determined based on Artisan

Partners Holdings’ net income before equity-based compensation charges. In July 2012, the limited partnership agreement of Artisan Partners Holdings was amended to reclassify the Class B limited partnership interests as “Class B common units”.

Prior to the IPO Reorganization, all vested Class B limited partnership interests were subject to mandatory redemption on termination of employment for any reason, with payment in cash in annual installments over the five years following termination of employment. Unvested Class B limited partnership interests were forfeited on termination of employment. Under the Class B grant agreements, the redemption value of Class B limited partnership interests varied depending on the circumstances of the partner’s termination, but, prior to July 15, 2012, was based on the partner’s equity balance which was determined for this purpose using a formula based on then-current EBITDA (excluding equity-based compensation charges) multiplied by a stated multiple, adjusted to take into account working capital, debt and noncurrent liabilities associated with Class B partner redemptions. From July 15, 2012 to the completion of the IPO Reorganization in March 2013, the redemption value of Class B common units continued to vary depending on the circumstances of the partner’s termination but was based on the fair market value of the firm determined by the general partner, and approved by the Advisory Committee of Artisan Partners Holdings (which was eliminated in connection with the IPO Reorganization), by reference to the value of other asset management firms with publicly-traded equity securities. Due to the redemption feature, the Class B grants were considered liability awards. Compensation expense was measured at the grant date based on the intrinsic value of the limited partnership interests granted, and was re-measured each period. For purposes of estimating the intrinsic value, we assumed a holder’s termination of employment was the result of resignation or involuntary termination, which provides for a redemption value that is one-half of the total vested value of the partner’s limited partnership interests. The redemption value for employee-partners who have given notice of retirement in accordance with the terms of their grant agreements was calculated using the retirement valuation which provides for a redemption value that equals the total vested value of the partner’s limited partnership interests. Intrinsic value as measured each period was recognized as expense over the remaining vesting period, typically five years. Changes in the intrinsic value that occurred after the end of the vesting period were recorded as compensation expense of the period in which the changes occurred through settlement of the limited partnership interests. Because, prior to July 15, 2012, the intrinsic value of the Class B limited partnership interests was based on the EBITDA formula described above, significant fluctuations in the redemption value occurred as a result of changes in assets under management, revenues and EBITDA (before equity-based compensation charges).

As of and for the periods subsequent to June 30, 2011 and prior to the completion of the IPO Reorganization in March 2013, the Class B limited partnership interests were reflected as liabilities measured at fair value. As part of the calculation to estimate the fair value of each Class B limited partnership interest, we first determined the value of the business based on the probability weighted expected return method. This approach considered the value of the business, calculated using a discounted cash flow analysis and a market approach using earnings multiples of comparable entities, under various scenarios. Significant inputs included historical revenues and expenses, future revenue and expense projections, discount rates and market prices of comparable entities. The value of the business as determined was then adjusted to take into account working capital, debt and noncurrent liabilities associated with Class B partner redemptions and allocated to individual limited partnership interests based on their respective terms. The use of the discounted cash flow and market approaches to derive the fair value of the liability at a point in time resulted in volatility to the financial statements as our current and projected financial results, and the results and earnings multiples of comparable entities, change over time.

As discussed above under “—Factors Impacting Our Results of Operations—Changes Related to Class B Units of Artisan Partners Holdings”, as part of the IPO Reorganization, the Class B grant agreements were amended to eliminate the cash redemption feature. As a result, liability award accounting no longer applies and the costs associated with distributions to our Class B partners and changes in the value of Class B liability awards are no longer recognized as a compensation expense because the Class B common units are no longer redeemable for cash upon termination of employment. Compensation expense for these awards following the IPO Reorganization represents the amortization of the fair value of unvested awards on the date of the IPO Reorganization over the remaining vesting period.

Distribution and Marketing

Distribution and marketing expenses primarily represent payments we make to broker-dealers, financial advisors, defined contribution plan providers, mutual fund supermarkets and other intermediaries for selling, servicing and administering accounts invested in shares of Artisan Funds. Artisan Funds authorizes intermediaries to accept purchase, exchange, and redemption orders for shares of Artisan Funds on behalf of Artisan Funds. Many authorized agents charge a fee for those services. Artisan Funds pays a portion of such fees, which are intended to compensate the authorized agent for its provision of services of the type that would be provided by Artisan Funds’ transfer agent or other service providers if the shares were registered directly on the books of Artisan Funds’ transfer agent. Like the investment management fees we earn as adviser to Artisan Funds, distribution fees typically vary with the value of the assets invested in shares of Artisan Funds. The allocation of such fees between us and Artisan Funds is determined by the board of Artisan Funds, based on information and a recommendation from us, with the goal of allocating to us all costs attributable to the marketing and distribution of shares of Artisan Funds. A significant portion of Artisan Funds’ shares are held by investors through intermediaries to which we pay distribution and marketing expenses, which is consistent with an industry-wide shift from direct retail sales of mutual fund shares to sales through intermediaries that provide advice, administrative convenience or both. As of June 30, 2013, 71% of the $46.5 billion in shares of Artisan Funds were held by investors through such intermediaries. Distribution fees are likely to increase due to an increase in our assets under management that are sourced through intermediaries that charge these fees or an increase in the fee rates charged by intermediaries. The number of shares of Artisan Funds that are held by investors through intermediaries and the percentage those shares represent of the total number of shares of Artisan Funds may vary over time. In contrast to some mutual funds, investors in Artisan Funds pay no 12b-1 fees, which are fees charged to investors to pay for marketing, advertising and distribution services. See “Business—Distribution, Investment Products and Client Relationships” for additional information about 12b-1 fees.

Occupancy

Occupancy expenses include operating leases for facilities, furniture and office equipment, miscellaneous facility related costs and depreciation expense associated with furniture purchases and leasehold improvements.

Communication and technology

Communication and technology expenses include information and print subscriptions, telephone costs, information systems consulting fees, equipment and software maintenance expenses, operating leases for information technology equipment and depreciation and amortization expenses associated with computer hardware and software. Information and print subscriptions represent the costs we pay to obtain investment research and other data we need to operate our business, and such expenses generally increase or decrease in relative proportion to the number of our employees and the overall size and scale of our business operations.

On behalf of our mutual fund and separate account clients, we make decisions to buy and sell securities for each portfolio, select broker-dealers to execute trades and negotiate brokerage commission rates. In connection with these transactions, we may receive research products and services from broker-dealers in exchange for the business we conduct with such firms. Some of those research products and services could be acquired for cash and our receipt of those products and services through the use of client commissions, or soft dollars, reduces cash expenses we would otherwise incur. The reduction in our operating expenses through the use of soft dollars amounted to $2.8 million and $1.9 million for the six months ended June 30, 2013 and 2012 and $3.5 million, $4.1 million and $3.3 million for the years ended December 31, 2012, 2011 and 2010, respectively. Our operating expenses will increase to the extent these soft dollars are reduced or eliminated. We believe that all research products and services we acquire through soft dollars are within the safe harbor provided by Section 28(e) of the Exchange Act.

General and Administrative

General and administrative expenses include professional fees, travel and entertainment, state and local taxes, and other miscellaneous expenses we incur in operating our business.

As discussed above under “—Factors Impacting Our Results of Operations—Costs of Being a Public Company”, we have incurred and expect to continue to incur additional expenses as a result of becoming a public company and will incur additional expenses in connection with the anticipated change in control (for purposes of the 1940 Act and Advisers Act) and future offerings of our Class A common stock. These additional expenses will increase our general and administrative expenses and reduce our net income.

Non-Operating Income (Loss) and Net Income (Loss) Attributable to Noncontrolling Interests

Interest Expense

Interest expense includes the interest we pay on our debt. We prepaid the then-outstanding principal balance of our $400 million term loan in full in August 2012 with proceeds from the issuance of $200 million in unsecured notes and $90 million drawn from a $100 million five-year revolving credit facility. The term loan bore interest at a rate equal to LIBOR adjusted by a statutory reserve percentage plus an applicable margin ranging from 2.00% to 3.50%, depending on Artisan Partners Holdings’ leverage ratio (as defined in the term loan agreement). For a description of the terms of the notes and our revolving credit facility, see “—Liquidity and Capital Resources”.

To effectively convert a portion of our term loan’s variable interest rate to a fixed rate, in July 2006, we executed with two counterparties five-year amortizing interest rate swap contracts that had a combined total notional value of $400 million at inception and had a final maturity date of July 1, 2011. In November 2010, we entered into a forward starting interest rate swap with a notional value of $200 million, an effective start date of July 1, 2011 and a final maturity date of July 1, 2013. The counterparty under this interest rate swap paid Artisan Partners Holdings variable interest at three-month LIBOR, and Artisan Partners Holdings paid the counterparty a fixed interest rate of 1.04%. The income and expense related to the interest rate swap contracts was accounted for under interest expense. Artisan Partners Holdings terminated the forward starting interest rate swap contract in August 2012 in connection with the repayment in full of the term loan.

When Artisan Partners Holdings historically redeemed Class B limited partnership interests, it generally paid the redemption price for the limited partnership interests over a period of five years and paid interest on the unpaid portion of the redemption price at rates comparable to those it received on money market instruments. These interest payments are included in our historical interest expense. As part of the IPO Reorganization, the Class B common units became exchangeable for shares of our Class A common stock, and are no longer redeemable for cash upon termination of employment.

Net Gain on the Valuation of Contingent Value Rights

As discussed above under “—Factors Impacting Our Results of Operations—Issuance of CVRs”, as part of the IPO Reorganization, we issued CVRs, which are classified as liabilities and are accounted for under ASC 815 as derivatives. Net gain on the valuation of contingent value rights includes all changes in the fair value of this liability. As discussed elsewhere in this prospectus, the CVRs will be terminated in connection with this offering.

Net Gain (Loss) of Launch Equity and Net Income (Loss) Attributable to Noncontrolling Interests—Launch Equity

Artisan provides investment management services to Artisan Partners Launch Equity LP, or Launch Equity, a private investment partnership the investors in which are certain partners and employees of Artisan. Artisan makes day-to-day investment decisions concerning the assets of the private investment partnership. This partnership is consolidated under variable interest entity consolidation guidance. If Artisan were to liquidate, these investments would not be available to the general creditors of the company and as a result, Artisan does not consider investments held by consolidated investment products to be company assets.

Net gain (loss) of Launch Equity include net interest income, dividend expense and realized and unrealized gains and losses which are driven by the underlying investments held by consolidated investment products. Nearly all of these net gains or losses are attributable to third party investors and are offset by net income (loss) attributable to noncontrolling interests.

Net Income (Loss) Attributable to Noncontrolling Interests—Holdings

Net income (loss) attributable to noncontrolling interests—Holdings represents the portion of earnings or loss attributable to the economic interest in Artisan Partners Holdings held by the limited partners of Artisan Partners Holdings. All income of Artisan Partners Holdings for the period prior to March 12, 2013, is entirely attributable to noncontrolling interests.

Other Income (Loss)

Other income (loss) includes income from our excess cash balances, dividends earned on available-for-sale securities, gains or losses we recognized on the ineffective portion of our interest rate swaps, debt related costs, and capital gains or losses we recognize upon the sale of the securities we hold.

Provision for Income Taxes

Our business was historically organized as a partnership and was not subject to U.S. federal and certain state income taxes. As a result of the IPO Reorganization, we became subject to taxes applicable to C-corporations. We are subject to U.S. federal and state income tax on our allocable portion of the income of Artisan Partners Holdings. Our effective income tax rate is dependent on many factors, including a rate benefit attributable to the fact that a portion of Artisan Partner Holdings’ earnings are not subject to corporate level taxes. This favorable impact may be partially offset by the impact of certain permanent items, primarily attributable to certain compensation-related expenses that are not deductible for tax purposes. Income tax expense is also recognized for certain foreign subsidiaries that pay corporate income tax.

Results of Operations

Our investment management fees are driven by the amount and composition of our assets under management. As a result, our earnings and cash flows are heavily dependent upon prevailing conditions in the securities markets, particularly in the equity securities markets. Significant increases or decreases in the value of equity securities or significant changes in the level of client contributions or withdrawals will have a material impact on our results of operations. Client contributions and withdrawals are driven by the performance results of our investment strategies, the competitiveness of our fee rates, the success of our marketing and client service efforts, the state of the overall securities markets and clients’ individual investment philosophies and cash-flow requirements.

Six Months Ended June 30, 2013, Compared to the Six Months Ended June 30, 2012

	For the Six Months Ended June 30,		Period-to-Period
	2013	2012	$	%
	(unaudited; in millions, except per share data)
Statements of Operations Data
Revenues	$310.2	$240.5	$69.7	29%
Operating Expenses
Total compensation and benefits	642.0	161.1	480.9	299%
Other operating expenses	41.2	33.5	7.7	23%

Total operating expenses	683.2	194.6	488.6	251%

Total operating income	(373.0)	45.9	(418.9)	(913)%
Non-operating income (loss)
Interest expense	(6.1)	(5.2)	(0.9)	17%
Other non-operating income	37.0	1.4	35.6	2,543%

Total non-operating income (loss)	30.9	(3.8)	34.7	913%

Income before taxes	(342.1)	42.1	(384.2)	(913)%
Provision for income taxes	10.3	0.6	9.7	1,617%

Net income before noncontrolling interest	(352.4)	41.5	(393.9)	(949)%
Less: Noncontrolling interests—Artisan Partners Holdings	(364.7)	40.0	(404.7)	(1,012)%
Less: Noncontrolling interests—Launch Equity	3.6	1.5	2.1	140%

Net income attributable to Artisan Partners Asset Management Inc.	$8.7	$—	$8.7	$—

Per Share Data
Net income available to Class A common stock per basic shares	$0.57
Net income available to Class A common stock per diluted share	$0.57
Weighted average basic shares of Class A common stock outstanding	12,728,949
Weighted average diluted shares of Class A common stock outstanding	15,294,412

Assets Under Management

Our assets under management increased by $21.7 billion, or 33.9%, to $85.8 billion as of June 30, 2013 from $64.1 billion as of June 30, 2012. As of June 30, 2013 and 2012, our assets under management consisted of 55% Artisan Funds and Artisan Global Funds and 45% separate accounts. Average assets under management for the six months ended June 30, 2013 were $82.3 billion, an increase of 30.0% compared to average assets under management for the six months ended June 30, 2012 of $63.3 billion. As of June 30, 2013, 11% of our assets under management were sourced from clients located outside the United States, up from 9% as of June 30, 2012.

The following table sets forth the changes in our assets under management for Artisan Funds and Artisan Global Funds and the separate accounts that we managed for the six months ended June 30, 2013 and 2012, as well as the average assets under management for each period:

	For the Six Months Ended June 30, (unaudited)		Period-to-Period
	2013	2012	$ Change	% Change
	(dollars in millions)
Artisan Funds and Artisan Global Funds
Beginning assets under management	$39,603	$30,843	$8,760	28%
Gross client cash inflows	8,351	6,133	2,218	36%
Gross client cash outflows	4,651	4,051	(600)	(15)%

Net client cash flows	3,700	2,082	1,618	78%
Market appreciation (depreciation)	4,266	2,147	2,119	99%
Transfers between investment vehicles	(51)	(128)	77	60%

Ending assets under management	$47,518	$34,944	$12,574	36%

Average assets under management	$43,130	$34,347	$8,783	26%
Separate Accounts
Beginning assets under management	$34,731	$26,261	$8,470	32%
Gross client cash inflows	2,943	2,617	326	12%
Gross client cash outflows	3,043	1,941	1,102	57%

Net client cash flows	(100)	676	(776)	(115)%
Market appreciation (depreciation)	3,591	2,063	1,528	74%
Transfers between investment vehicles	51	128	(77)	(60)%

Ending assets under management	$38,273	$29,128	$9,145	31%

Average assets under management	$37,128	$28,916	$8,212	28%
Total Assets Under Management
Beginning assets under management	$74,334	$57,104	$17,230	30%
Gross client cash inflows	11,294	8,750	2,544	29%
Gross client cash outflows	7,694	5,992	1,702	28%

Net client cash flows	3,600	2,758	842	31%
Market appreciation (depreciation)	7,857	4,210	3,647	87%
Transfers between investment vehicles	—	—	—	—

Ending assets under management	$85,791	$64,072	$21,719	34%

Average assets under management	$82,258	$63,263	$18,995	30%

Revenues

The increase in our revenues for the six months ended June 30, 2013, compared to the six months ended June 30, 2012, was driven primarily by a $19.0 billion, or 30.0%, increase in our average assets under management. The increase in our average assets under management was primarily attributable market appreciation between June 30, 2012 and June 30, 2013 resulting from the rise in global equity markets. Market appreciation was $7.9 billion and $4.2 billion for the six months ended June 30, 2013 and 2012, respectively. During the six months ended June 30, 2013, our net client cash inflows were $3.6 billion, which was an increase of $0.8 billion compared to the six months ended June 30, 2012.

Our weighted average investment management fee remained consistent at 76 basis points for the six months ended June 30, 2013 and 2012. Separate accounts, in the aggregate, paid a weighted average fee of 55 basis points and 56 basis points for the six months ended June 30, 2013 and 2012, respectively. Artisan Funds and Artisan Global Funds paid in the aggregate a weighted average fee of 93 and 94 basis points for the six months ended June 30, 2013 and 2012, respectively.

For the six months ended June 30, 2013 and 2012, fees from separate accounts represented $101.0 million and $80.2 million of our revenues, respectively. For the six months ended June 30, 2013 and 2012, fees from Artisan Funds represented $205.7 million and $159.1 million of our revenues, respectively, and fees from Artisan Global Funds represented $3.5 million and $1.2 million of our revenues, respectively.

Operating Expenses

The following table sets forth our operating expenses for the six months ended June 30, 2013 and 2012:

	Six Months Ended June 30, (unaudited)		Period-to-Period
	2013	2012	$ Change	% Change
	(dollars in millions)
Salaries, incentive compensation, and benefits	$141.9	$109.3	$32.6	30%
Pre-offering related compensation—other	143.0	21.9	121.1	553%
Pre-offering related compensation—share-based awards	357.1	29.9	327.2	1,094%

Total compensation and benefits expense	642.0	161.1	480.9	299%
Distribution and marketing	17.0	14.2	2.8	20%
Occupancy	5.2	4.5	0.7	16%
Communication and technology	6.9	6.4	0.5	8%
General and administrative	12.1	8.4	3.7	44%

Total operating expenses	$683.2	$194.6	$488.6	251%

The increase in total operating expenses of $488.6 million compared to the six month period ended June 30, 2012 was primarily attributable to increased compensation and benefits expense, which increased by $480.9 million, or 299%, for the six months ended June 30, 2013, as compared to the six months ended June 30, 2012.

Compensation and Benefits

	For the Six Months Ended June 30,		Period-to-Period
	2013	2012	$	%
	(unaudited; dollars in millions)
Salaries, incentive compensation and benefits	$141.9	$109.3	$32.6	30%
Change in value of Class B liability awards	41.9	29.9	12.0	40%
Class B award modification expense	287.3	—	287.3	—
Amortization expense on pre-offering Class B awards	27.9	—	27.9	—

Pre-offering related compensation—share-based awards	357.1	29.9	327.2	1,094%
Pre-offering related cash incentive compensation	56.8	—	56.8	—
Pre-offering related bonus make-whole compensation	20.5	—	20.5	—
Distributions on Class B liability awards	65.7	21.9	43.8	200%

Pre-offering related compensation—other	143.0	21.9	121.1	553%

Total compensation and benefits	$642.0	$161.1	$480.9	299%

The increase in salaries, incentive compensation, and benefits was driven primarily by accrued incentive compensation expense for our investment and marketing professionals. That compensation is directly linked to our revenues and increased by $20.0 million as a result of higher investment management fee revenue during the six months ended June 30, 2013 as compared to the six months ended June 30, 2012. In addition, compared to the six months ended June 30, 2012, incentive compensation expense related to a special incentive compensation plan for certain portfolio managers increased by $1.6 million to $5.4 million as the market value of the incentive compensation plan increased with improvement in the global equity markets. This incentive compensation plan provides certain portfolio managers with additional cash compensation over a three-year period (ending on December 31, 2013) based on the then-current value of shares of mutual funds managed by those portfolio managers. Severance expenses increased by $5.7 million as a result of the termination of a former co-portfolio manager during 2013. The remaining increase in salaries, incentive compensation and benefits expense was driven mainly by increased headcount and increased discretionary incentive compensation expense between 2013 and 2012. We did not make equity grants to our employees during the six months ended June 30, 2013, and as a result, our salaries, incentive compensation and benefits expense for the period then ended does not include the impact of post-IPO equity-based compensation awards. On July 17, 2013, our board of directors approved the issuance of 1,575,157 restricted shares of Class A common stock to our employees and employees of our subsidiaries. In general, these awards will vest pro rata in the third fiscal quarter of each of the next five years. Total compensation expense associated with these awards is expected to be approximately $79.2 million, which will be recognized over the five-year vesting period.

Salaries, incentive compensation and benefits represented 46% and 45% of our revenues for the six months ended June 30, 2013 and 2012, respectively. Included in salaries, incentive compensation and benefits was the special incentive compensation plan and severance expenses of $11.5 million and $4.2 million for the six months ended June 30, 2013 and 2012, respectively.

Pre-offering related share-based compensation expense increased $327.2 million for the six months ended June 30, 2013 compared to the six months ended June 30, 2012. Prior to the IPO Reorganization, our Class B share-based awards were classified as liabilities. As part of the IPO Reorganization, we amended the Class B share-based grant agreements to eliminate the cash redemption feature of the awards. From January 1, 2013, through the date of the IPO Reorganization, we incurred $41.9 million of compensation expense related to these awards. Immediately after the amendment of the grant agreements, we incurred a $287.3 million compensation charge resulting from the modification of the awards, based on the difference between the carrying value of the liability associated with the vested awards and the value based on the offering price per share of the Class A common stock in our IPO. Compensation expense for these awards after the IPO Reorganization represents the amortization of the fair value of unvested awards at the date of the IPO Reorganization over the remaining vesting term.

Pre-offering related other compensation increased $121.1 million for the six months ended June 30, 2013 compared to 2012. We recognized $56.8 million in compensation expense related to cash incentive compensation paid to certain of our portfolio managers in connection with our IPO, $65.7 million in compensation expense related to distributions of the retained earnings of Holdings made to our pre-IPO employee-partners, and $20.5 million in compensation expense representing profits after our IPO otherwise allocable and distributable, in the aggregate, to Artisan Partners Holdings’ pre-IPO non-employee partners which was instead allocated and will be distributed to certain of our employee-partners.

Other Operating Expenses

Distribution and marketing expense increased by $2.8 million, or 20%, to $17.0 million for the six months ended June 30, 2013 from $14.2 million for the six months ended June 30, 2012, resulting from increased assets under management, our expanded global operations and increased expenses in connection with our marketing and branding efforts. Our general and administrative expense increased by $3.7 million, or 44%, to $12.1 million for the six months ended June 30, 2013 from $8.4 million for the six months ended June 30, 2012, which was primarily a result of an increase in professional fees related to the IPO Reorganization and IPO and compensation provided to members of our board of directors.

Non-Operating Income (Loss)

The following table sets forth our non-operating income (loss) for the six months ended June 30, 2013 and 2012:

	For the Six Months Ended June 30,		Period-to-Period
	2013	2012	$ Change	% Change
	(dollars in millions)
Interest expense	$(6.1)	$(5.2)	$(0.9)	17%
Gains (losses) of Launch Equity, net	3.6	1.5	2.1	140%
Net gain on the valuation of contingent value rights	33.4	—	33.4	—
Other non-operating income (loss)	—	(0.1)	0.1	—

Total non-operating income (loss)	$30.9	$(3.8)	$34.7	913%

The increase in non-operating income was due to a $33.4 million gain on the valuation of contingent value rights during the six months ended June 30, 2013 and a $2.1 million increase in the gain of Launch Equity, partially offset by a $0.9 million increase in interest expense.

The price of our Class A common stock is one of the key variables used to determine the fair value of our CVR liability. As such, the gain on CVR was the result of a significant increase in our stock price from the $30.00 per share IPO price utilized in determining the initial fair value of our CVR liability to the closing price of $49.91 per share at June 30, 2013. As a derivative liability, all changes in the fair value of this liability are recorded to current earnings.

Gains of Launch Equity represent net realized and unrealized gains of the underlying assets of Launch Equity. Nearly all gains are allocable to, and offset by, net income (loss) attributable to noncontrolling interests—Launch Equity.

Interest expense increased as a result of higher interest rates paid on our unsecured notes when compared to the term loan, which bore interest at a rate equal to LIBOR plus an applicable margin.

Provision for Income Taxes

The increase in provision for income taxes represents our U.S. federal and state income tax on our allocable portion of the income of Artisan Partners Holdings. Our effective income tax rate for the six months ended June 30, 2013 was (3.0)%. The effective tax rate is dependent on many factors, including a rate benefit attributable to the fact that approximately 78% of Artisan Partners Holdings’ earnings are not subject to corporate-level taxes. Income (loss) before income taxes includes amounts that are passed through to unit holders of Artisan Partners Holdings and noncontrolling interests and are not taxable to Artisan Partners Holdings and its subsidiaries, which reduces the effective tax rate. This favorable impact is partially offset by the impact of certain permanent items, primarily attributable to pre-IPO share-based compensation expenses that are not deductible for tax purposes. These factors are expected to continue to impact the effective tax rate for future years, although as our ownership in Artisan Partners Holdings increases, the effective tax rate will likewise increase as more income will be subject to corporate-level taxes.

Our effective tax rate for the six months ended June 30, 2012 was 1.4%. Prior to our IPO and reorganization in March 2013, none of Holdings' earning were subject to U.S. corporate-level taxes in 2012. The provision for income taxes in 2012 represent foreign income taxes of certain foreign corporate subsidiaries.

Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011

	For the Year Ended , December 31,		Period-to-Period
	2012	2011	$	%
	(unaudited; in millions, except per share data)
Statements of Operations Data
Revenues	$505.6	$455.1	$50.5	11%
Operating Expenses
Total compensation and benefits	383.1	233.2	149.9	64%
Other operating expenses	75.4	67.6	7.8	12%

Total operating expenses	458.5	300.8	157.7	52%

Total operating income	47.1	154.3	(107.2)	(69)%
Non-operating income (loss)
Interest expense	(11.4)	(18.4)	7.0	38%
Other non-operating income	7.9	(4.7)	12.6	268%

Total non-operating income (loss)	(3.5)	(23.1)	19.6	85%

Income before taxes	43.6	131.2	(87.6)	(67)%
Provision for income taxes	1.0	1.2	(0.2)	(17)%

Net income before noncontrolling interest	42.6	130.0	(87.4)	(67)%
Less: Noncontrolling interests—Artisan Partners Holdings	33.8	133.1	(99.3)	(75)%
Less: Noncontrolling interests—Launch Equity	8.8	(3.1)	11.9	384%

Net income attributable to Artisan Partners Asset Management Inc.	$—	$—	$—

Assets Under Management

Our assets under management increased by $17.2 billion, or 30%, to $74.3 billion as of December 31, 2012 from $57.1 billion as of December 31, 2011. As of December 31, 2012, our assets under management consisted of 53% Artisan Funds and Artisan Global Funds and 47% separate accounts, compared to 54% Artisan Funds and Artisan Global Funds and 46% separate accounts as of December 31, 2011. Average assets under management for the year ended December 31, 2012 were $66.2 billion, an increase of 11% compared to average assets under management for the year ended December 31, 2011 of $59.4 billion. As of December 31, 2012, 11% of our assets under management were sourced from clients located outside the United States, up from 9% as of December 31, 2011.

The following table sets forth the changes in our assets under management for Artisan Funds and Artisan Global Funds and the separate accounts that we managed for the years ended December 31, 2012 and 2011, as well as the average assets under management for each period:

	Year Ended December 31,		Period-to-Period
	2012	2011	$ Change	% Change
	(dollars in millions)
Artisan Funds and Artisan Global Funds
Beginning assets under management	$30,843	$31,367	$(524)	(2)%
Gross client cash inflows	11,977	8,809	3,168	36%
Gross client cash outflows	8,643	7,896	747	9%

Net client cash flows	3,334	913	2,421	265%
Market appreciation (depreciation)	5,885	(1,226)	7,111	580%
Transfers between investment vehicles	(459)	(211)	(248)	(118)%

Ending assets under management	$39,603	$30,843	$8,760	28%

Average assets under management	$35,840	$32,449	$3,391	10%
Separate Accounts
Beginning assets under management	$26,261	$26,092	$169	1%
Gross client cash inflows	6,032	5,201	831	16%
Gross client cash outflows	3,553	4,154	(601)	(14)%

Net client cash flows	2,479	1,047	1,432	137%
Market appreciation (depreciation)	5,532	(1,088)	6,620	608%
Transfers between investment vehicles	459	211	248	118%

Ending assets under management	$34,731	$26,262	$8,469	32%

Average assets under management	$30,334	$26,987	$3,346	12%
Total Assets Under Management
Beginning assets under management	$57,104	$57,459	$(355)	(1)%
Gross client cash inflows	18,009	14,010	3,999	29%
Gross client cash outflows	12,196	12,050	146	1%

Net client cash flows	5,813	1,960	3,853	197%
Market appreciation (depreciation)	11,417	(2,314)	13,731	593%
Transfers between investment vehicles	—	—	—	—

Ending assets under management	$74,334	$57,105	$17,229	30%

Average assets under management	$66,174	$59,436	$6,738	11%

Revenues

The increase in our revenues for the year ended December 31, 2012, compared to the year ended December 31, 2011, was driven primarily by a $6.7 billion, or 11%, increase in our average assets under management. The increase in our average assets under management was primarily attributable to the rising global equity markets and net client cash inflows during the period.

Our weighted average investment management fee decreased to 76 basis points for the year ended December 31, 2012 from 77 basis points for the year ended December 31, 2011. Separate accounts, in the aggregate, paid a weighted average fee of 56 basis points for years ended December 31, 2012 and 2011. Artisan Funds and Artisan Global Funds, in the aggregate, paid a weighted average fee of 94 basis points for the years ended December 31, 2012 and 2011.

For the years ended December 31, 2012 and 2011, fees from Artisan Funds represented $333.2 million and $303.9 million of our revenues, respectively. For the years ended December 31, 2012 and 2011, fees from separate accounts represented $169.4 million and $149.9 million of our revenues, respectively, and fees from Artisan Global Funds represented $3.0 million and $1.3 million of our revenues, respectively.

Operating Expenses

The following table sets forth our operating expenses for the years ended December 31, 2012 and 2011:

	Year Ended December 31,		Period-to-Period
	2012	2011	$ Change	% Change
	(dollars in millions)
Salaries, incentive compensation, and benefits	$227.3	$198.6	$28.7	14%
Distributions on Class B liability awards	54.1	55.7	(1.6)	(3)%
Change in value of Class B liability awards	101.7	(21.1)	122.8	582%

Total compensation and benefits expense	383.1	233.2	149.9	64%
Distribution and marketing	29.0	26.2	2.8	11%
Occupancy	9.3	9.0	0.3	3%
Communication and technology	13.2	10.6	2.6	25%
General and administrative	23.9	21.8	2.1	10%

Total operating expenses	$458.5	$300.8	$157.7	52%

The increase in total operating expenses of $157.7 million compared to the year ended December 31, 2011 was primarily attributable to increased compensation and benefits expense, which increased by $149.9 million, or 64%, for the year ended December 31, 2012, as compared to the year ended December 31, 2011.

The increase in salaries, incentive compensation and benefits expense was driven primarily by accrued incentive compensation expense for our investment and marketing professionals. That compensation is directly linked to our revenues and increased by $16.2 million as a result of higher investment management fee revenue during the year ended December 31, 2012 as compared to the year ended December 31, 2011. Discretionary incentive compensation increased $3.8 million during 2012 compared to 2011 due to our improved financial performance. In addition, compared to the year ended December 31, 2011, incentive compensation expense related to a special incentive compensation plan for certain portfolio managers increased by $2.5 million as the market value of the incentive compensation plan increased with improvement in the global equity markets, and there was 12 months of expense in 2012 as compared to ten months of expense in 2011. This incentive compensation plan provides certain portfolio managers with additional cash compensation over a three-year period (ending on December 31, 2013) based on the then-current value of shares of mutual funds managed by those portfolio managers. We do not intend to enter into other similar incentive compensation plans in the future. Severance expense increased by $1.4 million as a result of employee terminations during 2012. The remaining increase in salaries, incentive compensation and benefits expense was driven mainly by increased headcount between 2011 and 2012. Salary, incentive compensation and benefits represented 45% and 44% of our revenues for the years ended December 31, 2012 and 2011, respectively.

The increase in total compensation and benefits expense also resulted from the change in value of our Class B liability awards, which increased in value by $101.7 million during the year ended December 31, 2012, compared to a decrease in value of $21.1 million during the year ended December 31, 2011. Significant factors increasing the fair value of our Class B liability awards for the year ended December 31, 2012 included: (i) additional vesting of the awards, (ii) improved market capitalizations of comparable entities at December 31, 2012, (iii) our revenue and earnings projections that were impacted by our recent financial performance, the performance of the global equity markets and our outlook for the future and (iv) a grant of additional partnership interests on July 15, 2012 to certain of our Class B limited partners. During the year ended December 31, 2011, the global equity markets weakened and the fair value of our Class B liability award declined. For further information on our Class B liability awards, see under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Overview—Operating Expenses—Compensation and Benefits”.

Distribution and marketing expenses increased by $2.8 million, or 11%, to $29.0 million for the year ended December 31, 2012 from $26.2 million for the year ended December 31, 2011, primarily as a result of a new distribution agreement with a third party as we expand our global operations and increase our marketing and branding efforts.

Communications and technology expense increased by $2.6 million, or 25%, to $13.2 million for the year ended December 31, 2012 from $10.6 million for the year ended December 31, 2011 as a result of increased users of market data subscriptions and external consulting fees for technology initiatives.

General and administrative expense increased by $2.1 million, or 10%, to $23.9 million for the year ended December 31, 2012 from $21.8 million for the year ended December 31, 2011, primarily as a result of additional travel expense related to increasing global distribution efforts, as well as fees associated with the resolution of the lawsuit described in Note 15 to “Notes to Consolidated Financial Statements – December 31, 2012, 2011, and 2010” contained elsewhere in this prospectus. The increase in expense was slightly offset by a decrease in professional fees related to our IPO when comparing the year ended December 31, 2012 to the year ended December 31, 2011.

Non-Operating Income (Loss)

The following table sets forth our non-operating income (loss) for the years ended December 31, 2012 and 2011:

	Years Ended December 31,		Period-to-Period
	2012	2011	$ Change	% Change
	(dollars in millions)
Interest expense	$(11.4)	$(18.4)	$7.0	38%
Gains (losses) of Launch Equity, net	8.8	(3.1)	11.9	384
Loss on debt extinguishment	(0.8)	—	(0.8)	—
Other non-operating income (loss)	(0.1)	(1.6)	1.5	94

Total non-operating income (loss)	$(3.5)	$(23.1)	$19.6	85%

The decrease in interest expense was due to principal payments on our term loan of $35.4 million and $55.2 million during the years ended December 31, 2012 and 2011, respectively. In addition, an interest rate swap that fixed the interest rate on a portion of our term loan agreement at 5.689% expired on July 1, 2011, resulting in decreased interest expense during 2012.

Gains of Launch Equity represent net realized and unrealized gains of the underlying assets of Launch Equity. Nearly all gains are allocable to, and offset by, net income (loss) attributable to noncontrolling interests—Launch Equity. The private investment partnership commenced operations on July 25, 2011.

Loss on debt extinguishment of $0.8 million for the year ended December 31, 2012 relates to the refinancing of our term loan as Artisan Partners Holdings entered into a $100 million five-year revolving credit agreement and issued $200 million in unsecured notes in August 2012.

Other non-operating loss of $0.1 million for the year ended December 31, 2012, relates primarily to debt issuance costs of $0.8 million that were incurred when Artisan Partners Holdings entered into a $100 million five-year revolving credit agreement and issued $200 million in unsecured notes in August 2012, partially offset by net capital gains of $0.6 million. Other non-operating loss of $1.6 million for the year ended December 31, 2011, relates mainly to the discontinuance of hedge accounting on an interest rate swap as the forecasted transaction was no longer probable of occurring. The discontinuance of hedge accounting required us to reclassify unrealized losses on the swap recorded in accumulated other comprehensive income to other income (loss).

Provision for Income Taxes

Provision for income taxes represents corporate income tax incurred by our U.K. subsidiary. Provision for income taxes decreased by $0.2 million, or 17%, to $1.0 million for the year ended December 31, 2012 from $1.2 million for the year ended December 31, 2011.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

	For the Year Ended December 31,		Period-to-Period
	2011	2010	$	%
	(unaudited; dollars in millions, except per share data)
Statements of Operations Data
Revenues	$455.1	$382.3	$72.8	19%
Operating Expenses
Total compensation and benefits	233.2	263.3	(30.1)	(11)%
Other operating expenses	67.6	53.8	13.8	26%

Total operating expenses	300.8	317.1	(16.3)	(5)%

Total operating income	154.3	65.2	89.1	137%
Non-operating income (loss)
Interest expense	(18.4)	(23.0)	4.6	20%
Other non-operating income	(4.7)	1.6	(6.3)	(394)%

Total non-operating income (loss)	(23.1)	(21.4)	(1.7)	(8)%

Income before taxes	131.2	43.8	87.4	200
Provision for income taxes	1.2	1.3	(0.1)	(8)%

Net income before noncontrolling interest	130.0	42.5	87.5	206%
Less: Noncontrolling interests—Artisan Partners Holdings	133.1	42.5	90.6	213%
Less: Noncontrolling interests—Launch Equity	(3.1)	—	(3.1)	—

Net income attributable to Artisan Partners Asset Management Inc.	$—	$—	$—

Assets Under Management

Our assets under management decreased by $0.4 billion, or 1%, to $57.1 billion as of December 31, 2011 from $57.5 billion as of December 31, 2010. As of December 31, 2011, our assets under management consisted of 54% Artisan Funds and Artisan Global Funds and 46% separate accounts as compared to 55% Artisan Funds and 45% separate accounts as of December 31, 2010. Average assets under management for the year ended December 31, 2011 were $59.4 billion, an increase of 22% compared to average assets under management for the year ended December 31, 2010 of $48.7 billion. As of December 31, 2011, 9% of our assets under management were sourced from clients located outside the United States, up from 6% as of December 31, 2010. The following table sets forth the changes in our assets under management for Artisan Funds and the separate accounts that we managed for the years ended December 31, 2011 and 2010, as well as our average assets under management for each period:

	Year Ended December 31,		Period-to-Period
	2011	2010	$ Change	% Change
	(dollars in millions)
Artisan Funds and Artisan Global Funds
Beginning assets under management	$31,367	$26,644	$4,723	18%
Gross client cash inflows	8,809	7,524	1,285	17
Gross client cash outflows	7,896	6,718	1,178	18

Net client cash flows	913	806	107	13
Market appreciation (depreciation)	(1,226)	3,917	(5,143)	(131)
Transfers between investment vehicles	(211)	—	(211)	—

Ending assets under management	$30,843	$31,367	$(524)	(2)%

Average assets under management	$32,449	$27,646	$4,803	17%
Separate Accounts
Beginning assets under management	$26,092	$20,144	$5,948	30
Gross client cash inflows	5,201	5,722	(521)	(9)
Gross client cash outflows	4,154	3,118	1,036	33

Net client cash flows	1,047	2,604	(1,557)	(60)
Market appreciation (depreciation)	(1,089)	3,344	(4,433)	(133)
Transfers between investment vehicles	211	—	211	—

Ending assets under management	$26,261	$26,092	$169	1

Average assets under management	$26,987	$21,078	$5,909	28
Total Assets Under Management
Beginning assets under management	$57,459	$46,788	$10,671	23
Gross client cash inflows	14,010	13,246	764	6
Gross client cash outflows	12,050	9,836	2,214	23

Net client cash flows	1,960	3,410	(1,450)	(43)
Market appreciation (depreciation)	(2,315)	7,261	(9,576)	(132)
Transfers between investment vehicles	—	—	—	—

Ending assets under management	$57,104	$57,459	$(355)	(1)

Average assets under management	$59,436	$48,724	$10,712	22%

Revenues

The increase in our revenues for the year ended December 31, 2011, compared to the year ended December 31, 2010, was driven primarily by a $10.7 billion, or 22%, increase in our average assets under management. The increase in our average assets under management was primarily attributable to the continued recovery of global equity markets during 2011 and net client cash inflows during the period.

Our weighted average investment management fee decreased to 77 basis points for the year ended December 31, 2011 from 79 basis points for the year ended December 31, 2010, primarily as a result of a new client mandate in late 2010 with discounted fee rates. Separate accounts, in the aggregate, paid a weighted average fee of 56 basis points and 57 basis points for the years ended December 31, 2011 and 2010, respectively. Artisan Funds and Artisan Global Funds, in the aggregate, paid a weighted average fee of 94 basis points and 95 basis points for the years ended December 31, 2011 and 2010, respectively.

For the years ended December 31, 2011 and 2010, fees from Artisan Funds represented $303.9 million and $261.6 million of our revenues, respectively. For the years ended December 31, 2011 and 2010, fees from separate accounts represented $149.9 million and $120.7 million of our revenues, respectively, and fees from Artisan Global Funds represented $1.3 million and $0.0 million of our revenues, respectively.

Operating Expenses

The following table sets forth our operating expenses for the years ended December 31, 2011 and 2010:

	Year Ended December 31,		Period-to-Period
	2011	2010	$ Change	% Change
	(dollars in millions)
Salaries, incentive compensation, and benefits	$198.6	$166.6	$32.0	19%
Distributions on Class B liability awards	55.7	17.6	38.1	216%
Change in value of Class B liability awards	(21.1)	79.1	(100.2)	(127)%

Total compensation and benefits expense	233.2	263.3	(30.1)	(11)%
Distribution and marketing	26.2	23.0	3.2	14%
Occupancy	9.0	8.1	0.9	11%
Communication and technology	10.6	9.9	0.7	7%
General and administrative	21.8	12.8	9.0	70%

Total operating expenses	$300.8	$317.1	$(16.3)	(5)%

The decrease in total operating expenses of $16.3 million compared to the year ended December 31, 2010 was primarily attributable to decreased compensation and benefits expense, which decreased by $30.1 million, or 11% for the year ended December 31, 2011, as compared to the year ended December 31, 2010.

The decrease in total compensation and benefits expense was largely the result of the change in value of our Class B liability awards, which decreased in value by $21.1 million during the year ended December 31, 2011, compared to an increase in value of $79.1 million during the year ended December 31, 2010. In 2011, although our average assets under management and revenues continued to increase, the value of our Class B liability awards decreased as we began to measure the liability at fair value rather than intrinsic value, using the redemption formula. The fair value calculation considers the performance of comparable entities and a discounted analysis of Artisan’s future revenue and expense projections, where intrinsic value considered Artisan’s recent historical financial performance exclusively in accordance with the terms of our partnership agreement. The use of a historical three month adjusted EBITDA (excluding equity-based compensation expense) to derive the intrinsic value for the year ended December 31, 2010 resulted in a value that was higher than the fair value calculation based on a discounted financial projection (including equity-based compensation charges) as well as considers the performance of comparable entities rather than exclusively our own performance to derive the value. Partially offsetting the decline in expense associated with the change in value of our Class B liability awards was an increase in distributions to our Class B partners and an increase in salaries, incentive compensation and benefits during the year ended December 31, 2011 as compared to the year ended December 31, 2010. Distributions to Class B partners increased as a result of a $26.5 million profits distribution in 2011 and higher tax distribution payments which corresponded to higher earnings in 2011 as compared to 2010. There were no profits distributions in 2010. Incentive compensation paid to our investment and marketing professionals is directly linked to our revenues and increased by $25.8 million as a result of higher investment management fee revenue during the year ended December 31, 2011 as compared to the year ended December 31, 2010. Incentive compensation also increased by $6.0 million due to an incentive plan introduced in 2011 for certain portfolio managers. This incentive compensation plan provides certain portfolio managers with additional cash compensation over a three-year period (ending on December 31, 2013) based on the then-current value of shares of mutual funds managed by those portfolio managers. In addition, salary expense increased by

$2.1 million during 2011 as compared to 2010 as a result of increased headcount. Offsetting these increases was non-recurring compensation expenses incurred in 2010 of $2.8 million associated with the hiring of a portfolio manager for the Global Equity strategy.

Distribution and marketing expenses increased by $3.2 million, or 14%, to $26.2 million for the year ended December 31, 2011 from $23.0 million for the year ended December 31, 2010, primarily as a result of the overall increase in our assets under management invested in Artisan Funds through certain intermediaries.

General and administrative expenses increased by $9.0 million, or 70%, to $21.8 million for the year ended December 31, 2011 from $12.8 million for the year ended December 31, 2010. This increase was primarily attributable to higher professional fees and travel and entertainment expenses. Professional fees increased in 2011 as compared to 2010 primarily due to legal, accounting and tax fees associated with our 2011 public offering effort and legal costs associated with litigation that was dismissed with prejudice in August 2012. Travel and entertainment costs were higher as compared to 2010 driven by the expansion of our global operations and distribution efforts.

Non-Operating Income (Loss)

The following table sets forth our non-operating income (loss) for the years ended December 31, 2011 and 2010:

	Years Ended December 31,		Period-to-Period
	2011	2010	$ Change	% Change
	(dollars in millions)
Interest expense	$(18.4)	$(23.0)	$4.6	20%
Gains (losses) of Launch Equity, net	(3.1)	—	(3.1)	—
Other non-operating income (loss)	(1.6)	1.6	(3.2)	(200)

Total non-operating income (loss)	$(23.1)	$(21.4)	$(1.7)	(8)%

The decrease in interest expense was due to principal payments on our term loan of $55.2 million during the year ended December 2011. In addition, an interest rate swap that fixed the interest rate on a portion of our term loan agreement at 5.689% expired on July 1, 2011, resulting in decreased interest expense during 2011.

Losses of Launch Equity represent net realized and unrealized losses of the underlying assets of Launch Equity. Nearly all losses are allocable to, and offset by, net income (loss) attributable to noncontrolling interests—Launch Equity. The private investment partnership commenced operations on July 25, 2011.

Other non-operating loss of $1.6 million for the year ended December 31, 2011 relates mainly to the discontinuance of hedge accounting on an interest rate swap as the forecasted transaction was no longer probable of occurring. The discontinuance of hedge accounting required us to reclassify unrealized losses on the swap recorded in accumulated other comprehensive income to other income (loss). The gain of $1.6 million in 2010 relates mainly to the gain of $0.9 million on the change in fair value on a forward starting swap, which resulted from an increase in interest rates from the date we entered into the forward starting swap to the date the swap was designated as an effective cash flow hedge. In addition, we recognized a gain of $0.7 million on the sale of certain available-for-sale investments in March 2010. We sold certain of our investments in Artisan Funds, initially made as seed capital investments, to partially fund our seed investment in Artisan Global Equity Fund.

Provision for Income Taxes

Provision for income taxes represents corporate income tax incurred by our U.K. subsidiary. Provision for income taxes decreased by $0.1 million, to $1.2 million for the year ended December 31, 2011 from $1.3 million for the year ended December 31, 2010.

Quarterly Results

The following tables set forth selected unaudited consolidated quarterly results of operations data and selected consolidated operating data for the ten quarters ended June 30, 2013. This unaudited information has been prepared on substantially the same basis as our audited consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary to a fair statement of the consolidated results of operations and selected consolidated operating data for the periods presented therein. The unaudited consolidated quarterly data should be read together with the consolidated financial statements and related notes included elsewhere in this prospectus. The results for any quarter are not necessarily indicative of results for any future period, and you should not rely on them as such. Changes to our operating results from one period to another are primarily caused by changes in the value of our assets under management, which increase or decrease with the general worldwide stock markets, net inflows or outflows of cash into our various investment strategies and with the investment performance of these strategies. Our operating income is further impacted by variations in the level of total compensation and benefits expense and distribution fees, of which a large portion is variable and fluctuates in relation to our revenue or other financial metrics.

	Three Months Ended
	June 30, 2013 (unaudited)	March 31, 2013 (unaudited)	Dece- mber 31, 2012 (unaudited)	Septe- mber 30, 2012 (unaudited)	June 30, 2012 (unaudited)	March 31, 2012 (unaudited)	Dece- mber 31, 2011 (unaudited)	Septe- mber 30, 2011 (unaudited)	June 30, 2011 (unaudited)	March 31, 2011 (unaudited)
	(dollars in millions)
Statements of Operation Data:
Total revenue	$162.0	$148.2	$137.1	$128.0	$120.8	$119.7	$111.6	$110.3	$120.3	$112.9
Operating income (loss)	48.3	(421.3)	39.4	(38.2)	41.4	4.5	26.7	70.4	40.1	17.1
Net income (loss) attributable to noncontrolling interests—Artisan Partners Holdings	42.4	(407.1)	36.7	(42.9)	38.8	1.2	21.9	67.0	34.1	10.1
Net income attributable to Artisan Partners Asset Management Inc.	$5.7	$3.0	$—	$—	$—	$—	$—	$—	$—	$—
Other Operating Data:
Assets under management at period end	$85,791	$83,178	$74,334	$69,835	$64,072	$66,492	$57,104	$51,767	$63,645	$62,665
Average assets under management	$85,341	$79,152	$71,262	$66,831	$63,637	$62,925	$56,336	$57,930	$63,497	$60,037
Total revenues	$162.0	$148.2	$137.1	$128.0	$120.8	$119.7	$111.6	$110.3	$120.3	$112.9
Weighted average fee	76 bps	76 bps	77 bps	76 bps	76 bps	76 bps	79 bps	76 bps	76 bps	76 bps
Adjusted operating margin (Non-GAAP)(1)	44.6%	37.0%	40.4%	38.9%	41.6%	39.6%	41.4%	40.1%	42.8%	41.6%

(1)	For a discussion of our adjusted measures, including adjusted operating margin, please see “—Supplemental Non-GAAP Financial Information”.

The following table reconciles our adjusted operating margin with GAAP operating margin for the periods presented:

	Three Months Ended
	June 30, 2013 (unaudited)	March 31, 2013 (unaudited)	Dece- mber 31, 2012 (unaudited)	Septe- mber 30, 2012 (unaudited)	June 30, 2012 (unaudited)	March 31, 2012 (unaudited)	Dece- mber 31, 2011 (unaudited)	Septe- mber 30, 2011 (unaudited)	June 30, 2011 (unaudited)	March 31, 2011 (unaudited)
	(dollars in millions)
Operating income (loss) (GAAP)	$48.3	$(421.3)	$39.4	$(38.2)	$41.4	$4.5	$26.7	$70.4	$40.1	$17.1
Add back: Pre-offering related compe- nsation—share-based awards	23.9	333.2	15.8	56.0	(4.9)	34.8	19.5	(33.9)	(1.1)	(5.6)
Add back: Pre-offering related compe- nsation—other	—	143.0	0.2	32.0	13.8	8.1	—	7.7	12.5	35.5
Adjusted operating income (Non-GAAP)	$72.2	$54.9	$55.4	$49.8	$50.3	$47.4	$46.2	$44.2	$51.5	$47.0
Total revenues	$162.0	$148.3	$137.1	$128.0	$120.8	$119.7	$111.6	$110.3	$120.3	$112.9
GAAP operating margin	29.8%	(284.3)%	28.7%	(29.8)%	34.3%	3.8%	23.9%	63.8%	33.3%	15.1%
Adjusted operating margin (Non-GAAP)	44.6%	37.0%	40.4%	38.9%	41.6%	39.6%	41.4%	40.1%	42.8%	41.6%

Supplemental Non-GAAP Financial Information

Our management uses non-GAAP measures (referred to as “adjusted” measures) of net income and operating income to evaluate the profitability and efficiency of the underlying operations of our business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) pre-offering related compensation (as described below), (2) the net gain (loss) on the CVRs (which will be terminated in connection with this offering) and (3) the non-operational complexities of our structure by adding back non-controlling interests and assuming all income of Artisan Partners Holdings is allocated to us. Management believes these non-GAAP measures provide more meaningful information to analyze our profitability and efficiency between periods and over time. We have included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the company.

Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Our non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. Our non-GAAP measures presented below are as follows:

•

Adjusted net income represents net income excluding the impact of (1) pre-offering related compensation and (2) net gain (loss) on the CVRs, and reflects income taxes as if all outstanding limited partnership units of Artisan Partners Holdings and all shares of our convertible preferred stock were exchanged for or converted into shares of our Class A common stock on a one-for-one basis. Assuming the full exchange and conversion, all income of Artisan Partners Holdings is treated as if it were allocated to us, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate of 35.8%, reflecting assumed federal, state and local income taxes.

•

Adjusted net income per adjusted share is calculated by dividing adjusted net income (loss) by adjusted shares. The number of adjusted shares is derived by assuming the exchange of all outstanding limited partnership units of Holdings and the conversion of all outstanding shares of our convertible preferred stock for or into shares of our Class A common stock on a one-for-one basis.

•	Adjusted operating income represents the operating income (loss) of the consolidated company excluding pre-offering related compensation.

•	Adjusted operating margin is calculated by dividing adjusted operating income by our total revenues.

•

Adjusted EBITDA represents income (loss) before income taxes, interest expense and depreciation and amortization, adjusted to exclude the impact of net income (loss) attributable to non-controlling interests, pre-offering related compensation and the net gain (loss) on the CVRs.

For the six months ended June 30, 2013, “pre-offering related compensation” includes (1) expense resulting from cash incentive compensation payments triggered by our IPO and expense associated with the reallocation of post-IPO profits from certain pre-IPO partners to employee-partners, (2) one-time expense, resulting from the modification of the Class B common unit awards at the time of our IPO, based on the difference between the carrying value of the liability associated with the vested Class B common units immediately prior to our IPO and the value based on the offering price per share of Class A common stock in our IPO, (3) the amortization of unvested Class B common units of Artisan Partners Holdings that were granted prior to our IPO and (4) the elements listed in the following sentence. For the six months ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011, and 2010, pre-offering related compensation includes (1) distributions to the Class B limited partners of Artisan Partners Holdings, (2) redemptions of Class B common units and (3) changes in the value of Class B liability awards, in each case occurring during the respective period.

The following table sets forth, for the periods indicated, a reconciliation from GAAP financial measures to non-GAAP measures:

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2013	2012	2012	2011	2010
	(unaudited; dollars in millions, except per share data)
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$8.7	$—	$—	$—	$—
Add back: Net income (loss) attributable to noncontrolling interests—Artisan Partners Holdings	(364.7)	40.0	33.8	133.1	42.5
Add back: Provision for income taxes	10.3	0.6	1.0	1.2	1.3
Add back: Pre-offering related compensation—share-based awards	357.1	29.9	101.7	(21.1)	79.1
Add back: Pre-offering related compensation—other	143.0	21.9	54.1	55.7	17.6
Less: Net gain on the valuation of contingent value rights	33.4	—	—	—	—
Less: Adjusted provision for income taxes	43.3	33.1	68.2	60.5	50.3

Adjusted net income (Non-GAAP)	$77.7	$59.3	$122.4	$108.4	$90.2

Average shares outstanding
Class A common shares	12.7	—	—	—	—
Assumed conversion or exchange of:
Convertible preferred shares outstanding	2.6	—	—	—	—
Artisan Partners Holdings units outstanding (non-controlling interest)	54.7	—	—	—	—

Adjusted shares	70.0	N/A	N/A	N/A	N/A

Adjusted net income per adjusted share (Non-GAAP)	$1.11	N/A	N/A	N/A	N/A

Operating income (loss) (GAAP)	$(373.0)	$45.9	$47.1	$154.3	$65.2
Add back: Pre-offering related compensation—share-based awards	357.1	29.9	101.7	(21.1)	79.1
Add back: Pre-offering related compensation—other	143.0	21.9	54.1	55.7	17.6

Adjusted operating income (Non-GAAP)	$127.1	$97.7	$202.9	$188.9	$161.9

Operating margin (GAAP)	(120.2)%	19.1%	9.3%	33.9%	17.1%

Adjusted operating margin (Non-GAAP)	41.0%	40.6%	40.1%	41.5%	42.3%

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$8.7	$—	$—	$—	$—
Add back: Net income (loss) attributable to noncontrolling interests—Artisan Partners Holdings	(364.7)	40.0	33.8	133.1	42.5
Add back: Pre-offering related compensation—share-based awards	357.1	29.9	101.7	(21.1)	79.1
Add back: Pre-offering related compensation—other	143.0	21.9	54.1	55.7	17.6
Less: Net gain on the valuation of contingent value rights	33.4	—	—	—	—
Add back: Interest expense	6.1	5.2	11.4	18.4	23.0
Add back: Provision for income taxes	10.3	0.6	1.0	1.2	1.3
Add back: Depreciation and amortization	1.5	1.1	2.4	2.4	2.3

Adjusted EBITDA (Non-GAAP)	$128.6	$98.7	$204.4	$189.7	$165.8

Liquidity and Capital Resources

Historically, the working capital needs of our business have been met primarily through cash generated by our operations. We expect that our cash and liquidity requirements in the 12 months following this offering will be met primarily through cash generated by our operations. The following table shows our liquidity position as of June 30, 2013 and December 31, 2012, 2011 and 2010. The data presented excludes Launch Equity’s cash and cash equivalents and accounts receivable as these assets are not sources of liquidity for us.

	June 30, (unaudited)	December 31,
	2013	2012	2011	2010
	(dollars in millions)
Cash and cash equivalents	$257.4	$141.2	$127.0	$159.0
Accounts receivable	$53.8	$46.0	$39.5	$36.7
Undrawn commitment on revolving credit facility	$100.0	$10.0	—	—

We manage our cash balances in order to fund our day-to-day operations. Accounts receivable primarily represent investment management fees that have been, or will be, billed to our clients and other miscellaneous receivables. We perform a review of our receivables on a monthly basis. We also have access to $100.0 million of undrawn amounts on our $100.0 million revolving credit facility for additional cash flow needs.

Distributions and Dividends

Historically, we have distributed substantially all of our profits to our partners. In the third quarter of 2008 and continuing into 2009 and 2010, in order to build our cash balances, we voluntarily stopped distributions to partners, and beginning in the third quarter of 2009 through the end of the first quarter of 2010, under the terms of our term loan agreement, as in effect at that time, we were restricted from making distributions to our partners, in both cases except tax distributions paid to partners for the purpose of funding tax liabilities attributable to their interests. Our ability to distribute profits to partners ceased to be restricted during the second quarter of 2010 and we distributed $50.0 million of our retained profits on March 31, 2011. We made additional distributions to our partners of $50.0 million, $12.5 million and $30.0 million on August 21, 2012, October 16, 2012 and January 29, 2013, respectively. In connection with our IPO, we made cash incentive compensation payments aggregating approximately $56.8 million to certain of our portfolio managers and distributed to our pre-IPO partners all of the retained profits of Artisan Partners Holdings as of the closing date of our IPO. During the second and third quarters of 2013, Artisan Partners Holdings distributed $20.4 million and $39.4 million, respectively, for income taxes as required under the partnership agreement to holders of its partnership units, including us. On July 17, 2013, we, acting as the general partner of Artisan Partners Holdings declared a distribution of $19.1 million payable by Artisan Partners Holdings and that distribution was paid on August 22, 2013 to holders of its partnership units, including us. We paid a cash dividend in respect of the second quarter of 2013 of $0.43 per share of our Class A common stock on August 26, 2013 to our Class A common stockholders of record as of August 12, 2013. On October 22, 2013, we, acting as the general partner of Artisan Partners Holdings, declared a distribution of $21.4 million payable by Artisan Partners Holdings on November 22, 2013 to holders of its partnership units, including us. In addition, our board of directors declared a cash dividend of $0.43 per share of our Class A common stock payable on November 26, 2013 to our Class A common stockholders of record as of November 11, 2013. Subject to the sole discretion of our board of directors and the considerations discussed in “Dividend Policy and Dividends”, we currently expect to pay a quarterly and a special dividend in the first quarter of 2014. We expect the aggregate amount of those dividends to be approximately equal to the amount of cash on our balance sheet at the time, less $100 million and the cash we use for working capital. In future periods, we anticipate that we will distribute a significant portion of our profits to our equity holders. As discussed under “Dividend Policy and Dividends”, we will fund any distribution pursuant to our dividend policy by causing Artisan Partners Holdings to distribute cash to its partners, including us, in an amount sufficient to cover dividends, if any, declared by us.

Unsecured Notes and Revolving Credit Agreement

In August 2012, we issued $200 million in unsecured notes and entered into a $100 million five-year revolving credit agreement. We used the proceeds of the notes and $90 million drawn from the revolving credit facility to prepay all of the then-outstanding principal amount of our $400 million term loan.

The notes are comprised of three series, each with a balloon payment at maturity. The Series A notes, in an aggregate principal amount of $60 million, bear interest at a rate equal to 4.98% and are due August 16, 2017. The Series B notes, in an aggregate principal amount of $50 million, bear interest at a rate equal to 5.32% and are due August 16, 2019. The Series C notes, in an aggregate principal amount of $90 million, bear interest at a rate equal to 5.82% and are due August 16, 2022. The interest rate on each series of notes is subject to a 100 basis point increase in the event Artisan Partners Holdings receives a below-investment grade rating and any such increase will continue to apply until an investment grade rating is received.

Outstanding loans under the revolving credit agreement currently bear interest at a rate equal to, at our election, (i) LIBOR adjusted by a statutory reserve percentage plus an applicable margin ranging from 1.50% to 3.00%, depending on Artisan Partners Holdings’ leverage ratio (as defined in the agreement) or (ii) an alternate base rate equal to the highest of Citibank, N.A.’s prime rate, the federal funds effective rate plus 0.50% and the daily one-month LIBOR adjusted by a statutory reserve percentage plus 1.00%, plus an applicable margin ranging from 0.50% to 2.00%, depending on Artisan Partners Holdings’ leverage ratio (as defined in the agreement). Unused commitments under the revolving credit agreement bear interest at a rate that ranges from 0.175% to 0.625%, depending on Artisan Partners Holdings’ leverage ratio (as defined in the agreement). As of December 31, 2012, the applicable margin on the interest rate was 1.75% with respect to the LIBOR interest rate option and 0.75% for the alternate base rate interest rate option, and the interest rate on the unused commitments was 0.20%. We repaid all of the $90 million outstanding under our revolving credit agreement with a portion of the net proceeds of our IPO. We continue to have $200 million in unsecured notes outstanding.

The note purchase and revolving credit agreements contain certain customary covenants including limitations on Artisan Partners Holdings’ ability to: (i) incur additional indebtedness or liens, (ii) engage in mergers or other fundamental changes, (iii) sell or otherwise dispose of assets including equity interests, and (iv) make dividend payments or other distributions to Artisan Partners Holdings’ partners (other than, among others, tax distributions paid to partners for the purpose of funding tax liabilities attributable to their interests) when a default occurred and is continuing or would result from such a distribution. In addition, a change of control (as defined in the agreements) of Artisan Partners Holdings or Artisan Partners Asset Management is an event of default under the revolving credit agreement and requires that Artisan Partners Holdings offer to prepay all of the notes under the note purchase agreement. The change of control that we expect to occur for purposes of the 1940 Act and Advisers Act no later than March 12, 2014 resulting from the resignation from the stockholders committee of the AIC designee will not constitute a change of control as defined under the agreements.

In addition, covenants in the note purchase and revolving credit agreements require Artisan Partners Holdings to maintain the following financial ratios:

•

leverage ratio (calculated as the ratio of consolidated total indebtedness on any date to consolidated EBITDA for the period of four consecutive fiscal quarters ended on or prior to such date) cannot exceed 3.00 to 1.00 (Artisan Partners Holdings’ leverage ratio for the 12 months ended June 30, 2013 was 0.82 to 1.00); and

•

interest coverage ratio (calculated as the ratio of consolidated EBITDA for any period of four consecutive fiscal quarters to consolidated interest expense for such period) cannot be less than 4.00 to 1.00 for such period (Artisan Partners Holdings’ interest coverage ratio for the 12 months ended June 30, 2013 was 20.53 to 1.00).

Our failure to comply with any of the covenants or restrictions described above could result in an event of default under the agreements, giving our lenders the ability to accelerate repayment of our obligations.

Tax Receivable Agreements

In connection with the IPO Reorganization, we entered into two tax receivable agreements. We recorded a $53.6 million liability at June 30, 2013, representing amounts payable under the tax receivable agreements equal to 85% of the tax benefits we expected at that time to realize from the H&F Corp Merger and our purchase of Class A common units in connection with our IPO, assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits subject to the tax receivable agreements. The liability will increase upon future exchanges of limited partnership units of Artisan Partners Holdings and future purchases and redemptions of such units, including our purchase of preferred units with a portion of the net proceeds of this offering, with the increase representing amounts payable under the tax receivable agreements equal to 85% of the estimated future tax benefits, if any, resulting from the purchases, redemptions or exchanges. We intend to fund the payment of amounts due under the tax receivable agreements out of the cash savings that we actually realize in respect of the attributes to which the agreements relate. The actual payments, and associated tax benefits, will vary depending upon a number of factors, including the timing of purchases, redemptions or exchanges by the holders of limited partnership units, the price of our Class A common stock or the value of our convertible preferred stock, as the case may be, at the time of the purchase, redemption or exchange, the extent to which such transactions are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable as well as the portion of our payments under the tax receivable agreements constituting imputed interest or depreciable or amortizable basis. In certain cases, payments under the tax receivable agreements may be accelerated and/or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the agreements. In such cases, we intend to fund those payments with cash on hand, although we may have to borrow funds depending on the amount and timing of the payments. For more information about the tax receivable agreements, see “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Tax Consequences—Tax Receivable Agreements” and “Unaudited Pro Forma Consolidated Financial Information”.

Cash Flows

The following table sets forth our cash flows for the six months ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010. Operating activities consist of net income before noncontrolling interests subject to adjustments for accounts payable and accrued expenses, Class B liability awards, accounts receivable, share-based compensation, depreciation and amortization and other items. Investing activities consist primarily of acquiring and selling property and equipment, leasehold improvements and the purchase and sale of available-for-sale securities. Financing activities consist primarily of partnership distributions to non-employee partners, payments on and proceeds from the note payable and our revolving credit facility, proceeds from the issuance of Class A common stock in our IPO, payments to purchase Class A common units in connection with our IPO and debt issuance costs.

The consolidation of variable interest entities, as further discussed in “—Critical Accounting Policies and Estimates—Consolidation”, did not impact our cash. We have no rights to the benefits from, nor do we bear the risks associated with, the assets and liabilities of variable interest entities required to be consolidated, beyond our investments in and investment advisory fees generated from these entities, which are eliminated in consolidation. Additionally, creditors of variable interest entities have no recourse to our general credit beyond the level of our investment, so we do not consider those liabilities to be our obligations.

	For the Six Months Ended June 30, (unaudited)		For the Year Ended December 31,
	2013	2012	2012	2011	2010
	(dollars in millions)
Cash flow data
Net cash provided by (used in) operating activities	$46.5	$109.7	$130.0	$103.2	$116.0
Net cash provided by (used in) investing activities	(6.4)	(1.7)	(1.0)	(19.6)	(0.3)
Net cash provided by (used in) financing activities	76.1	(62.9)	(114.8)	(115.6)	(58.6)

Net increase (decrease) in cash and cash equivalents	116.2	45.1	$14.2	$(32.0)	$57.1

Six Months Ended June 30, 2013 Compared to the Six Months Ended June 30, 2012

Operating activities provided $46.5 million and $109.7 million of net cash for the six months ended June 30, 2013 and 2012, respectively. This decrease in net cash provided by operating activities was driven primarily by increased operating expenses associated with our IPO and the IPO Reorganization. For the six months ended June 30, 2013, net loss before noncontrolling interests of $352.4 million included a noncash stock based compensation expense of $377.6 million and a $33.4 million noncash gain recognized on the change in value of the CVRs. Also included in the cash provided by operating activities was the benefit of accrued incentive compensation of $62.8 million that had not yet been paid. Incentive payments related to first quarter revenues are paid in the second quarter of the year and bonus payment for the executive and administrative groups are paid in the fourth quarter of the year. For the six months ended June 30, 2012, cash provided by operating activities was driven by net income before noncontrolling interests of $41.5 million and a $49.6 million increase in accounts payable and accrued expenses primarily as a result of the timing of incentive compensation payments as discussed above. In addition, there was a $26.2 million increase in our Class B liability awards as a result of recording the change in fair value of the Class B share-based awards.

Investing activities used $6.4 million and $1.7 million of net cash for the six months ended June 30, 2013 and 2012, respectively. The increase in net cash used in investing activities was primarily due to our $5.0 million available-for-sale investments during 2013 to provide seed capital for our new Artisan Global Small-Cap Fund and two UCITS funds. We did not make any available-for-sale investments during the six months ended June 30, 2012.

Financing activities provided $76.1 million and used $62.9 million of net cash for the six months ended June 30, 2013 and 2012, respectively. This increase in net cash provided by financing activities was primarily the result of net proceeds of $353.4 million from our IPO. The cash provided by our IPO was offset by a $114.1 million profits distribution to our non-employee partners, a $90.0 million payment of principal outstanding under our revolving credit arrangement, and payment of $76.3 million in connection with our IPO to purchase Class A common units from certain of our initial investors. Our financing activities during the six months ended June 30, 2012, consisted of an $31.6 million profits distributions to our non-employee partners and $35.4 million of principal payments made on our note payable.

Launch Equity’s limited partners contributed $3.2 million and $4.0 million of additional capital to Launch Equity during the six months ended June 30, 2013 and 2012, respectively. Nearly all of Launch Equity’s capital is attributable to noncontrolling interests.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Operating activities provided $130.0 million and $103.2 million of net cash for the years ended December 31, 2012 and 2011, respectively. This increase in net cash flows provided by operating activities was driven primarily by an increase in our revenues of $50.5 million, or 11%, to $505.6 million for the year ended December 31, 2012 from $455.1 million for the year ended December 31, 2011, partially offset by related variable operating expenses. Excluding the impact of our Class B liability awards, we experienced increased earnings for the year ended December 31, 2012 as compared to the year ended December 31, 2011, which is consistent with the increase in our average assets under management and the corresponding positive impact on our investment management fee revenue.

Investing activities used $1.0 million and $19.6 million of net cash for the years ended December 31, 2012 and 2011, respectively. The decrease in net cash used in investing activities was primarily due to our purchase in March 2011 of investment securities in the amount of $20.0 million in connection with a new incentive compensation plan that commenced in March 2011. This incentive compensation plan provides certain portfolio managers with additional cash compensation over a three-year period based on the then-current value of the investment securities, which are shares of mutual funds managed by such portfolio managers. Artisan is not required to purchase additional securities as part of this plan and does not intend to enter into other similar incentive compensation plans in the future.

Financing activities used $114.8 million and $115.6 million of net cash for the years ended December 31, 2012 and 2011, respectively. This decrease in net cash used in financing activities was the result of a decrease in net principal payments on borrowings. In August 2012, we issued $200 million in unsecured notes and entered into a $100 million five-year revolving credit agreement. We used the proceeds of the notes and $90 million drawn from the revolving credit facility to prepay all of the then-outstanding principal amount of our $400 million term loan. Net principal payments on borrowings totaled $35.4 million and $55.2 million for the years ended December 31, 2012 and 2011, respectively. This decrease in cash used was partially offset by a $38.5 million profits distribution to our non-employee partners during the year ended December 31, 2012 compared to $23.5 million for the year ended December 31, 2011. Additionally, in 2012 we made payments totaling $2.6 million for costs related to the issuance of our new debt, and made a settlement payment of $1.1 million related to the termination of our interest rate swap contract.

Launch Equity’s limited partners contributed $5.0 million and $6.9 million of additional capital to Launch Equity during the years ended December 31, 2012 and 2011, respectively. Nearly all of Launch Equity’s capital is attributable to noncontrolling interests.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Operating activities provided $103.2 million and $116.0 million for the years ended December 31, 2011 and 2010, respectively. This decrease in net cash flows provided by operating activities was driven primarily by an increase in distributions on Class B liability awards of $55.7 million for the year ended December 31, 2011 as compared to $17.6 million for the year ended December 31, 2010. Excluding the impact of our Class B liability awards, we experienced increased operating income for the year ended December 31, 2011 as compared to the year ended December 31, 2010, which is consistent with the increase in our average assets under management and the corresponding positive impact on our investment management fee revenue.

Investing activities used $19.6 million and $0.3 million of net cash for the years ended December 31, 2011 and 2010, respectively. The increase in net cash used in investing activities in 2011 was primarily due to our purchase in March 2011 of investment securities in the amount of $20.0 million in connection with a new incentive compensation plan that commenced in March 2011. This incentive compensation plan provides certain portfolio managers with additional cash compensation over a three-year period based on the then-current value of the investment securities, which are shares of mutual funds managed by such portfolio managers. Artisan is not required to purchase additional securities as part of this plan and does not intend to enter into other similar incentive compensation plans in the future.

Financing activities used $115.6 million and $58.6 million of net cash for the years ended December 31, 2011 and 2010, respectively. This increase in net cash used in financing activities was primarily the result of (i) a $23.5 million profits distribution paid in 2011 to our non-employee partners as compared to 2010 when no profits distributions were made and (ii) an increase in principal payments on the note payable, which totaled $55.2 million for the year ended December 31, 2011 as compared to $20.0 million for the year ended December 31, 2010.

Launch Equity’s limited partners contributed $6.9 million of capital to Launch Equity during the year ended December 31, 2011. Nearly all of Launch Equity’s capital is attributable to noncontrolling interests.

Certain Contractual Obligations

The following table sets forth our total obligations under certain contracts as of December 31, 2012. The consolidation of variable interest entities, as further discussed below in “—Critical Accounting Policies and Estimates—Consolidation”, does not impact our cash. We have no rights to the benefits from, nor do we bear the risks associated with, the assets and liabilities of variable interest entities required to be consolidated, beyond our investments in and investment advisory fees generated from these entities, which are eliminated in consolidation. Additionally, creditors of variable interest entities have no recourse to our general credit beyond the level of our investment, so we do not consider those liabilities to be our obligations and as such, these liabilities are not included in the table below.

	Payments Due by Period
	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 Years
	(dollars in millions)
Principal payments on borrowings(1)	$290.0	$—	$—	$150.0	$140.0
Interest payable(1)	94.2	12.7	25.3	24.7	31.5
Lease obligations(2)	37.3	8.4	11.2	7.3	10.4
Bonus agreement	13.8	13.5	0.3	—	—
Class B liability awards(3)	225.2	—	—	—	225.2
Other liabilities reflected on our balance sheet under GAAP	29.3	8.3	16.4	4.6	—

Total	$689.8	$42.9	$53.2	$186.6	$407.1

(1)

In connection with our IPO, we repaid $90.0 million drawn from the revolving credit facility. This reduction in principal reduces our 3-5 year principal payments on borrowings to $60.0 million, reduces our total interest payable to $86.8 million, and reduces interest payable for the less-than-1 year, 1-3 year, and 3-5 year periods to $11.1 million, $22.1 million, and $22.1 million, respectively.

(2)

In September 2013, we signed an amendment to the lease for the Milwaukee office, extending the lease term to 2026. This increases our total lease obligation to $78.2 million and increases our lease obligation for the 1-3 year, 3-5 year and more than 5 year periods to $16.7 million, $13.3 million and $39.8 million, respectively.

(3)

The liability associated with the Class B awards related to our obligation to redeem Class B common units from employee-partners in connection with the termination of their employment with us. After December 31, 2012, and in connection with the IPO Reorganization, we amended the Class B grant agreements to eliminate the cash redemption feature for individuals whose employment had not yet terminated and as a result the liability for the Class B awards has been eliminated.

Subsequent to December 31, 2012, we entered into certain agreements that impact our total contractual obligations. In addition to the payment of outstanding principal under our revolving credit agreement and the modification of the Class B awards described above, we entered into the tax receivable agreements, which will ultimately require payments by us. The estimated payments under these agreements as of June 30, 2013 are described above under “—Liquidity and Capital Resources—Tax Receivable Agreements”. However, amounts payable under the tax receivable agreements will increase upon purchases, redemptions or exchanges of units of Artisan Partners Holdings, with the increase representing amounts payable under the tax receivable agreements equal to 85% of the estimated future tax benefits, if any, resulting from the purchases, redemptions or exchanges. The actual payments associated with future purchases, redemptions or exchanges, and associated tax benefits, will vary depending upon a number of factors as described under “—Liquidity and Capital Resources—Tax Receivable Agreements”.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2013.

Critical Accounting Policies and Estimates

The accompanying consolidated financial statements were prepared in accordance with GAAP, and related rules and regulations of the SEC. The preparation of financial statements in conformity with GAAP requires management to make estimates or assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates or assumptions and may have a material effect on the consolidated financial statements.

Accounting policies are an integral part of our financial statements. A thorough understanding of these accounting policies is essential when reviewing our reported results of operations and our financial condition. Management believes that the critical accounting policies and estimates discussed below involve additional management judgment due to the sensitivity of the methods and assumptions used.

Consolidation

We assess each legal entity in which we hold a variable interest to determine whether consolidation is appropriate at the onset of the relationship and upon certain reconsideration events. We first evaluate each entity that we manage to determine whether it is an investment company, as the FASB deferred the application of the revised consolidation model for certain investment entities that have the attributes of an investment company subject to ASC 946 (the “investment company guide”). We then determine whether we have a controlling financial interest in the entity by evaluating whether the entity is a voting interest entity, or VOE, or a variable interest entity, or VIE, under GAAP. Assessing whether an entity is a VIE or VOE and if it requires consolidation involves judgment and analysis. Factors considered in this assessment include the legal organization of the entity, our equity ownership and contractual involvement with the entity and any related party or de facto agent implications of our involvement with the entity.

Voting Interest Entities—A VOE is an entity in which (i) the total equity investment at risk is sufficient to enable the entity to finance its activities independently and (ii) the equity holders at risk have the obligation to absorb losses, the right to receive residual returns and the right to direct the activities of the entity that most significantly impact the entity’s economic performance, whereby the equity investment has all the characteristics of a controlling financial interest. As a result, voting rights are a key driver of determining which party, if any, should consolidate the entity. We serve as the investment adviser for Artisan Funds and Artisan Global Funds, each of which is a VOE, as described below.

Artisan Funds, an SEC-registered family of 13 mutual funds, and Artisan Global Funds, a family of Ireland-based UCITS, are corporate entities the business and affairs of which are managed by their respective boards of directors. The shareholders of the funds retain all voting rights, including the right to elect and reelect members of their respective boards of directors. As of June 30, 2013, Artisan Funds had total assets of $46.5 billion and Artisan Global Funds had total assets of $1.0 billion. While we hold, in limited cases, direct investments in a fund (which are made on the same terms as are available to other investors and do not represent a majority voting interest in any fund), we do not have a controlling financial interest or a majority voting interest and, as such, Artisan does not consolidate these entities.

Variable Interest Entities—A VIE is an entity that lacks one or more of the characteristics of a VOE. In accordance with GAAP, an enterprise must consolidate all VIEs of which it is the primary beneficiary. We determine if a legal entity meets the definition of a VIE by considering whether the fund’s equity investment at risk is sufficient to finance its activities without additional subordinated financial support and whether the fund’s at-risk equity holders absorb any losses, have the right to receive residual returns and have the right to direct the activities of the entity most responsible for the entity’s economic performance.

For VIEs that are investment companies subject to the deferral of the revised consolidation model, the primary beneficiary of the VIE is the party that absorbs a majority of the expected losses of the VIE, receives a majority of the expected residual returns of the VIE, or both. For VIEs that are not investment companies, the primary beneficiary of a VIE is defined as the party who, considering the involvement of related parties and de facto agents, has (i) the power to direct the activities of the VIE that most significantly affect its economic performance and (ii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. This evaluation is updated on a periodic basis.

As of June 30, 2013 and December 31, 2012 and 2011, we determined that Launch Equity, which began operations on July 25, 2011, was a VIE. Our equity investment in the fund represents our variable interest in the fund. Additionally, we have the right to receive management and incentive fees for the services we provide as investment adviser to Launch Equity, which are considered variable interests. The limited partners of Launch Equity are comprised of certain of our employees, thus are related parties to us by virtue of their de-facto agency relationship. It was determined that Launch Equity is a VIE pursuant to ASC 810-10-15-14(c), as (i) the voting rights of the limited partners are not proportional to their obligations to absorb expected losses and rights to receive expected residual returns and (ii) substantially all of Launch Equity’s activities either involve or are conducted on behalf of the limited partners (the investors that have disproportionately few voting rights) and their related parties (including us). We concluded we were the primary beneficiary of the private investment fund for this purpose as we are the member of the related party group that is most closely associated with the VIE. Although we have only a minimal equity investment in Launch Equity, as the general partner, we control Launch Equity’s management and affairs. In addition, the fund was designed to attract third party investors to provide an economic benefit to us in the form of quarterly management fees and an annual incentive fee based upon the net capital appreciation of the fund. Also, in the ordinary course of business, we may choose to waive certain fees or assume operating expenses of the fund. As a result, we concluded we were the primary beneficiary of Launch Equity. The results of Launch Equity are included in our consolidated financial results.

Revenue Recognition

Investment management fees are computed as a percentage of assets under management and recognized as earned. Fees for providing investment management services are computed and billed in accordance with the provisions of the applicable investment management agreements. The investment management agreements for a small number of accounts provide for performance-based fees. Performance-based fees, if earned, are recognized on the contractually determined measurement date. Interest and dividend income is recognized when earned. Performance fees generally are not subject to clawback as a result of performance declines subsequent to the most recent measurement date.

The investment management fees that we receive are calculated based on the values of the securities held in the accounts that we manage for our clients. For our U.S.-registered mutual fund clients and UCITS, including Artisan Funds and Artisan Global Funds, our fees are based on the values of the funds’ assets as determined for purposes of calculating their net asset values. Securities held by U.S.-registered mutual funds , including Artisan Funds, are generally valued at closing market prices, or if closing market prices are not readily available or are not considered reliable, at a fair value determined under procedures established by the fund’s board (fair value pricing). A U.S.-registered mutual fund typically considers a closing market price not to be readily available, and therefore uses fair value pricing, if, among other things, the value of the security might have been materially affected by events occurring after the close of the market in which the security was principally traded but before the time for determination of the fund’s net asset value. A subsequent event might be a company-specific development, a development affecting an entire market or region, or a development that might be expected to have global implications. A significant change in securities prices in U.S. markets may be deemed to be such a subsequent event with respect to non-U.S. securities. Values of securities determined using fair value pricing are likely to be different than they would be if only closing market prices were used. As a result, over short periods of time, the revenues we generate from U.S.-registered mutual funds, including Artisan Funds, may be different than they would be if only closing prices were used in valuing portfolio securities. Over longer time periods, the differences in our fees resulting from fair value pricing are not material.

For our separate account clients other than U.S.-registered mutual funds, our fees may be based, at the client’s option, on the values of the securities in the portfolios we manage as determined by the client (or its custodian or other service provider) or by us in accordance with valuation procedures we have adopted. The valuation procedures we have adopted generally use closing market prices in the markets in which the securities trade, without adjustment for subsequent events except in unusual circumstances. We believe that our fees based on valuations determined under our procedures are not materially different from the fees we receive that are based on valuations determined by clients, their custodians or other service providers.

The portfolios of Artisan Funds and Artisan Global Funds, as well as the portfolios we manage for our separate account clients, are invested almost entirely in publicly-traded equity securities for which public market values are readily available, with a modest portion of each portfolio held in cash or cash-like instruments.

See “—Qualitative and Quantitative Disclosures Regarding Market Risk—Market Risk” for a sensitivity analysis that demonstrates the impact that changes in our assets under management could have on our revenues.

Provision for Income Taxes

Our management is required to exercise judgment in developing our provision for income taxes, including the determination of deferred tax assets and liabilities and any valuation allowance that might be required against deferred tax assets. As of June 30, 2013, we have not recorded a valuation allowance on any deferred tax assets. In the event that sufficient taxable income of the same character does not result in future years, among other things, a valuation allowance for certain of our deferred tax assets may be required. Because the determination of our annual income tax provision is subject to judgments and estimates, actual results may vary from those recorded in our financial statements. We recognize additions to and reductions in income tax expense during a reporting period that pertains to prior period provisions as our estimated liabilities are revised and our actual tax returns and tax audits are completed.

Payments pursuant to the Tax Receivable Agreements

Under the tax receivable agreements, which we entered into as part of the IPO Reorganization, we are obligated to pay to the counterparties 85% of the amount of cash savings, if any, in U.S. federal and state income tax that we actually realize (or are deemed to realize in certain circumstances) as a result of the H&F Corp Merger, the purchase of Class A common units of Artisan Partners Holdings from certain of our original outside investors in connection with our IPO, the purchase of preferred units from certain of the H&F holders with a portion of the net proceeds from this offering, and future purchases, redemptions or exchanges of limited partnership units of Artisan Partners Holdings.

As of June 30, 2013, we recorded a deferred tax asset of $62.0 million ($63.0 million originally recorded at the time of the IPO less $1.0 million reclassified as current year-to-date amortization) and we recorded $53.6 million for amounts payable under the tax receivable agreements as a result of the H&F Corp Merger and the purchase of Class A common units in connection with the IPO Reorganization.

As a result of our purchase of 4,152,665 preferred units of Artisan Partners Holdings with a portion of the net proceeds from this offering (assuming the underwriters exercise in full their option to purchase additional shares of Class A common stock), we expect that the additional reduction of our tax payments will aggregate to approximately $127.5 million over 15 years from the date of this offering based on an assumed offering price of $58.38 per share of our Class A common stock (the last reported sale price for our Class A common stock on October 23, 2013) and that we will incur payment obligations to the H&F holders of approximately $108.4 in the aggregate (assuming no changes in the relevant tax law and that we can earn sufficient taxable income to realize the full tax benefits generated by the purchase) over the 15-year period from the date of this offering. Accordingly, we expect to record a deferred tax asset of $127.5 million and amounts payable under the tax receivable agreements of $108.4 million as a result of our purchase of the preferred units with a portion of the net proceeds from this offering. If the underwriters do not exercise their option to purchase additional shares of our Class A common stock, we would expect to record a deferred tax asset of $108.8 million and amounts payable under the tax receivable agreements of $94.2 million.

Contingent Value Rights

The CVRs are considered derivative instruments under ASC 815, Derivatives and Hedging, and accordingly are recorded as a liability at fair value on our balance sheet. Changes in the fair value of the CVRs are recorded in earnings as a net gain (loss) on the valuation of contingent value rights in the period of change. The fair value of the liability for the CVRs is determined using a Monte Carlo pricing model. Our management is required to exercise judgment in developing the assumptions utilized in this model, including the volatility of the underlying Class A common stock, expected dividends of the underlying Class A common stock and the discount rate. Because the use of those judgments in making the fair value determination, we have determined that the CVRs are considered Level 3 instruments within the fair value hierarchy. We believe that the fair value of the CVRs does not diverge materially from the amounts we currently anticipate paying on settlement. The CVRs will be terminated in connection with this offering, and, accordingly, for financial periods ending after this offering we will no longer record a liability on our balance sheet in connection with the CVRs.

New or Revised Accounting Standards

We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act, enacted on April 5, 2012. Section 102 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have chosen to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period is irrevocable.

See Note 3, “Summary of Significant Accounting Policies—Recent accounting pronouncements” to the Unaudited Consolidated Financial Statements included elsewhere in this prospectus. We do not believe those pronouncements will have a material effect on our financial position or results of operations.

Qualitative and Quantitative Disclosures Regarding Market Risk

Market Risk

Our exposure to market risk is directly related to the role of our operating company as an investment adviser for the mutual funds and separate accounts it manages. Substantially all of our revenues are derived from investment management agreements with these funds and accounts. Under these agreements, the investment management fees we receive are generally based on the value of our assets under management and our fee rates. Accordingly, if our assets under management decline as a result of market depreciation, our revenues and net income will also decline. In addition, significant or continuing market depreciation could cause our clients to withdraw their funds in favor of investments believed to offer higher returns or lower risk, which would cause our revenues to decline further.

The value of our assets under management was $85.8 billion as of June 30, 2013. A 10% increase or decrease in the value of our assets under management, if proportionately distributed over all our investment strategies, products and client relationships, would cause an annualized increase or decrease in our revenues of approximately $65.2 million at our current weighted average fee rate of 76 basis points. Because of our declining rates of fee for larger relationships and differences in our rates of fee across investment strategies, a change in the composition of our assets under management, in particular an increase in the proportion of our total assets under management attributable to strategies, clients or relationships with lower effective rates of fees, could have a material negative impact on our overall weighted average rate of fee. The same 10% increase or decrease in the value of our total assets under management, if attributed entirely to a proportionate increase or decrease in the assets of each of the Artisan Funds, to which we provide a range of services in addition to those provided to separate accounts, would cause an annualized increase or decrease in our revenues of approximately $80.6 million at the Artisan Funds weighted average fee of 94 basis points. If the same 10% increase or decrease in the value of our total assets under management was attributable entirely to a proportionate increase or decrease in the assets of each separate account we manage, it would cause an annualized increase or decrease in our revenues of approximately $47.2 million at the current weighted average fee rate across all of our separate accounts (55 basis points).

As is customary in the asset management industry, clients invest in particular strategies to gain exposure to certain asset classes, which exposes their investment to the benefits and risks of such asset classes. Because we believe that our clients invest in each of our strategies in order to gain exposure to the portfolio securities of the respective strategies and may implement their own risk management program or procedures, we have not adopted a corporate-level risk management policy regarding client assets, nor have we attempted to hedge at the corporate level or within individual strategies the market risks that would affect the value of our overall assets under management and related revenues. Some of these risks (e.g., sector risks and currency risks) are inherent in certain strategies, and clients may invest in particular strategies to gain exposure to particular risks. While negative returns in our investment strategies and net client cash outflows do not directly reduce the assets on our balance sheet (because the assets we manage are owned by our clients, not us), any reduction in the value of our assets under management would result in a reduction in our revenues.

We also are subject to market risk from a decline in the prices of marketable securities that we own. The total value of our marketable securities was $22.2 million as of June 30, 2013. We hold $15.4 million of investment securities in a single fund in connection with an incentive compensation plan. We invested virtually all of the remaining amount in certain series of Artisan Funds and sub-funds of Artisan Global Funds in amounts sufficient to cover certain organizational expenses and to ensure that a fund had sufficient assets at the commencement of its operations to build a viable investment portfolio. Assuming a 10% increase or decrease in the total value of our marketable securities, the fair value would increase or decrease by $2.2 million at June 30, 2013. Management regularly monitors the value of these investments; however, given their nature and relative size, we have not adopted a specific risk management policy to manage the associated market risk.

Investment securities held by Launch Equity are reflected in our consolidated statement of financial condition at fair value. Our risk with respect to Launch Equity’s investment securities is limited to the loss of our initial equity investment of $1,000.

Our CVR liability also exposes us to market risk because a decline in the value of our Class A common stock increases the fair value of the CVRs and therefore increases our related liability. Management regularly monitors the value of this liability. Because our total CVR liability is capped at $100 million and the value of the liability is driven, in part, by the value of our Class A common stock, which we cannot control, we have not adopted a specific risk management policy to manage the associated market risk. The CVRs will be terminated in connection with this offering. Accordingly, after this offering, we will no longer be subject to this market risk.

Due to the nature of our business, we believe that we do not face any material risk from inflation.

Exchange Rate Risk

A substantial portion of the accounts that we advise, or sub-advise, hold investments that are denominated in currencies other than the U.S. dollar. Movements in the rate of exchange between the U.S. dollar and the underlying foreign currency affect the values of assets held in accounts we manage, thereby affecting the amount of revenues we earn. The value of the assets we manage was $85.8 billion as of June 30, 2013. As of June 30, 2013, approximately 44% of our assets under management was invested in securities of non-U.S. companies and approximately 39% of our assets under management was invested in securities denominated in currencies other than the U.S. dollar. To the extent our assets under management are denominated in currencies other than the U.S. dollar, the value of those assets under management would decrease with an increase in the value of the U.S. dollar, or increase with a decrease in the value of the U.S. dollar. Each investment team monitors its own exposure to exchange rate risk and makes decisions on how to manage such risk in the portfolios managed by that team. Because we believe that many of our clients invest in those strategies in order to gain exposure to non-U.S. currencies, or may implement their own hedging programs, we rarely hedge an investment portfolio’s exposure to a non-U.S. currency and we have not adopted a corporate-level risk management policy to manage exchange rate risk with respect to client assets. However, we routinely purchase and sell foreign currencies in order to reduce or eliminate the impact of currency fluctuation in connection with particular client transactions, such as the purchase and sale of a portfolio security. Because we do not manage exchange rate risk across our investment strategies and teams, changes in the value of the U.S. dollar relative to other currencies could cause a significant increase or decrease in the value of our assets under management, which we expect would result in a corresponding increase or decrease in our revenues. Assuming that 39% of our assets under management is invested in securities denominated in currencies other than the U.S. dollar and excluding the impact of any hedging arrangements, a 10% increase or decrease in the value of the U.S. dollar would decrease or increase the fair value of our assets under management by $3.3 billion, which would cause an annualized increase or decrease in revenues of approximately $25.4 million at our current weighted average fee rate of 76 basis points.

Interest Rate Risk

We invest a portion of our available cash balances in money market mutual funds that invest primarily in U.S. Treasury or agency-backed money market instruments. These funds attempt to maintain a stable net asset value but interest rate changes or other market risks may affect the fair value of those funds’ investments and, if significant, could result in a loss of investment principal. As of June 30, 2013, we invested $135.0 million of our available cash in money market funds that invested solely in U.S. Treasuries. Given the current low yield on these funds, interest rate changes would not have a material impact on the income we earn from these investments. The remaining portion of our cash was held in demand deposit accounts.

Borrowings under our notes and revolving credit agreement bear interest as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”. Interest rate changes may affect the amount of our interest payments in connection with our revolving credit agreement, and thereby affect future earnings and cash flows. Assuming the aggregate principal amount of outstanding loans under our revolving credit agreement is $100.0 million and assuming interest rates and spreads in effect at June 30, 2013, we estimate that net interest expense related to the revolving credit agreement would increase by $1.0 million on an annual basis in the event interest rates were to increase by one percentage point. As of June 30, 2013, there were no borrowings outstanding under the revolving credit agreement.

BUSINESS

Overview

Founded in 1994, we are an independent investment management firm that provides a broad range of U.S., non-U.S. and global equity investment strategies. As of June 30, 2013, we managed a total of $85.8 billion in assets. We have established a track record of attractive investment performance across multiple strategies and products. Our goal in management of client portfolios is to achieve superior long-term investment performance. Through June 30, 2013, 11 of our 12 investment strategies (excluding our 13th strategy, which we launched in June 2013) had outperformed their respective benchmarks, on a gross basis, since inception, with inception dates ranging from April 1, 1995 for our U.S. Small-Cap Growth strategy to April 1, 2010 for our Global Equity strategy. Those 11 outperforming strategies comprised 98% of our assets under management as of June 30, 2013.

Since our founding, we have pursued a business model that is designed to maximize our ability to produce attractive investment results for our clients, and we believe this model has contributed to our success in doing so. We focus on attracting, retaining and developing talented investment professionals by creating an environment in which each investment team is provided ample resources and support, transparent and direct financial incentives, and a high degree of investment autonomy. We currently offer to clients 13 actively-managed equity investment strategies, managed by five distinct investment teams. Each team is led by one or more experienced portfolio managers with a track record of strong investment performance and is devoted to identifying long-term investment opportunities. We believe this autonomous structure promotes independent analysis and accountability among our investment professionals, which we believe promotes superior investment results.

Our 13 equity investment strategies span different market capitalization segments and investing styles in both U.S. and non-U.S. markets. Each strategy is designed to have a clearly articulated, consistent and replicable investment process that is well-understood by clients and managed to achieve long-term performance. Throughout our history, we have expanded our investment management capabilities in a disciplined manner that we believe is consistent with our overall philosophy of offering high value-added investment strategies in growing asset classes. Our business leaders work closely with each investment team to develop that team into an investment “franchise” with multiple investment decision-makers and the capacity to make a substantial contribution to our financial results. We have successfully expanded the range of strategies that we offer by launching new strategies managed by our existing investment teams as those teams have developed investment capacity, such as our new Global Small-Cap Growth strategy, which we launched in June 2013, as well as by launching new strategies managed by new investment teams recruited to join Artisan.

In addition to our investment teams, we have a strong and seasoned management team that is focused on our business objectives of achieving profitable growth, expanding our investment capabilities, diversifying the source of our assets under management and delivering superior client service. Our management team supports our investment management capabilities and manages a centralized infrastructure, which allows our investment professionals to focus primarily on making investment decisions and generating returns for our clients.

The combination of our attractive and consistent investment performance and strong business management has allowed us to attract and retain a diverse base of clients across a range of distribution channels and to increase our assets under management over time. Our assets under management have increased from $19.2 billion as of December 31, 2002 to $85.8 billion as of June 30, 2013, representing a compound annual growth rate of 15.4%. From June 30, 2013 to October 25, 2013, our assets under management increased by an additional $15.2 billion to $101.0 billion, as a result of $12.4 billion in market appreciation and $2.8 billion in net client cash flows. While our assets under management have generally increased over time, we have also had periods in which our assets under management have decreased. For example, in the period from June 30, 2008 through March 31, 2009, our assets under management decreased by approximately 43%, primarily as a result of general market conditions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Overview—Assets Under Management and Investment Management Fees” for changes in our assets under management since December 31, 2009.

We offer our investment management capabilities primarily to institutions and through intermediaries that operate with institutional-like decision-making processes and have longer-term investment horizons, by means of separate accounts and mutual funds. As of June 30, 2013, we managed 197 separate accounts representing $38.3 billion, or 45%, of our assets under management, spanning 140 client relationships. Our clients include pension and profit sharing plans, trusts, endowments, foundations, charitable organizations, government entities, private funds and non-U.S. pooled investment vehicles that are generally comparable to U.S. mutual funds, as well as mutual funds, non-U.S. funds and collective trusts we sub-advise. We serve as the investment adviser to Artisan Funds, an SEC-registered family of mutual funds that offers shares in multiple classes designed to meet the needs of a range of institutional and other investors, and as investment manager and promoter of Artisan Global Funds, a family of Ireland-based UCITS funds that began operations in the first quarter of 2012 and offers shares to non-U.S. investors. Artisan Funds and Artisan Global Funds comprised $47.5 billion, or 55%, of our assets under management as of June 30, 2013.

We access traditional institutional clients primarily through relationships with investment consultants and access institutional-like investors primarily through consultants, alliances with major defined contribution/401(k) platforms and relationships with fee-based financial advisors and broker-dealers. We derive essentially all of our revenues from investment management fees, which primarily are based on a specified percentage of clients’ average assets under management. These fees are derived from investment advisory and sub-advisory agreements that are terminable by clients upon short notice or no notice. Our growth in assets under management has resulted in an increase in our revenues from $147.9 million for the year ended December 31, 2002 to $575.3 for the 12 months ended June 30, 2013. Despite this growth, we have had periods in which revenues declined. See “Selected Historical Consolidated Financial Data” for our revenues and net income for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 and the six months ended June 30, 2013 and 2012. We believe our talent-focused business model, attractive range of high value-added equity investment strategies, track record of investment excellence and thoughtful approach to distribution and client service position us well for future growth.

As of June 30, 2013, we had approximately 290 employees. Our employees, including our investment professionals and senior management, to whom we have granted equity collectively owned approximately 52% of the economic interests in our company as of October 23, 2013. Our culture of employee ownership strongly aligns our management’s and clients’ interests in our delivery of strong investment performance and growth.

Our assets under management, or AUM, as of June 30, 2013 by investment team and distribution channel were as follows:

(1)

The allocation of AUM by distribution channel involves the use of estimates and the exercise of judgment. See “Performance and Assets Under Management Information Used in this Prospectus” for more information.

Competitive Strengths

We believe that our success as an investment manager is based on the following competitive strengths:

Talent-Focused Business Model. We believe that the success of an investment management firm depends on the talent of its professionals. As a result, we have implemented a business model that is designed to attract, develop and retain talented investment professionals by allowing them to focus on portfolio management in an environment conducive to producing their best work on a consistent, long-term basis. We have a strong philosophical belief in the autonomy of each investment team. We provide each investment team with ample resources and support, without imposing a centralized research function. We believe this structure differentiates us from those of our competitors who function with an integrated structure in which there is less investment team autonomy. At the same time, we have experienced business leadership that manages a team of dedicated client service professionals and a centralized infrastructure, and we work to reduce the demands on our investment professionals from responsibilities not directly related to managing client portfolios.

Our business leaders work closely with each Artisan investment team to develop that team into an investment franchise with multiple investment decision-makers and natural, internal succession, a solid, repeatable investment process, a strong long-term performance track record, a diversified client base, dedicated resources, and the capacity to make a significant contribution to our financial results. As a team grows into an investment franchise, the team develops the capacity to manage multiple strategies, growth opportunities for members of the team are created, and portfolio managers are encouraged by the potential evolution of their responsibilities over time to extend their careers and their contributions to our success. Developing an investment team into an investment franchise involves identifying, evaluating and developing investment professionals who are the right fit for our strategy and business model. Our rigorous standards are evidenced by the select number of senior investment professionals we have added over the years. Since our founding in 1994, we have had very limited turnover among our portfolio managers. Minimizing such turnover is a significant part of the responsibilities of our senior business management team.

Attractive Range of Diverse, High Value-Added Equity Investment Strategies. We have five distinct investment teams that currently manage a diverse array of 13 equity investment strategies. These U.S., non-U.S. and global equity investment strategies are diversified by market capitalization and investment style and are focused on areas that we believe provide opportunities to generate returns in excess of the relevant benchmarks. Each of our investment teams has its own dedicated research personnel and works independently from our other investment teams. We believe this investment autonomy increases the degree to which the investment performance of each of our teams is generated by independent ideas that are distinct from the investments pursued by our other teams. As of June 30, 2013, our largest strategy accounted for approximately 24% of our total assets under management and none of our investment teams managed more than approximately 29% of our total assets under management.

Track Record of Investment Excellence. Through June 30, 2013, 11 of our 12 investment strategies (excluding our 13th strategy, the Global Small-Cap Growth strategy, which we launched in June of this year) had outperformed their benchmarks, on a gross basis, since inception, with inception dates ranging from April 1, 1995 for our U.S. Small-Cap Growth strategy to April 1, 2010 for our Global Equity strategy. Nine of the 12 series of Artisan Funds eligible for Morningstar ratings, representing 91% of the assets of Artisan Funds and managed in strategies representing 91% of our total assets under management, had an Overall Morningstar Rating™ of 4 or 5 stars as of June 30, 2013. Investment performance highlights of our four largest strategies include:

•

Non-U.S. Growth is our largest strategy and accounted for approximately 24% of our assets under management as of June 30, 2013. It is managed by our Global Equity investment team. Our Non-U.S. Growth composite has outperformed its benchmark by an average of 681 basis points annually from inception in 1996 through June 30, 2013 (calculated on an average annual gross basis before payment of fees). Artisan International Fund, which is managed in our Non-U.S. Growth strategy, is ranked, as of June 30, 2013, #22 of 114 funds over the trailing 10 years, and #1 of 39 funds from inception (December 1995) in Lipper’s international large-cap growth category. See “Performance and Assets Under Management Information Used in this Prospectus”.

•

U.S. Mid-Cap Growth accounted for approximately 16% of our assets under management as of June 30, 2013. It is managed by our Growth investment team. Our U.S. Mid-Cap Growth composite has outperformed its benchmark by an average of 608 basis points annually from inception in 1997 through June 30, 2013 (calculated on an average annual gross basis before payment of fees). Artisan Mid Cap Fund, which is managed in our U.S. Mid-Cap Growth strategy, is ranked, as of June 30, 2013, #15 of 250 funds over the trailing 10 years, and #1 of 109 funds from inception (June 1997) in Lipper’s multi-cap growth category. See “Performance and Assets Under Management Information Used in this Prospectus”.

•

Non-U.S. Value accounted for approximately 16% of our assets under management as of June 30, 2013. It is managed by our Global Value investment team. Our Non-U.S. Value composite has outperformed its benchmark by an average of 747 basis points annually from inception in 2002 through June 30, 2013 (calculated on an average annual gross basis before payment of fees). Artisan International Value Fund, which is managed in our Non-U.S. Value strategy, is ranked, as of June 30, 2013, #1 of 94 funds over the trailing 10 years, and #1 of 88 funds from inception (September 2002) in Lipper’s international multi-cap core category. See “Performance and Assets Under Management Information Used in this Prospectus”.

•

U.S. Mid-Cap Value accounted for approximately 15% of our assets under management as of June 30, 2013. It is managed by our U.S. Value investment team. Our U.S. Mid-Cap Value composite has outperformed its benchmark by an average of 608 basis points annually from inception in 1999 through June 30, 2013 (calculated on an average annual gross basis before payment of fees). Artisan Mid Cap Value Fund, which is managed in our U.S. Mid-Cap Value strategy, is ranked, as of June 30, 2013, #4 of 80 funds over the trailing 10 years, and #3 of 43 funds from inception (March 2001) in Lipper’s mid-cap value category. See “Performance and Assets Under Management Information Used in this Prospectus”.

We have been successful at generating attractive long-term investment performance on a consistent basis. Over the five-year period ended June 30, 2013, strategies representing approximately 93% of our total assets under management had outperformed their relevant benchmarks. A similar measure of trailing five-year investment performance relative to benchmarks indicates that strategies representing 96%, 95% and 99% of our total assets under management at each of December 31, 2012, 2011 and 2010, respectively, were outperforming their relevant benchmarks. While we have generally been successful at generating attractive long-term investment performance on a consistent basis, we have also had periods in each of our investment strategies in which we have underperformed those relevant benchmarks. See “Business—Investment Strategies and Performance” for additional information regarding each strategy’s performance over shorter, and during more recent, periods of time.

Disciplined Growth—Balancing Investment Integrity, Investment Performance and Sustainable Demand. We manage our business with a long-term view. We launch a new strategy only when we believe it has the potential to achieve superior investment performance in an area that we believe will have sustained client demand at attractive fee rates over the long term. We strive to maintain the integrity of the investment process followed in each of our strategies by rigorous adherence to the investment parameters we have communicated to our clients. We also carefully monitor our investment capacity in each investment strategy. We believe that management of our investment capacity protects our ability to manage assets successfully, which protects the interests of our clients and, in the long term, protects our ability to retain client assets and maintain our profit margins. In order to better achieve our long-term goals, we are willing to close a strategy to new investors or otherwise take action to slow or restrict its growth, even though our short-term results may be impacted. Currently, our Non-U.S. Small-Cap Growth, Non-U.S. Value, U.S. Mid-Cap Growth, U.S. Small-Cap Value, U.S. Mid-Cap Value and U.S. Small-Cap Growth strategies are closed to most new investors and client relationships. Our Global Value strategy is closed to most new separate account relationships, although it remains open to new investors in Artisan Funds and Artisan Global Funds, and to additional investments by all clients. Each of the strategies that we have offered to clients during our history continues in operation today.

Institutionally Oriented Client Base. We target discrete market segments that we believe offer attractive growth opportunities, include institutions and intermediaries that operate with institutional-like decision-making processes and have longer-term investment horizons, and where we believe we have a well-recognized brand. Our original focus was on traditional institutional investors, including corporate and public pension plans, foundations and endowments. We believed these investors were often more focused on the integrity of the investment process and consistency of long-term investment performance than some other types of investors, which offered the potential for relationships of longer duration. As other market segments have evolved to have more institutional-like decision-making processes and longer-term investment horizons, we have expanded our distribution efforts into those areas, including defined contribution/401(k) administrators, broker-dealer fee-based programs and fee-based financial advisors.

As of June 30, 2013, we managed 197 separate accounts spanning 140 client relationships, including pension and profit sharing plans, trusts, endowments, foundations, charitable organizations, government entities, private funds and non-U.S. pooled investment vehicles that are generally comparable to U.S. mutual funds, as well as mutual funds, non-U.S. funds and collective trusts we sub-advise. Our largest client relationship, other than Artisan Funds, represented approximately 5% of our assets under management and no single consulting firm represented clients (including investors in Artisan Funds) having more than 6% of our assets under management. No single 401(k) platform, broker-dealer or financial advisor relationship represented more than 6%, 4% or 1%, respectively, of our assets under management.

Attractive Financial Model. We focus on high value-added strategies in asset classes that support fee rates that allow us to generate an attractive effective rate of fee and profit margin. We also have designed our expense structure to be flexible. Most of our operating expenses, including incentive compensation and mutual fund intermediary fees, vary directly with our revenues and the amount of our assets under management. We believe that our model of relatively low fixed costs and relatively high variable costs is efficient and flexible, and historically has generated attractive adjusted operating margins and strong cash flow, even during challenging market conditions. Although we have designed our expense structure to be flexible, we have substantial indebtedness outstanding, and we have fixed debt service obligations with respect to that indebtedness. The portion of our cash flow used to service those obligations could be substantial if our revenues decline. See “Risk Factors—Our indebtedness may expose us to material risks” for additional information.

Ownership Culture That Aligns Interests. We believe that broad equity ownership of our business by our investment professionals, senior management and other employees is critical in aligning the interests of our clients, stockholders, investment professionals, management and employees. In particular, equity ownership helps us to attract and retain talented investment professionals who have the ability to achieve attractive long-term investment performance. Attractive long-term investment performance benefits our clients and generally leads to growth in our assets under management, which enhances our financial results. Our investment professionals, senior management and other employees to whom we have granted equity collectively owned approximately 52% of the economic interests in our company as of October 23, 2013. We intend to continue to promote broad and substantial equity ownership by our investment professionals, senior management and other employees through grants of equity interests and inclusion of equity interests as an element of compensation.

Strategy

Our strategy for continued success and future growth is guided by the following principles:

Execute Proven Business Model. The cornerstone of our strategy is to continue to promote our business model of attracting, developing and retaining talented investment professionals. We remain committed to investment team autonomy, to ensuring that our teams are able to focus on portfolio management and to fostering an environment that is attractive for our teams because they are able to do their best work on a consistent, long-term basis. We actively seek to identify new investment talent and teams both within and outside Artisan. Our business leaders work closely with each investment team to develop that team into an investment franchise with multiple decision-makers with natural, internal succession, a solid repeatable investment process, a strong long-term investment track record, a diversified client base, dedicated resources and the capacity to make a substantial contribution to our financial results. We are committed to the continuing development of our existing investment teams and we are open to the possibility of adding new investment teams, through hiring or acquisitions, when our rigorous standards have been met.

Deliver Profitable and Sustainable Financial Results. We focus on delivering profitable and sustainable financial results. We are committed to managing high value-added strategies that allow us to generate an attractive effective rate of fee and profit margin. We intend to maintain our flexible financial profile through our highly variable expense structure with centralized infrastructure and investment team support.

Capitalize on our “Realizable Capacity” in Products with Strong Client Demand. We believe that growth in assets under management in an investment strategy requires investment capacity in the strategy (which is driven by the availability of attractive investment opportunities relative to the amount of assets under management in the strategy) at a time when the strategy has a competitive performance track record and there is stable or growing client demand for the strategy or asset class. When we believe that each of these factors is present with respect to an investment strategy, we say we have “realizable capacity” in that strategy. We believe that we currently have realizable capacity particularly in some of our non-U.S. and global strategies, where we believe we are well-positioned to take advantage of increasing client demand. We have leveraged our strength in these areas by launching new products from our Global Value team, which launched our Global Value strategy in July 2007, from our Growth Team, which launched our Global Opportunities strategy in February 2007, from our Emerging Markets team, which launched our Emerging Markets strategy in 2006, and from our Global Equity team, which launched our Global Equity strategy in March 2010 and our Global Small-Cap Growth Strategy in June of this year. We also believe that we have realizable capacity in our Value Equity strategy, which is designed to appeal to client demand for strategies with greater investment flexibility. We intend to focus on attracting additional assets under management in these strategies from our current client base and through our existing intermediary relationships, as well as from the continued expansion of our distribution efforts.

Expand Distribution and Focus on Investment Strategies Generating Sustainable Demand. We will remain focused on institutional and institutional-like clients and intermediaries and will continue to offer high value-added investment strategies with market demand that we believe is sustainable, avoiding fad and niche products with limited long-term growth prospects. We expect to see growing interest among institutional investors in the United States in strategies focused on non-U.S. and global investments. We seek to further penetrate the defined contribution/401(k) market and the broker-dealer and the fee-based financial advisor markets with our style-oriented investment strategies. We continue to expand our distribution effort into non-U.S. markets, including the United Kingdom, other member countries of the European Union, Australia and certain Asian countries, where we believe there is growing demand from institutions and intermediaries that operate with institutional-like decision-making processes for global investment strategies, such as our Global Value, Global Equity, Global Opportunities and Global Small-Cap Growth strategies. We have seen strong results from these non-U.S. distribution efforts. As of June 30, 2013 and December 31, 2012, 11% of our total assets under management was sourced from clients located outside the United States, an increase from 9% and 6% as of December 31, 2011 and 2010, respectively. Cash flow from clients domiciled outside the United States fluctuates, and we continue to earn most of our revenue from clients located inside the United States, from which we earned more than 92%, 93%, 95% and 98% of our investment management fees for the six months ended June 30, 2013 and the years ended December 31, 2012, 2011 and 2010, respectively.

To support the consistent communication of our brand through our global distribution efforts and public relations activities, we are engaged in firm branding efforts that include the expansion and customization of our websites, increasing our use of video and other digital media, targeted client events and conferences, and tactical marketing campaigns. Recent campaigns have focused on our investment culture, the experience of our investment teams, third-party awards received by the firm and our portfolio managers, and our global investment capabilities. Our branding efforts are improved by our marketing intelligence program, through which we analyze the effectiveness and reach of our branding efforts through various marketing channels. The program is designed to help us allocate marketing resources efficiently by identifying and prioritizing marketing efforts that successfully reach our target audience most efficiently.

Continue to Develop Artisan Leadership. We will continue to develop additional leaders for the company and for each investment team. We will also continue to work with each of our investment teams to develop its talent so that each team’s investment capabilities are expanded and natural internal succession continues to be developed. We believe that our culture of equity ownership has been instrumental in supporting the development of seasoned investment and business leaders. We intend to continue to promote broad and substantial equity ownership of our company by our investment professionals and senior management.

Continue Disciplined Approach to Growth. We intend to continue to manage our business with a long-term view. We will launch a new strategy only when we believe it has the potential to achieve superior investment performance in an area that we believe will have sustained client demand at attractive fee rates over the long term. Consistent with this approach, we launched our new Global Small-Cap Growth strategy in June of this year. We intend to continue to actively manage our investment capacity to protect our ability to manage client assets successfully, which protects the interests of our clients and our own long-term interests, and we will seek to continue to diversify our client base to enhance the stability of our assets under management.

Investment Strategies and Performance

Overview

We currently offer our clients 13 long-only, equity investment strategies spanning market capitalization segments and investing styles in both U.S. and non-U.S. markets. Each strategy is managed by one of our five investment teams: Global Equity (four investment strategies), U.S. Value (three investment strategies), Growth (three investment strategies), Global Value (two investment strategies) and Emerging Markets (one investment strategy). Each team operates autonomously to identify investment opportunities in order to generate strong, long-term investment performance.

The table below sets forth our total assets under management for each of our investment teams and strategies as of June 30, 2013, the inception date for each investment composite, the value-added by each strategy since inception date as of June 30, 2013, and the Overall Morningstar Rating™ for the series of Artisan Funds managed in that strategy.

Investment Team and Strategy	AUM as of June 30, 2013		Composite Inception Date		Value-Added Since Inception Date(1) as of June 30, 2013	Fund Rating(2) as of June 30, 2013
	(dollars in millions)
Global Equity Team
Non-U.S. Growth Strategy	$20,617		January 1, 1996		681	««««
Non-U.S. Small-Cap Growth Strategy	1,369		January 1, 2002		598	««««
Global Equity Strategy	195		April 1, 2010		878	«««« «
Global Small-Cap Growth Strategy	8		July 1, 2013	(3)	—	Not yet rated

U.S. Value Team
U.S. Small-Cap Value Strategy	4,146		June 1, 1997		523	«««
U.S. Mid-Cap Value Strategy	13,204		April 1, 1999		608	«««« «
Value Equity Strategy	2,232		July 1, 2005		100	«««

Growth Team
U.S. Mid-Cap Growth Strategy	13,775		April 1, 1997		608	««««
Global Opportunities Strategy	2,010		February 1, 2007		683	«««« «
U.S. Small-Cap Growth Strategy	1,949		April 1, 1995		99	««««

Global Value Team
Non-U.S. Value Strategy	13,771		July 1, 2002		747	«««« «
Global Value Strategy	10,887		July 1, 2007		703	«««« «

Emerging Markets Team
Emerging Markets Strategy	1,595		July 1, 2006		(124)	««

Total AUM as of June 30, 2013	$85,791	(4)

(1)

Value-added since inception date is the amount in basis points by which the average annual gross composite return of each of our strategies has outperformed the market index most commonly used by our clients to compare the performance of the relevant strategy since its inception date. The market indices used to compute the value added since inception date for each of our strategies are as follows: Non-U.S. Growth strategy—MSCI EAFE® Index; Non-U.S. Small-Cap Growth strategy—MSCI EAFE® Small Cap Index; Global Equity strategy—MSCI ACWI® Index; Global Small-Cap Growth strategy—MSCI ACWI® Small Cap Index; U.S. Small-Cap Value strategy—Russell 2000® Index; U.S. Mid-Cap Value strategy—Russell Midcap® Index; Value Equity strategy—Russell 1000® Index; U.S. Mid-Cap Growth strategy—Russell Midcap® Index; Global Opportunities strategy—MSCI ACWI® Index; U.S. Small-Cap Growth strategy—Russell 2000® Index; Non-U.S. Value strategy—MSCI EAFE® Index; Global Value strategy—MSCI ACWI® Index; Emerging Markets strategy—MSCI Emerging Markets IndexSM.

(2)

The Morningstar Rating™ compares the risk-adjusted performance of the Artisan Funds series to other funds in a category assigned by Morningstar based on its analysis of the funds’ portfolio holdings. The top 10% of funds receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star. The Overall Morningstar Rating™ is derived from a weighted average of the performance figures associated with the rated fund’s three-, five- and 10-year Morningstar Rating metrics. The Artisan Funds, the ratings of which are reflected in the table above, and the categories in which they are rated are: Artisan International Fund—Foreign Large Blend Funds Category; Artisan International Small Cap Fund—Foreign Small/Mid Growth Funds Category; Artisan Global Equity Fund—World Stock; Artisan Global Small Cap Fund—not yet rated; Artisan Small Cap Value Fund—Small

Value Funds Category; Artisan Mid Cap Value Fund—Mid Cap Value Funds Category; Artisan Value Equity Fund—Large Value Funds Category; Artisan Mid Cap Fund—Mid Cap Growth Funds Category; Artisan Global Opportunities Fund—World Stock; Artisan Small Cap Fund—Small Growth Funds Category; Artisan International Value Fund—Foreign Small/Mid Funds Category; Artisan Global Value Fund—World Stock; Artisan Emerging Markets Fund—Diversified Emerging Markets Funds Category. Morningstar ratings are initially given on a fund’s three-year track record and change monthly.
(3)

The inception date of our Global Small-Cap Growth strategy is July 1, 2013 for purposes of calculating the strategy’s investment performance. The strategy began investment operations on June 25, 2013. Given the limited performance history of our Global Small-Cap Growth strategy, the table does not include its value-added since inception date.

(4)

Includes an additional $33.2 million in assets managed in a portfolio not currently made available to investors other than our employee-partners to evaluate its potential viability as a strategy to be offered to clients.

We think our clients evaluate our performance over a full market cycle in order to reduce the influence of unusual market conditions that may skew results during any given period. The goal of each of our investment strategies is to achieve superior long-term investment performance. The chart below shows the consistency with which we have achieved that goal by showing the percentage of our assets under management managed in strategies that outperformed their benchmarks over the periods indicated.

(1)

Represents the percentage of our assets under management as of June 30, 2013 and December 31, 2012, 2011 and 2010 managed in strategies for which the average annual gross composite returns of such strategies exceeded their respective benchmarks for the periods ended on the indicated dates. Includes assets under management in all strategies in operation throughout the period.

Each of our five investment teams has its own investment philosophy and research process, and each makes its investment decisions independently of the investment decisions made by other teams. As a result, the region/country allocations, sector/industry exposures and portfolio characteristics (such as market capitalization and ratio of price to earnings) that stem from each team’s fundamental research and portfolio construction process vary. Those portfolio holdings, exposures and characteristics react differently to short-term market preferences and generate different performance patterns over the long-term.

Each of our investment teams and strategies is described in greater detail below.

Global Equity Team

Our Global Equity team, which was formed in 1996 and is based in San Francisco and New York, currently manages four investment strategies: Non-U.S. Growth, Non-U.S. Small-Cap Growth, Global Equity and Global Small-Cap Growth. Mark L. Yockey is the founder of our Global Equity team and has been portfolio manager for our Non-U.S. Growth, Non-U.S. Small-Cap Growth, Global Equity and Global Small-Cap Growth strategies since their inception. Mr. Yockey was nominated for Morningstar’s 2012 International-Stock Manager of the Year in the United States and was Morningstar’s 1998 International-Stock Manager of the Year in the United States. Charles-Henri Hamker and Andrew J. Euretig are associate portfolio managers of the Non-U.S. Growth strategy and portfolio co-managers (with Mr. Yockey) of the Global Equity strategy. Mr. Hamker also serves as portfolio manager of the Non-U.S. Small-Cap Growth strategy with Mr. Yockey. We have closed the Non-U.S. Small-Cap Growth strategy to most new investors and client relationships. Messrs. Yockey and Hamker and David Geisler are portfolio co-managers of the Global Small-Cap Growth strategy, which began operations on June 25, 2013. As of June 30, 2013, the Global Equity team managed $22.2 billion of client assets.

The Global Equity team employs a fundamental stock selection process focused on identifying companies within its preferred themes with sustainable growth characteristics at valuations that do not fully reflect their long-term potential. The team’s objective is to invest in companies that are industry leaders and have meaningful exposure to and will benefit from long-term secular growth trends. To identify long-term, sustainable growth characteristics of potential investments, the team seeks high-quality companies that typically have a sustainable competitive advantage, a superior business model and a high-quality management team. Finally, the team uses multiple valuation metrics to establish a target price range and assesses the relationship between its estimate of a company’s sustainable growth prospects and the company’s current valuation.

The Non-U.S. Growth strategy invests primarily in stocks of non-U.S. companies, diversified by country, industry and issuer. The Non-U.S. Small-Cap Growth strategy invests in a diversified portfolio primarily in smaller non-U.S. companies. The Global Equity strategy invests in a diversified portfolio of U.S. and non-U.S. companies of all market capitalizations. The Global Small-Cap Growth strategy invests in a diversified portfolio primarily in smaller U.S. and non-U.S. companies, including investments in both developed and in emerging, less developed markets. For these and our other strategies, we generally consider a company to be from the country designated by MSCI Inc. See “Risk Factors—Several of our investment strategies invest principally in the securities of non-U.S. companies, which involve foreign currency exchange, tax, political, social and economic uncertainties and risks.”

The following table sets forth the changes in our assets under management in the Non-U.S. Growth, Non-U.S. Small-Cap Growth, Global Equity and Global Small-Cap Growth strategies for the six months ended June 30, 2013 and the years ended December 31, 2012, 2011 and 2010 (the changes in our assets under management in the Global Equity strategy for the year ended December 31, 2010 are since its inception on April 1, 2010, and the changes in our assets under management in the Global Small Cap Growth strategy for the six months ended June 30, 2013 are since its inception on June 25, 2013):

	Six Months Ended June 30, 2013		Year Ended December 31,
			2012	2011	2010
	(dollars in millions)
Non-U.S. Growth Strategy
Beginning assets under management	$18,813		$15,385	$18,244	$18,509
Gross client cash inflows	2,429		3,286	2,316	2,819
Gross client cash outflows	1,941		3,695	4,042	3,965
Net client cash flows	488		(409)	(1,726)	(1,146)
Market appreciation (depreciation)	1,316		3,837	(1,133)	881

Ending assets under management	$20,617		$18,813	$15,385	$18,244

Non-U.S. Small-Cap Growth Strategy
Beginning assets under management	$1,236		$701	$942	$807
Gross client cash inflows	144		416	120	331
Gross client cash outflows	122		157	237	303
Net client cash flows	22		259	(117)	28
Market appreciation (depreciation)	111		276	(124)	107

Ending assets under management	$1,369		$1,236	$701	$942

Global Equity Strategy
Beginning assets under management	$43		$21	$24	$—	(1)
Gross client cash inflows	166		16	3	21
Gross client cash outflows	20		1	4	—
Net client cash flows	146		15	(1)	21
Market appreciation (depreciation)	6		7	(2)	3

Ending assets under management	$195		$43	$21	$24

Global Small-Cap Growth Strategy
Beginning assets under management (as of June 25, 2013)	$—	(2)	—	—	—
Gross client cash inflows	8		—	—	—
Gross client cash outflows	—		—	—	—
Net client cash flows	8		—	—	—
Market appreciation (depreciation)	—		—	—	—

Ending assets under management	$8		—	—	—

(1)	From inception (April 1, 2010) to December 31, 2010.
(2)	From inception (June 25, 2013) to June 30, 2013.

The following table sets forth the average annual returns, gross and net (which represent average annual returns prior to and after payment of the highest fee applicable to portfolios in the composite, respectively), as of June 30, 2013, for our Non-U.S. Growth, Non-U.S. Small-Cap Growth and Global Equity composites, along with the average annual returns of the market indices that are most commonly used by our clients to compare the performance of the strategies. Given the limited performance history of our Global Small-Cap Growth strategy, the following table does not include its average annual returns.

	As of June 30, 2013
Investment Strategy (Inception Date)	1 Year	3 Years	5 Years	10 Years	Inception
Non-U.S. Growth (January 1, 1996)
Average Annual Gross Returns	22.49%	16.21%	3.42%	10.60%	11.24%
Average Annual Net Returns	21.39	15.16	2.47	9.59	10.21
MSCI EAFE® Index	18.62	10.03	(0.63)	7.66	4.43
MSCI EAFE® Growth Index	13.63	7.98	(0.80)	8.61	5.11

Non-U.S. Small-Cap Growth (January 1, 2002)
Average Annual Gross Returns	32.88%	18.47%	7.08%	16.13%	16.02%
Average Annual Net Returns	31.27	17.01	5.75	14.70	14.59
MSCI EAFE® Small Cap Index	20.88	11.87	2.48	10.37	10.04

Global Equity (April 1, 2010)
Average Annual Gross Returns	34.12%	21.88%	—	—	15.79%
Average Annual Net Returns	32.81	20.68	—	—	14.65
MSCI ACWI® Index	16.57	12.35	—	—	7.01

The following table sets forth the gross and net returns (which represent returns prior to and after payment of the highest fee applicable to portfolios in the composite, respectively) for the six months ended June 30, 2013 and the years ended December 31, 2012, 2011, 2010, 2009 and 2008 for our Non-U.S. Growth, Non-U.S. Small-Cap Growth and Global Equity composites, along with the corresponding returns of the market indices that are most commonly used by our clients to compare the performance of the strategies. Given the limited performance history of our Global Small-Cap Growth strategy, the following table does not include its gross and net returns.

	Six Months Ended June 30, 2013	Year Ended December 31,
		2012	2011	2010		2009	2008
Non-U.S. Growth Strategy
Gross Returns	7.41%	26.17%	(6.19)%	6.70%		41.69%	(45.84)%
Net Returns	6.92	25.03	(7.06)	5.73		40.44	(46.36)
MSCI EAFE® Index	4.10	17.32	(12.14)	7.75		31.78	(43.38)
MSCI EAFE® Growth Index	(0.04)	16.86	(12.11)	12.25		29.36	(42.70)

Non-U.S. Small-Cap Growth Strategy
Gross Returns	9.61%	36.19%	(13.99)%	15.56%		61.18%	(50.60)%
Net Returns	8.93	34.54	(15.08)	14.14		59.25	(51.26)
MSCI EAFE® Small Cap Index	5.69	20.00	(15.94)	22.04		46.78	(47.01)

Global Equity
Gross Returns	14.95%	30.31%	(4.96)%	13.16	%(1)	—	—
Net Returns	14.39	29.04	(5.91)	12.31	(1)	—	—
MSCI ACWI® Index	6.05	16.13	(7.35)	9.25	(1)	—	—

(1)	From inception (April 1, 2010) to December 31, 2010.

The composite returns shown in the tables above include the returns generated by all of the accounts invested in our Non-U.S. Growth, Non-U.S. Small-Cap Growth and Global Equity strategies, as applicable, for the periods indicated, except that with respect to the Non-U.S. Growth strategy, we exclude the returns of accounts imposing socially-based investment restrictions, which are included in a separate composite.

U.S. Value Team

Our U.S. Value team, which was formed in 1997 and is based in Atlanta, Georgia, manages three investment strategies: U.S. Small-Cap Value, U.S. Mid-Cap Value and Value Equity (named Opportunistic Value until December 2010). Scott C. Satterwhite, James C. Kieffer, George O. Sertl, Jr. and Daniel L. Kane are the portfolio co-managers for each of these strategies. Morningstar named Messrs. Satterwhite, Kieffer and Sertl its Domestic-Stock Fund Manager of the Year for 2011 in the United States. On September 30, 2013, Mr. Satterwhite provided his three-year advance retirement notice. He plans to continue as portfolio manager on the U.S. Value team through September 2016. Currently, we have closed both the U.S. Small-Cap Value and the U.S. Mid-Cap Value strategies to most new investors and client relationships. As of June 30, 2013, the U.S. Value team managed $19.6 billion of client assets.

The U.S. Value team’s strategies employ a fundamental investment process used to construct diversified portfolios of companies that the investment team believes are undervalued, are in solid financial condition and have attractive business economics. The U.S. Value team believes companies with these characteristics are less likely to experience eroding values over the long term compared to companies without such characteristics.

The U.S. Value team favors companies with an acceptable level of debt and positive cash flow, which it believes represents financial flexibility and strength, and cash-producing businesses that it believes are capable of earning acceptable returns on capital over the company’s business cycle. Once an investment candidate has been identified, the research process includes an in-depth analysis of the company’s financial statements, an examination of the company’s competitive position within its industry, a thorough analysis and review of the company’s resources, and a review of its business economics and cash flows. The team sets buy and sell targets for a company’s securities based on the team’s assessment of the company’s intrinsic value, which is determined using multiple valuation tools to produce a range of values for the company that the team believes would be reasonable.

While the U.S. Small-Cap Value strategy and U.S. Mid-Cap Value strategy invest in small-cap U.S. companies and mid-cap U.S. companies, respectively, the Value Equity strategy invests in the equity securities of companies across a broad capitalization range and has the flexibility to invest a portion of its assets in non-U.S. securities which may include investments in both developed and in emerging and less developed markets. See “Risk Factors—Several of our investment strategies invest principally in the securities of non-U.S. companies, which involve foreign currency exchange, tax, political, social and economic uncertainties and risks.”

The following table sets forth the changes in assets under management in the U.S. Small-Cap Value, U.S. Mid-Cap Value and Value Equity strategies for the six months ended June 30, 2013 and the years ended December 31, 2012, 2011 and 2010:

	Six Months Ended June 30, 2013	Year Ended December 31,
		2012	2011	2010
	(dollars in millions)
U.S. Small-Cap Value Strategy
Beginning assets under management	$3,952	$4,256	$4,633	$3,914
Gross client cash inflows	254	495	698	918
Gross client cash outflows	502	1,048	934	916
Net client cash flows	(248)	(553)	(236)	2
Transfers	—	—	—	—
Market appreciation (depreciation)	442	249	(141)	717

Ending assets under management	$4,146	$3,952	$4,256	$4,633

U.S. Mid-Cap Value Strategy
Beginning assets under management	$10,982	$10,169	$9,465	$8,280
Gross client cash inflows	1,563	2,382	2,258	1,787
Gross client cash outflows	1,260	2,528	2,170	1,803
Net client cash flows	303	(146)	88	(16)
Transfers	—	1,158	616	1,201
Market appreciation (depreciation)	1,919	(199)	—	—

Ending assets under management	$13,204	$10,982	$10,169	$9,465

Value Equity Strategy
Beginning assets under management	$1,788	$634	$381	$246
Gross client cash inflows	443	1,106	416	173
Gross client cash outflows	209	280	186	72
Net client cash flows	234	826	230	101
Transfers	—	199	—	—
Market appreciation (depreciation)	210	129	23	34

Ending assets under management	$2,232	$1,788	$634	$381

The following table sets forth the average annual returns, gross and net (which represent average annual returns prior to and after payment of the highest fee applicable to portfolios in the composite, respectively), as of June 30, 2013, for our U.S. Small-Cap Value, U.S. Mid-Cap Value and Value Equity composites, along with the average annual returns of the market indices that are most commonly used by our clients to compare the performance of the strategies:

	As of June 30, 2013
Investment Strategy (Inception Date)	1 Year	3 Years	5 Years	10 Years	Inception
U.S. Small-Cap Value (June 1, 1997)
Average Annual Gross Returns	16.72%	13.47%	8.44%	11.75%	12.66%
Average Annual Net Returns	15.57	12.38	7.40	10.70	11.58
Russell 2000® Index	24.21	18.65	8.77	9.52	7.43
Russell 2000® Value Index	24.76	17.31	8.59	9.30	8.84

U.S. Mid-Cap Value (April 1, 1999)
Average Annual Gross Returns	28.29%	20.34%	11.18%	13.91%	14.65%
Average Annual Net Returns	27.13	19.24	10.15	12.85	13.56
Russell Midcap® Index	25.41	19.51	8.27	10.64	8.57
Russell Midcap® Value Index	27.65	19.51	8.87	10.91	9.45

Value Equity (July 1, 2005)
Average Annual Gross Returns	19.82%	17.58%	7.45%	—	7.25%
Average Annual Net Returns	19.00	16.72	6.59	—	6.35
Russell 1000® Index	21.24	18.61	7.11	—	6.24
Russell 1000® Value Index	25.32	18.49	6.67	—	5.48

The following table sets forth the gross and net returns (which represent returns prior to and after payment of the highest fee applicable to portfolios in the composite, respectively) for the six months ended June 30, 2013 and the years ended December 31, 2012, 2011, 2010, 2009 and 2008 for our U.S. Small-Cap Value, U.S. Mid-Cap Value and Value Equity composites, along with the corresponding returns of the market indices that are most commonly used by our clients to compare the performance of the strategies:

	Six Months Ended June 30, 2013	Year Ended December 31,
		2012	2011	2010	2009	2008
U.S. Small-Cap Value Strategy
Gross Returns	11.94%	7.48%	(1.88)%	19.05%	41.96%	(23.30)%
Net Returns	11.39	6.42	(2.82)	17.93	40.64	(24.06)
Russell 2000® Index	14.39	16.35	(4.18)	26.85	27.17	(33.79)
Russell 2000® Value Index	15.86	18.05	(5.50)	24.50	20.58	(28.92)

U.S. Mid-Cap Value Strategy
Gross Returns	18.04%	12.73%	7.67%	15.75%	41.24%	(26.78)%
Net Returns	17.51	11.70	6.67	14.68	39.96	(27.48)
Russell Midcap® Index	16.10	17.28	(1.55)	25.48	40.48	(41.46)

Russell Midcap® Value Index	15.45	18.51	(1.38)	24.75	34.21	(38.44)
Value Equity Strategy
Gross Returns	11.82%	14.61%	6.61%	12.75%	37.56%	(36.75)%
Net Returns	11.44	13.81	5.84	11.75	36.38	(37.34)
Russell 1000® Index	13.91	16.42	1.50	16.10	28.43	(37.60)
Russell 1000® Value Index	15.90	17.51	0.39	15.51	19.69	(36.85)

The composite returns shown in the tables above include the returns generated by all of the accounts invested in our U.S. Small-Cap Value, U.S. Mid-Cap Value and Value Equity strategies, as applicable, for the periods indicated.

Growth Team

Our Growth team, which was formed in 1997 and is based in Milwaukee, Wisconsin, manages three investment strategies: U.S. Mid-Cap Growth, Global Opportunities and U.S. Small-Cap Growth. Andrew C. Stephens, James D. Hamel, Matthew H. Kamm and Craigh A. Cepukenas are the portfolio co-managers of all three strategies, and Jason L. White is associate portfolio manager of all three strategies. Mr. Kamm is the lead portfolio manager of the U.S. Mid-Cap Growth strategy; Mr. Hamel is the lead portfolio manager of the Global Opportunities strategy; and Mr. Cepukenas is the lead portfolio manager of the U.S. Small-Cap Growth strategy. Messrs. Stephens and Hamel were nominated for Morningstar’s Domestic-Stock Fund Manager of the Year for 2010 in the United States. The U.S. Mid-Cap Growth and U.S. Small-Cap Growth strategies are currently closed to most new investors and client relationships. As of June 30, 2013, the Growth team managed $17.8 billion of client assets.

The Growth team’s strategies employ a fundamental investment process used to construct diversified portfolios of growth companies. The investment team looks for opportunities across the entire economy in order to find sustainable growth regardless of the sector or industry. The investment process focuses on two distinct areas—security selection and capital allocation.

The Growth team’s investment process begins by identifying companies that possess franchise characteristics such as strong competitive positions, have attractive valuations relative to similar companies and benefit from an accelerating profit cycle; companies that it believes are well positioned for long-term growth, driven by demand for their products and services, and at an early enough stage in their profit cycles to benefit from the increased cash flows produced by the profit cycle.

Based on the investment team’s fundamental analysis of a company’s profit cycle, the investment team classifies each portfolio holding in one of three stages. GardenSM investments generally are smaller positions in the early part of their profit cycle that may warrant a larger allocation once their profit cycle accelerates. CropSM investments are positions that are being increased to or maintained at a full weight because they are moving through the strongest part of their profit cycle. The majority of the performance in the portfolio has typically been attributed to the investments in this segment. HarvestSM investments are positions that are being reduced as they near the investment team’s estimate of full valuation or their profit cycle begins to decelerate.

While the U.S. Mid-Cap Growth and U.S. Small-Cap Growth strategies invest in U.S. mid-cap and U.S. small-cap growth companies, respectively, the Global Opportunities strategy is a global strategy that invests across a broad capitalization range in U.S. and non-U.S. growth companies, including investments in both developed and in emerging and less developed markets. See “Risk Factors—Several of our investment strategies invest principally in the securities of non-U.S. companies, which involve foreign currency exchange, tax, political, social and economic uncertainties and risks”.

The following table sets forth the changes in assets under management in the U.S. Mid-Cap Growth, Global Opportunities and U.S. Small-Cap Growth strategies for the six months ended June 30, 2013 and the years ended December 31, 2012, 2011 and 2010:

	Six Months Ended June 302013	Year Ended December 31,
		2012	2011	2010
	(dollars in millions)
U.S. Mid-Cap Growth Strategy
Beginning assets under management	$11,961	$9,759	$10,773	$8,311
Gross client cash inflows	1,409	2,576	1,427	1,239
Gross client cash outflows	1,106	2,323	2,288	1,381
Net client cash flows	303	253	(861)	(142)
Market appreciation (depreciation)	1,511	1,949	(153)	2,604

Ending assets under management	$13,775	$11,961	$9,759	$10,773

Global Opportunities Strategy
Beginning assets under management	$1,307	$291	$103	$56
Gross client cash inflows	671	902	238	45
Gross client cash outflows	56	45	30	16
Net client cash flows	615	857	208	29
Market appreciation (depreciation)	87	159	(20)	18

Ending assets under management	$2,009	$1,307	$291	$103

U.S. Small-Cap Growth Strategy
Beginning assets under management	$1,397	$828	$708	$1,016
Gross client cash inflows	512	841	345	115
Gross client cash outflows	197	428	276	580
Net client cash flows	315	413	69	(465)
Market appreciation (depreciation)	237	156	51	157

Ending assets under management	$1,949	$1,397	$828	$708

The following table sets forth the average annual returns, gross and net (which represent average annual returns prior to and after payment of the highest fee applicable to portfolios in the composite, respectively), as of June 30, 2013, for our U.S. Mid-Cap Growth, Global Opportunities and U.S. Small-Cap Growth composites, along with the average annual returns of the market indices that are most commonly used by our clients to compare the performance of the strategies:

	As of June 30, 2013
Investment Strategy (Inception Date)	1 Year	3 Years	5 Years	10 Years	Inception

U.S. Mid-Cap Growth (April 1, 1997)
Average Annual Gross Returns	21.61%	22.44%	11.75%	12.36%	15.93%
Average Annual Net Returns	20.50	21.32	10.73	11.33	14.85
Russell Midcap® Index	25.41	19.51	8.27	10.64	9.85
Russell Midcap® Growth Index	22.88	19.51	7.61	9.93	8.11

Global Opportunities (February 1, 2007)
Average Annual Gross Returns	21.69%	21.70%	10.10%	—	8.41%
Average Annual Net Returns	20.63	20.63	9.14	—	7.54
MSCI ACWI® Index	16.57	12.35	2.30	—	1.59

U.S. Small-Cap Growth (April 1, 1995)
Average Annual Gross Returns	23.65%	24.36%	13.30%	10.78%	9.95%
Average Annual Net Returns	22.44	23.15	12.20	9.71	8.88
Russell 2000® Index	24.21	18.65	8.77	9.52	8.95
Russell 2000® Growth Index	23.67	19.95	8.88	9.62	6.79

The following table sets forth the gross and net returns (which represent returns prior to and after payment of the highest fee applicable to portfolios in the composite, respectively) for the six months ended June 30, 2013 and the years ended December 31, 2012, 2011, 2010, 2009 and 2008 for our U.S. Mid-Cap Growth, Global Opportunities and U.S. Small-Cap Growth composites, along with the corresponding returns of the market indices that are most commonly used by our clients to compare the performance of the strategies:

	Six Months Ended June 30, 2012	Year Ended December 31,
		2012	2011	2010	2009	2008
U.S. Mid-Cap Growth
Average Annual Gross Returns	12.85%	20.94%	(0.79)%	33.17%	51.86%	(43.40)%
Average Annual Net Returns	12.34	19.84	(1.72)	31.95	50.51	(43.94)
Russell Midcap® Index	15.45	17.28	(1.55)	25.48	40.48	(41.46)
Russell Midcap® Growth Index	14.70	15.81	(1.65)	26.38	46.29	(44.32)

Global Opportunities Strategy
Gross Returns	7.43%	30.94%	(5.27)%	30.09%	49.83%	(44.02)%
Net Returns	6.95	29.80	(6.12)	28.95	48.52	(44.41)
MSCI ACWI® Index	6.05	16.13	(7.35)	12.67	34.63	(42.19)

U.S. Small-Cap Growth Strategy
Gross Returns	16.45%	19.33%	8.22%	22.01%	46.20%	(42.83)%
Net Returns	15.89	18.16	7.15	20.84	44.83	(43.40)
Russell 2000® Index	15.86	16.35	(4.18)	26.85	27.17	(33.79)
Russell 2000® Growth Index	17.44	14.59	(2.91)	29.09	34.47	(38.54)

The composite returns shown in the tables above include the returns generated by all of the accounts invested in our U.S. Mid-Cap Growth, Global Opportunities and U.S. Small-Cap Growth strategies, as applicable, for the periods indicated, except that with respect to the U.S. Mid-Cap Growth strategy, we exclude the returns of accounts imposing socially-based investment restrictions, which are included in a separate composite.

Global Value Team

Our Global Value team, which was formed in 2002 and is based in San Francisco, California, manages two investment strategies: Non-U.S. Value and Global Value. N. David Samra and Daniel J. O’Keefe are the portfolio co-managers of both strategies. Mr. Samra is the lead portfolio manager of the Non-U.S. Value strategy, and Mr. O’Keefe is the lead portfolio manager of the Global Value strategy. Messrs. Samra and O’Keefe were nominated for Morningstar’s 2012 International-Stock Manager of the Year in the United States and 2011 International-Stock Manager of the Year in the United States. They previously won the award in 2008. The Global Value strategy is closed to most new separate account relationships, although it remains open to new investments through Artisan Funds and Artisan Global Funds. As of June 30, 2013, the Global Value team managed $24.7 billion of client assets.

The Global Value team’s strategies employ a fundamental investment process used to construct diversified portfolios of companies. The team’s investment process focuses on identifying high quality, undervalued businesses that offer the potential for superior risk/return outcomes. The Non-U.S. Value strategy invests in non-U.S. companies of all sizes. The Global Value strategy invests in U.S. and non-U.S. companies with market capitalizations of at least $2 billion at the time of initiation of the position in the investment strategy. See “Risk Factors—Several of our investment strategies invest principally in the securities of non-U.S. companies, which involve foreign currency exchange, tax, political, social and economic uncertainties and risks.”

The investment team seeks to invest in companies with strong competitive positions in their industries and histories of generating strong free cash flow and improving returns on capital, at a price that is a significant discount from the team’s estimate of the intrinsic value of the business. The investment team believes these criteria help rule out businesses that may appear undervalued based on certain financial ratios but whose intrinsic values are deteriorating over time. The investment team also believes that investing in companies with strong balance sheets reduces the potential for investment losses and provides company management the ability to create stockholder value when attractive opportunities are available. The investment team’s research process also attempts to identify management teams with a history of building value for their stockholders.

The following table sets forth the changes in assets under management in the Non-U.S. Value and Global Value strategies for the six months ended June 30, 2013 and the years ended December 31, 2012, 2011 and 2010:

	Six Months Ended June 30, 2013	Year Ended December 31,
		2012	2011	2010
	(dollars in millions)
Non-U.S. Value Strategy
Beginning assets under management	$11,717	$7,884	$7,013	$4,020
Gross client cash inflows	1,634	3,011	2,534	2,562
Gross client cash outflows	700	1,057	993	610
Net client cash flows	934	1,954	1,541	1,952
Transfers	—	(134)	(55)	—
Market appreciation (depreciation)	1,120	2,013	(615)	1,041

Ending assets under management	$13,771	$11,717	$7,884	$7,013

Global Value Strategy
Beginning assets under management	$8,169	$4,662	$2,620	$172
Gross client cash inflows	1,766	2,514	1,986	2,363
Gross client cash outflows	148	193	56	30
Net client cash flows	1,618	2,321	1,930	2,333
Transfers	—	134	55	—
Market appreciation (depreciation)	1,101	57	115	—

Ending assets under management	$10,888	$8,169	$4,662	$2,620

The following table sets forth the average annual returns, gross and net (which represent average annual returns prior to and after payment of the highest fee applicable to portfolios in the composite, respectively), as of June 30, 2013, for our Non-U.S. Value and Global Value composites, along with the average annual returns of the market indices that are most commonly used by our clients to compare the performance of the strategies:

	As of June 30, 2013
Investment Strategy (Inception Date)	1 Year	3 Years	5 Years	10 Years	Inception
Non-U.S. Value (July 1, 2002)
Average Annual Gross Returns	28.34%	17.51%	10.36%	14.38%	13.77%
Average Annual Net Returns	27.18	16.43	9.34	13.31	12.70
MSCI EAFE® Index	18.62	10.03	(0.63)	7.66	6.30
MSCI EAFE® Value Index	18.56	9.16	(0.93)	7.63	6.43

Global Value (July 1, 2007)
Average Annual Gross Returns	28.31%	20.56%	12.31%	—	7.31%
Average Annual Net Returns	27.09	19.39	11.21	—	6.27
MSCI ACWI® Index	16.57	12.35	2.30	—	0.28

The following table sets forth the gross and net returns (which represent returns prior to and after payment of the highest fee applicable to portfolios in the composite, respectively) for the six months ended June 30, 2013 and the years ended December 31, 2012, 2011, 2010, 2009 and 2008 for our Non-U.S. Value and Global Value composites, along with the corresponding returns of the market indices that are most commonly used by our clients to compare the performance of the strategies:

	Six Months Ended June 30, 2013	Year Ended December 31,
		2012	2011	2010	2009	2008
Non-U.S. Value Strategy
Gross Returns	9.81%	23.76%	(6.07)%	20.18%	35.29%	(29.06)%
Net Returns	9.31	22.63	(6.95)	19.09	34.05	(29.74)
MSCI EAFE® Index	4.10	17.32	(12.14)	7.75	31.78	(43.38)
MSCI EAFE® Value Index	2.74	17.69	(12.17)	3.25	34.23	(44.09)

Global Value Strategy
Gross Returns	13.76%	20.67%	3.22%	17.34%	35.14%	(28.53)%
Net Returns	13.22	19.50	2.19	16.20	33.84	(29.26)
MSCI ACWI® Index	6.05	16.13	(7.35)	12.67	34.63	(42.19)

The composite returns shown in the tables above include the returns generated by all of the accounts invested in our Non-U.S. Value and Global Value strategies, as applicable, for the periods indicated, except that with respect to the Non-U.S. Value strategy, we exclude the returns of accounts imposing socially-based investment restrictions, which are included in a separate composite.

Emerging Markets Team

Our Emerging Markets team, which was formed in 2006 and is based in New York, New York, manages a single investment strategy. Maria Negrete-Gruson is the portfolio manager for the Emerging Markets strategy. As of June 30, 2013, the Emerging Markets team managed $1.6 billion of client assets.

The Emerging Markets team believes that, over the long term, a company’s stock price is directly related to its ability to deliver sustainable earnings. Investment opportunities develop when businesses with sustainable earnings are undervalued relative to global peers and historical industry, country and regional valuations. Accordingly, the Emerging Markets strategy employs a fundamental research process focused on identifying companies that are priced at a discount relative to the investment team’s estimate of their sustainable earnings.

To estimate a company’s sustainable earnings, the investment team uses both financial and strategic analyses. The financial analysis focuses on a company’s balance sheet, income statement and statement of cash flows in order to identify historic drivers of return on equity. The business analysis examines a company’s competitive advantages and financial strength in order to assess sustainability. After conducting its strategic and financial analyses, the investment team incorporates company-specific and macroeconomic risks into its valuation analysis to develop a risk-adjusted target price. The risk assessment includes a review of currency, interest rate, monetary and fiscal policy and political risks to which a company is exposed. Using these methods, the investment team values a business and develops a price target which it uses to determine whether to make an investment.

The following table sets forth the changes in assets under management in the Emerging Markets strategy for the six months ended June 30, 2013 and the years ended December 31, 2012, 2011 and 2010:

	Six Months Ended June 30, 2013	Year Ended December 31,
		2012	2011	2010
Emerging Markets Strategy
Beginning assets under management	$2,942	$2,499	$2,554	$1,458
Gross client cash inflows	294	456	1,654	875
Gross client cash outflows	1,434	439	834	161
Net client cash flows	(1,140)	17	820	714
Transfers	—	—	—	—
Market appreciation (depreciation)	(207)	426	(875)	382

Ending assets under management	$1,595	$2,942	$2,499	$2,554

The following table sets forth the average annual returns, gross and net (which represent average annual returns prior to and after payment of the highest fee applicable to portfolios in the composite, respectively), as of June 30, 2013, for our Emerging Markets composite, along with the average annual returns of the market index that is most commonly used by our clients to compare the performance of the strategy:

	As of June 30, 2013
Investment Strategy (Inception Date)	1 Year	3 Years	5 Years	10 Years	Inception
Emerging Markets (July 1, 2006)
Average Annual Gross Returns	(0.05)%	(1.18)%	(3.40)%	—	4.57%
Average Annual Net Returns	(1.10)	(2.21)	(4.42)	—	3.47
MSCI Emerging Markets IndexSM	2.87	3.38	(0.43)	—	5.81

The following table sets forth the gross and net returns (which represent returns prior to and after payment of the highest fee applicable to portfolios in the composite, respectively) for the six months ended June 30, 2013 and the years ended December 31, 2012, 2011, 2010, 2009 and 2008 for our Emerging Markets composite, along with the corresponding returns of the market index that is most commonly used by our clients to compare the performance of the strategy:

	Six Months Ended June 30, 2013	Year Ended December 31,
		2012	2011	2010	2009	2008
Emerging Markets Strategy
Gross Returns	(11.61)%	17.67%	(26.99)%	20.49%	85.70%	(53.15)%
Net Returns	(12.08)	16.45	(27.77)	19.24	83.87	(53.67)
MSCI Emerging Markets IndexSM	(9.57)	18.22	(18.42)	18.88	78.51	(53.33)

The composite returns shown in the tables above include the returns generated by all of the accounts invested in our Emerging Markets strategy for the periods indicated.

Distribution, Investment Products and Client Relationships

The goal of our marketing, distribution and client service efforts is to establish and maintain a client base that is diversified by investment strategy, investment vehicle (for example, across mutual funds and separate accounts), distribution channel (for example, institutional, defined contribution/401(k), broker-dealer, financial adviser and retail) and geographic region. We focus our distribution and marketing efforts on institutions and on intermediaries that operate with institutional-like, centralized decision-making processes and longer-term investment horizons. This focus has enabled us to efficiently access and service large pools of capital and to develop a balanced and broadly diversified client base. We strive to provide premium client service to reduce client attrition and retain assets under management. Our superior long-term investment performance gives us credibility and creates opportunities for us to present new strategies, or strategies in which we have realizable capacity, to existing and potential clients as well as consultants and other intermediaries. We have designed our distribution strategies and structured our distribution teams to use knowledgeable, seasoned marketing and client service professionals in a way intended to limit the time our investment professionals are required to spend in marketing and client service activities. We believe that minimizing other demands allows our portfolio managers and other investment professionals to focus their energies and attention on the investment decision-making process, which we believe enhances the opportunity to achieve superior investment returns. Our distribution efforts are centrally managed by Dean J. Patenaude, Executive Vice President—Global Distribution, who oversees and coordinates the efforts of our marketing and client service professionals. We have one or more senior marketing and client service professionals dedicated to marketing the services and serving the institutional and defined contribution/401(k) clients of each of our investment teams. These professionals serve as the primary point of contact with us for our institutional clients, as well as for consultants and prospective clients. In our intermediary channel (broker-dealers and financial advisors), we have marketing and client service professionals who are dedicated to a particular channel and have responsibility for marketing and servicing clients across all our investment strategies. We are expanding our distribution efforts into non-U.S. markets, with our primary non-U.S. efforts focused currently on the United Kingdom, other member countries of the European Union, Australia and certain Asian countries where we believe there is growing demand for global and non-U.S. investment strategies. In our non-U.S. distribution efforts, we use regional specialists who draw on the knowledge and expertise of our strategy-focused professionals.

Institutional

Institutional Clients Sourced Directly and through Investment Consultants

As of June 30, 2013, we provided asset management services to 197 separate accounts maintained by institutional clients, such as U.S.-registered mutual funds, non-U.S. funds and collective investment trusts we sub-advise; state and local governments; employee benefit plans including Taft-Hartley plans; foundations; endowments; hospital and healthcare systems and religious organizations. We offer our investment products to institutional clients directly and by marketing our services to the investment consultants that advise them. We have strong relationships with a number of investment consulting firms and believe that many of them rate our open investment strategies favorably. Institutional clients that do not use investment consultants typically operate in a similar fashion, but with employees performing the services often provided by consultants. As of June 30, 2013, approximately 34% of our assets under management were sourced through investment consultants, and no single consulting firm represented clients (including investors in Artisan Funds) having more than 6% of our assets under management. Whenever possible, we seek to develop direct relationships with clients sourced through consultant-led searches by our ongoing client service efforts, as described above.

Defined Contribution/401(k) Plan Assets

We believe that defined contribution/401(k) plan assets are particularly attractive both because of participants’ regular contributions to their individual accounts and because of the long-term nature of the defined contribution/401(k) investment horizon.

Our defined contribution efforts are two-fold. First, many large defined contribution plans retain the services of a national institutional consulting firm for investment advice and recommendations. In many cases, these are the same institutional consulting firms serviced by our institutional marketing and client service team and those professionals service this segment of the market. Mid-sized and smaller defined contribution plans are often assisted by smaller—often regionally focused—investment consultants in the selection of appropriate investment options. Many of these consultants and providers focus primarily on the defined contribution marketplace and maintain significant influence in the selection of plan investment options. We have professionals dedicated to the investment consultants and providers we consider to be the most successful and influential in this marketplace. Focusing on these consultants and advisors represents an efficient way for us to reach a significant number of potential individual 401(k) investors.

An investor in the defined contribution marketplace may access our services via any of several vehicles—Artisan Funds shares (in the Investor Shares class, in connection with which both Artisan Funds and we pay compensation to recordkeeping partners, or in some cases in the Institutional Shares class without compensation to recordkeeping partners) and separate accounts (including collective investment trusts). Although the vehicle utilized in the defined contribution marketplace continues to evolve, most of our defined contribution/401(k) assets under management continue to be invested in Artisan Funds, shares of which are offered as an investment option on a number of 401(k) platforms, such as SchwabPlan and Fidelity Workplace Retirement Services, which provide investors in individual 401(k) and other defined contribution retirement plans with access to a range of mutual fund options.

As of June 30, 2013, approximately 76% of our assets under management in the defined contribution/401(k) channel were invested through 401(k) platforms, approximately 15% of our total assets under management were sourced through 401(k) platforms, and our largest 401(k) plan provider relationship accounted for approximately 6% of our assets under management.

Broker-Dealers

We maintain relationships with a number of major brokerage firms and larger private banks. More broker-dealers have moved to an open architecture model under which they strive to offer “best-in-breed” investment strategies to their clients, as do the larger private banks and trust companies with which we have relationships. In those organizations, the process for identifying which funds to offer has been centralized to a relatively limited number of key decision-makers that exhibit institutional decision-making behavior, which we believe allows us to gain broad exposure to broker-dealer and private bank clients in a manner consistent with our marketing strategy. As of June 30, 2013, 20% of our assets under management were sourced through third-party broker-dealers and private banks and trust companies, and our largest broker-dealer or private bank or trust company relationship represented approximately 3% of our assets under management.

Financial Advisors

We maintain relationships with a number of financial advisory firms that offer our investment products to their clients. These advisors range from relatively small firms to large organizations. We access high net worth individuals and other non-institutional or small institutional investors through these relationships. As of June 30, 2013, approximately 10% of our assets under management were sourced through financial advisors, and the financial advisor from whom we have received the largest portion of client assets accounted for less than 1% of our assets under management.

Retail

We primarily access retail investors indirectly through mutual fund supermarkets (including, for example, The Charles Schwab Mutual Fund MarketPlace® and Fidelity FundsNetwork®) through which investors have the ability to purchase and redeem shares without another intermediary. The providers of mutual fund supermarkets typically have recommended lists that are effective in promoting purchases of shares of mutual funds included in the list. We work with each of the supermarket providers to encourage the inclusion of series of Artisan Funds on such recommended lists where appropriate. Investors can also invest directly in the series of Artisan Funds that remain open to new investors. Our subsidiary, Artisan Partners Distributors LLC, a registered broker-dealer, distributes shares of Artisan Funds. Publicity and reviews and rankings from Morningstar, Lipper and others are important in building the Artisan brand, which is important in attracting retail investors. As a result, we publicize the ratings and rankings received by the series of Artisan Funds and work to ensure that potential retail investors have appropriate information to evaluate a potential investment in Artisan Funds. We do not generally use direct marketing campaigns as we believe that their cost outweighs their potential benefits. As of June 30, 2013, approximately 6% of our assets under management were sourced from investors we categorize as retail investors.

Access Through a Range of Investment Vehicles

Our clients access our investment strategies through a range of investment vehicles, including separate accounts and mutual funds. As of June 30, 2013, approximately 45% of our assets under management were in separate accounts, including U.S.-registered mutual funds other than Artisan Funds, non-U.S. funds and collective investment trusts we sub-advise, and approximately 55% were in Artisan Funds. As of June 30, 2013, we serviced 197 institutional separate account clients and approximately 457 institutional shareholders of Artisan Funds.

We currently manage separate account assets within each of our investment strategies. A separately managed account is often necessary to meet the needs of our clients. We generally require a minimum account size of $20 million to $50 million, depending on the strategy, to manage a separate account. The separate accounts we manage include all or part of the portfolios of several U.S.-registered mutual funds, Canadian funds and European-based funds pursuant to sub-advisory agreements with their primary advisers. The institutions with which we enter into sub-advisory relationships include financial services companies supplementing their own product offerings with products externally managed by managers in the investment strategies we provide. The U.S.-registered funds that we sub-advise are generally either multi-manager funds, in which we manage only a portion of the fund’s portfolio, or funds the shares of which are not generally offered broadly to the U.S. investing public. The non-U.S. funds that we sub-advise allow us to offer our strategies in markets to which we do not otherwise have access and may be multi-manager funds or we may be the only portfolio manager. In each case, the portfolio or sub-portfolio we manage is managed in accordance with one of our identified investment strategies. We also offer access to our Non-U.S. Growth, Value Equity and Global Opportunities strategies through collective investment trusts.

U.S. investors that do not meet our minimum account size for a separate account, or who otherwise prefer to invest through a mutual fund, can invest in our strategies through Artisan Funds. We serve as the investment adviser to each of the 13 series of Artisan Funds, SEC-registered mutual funds that offer no-load, open-end share classes designed to meet the needs of a range of institutional and other investors. Each series of Artisan Funds corresponds to one of the 13 investment strategies we offer to clients. In contrast to some mutual funds, investors in Artisan Funds pay no 12b-1 fees, which are fees charged to investors in addition to management fees to pay for marketing, advertising and distribution services associated with the mutual funds. Expenses for marketing, advertising and distribution services related to Artisan Funds, including payments to broker-dealers and other intermediaries for selling, servicing and administering accounts, are operating expenses that we pay out of the investment management fees we earn. As of June 30, 2013, ten series of Artisan Funds offered institutional share classes, which are available for purchase only by institutional-like investors. As of that date, investors we categorized as institutional-like investors had investments representing 13% of Artisan Funds’ assets.

We also serve as investment manager and promoter of Artisan Global Funds, a family of Ireland-based UCITS funds. Artisan Global Funds began operations in the first quarter of 2011 and offers shares to non-U.S. investors.

Marketing, Communication & Branding

To support the consistent communication of our brand through our global distribution efforts and public relations activities, we are engaged in a firm branding effort that includes the expansion and customization of our websites, increasing our use of video and other digital media, targeted client events and conferences, and tactical marketing campaigns. Recent campaigns have focused on our investment culture, the experience of our investment teams, third party awards received by the firm and our portfolio managers, and our global investment capabilities. Our branding efforts are improved by our marketing intelligence program, through which we analyze the effectiveness and reach of our branding efforts through various marketing channels. The program is designed to help us allocate marketing resources efficiently by identifying and prioritizing marketing efforts that successfully reach our target audience most efficiently.

Trading

We maintain fully staffed trading desks in our Milwaukee and San Francisco (Pine Street) offices, using common systems and order management and execution platforms across both desks. The Milwaukee trading desk has primary responsibility for trading securities in strategies managed by our Growth and U.S. Value teams, predominantly trading domestic securities and leveraging executing relationships across the Americas. The San Francisco trading desk facilitates the execution of transactions in U.S. and non-U.S. securities, with primary responsibility for transactions in strategies managed by our Global Equity, Global Value and Emerging Markets teams. The San Francisco trading team may also execute transactions in non-U.S. securities on behalf of other strategies, capitalizing on its network of global executing relationships. While each of our investment teams has a trader who serves as its primary point of contact on the San Francisco trading desk, our traders operate with primarily regional responsibilities to ensure that trading professionals are available to all the investment teams throughout the global trading day.

We maintain written trade processing and allocation procedures that govern the allocation of investment opportunities among clients. We believe that potential conflicts of interest in the allocation of investment opportunities are managed by the consistent application of that policy and are minimized by the fact that each investment strategy is managed to a single model portfolio.

Operations, Systems and Technology

We generally use third-party software and technology for middle- and back-office functions such as trade confirmation, trade settlement, custodian reconciliations, corporate action processing, performance calculation and client reporting, customized as necessary to support our investment processes and operations. Artisan Funds and Artisan Global Funds outsource the functions of custodian, transfer agent and portfolio accounting agent to third parties whose services to Artisan Funds or Artisan Global Funds we supervise. We also have back-up and disaster recovery systems in place.

Competition

In order to grow our business, we must be able to compete effectively for assets under management. Historically, we have competed to attract assets to our management principally on the basis of:

•	the performance of our investment strategies;

•	continuity of our investment professionals;

•	the quality of the service we provide to our clients; and

•	our brand recognition and reputation within the institutional investing community.

Our ability to continue to compete effectively will also depend upon our ability to retain our current investment professionals and employees and to attract highly qualified new investment professionals and employees. We compete in all aspects of our business with a large number of investment management firms, commercial banks, broker-dealers, insurance companies and other financial institutions. For additional information concerning the competitive risks that we face, see “Risks Factors—Risks Related to Our Industry—The investment management industry is intensely competitive”.

Employees

As of June 30, 2013, we employed 292 full-time and part-time employees, including seven members of our senior management team and 79 members of our investment teams, including portfolio managers and analysts, research associates, traders and support staff. Our employees also include our sales and client service team, our legal and compliance team, our information technology team and our administrative, operations and support staff. None of our employees is subject to collective bargaining agreements. We consider our relationship with our employees to be good and have not experienced interruptions of operations due to labor disagreements.

Properties

We operate our business from offices in Milwaukee, Wisconsin; San Francisco, California; Atlanta, Georgia; New York, New York; Wilmington, Delaware; London and Singapore. Most of our business operations, including our Executive Chairman, as well as a number of our investment, marketing and client service professionals, are based in Milwaukee. Our offices in Milwaukee are subject to two leases that will expire in 2026 and 2016. Our Chief Executive Officer and Chief Financial Officer, and others of our investment and marketing and client service professionals are based in San Francisco, where we maintain two offices pursuant to leases expiring in 2019. We also have investment professionals, marketing and client service professionals and/or support staff based in the following locations: Atlanta, Wilmington, New York, Singapore and London. We maintain an office in each location pursuant to leases that expire from 2014 to 2022. We generally believe our existing and contracted-for facilities are adequate to meet our requirements.

Legal Proceedings

In the normal course of business, we may be subject to various legal and administrative proceedings. Currently, there are no legal proceedings pending or to our knowledge threatened against us.

REGULATORY ENVIRONMENT AND COMPLIANCE

Our business is subject to extensive regulation in the United States at the federal level and, to a lesser extent, the state level, as well as by self-regulatory organizations and outside the United States. Under these laws and regulations, agencies that regulate investment advisers have broad administrative powers, including the power to limit, restrict or prohibit an investment adviser from carrying on its business in the event that it fails to comply with such laws and regulations. Possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in certain lines of business for specified periods of time, revocation of investment adviser and other registrations, censures and fines.

SEC Regulation

Artisan Partners Limited Partnership and Artisan Partners UK LLP are registered with the SEC as investment advisers under the Advisers Act, and Artisan Funds and several of the investment companies we sub-advise are registered under the 1940 Act. The Advisers Act and the 1940 Act, together with the SEC’s regulations and interpretations thereunder, impose substantive and material restrictions and requirements on the operations of advisers and mutual funds. The Securities Act and the Exchange Act, along with the regulations and interpretations thereunder, impose additional restrictions and requirements on mutual funds. The SEC is authorized to institute proceedings and impose sanctions for violations of those Acts, ranging from fines and censures to termination of an adviser’s registration.

As an investment adviser, we have a fiduciary duty to our clients. The SEC has interpreted that duty to impose standards, requirements and limitations on, among other things: trading for proprietary, personal and client accounts; allocations of investment opportunities among clients; use of soft dollars; execution of transactions; and recommendations to clients. We manage accounts for all of our clients on a discretionary basis, with authority to buy and sell securities for each portfolio, select broker-dealers to execute trades and negotiate brokerage commission rates. In connection with certain of these transactions, we receive soft dollar credits from broker-dealers that have the effect of reducing certain of our expenses. All of our soft dollar arrangements are intended to be within the safe harbor provided by Section 28(e) of the Exchange Act. If our ability to use soft dollars were reduced or eliminated as a result of the implementation of statutory amendments or new regulations, our operating expenses would increase. For information about the reduction in our operating expenses in historical periods through the use of soft dollars, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Overview—Operating Expenses—Communication and Technology”.

As a registered adviser, we are subject to many additional requirements that cover, among other things, disclosure of information about our business to clients; maintenance of written policies and procedures; maintenance of extensive books and records; restrictions on the types of fees we may charge; custody of client assets; client privacy; advertising; and solicitation of clients. The SEC has authority to inspect any investment adviser and typically inspects a registered adviser periodically to determine whether the adviser is conducting its activities (i) in accordance with applicable laws, (ii) in a manner that is consistent with disclosures made to clients and (iii) with adequate systems and procedures to ensure compliance.

For the six months ended June 30, 2013, 69% of our revenues were derived from our advisory services to investment companies registered under the 1940 Act—i.e., U.S. mutual funds, including 66% from our advisory services to Artisan Funds. The 1940 Act imposes significant requirements and limitations on a registered fund, including with respect to its capital structure, investments and transactions. While we exercise broad discretion over the day-to-day management of the business and affairs of Artisan Funds and the investment portfolios of Artisan Funds and the funds we sub-advise, our own operations are subject to oversight and management by each fund’s board of directors. Under the 1940 Act, a majority of the directors must not be “interested persons” with respect to us (sometimes referred to as the “independent director” requirement). The responsibilities of the board include, among other things, approving our investment management agreement with the fund; approving other service providers; determining the method of valuing assets; and monitoring transactions involving affiliates. Our investment management agreements with these funds may be terminated by the funds on not more than 60 days’ notice, and are subject to annual renewal by the fund’s board after the initial term of one to two years. The 1940 Act also imposes on the investment adviser to a mutual fund a fiduciary duty with respect to the receipt of the adviser’s investment management fees. That fiduciary duty may be enforced by the SEC, by administrative action or by litigation by investors in the fund pursuant to a private right of action. In June 2011, an action was filed naming Artisan Partners Limited Partnership as the defendant in a lawsuit challenging the investment advisory fees it charged to certain mutual fund series of Artisan Funds managed by it. In August 2012, the lawsuit was resolved and dismissed with prejudice without having a material adverse effect on our financial position or results of operations. For more information on this litigation, see Note 15 to “Notes to Consolidated Financial Statements—December 31, 2012, 2011 and 2010” contained elsewhere in this prospectus.

As required by the Advisers Act, our investment management agreements may not be assigned without the client’s consent. Under the 1940 Act, investment management agreements with registered funds (such as the mutual funds we manage) terminate automatically upon assignment. The term “assignment” is broadly defined and includes direct assignments as well as assignments that may be deemed to occur upon the transfer, directly or indirectly, of a controlling interest in us. Currently, we are the general partner of Artisan Partners Holdings, which is the general partner of Artisan Partners Limited Partnership. AIC, by virtue of its designee’s right to determine how the shares of our common stock subject to the stockholders agreement are voted (subject to the obligation of the stockholders committee under the terms of the stockholders agreement to vote in support of certain nominees), controls Artisan Partners Limited Partnership for purposes of the 1940 Act and the Advisers Act. AIC will cease to have the right to determine how to vote the shares subject to the stockholders agreement upon the earliest to occur of: (i) Andrew A. Ziegler’s death or disability, (ii) the voluntary termination of Mr. Ziegler’s employment with us, including by reason of the scheduled expiration of his employment on March 12, 2014, and (iii) 180 days after the effective date of Mr. Ziegler’s involuntary termination of employment with us. When AIC no longer has the right to determine how to vote the shares of our common stock subject to the stockholders agreement and therefore no longer controls Artisan Partners Limited Partnership, which we expect will occur no later than March 12, 2014 in connection with the scheduled expiration of Mr. Ziegler’s employment with us, or if there were an earlier change of control at AIC or ZFIC Inc. (an entity that owns all of AIC and is controlled by Mr. Ziegler and Carlene M. Ziegler, who are married to each other), it is expected that an assignment will be deemed to have occurred and we will be required to seek the necessary approvals for new mutual fund investment advisory agreements and consents from our separate account clients. See “Risk Factors—Risks Related to our Business—For purposes of the Investment Company Act and the Investment Advisers Act, we expect a change of control of our company to occur no later than March 12, 2014. That change of control will result in termination of our investment advisory agreements with SEC-registered mutual funds and will trigger consent requirements in our other investment advisory agreements.” for more information.

Artisan Partners Distributors LLC, our SEC-registered broker-dealer subsidiary, is subject to the SEC’s Uniform Net Capital Rule, which requires that at least a minimum part of a registered broker-dealer’s assets be kept in relatively liquid form. At June 30, 2013, Artisan Partners Distributors LLC had net capital of $174,013 which was $149,013 in excess of its required net capital of $25,000.

ERISA-Related Regulation

We are a fiduciary under ERISA with respect to assets that we manage for benefit plan clients subject to ERISA. ERISA, regulations promulgated thereunder and applicable provisions of the Internal Revenue Code impose certain duties on persons who are fiduciaries under ERISA, prohibit certain transactions involving ERISA plan clients and provide monetary penalties for violations of these prohibitions.

Non-U.S. Regulation

In addition to the extensive regulation we are subject to in the United States, one of our subsidiaries, Artisan Partners UK LLP, is authorized and regulated by the U.K. Financial Conduct Authority, which is now responsible for the conduct of business and supervision of financial firms in the United Kingdom. The Central Bank of Ireland imposes requirements on UCITS funds subject to regulation by it, including Artisan Global Funds, as do the regulators in certain other markets in which shares of Artisan Global Funds are offered for sale, and with which we are required to comply. We are also subject to regulation internationally by the Australian Securities and Investments Commission, where we operate pursuant to an order of exemption, and by various Canadian regulatory authorities in the Canadian provinces where we operate pursuant to exemptions from registration. Our business is also subject to the rules and regulations of the countries in which we conduct investment management activities. We may become subject to additional regulatory demands in the future to the extent we expand our business in existing and new jurisdictions. See “Risk Factors—We are subject to extensive regulation.” and “Risk Factors—The regulatory environment in which we operate is subject to continual change, and regulatory developments designed to increase oversight may adversely affect our business.”

Compliance

Our legal and compliance functions are comprised of 24 professionals as of June 30, 2013. This group is responsible for all legal and regulatory compliance matters, as well as monitoring adherence to client investment guidelines. Senior management is involved at various levels in these functions.

For information about our regulatory environment, see “Risk Factors—Risks Related to Our Industry—The regulatory environment in which we operate is subject to continual change and regulatory developments designed to increase oversight may adversely affect our business”.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our directors and executive officers.

Name	Age	Position
Andrew A. Ziegler	55	Executive Chairman and Director
Eric R. Colson	44	President and Chief Executive Officer and Director
Charles J. Daley, Jr.	51	Executive Vice President, Chief Financial Officer and Treasurer
Sarah A. Johnson	41	Executive Vice President, Chief Legal Officer and Secretary
Dean J. Patenaude	50	Executive Vice President—Global Distribution
Gregory K. Ramirez	43	Senior Vice President
Matthew R. Barger	56	Director
Tench Coxe	54	Director
Stephanie G. DiMarco	54	Director
Jeffrey A. Joerres	53	Director
Allen R. Thorpe	41	Director

Andrew A. Ziegler has been our Executive Chairman since our organization and has been Executive Chairman of Artisan Partners Holdings since January 2010. As Executive Chairman, Mr. Ziegler shares with our Chief Executive Officer management’s responsibility for strategic planning; collaborates with our Chief Executive Officer on major initiatives, including, for example, new investment teams, major business initiatives and significant capital structure matters; assists our Chief Executive Officer and other members of our senior management team in matters relating to communications and relationships with our employee-partners, clients and consultants; and generally serves as a resource for our Chief Executive Officer. Mr. Ziegler is also Chairman of our board of directors. Mr. Ziegler has been President (chief executive officer) of AIC, our general partner prior to the IPO Reorganization, since its organization in 1994 and served as a Managing Director and chief executive officer of Artisan Partners Holdings from its founding in 1994 through January 2010. Immediately prior to founding Artisan Partners Holdings, Mr. Ziegler was President and Chief Operating Officer of Strong Capital Management, Inc. and President of the Strong Capital Management, Inc. group of mutual funds. Mr. Ziegler holds a B.S. from the University of Wisconsin—Madison and a J.D. from the University of Wisconsin Law School. The employment of Mr. Ziegler is expected to terminate on March 12, 2014, in accordance with the terms of his employment agreement.

Mr. Ziegler’s qualifications to serve on our board of directors include his operating and leadership experience as our Executive Chairman. As a founder of Artisan, Mr. Ziegler has extensive knowledge of our company’s business and the investment management industry. He gained further experience in the industry from his previous position at Strong Capital Management and has dealt with a wide range of issues that face the industry and this company in particular.

Eric R. Colson, CFA has been our President and Chief Executive Officer since our organization and currently serves as a member of our board of directors. Mr. Colson has served as chief executive officer of Artisan Partners Holdings since January 2010 when he became Vice President—Artisan Chief Executive Officer of AIC. Before serving as Artisan Partners Holdings’ chief executive officer, Mr. Colson served as chief operating officer for investment operations and was Vice President—Artisan Investment Operations of AIC from March 2007 through January 2010. Mr. Colson has been a Managing Director of Artisan Partners Holdings since he joined the company in January 2005. Before joining Artisan Partners Holdings, Mr. Colson was an Executive Vice President of Callan Associates, Inc. Mr. Colson holds a B.A. in economics from the University of California—Irvine.

Mr. Colson’s qualifications to serve on our board of directors include his operating, management and leadership experience as our President and Chief Executive Officer. Mr. Colson has extensive knowledge of and has made significant contributions to our company. Mr. Colson brings to our board of directors his expertise in finance, business development and the asset management industry.

Charles J. Daley, Jr. has been our Executive Vice President, Chief Financial Officer and Treasurer since our organization. He has served as chief financial officer of Artisan Partners Holdings since August 2010, when he became Chief Financial Officer and Treasurer of AIC. He has been a Managing Director of Artisan Partners Holdings since July 2010. Prior to that, Mr. Daley was Chief Financial Officer, Executive Vice President and Treasurer of Legg Mason, Inc. Mr. Daley holds a B.S. in Accounting from the University of Maryland and holds a Series 27 license.

Sarah A. Johnson has been our Executive Vice President, Chief Legal Officer and Secretary since October 2013 and, prior to then, served as Assistant Secretary since April 2013. She has been general counsel of Artisan Funds since February 2011. Ms. Johnson was named a Managing Director of Artisan Partners Holdings in March 2010. Prior to joining the firm in July 2002, Ms. Johnson practiced law with the law firm of Bell, Boyd & Lloyd LLC, Chicago, Illinois. Ms. Johnson holds a B.A. from Northwestern University and a J.D. from Northwestern University School of Law.

Dean J. Patenaude, CFA has been our Executive Vice President—Global Distribution since July 2012 and a Managing Director of Artisan Partners Holdings and Head of Global Distribution since joining Artisan in March 2009. Before joining Artisan, Mr. Patenaude was senior vice president and head of global distribution for Affiliated Managers Group, Inc., or AMG, where he liaised between AMG and the institutional investment consultant and global distribution channels, and assisted with product development and marketing and client service initiatives. Before joining AMG, Mr. Patenaude was vice president and director of global consultant marketing at Wellington Management Company. He began his career in investment management at Brinson Partners, Inc. as a partner in business development. Mr. Patenaude holds a B.S. in Business Administration from Georgetown University and an M.B.A. from the Kellogg School of Management at Northwestern University.

Gregory K. Ramirez has been our Senior Vice President since October 2013 and, prior to then, served as Assistant Treasurer since April 2013. He currently serves as chief financial officer for Artisan Funds and Head of Securities Operations and Vehicle Administration for Artisan Partners Holdings. His prior roles with Artisan Partners Holdings include controller, chief accounting officer and director of client accounting and administration. Mr. Ramirez was named a Managing Director of Artisan Partners Holdings in April 2013. Prior to joining the firm in July 1997, Mr. Ramirez was an audit manager with Price Waterhouse, focusing on investment company audits and reviewing transfer agency controls. Mr. Ramirez holds a Bachelor of Business Administration in Accounting from the University of Iowa and a Master of Business Administration from Marquette University. He is a Certified Public Accountant.

Matthew R. Barger is currently the Managing Member of MRB Capital, LLC, and he has been a Senior Advisor at Hellman & Friedman LLC since 2007. Prior to 2007, he served in a number of roles at Hellman & Friedman, including Managing General Partner and Chairman of the Investment Committee. Mr. Barger was a member of Artisan Partners Holdings’ Advisory Committee from January 1995 to the completion of the IPO Reorganization. Prior to joining Hellman & Friedman LLC, Mr. Barger was an Associate in the Corporate Finance Department of Lehman Brothers Kuhn Loeb. Mr. Barger graduated from Yale University in 1979 and received an M.B.A. from the Stanford Graduate School of Business in 1983. He has been a Director of Hall Capital Partners LLC since August 2007.

Mr. Barger’s career at Hellman & Friedman LLC has provided him with expertise in the investment management industry. He brings to our board of directors experience in public and private directorships, finance, corporate strategy and business development.

Tench Coxe has been a managing director of Sutter Hill Ventures since 1989 and joined that firm in 1987 following his tenure with Digital Communications Associates in Atlanta. Prior to that, Mr. Coxe worked with Lehman Brothers in New York City, where he was a corporate finance analyst specializing in mergers and acquisitions as well as debt and equity financing. Mr. Coxe was a member of Artisan Partners Holdings’ Advisory Committee from January 1995 to the completion of the IPO Reorganization. Mr. Coxe holds a B.A. in economics from Dartmouth College and an M.B.A. from Harvard Business School. He currently serves on the boards of directors of Mattersight Corporation and Nvidia Corporation.

Mr. Coxe’s career at Sutter Hill Ventures provides him with wide-ranging leadership experience that benefits our board of directors and our company. He brings to our board of directors his experiences in various directorships and a technological background and provides a unique perspective to the company’s business and opportunities.

Stephanie G. DiMarco is currently a director and Strategic Advisor of Advent Software, Inc. Ms. DiMarco founded Advent in June 1983 and has since served as Chief Executive Officer, Chief Financial Officer and President. She currently serves on the Advisory Board of the College of Engineering at the University of California Berkeley and the board of directors of Summer Search, a non-profit organization. She is also a member of the Fort Scott Federal Advisory Committee. She is a former member of the Board of Trustees of the University of California Berkeley Foundation, a former Advisory Board Member of the Haas School of Business at the University of California Berkeley and a former trustee of the San Francisco Foundation where she chaired the investment committee. Ms. DiMarco holds a B.S. in Business Administration from the University of California at Berkeley.

Ms. DiMarco’s qualifications to serve on our board of directors include her extensive experience in technological developments for the asset management industry and her management experience as a founder, officer and director of Advent Software, Inc.

Jeffrey A. Joerres is currently Chairman and Chief Executive Officer of ManpowerGroup. Since joining ManpowerGroup in 1993, he has served as Vice President of Marketing, Senior Vice President of European Operations and Senior Vice President of Global Account Management. Prior to joining ManpowerGroup, Mr. Joerres held the position of Vice President of Sales and Marketing for ARI Network Services. He has also held several management positions within IBM. Mr. Joerres currently serves on the boards of Johnson Controls, Inc., the U.S. Council for International Business and the Committee for Economic Development. He is also the chair of the board of directors of the Federal Reserve Bank of Chicago. Mr. Joerres served on the board of Artisan Funds from 2001 to 2011. Mr. Joerres holds a bachelor’s degree from Marquette University’s College of Business Administration.

Mr. Joerres’ qualifications to serve on our board of directors include his operating and leadership experience as an officer and director of ManpowerGroup. He brings his innovative approach to optimizing human capital to our Compensation Committee.

Allen R. Thorpe has been a Managing Director of Hellman & Friedman LLC since 2004. Prior to joining that firm in 1999, he was a Vice President with Pacific Equity Partners and a Manager at Bain & Company. Mr. Thorpe was a member of Artisan Partners Holdings’ Advisory Committee from July 2006 to the completion of the IPO Reorganization. Mr. Thorpe holds a B.A. in Public Policy from Stanford University and an M.B.A. from Harvard Business School, where he was a Baker Scholar. Mr. Thorpe currently serves on the boards of directors of Emdeon, Inc., LPL Investment Holdings, Inc., Pharmaceutical Product Development, Inc. and Sheridan Holdings, Inc.

Mr. Thorpe’s qualifications to serve on our board of directors include his operating and leadership experience as a managing director in a private equity firm. In addition, through his involvement with Hellman & Friedman LLC, he has provided leadership to both public and private companies. Mr. Thorpe brings to our board of directors extensive experience in the financial services industry, finance and business development.

Board Composition

Each of Matthew R. Barger, Tench Coxe, Stephanie G. DiMarco, Jeffrey A. Joerres and Allen R. Thorpe is an independent director within the meaning of the applicable rules of the SEC and the NYSE. Each of Mr. Barger, Ms. DiMarco and Mr. Joerres is an audit committee financial expert within the meaning of the applicable rules of the SEC and the NYSE.

Our board of directors consists of seven directors. Under our amended and restated bylaws, our board of directors consists of such number of directors as may be designated by our board of directors from time to time, provided that, as set forth in our restated certificate of incorporation, a vote of at least two-thirds of our board of directors is required to increase the number of directors and, prior to December 31, 2016, the board may not increase the number of directors to more than nine or decrease the number of directors to fewer than four. The directors are elected for one-year terms to serve until the next annual meeting of our stockholders, or until their successors are duly appointed.

As described under “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Stockholders Agreement”, AIC and each of our employees to whom we have granted equity, who collectively will hold approximately 80% of the combined voting power of our capital stock immediately after this offering, have entered into a stockholders agreement pursuant to which they granted an irrevocable voting proxy with respect to all of the shares of our common stock they have acquired from us or may acquire from us in the future to a stockholders committee consisting initially of a designee of AIC, who currently is Mr. Ziegler, Mr. Colson and Daniel J. O’Keefe, a portfolio manager of our Global Value strategies. The AIC designee has the sole right, in consultation with the other members of the stockholders committee, to determine how to vote all shares subject to the stockholders agreement until the earliest to occur of: (i) Mr. Ziegler’s death or disability, (ii) the voluntary termination of Mr. Ziegler’s employment with us, including by reason of the scheduled expiration of his employment on March 12, 2014, and (iii) 180 days after the effective date of Mr. Ziegler’s involuntary termination of employment with us. The stockholders agreement also provides that the stockholders committee will vote the shares subject to the stockholders agreement in support of:

•

a director nominee designated by the holders of a majority of the preferred units (other than us), and convertible preferred stock (which are the H&F holders) so long as the holders of the preferred units (other than us) and the holders of convertible preferred stock beneficially own at least 5% of the number of outstanding shares of our common stock and our convertible preferred stock;

•

Mr. Barger, or, unless Mr. Barger is removed from the board for cause, a successor selected by Mr. Barger who holds Class A common units, so long as the holders of the Class A common units beneficially own at least 5% of the number of outstanding shares of our common stock and convertible preferred stock;

•

a director nominee designated by AIC so long as AIC owns shares of our capital stock constituting at least 5% of the number of outstanding shares of our common stock and our convertible preferred stock; and

•	a director nominee, initially Mr. Colson, who is a holder of Class B common units selected by the stockholders committee.

The holders of the preferred units and convertible preferred stock designated Mr. Thorpe and AIC designated Mr. Ziegler for election to our board of directors.

Board Leadership Structure

Our board of directors currently includes our Chief Executive Officer and our Executive Chairman, who also serves as Chairman of the Board. Our board understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant. To this end, our board has no policy mandating the combination or separation of the roles of Chairman of the Board and Chief Executive Officer. The board will discuss and consider the matter from time to time as circumstances change and, subject to our amended and restated bylaws, has the flexibility to modify our board structure as it deems appropriate. Our amended and restated bylaws require that if the board appoints an Executive Chairman, the board must appoint the same person as Chairman of the Board. We currently have a combined Executive Chairman and Chairman of the Board, which we believe provides strong leadership for us and promotes a close relationship between management and the board and assists in the development and implementation of corporate strategy. This leadership structure is also appropriate for us at this time as it permits our Chief Executive Officer to focus on management of our day-to-day operations, while allowing our Executive Chairman to lead our board in its fundamental role of providing advice to and independent oversight of management. We believe our company is and will be well-served by having a flexible leadership structure.

Board Oversight of Risk Management

Our board is responsible for overseeing management in the execution of its responsibilities and for assessing our general approach to risk management. In addition, an overall review of risk is inherent in our board’s consideration of our long-term strategies and other matters presented to our board. Our board exercises its oversight responsibilities periodically as part of its meetings and also through our board’s three committees, each of which examines various components of enterprise risk as part of their responsibilities. For example, the Audit Committee has primary responsibility for addressing risks relating to financial matters, particularly financial reporting and accounting practices and policies. The Audit Committee has primary responsibility for reviewing and discussing our practices and policies regarding financial risk assessment and management, including any guidelines or policies that govern the process by which we identify, monitor and manage our exposure to risk. The Nominating and Corporate Governance Committee oversees risks associated with the independence of our board and potential conflicts of interest. The Compensation Committee has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally, including whether it provides appropriate incentives that do not encourage excessive risk taking.

Senior management is responsible for assessing and managing risk, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis, including the creation of appropriate risk management programs, and reports on risks to the board or the Audit Committee. Our investment teams independently assess and monitor market risk, foreign currency exchange rate risk and interest rate risk affecting our assets under management in their respective investment strategies through their portfolio selection process and implementation of the team’s investment goals and objectives. The ongoing assessment of risk exposure is the responsibility of each investment team. To the extent we are subject to market risk, foreign currency exchange rate risk and interest rate risk arising from investment securities we own, our board is responsible for assessing and monitoring such risk, as appropriate.

Our board’s role in risk oversight of the company is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and our board and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout the company.

Board Committees

We have established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee, each consisting only of independent directors. Any committee is allowed to appoint one or more subcommittees of its members.

Audit Committee

Our Audit Committee assists our board of directors in its oversight of our internal audit function, the integrity and quality of our financial statements, our independent registered public accounting firm’s qualifications, independence and performance and our compliance with legal and regulatory requirements.

Our Audit Committee’s responsibilities include, among others:

•	reviewing audits and findings of our independent registered public accounting firm and our internal audit and risk review staff;

•	reviewing our financial statements, including any significant changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;

•

appointing annually our independent registered public accounting firm, evaluating its independence and performance, determining its compensation and setting clear hiring policies for employees or former employees of the independent registered public accounting firm; and

•	reviewing and approving any related party transaction in accordance with Artisan policies.

Mr. Barger, Ms. DiMarco and Mr. Joerres are members of the Audit Committee and Ms. DiMarco is its chair. Each of Mr. Barger, Ms. DiMarco and Mr. Joerres is independent under Rule 10A-3 under the Exchange Act and an audit committee financial expert within the meaning of the applicable rules of the SEC and the NYSE.

Our board of directors has adopted a written charter for our Audit Committee, which is available on our investor relations website, accessible through our principal corporate website at www.artisanpartners.com.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee assists our board of directors in overseeing the effective corporate governance of our company.

Our Nominating and Corporate Governance Committee’s responsibilities include, among others:

•	making recommendations to the board regarding the selection of candidates, qualification and competency requirements for service on the board and the suitability of proposed nominees as directors;

•	developing and recommending to the board a set of corporate governance guidelines applicable to us; and

•	overseeing the evaluation of the board and management.

Mr. Barger, Mr. Coxe and Mr. Thorpe are members of the Nominating and Corporate Governance Committee and Mr. Barger serves as its chair.

Our board of directors has adopted a written charter for our Nominating and Corporate Governance Committee, which is available on our investor relations website, accessible through our principal corporate website at www.artisanpartners.com.

Compensation Committee

Our Compensation Committee assists our board of directors in discharging its responsibilities relating to the compensation of our executive officers.

Our Compensation Committee’s responsibilities include, among others:

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our executive officers;

•	overseeing and monitoring, and making recommendations to our board of directors with respect to, our cash and equity incentive plans;

•	making recommendations to the board of directors with respect to director compensation; and

•	evaluating post-service (including severance) arrangements and benefits of our executive officers.

The stockholders agreement provides that so long as the holders of a majority of the preferred units (other than us) and convertible preferred stock have the right to designate a director nominee, they also have the right to have such director nominee serve on the Compensation Committee, unless such director nominee is prohibited from serving on the Compensation Committee under the applicable rules of the SEC and the NYSE. Mr. Coxe, Mr. Joerres and Mr. Thorpe (as the director designated by the holders of the preferred units and convertible preferred stock) are members of the Compensation Committee and Mr. Joerres serves as its chair.

Our board of directors has adopted a written charter for our Compensation Committee, which is available on our investor relations website, accessible through our principal corporate website at www.artisanpartners.com.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee has responsibility for establishing and administering compensation programs and practices with respect to our executive officers, including the named executive officers. None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more of its executive officers serving as a member of our board of directors or our Compensation Committee.

Code of Business Conduct

We have adopted a code of business conduct applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our investor relations website, accessible through our principal corporate website at www.artisanpartners.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our principal corporate website at www.artisanpartners.com as required by applicable law or NYSE listing requirements.

Compensation Discussion and Analysis

In this section, we describe the principles, policies and practices that formed the foundation of our executive compensation program in fiscal 2012 and explain how they were applied to our named executive officers. This discussion should be read in conjunction with the tables and text under “—Executive Compensation” that describe the compensation awarded to, earned by, and paid to the named executive officers. As of the date of this offering, and as discussed above under “Management—Executive Officers and Directors”, our executive officers are our Executive Chairman (Andrew A. Ziegler); our President and Chief Executive Officer (Eric R. Colson); our Chief Financial Officer (Charles J. Daley, Jr.); our Chief Legal Officer (Sarah A. Johnson); our Executive Vice President, Global Distribution (Dean J. Patenaude); and our Senior Vice President (Gregory R. Ramirez). For fiscal 2012, for purposes of this Compensation Discussion and Analysis, our named executive officers were Mr. Ziegler, Mr. Colson, Mr. Daley, Mr. Patenaude, our former Executive Vice President and Chief Operating Officer (Karen L. Guy) and our former Chief Legal Officer (Janet D. Olsen). Ms. Guy ceased to be our Chief Operating Officer in July 2012 and she retired in the second quarter of fiscal 2013. Ms. Olsen ceased to be our Chief Legal Officer in October 2013 and we anticipate that she will retire at the end of fiscal 2013. During 2012, we were a private company. Some of our policies and practices have changed, and will continue to change, as we transition to public company practices. This section highlights some of those changes.

Compensation and Equity Participation Programs Objectives

We believe that to create long-term value for our stockholders we need a strong and seasoned management team that is focused on our business objectives of achieving profitable and sustainable financial results, expanding our investment capabilities through disciplined growth, continuing to diversify sources of assets and delivering superior client service. Our named executive officers have strategic importance in supporting our business model of generating superior investment performance in high value-added investment strategies. We depend on our management team to recruit and manage our investment teams, determine which investment strategies we launch, manage our distribution channels and provide the operational infrastructure that allows our investment professionals to focus on achieving attractive investment returns for our clients. Our executive compensation program has been, and will continue to be, designed to (i) support our business strategy, (ii) provide opportunities for compensation and ownership participation that are superior over time to the opportunities afforded by our competitors, (iii) attract, motivate and retain highly talented, dedicated, results-oriented individuals with the skills necessary for us to achieve our business strategy, (iv) reward the achievement of superior and sustained performance by being linked directly to the company’s performance on both a short-term and long-term basis and the individual’s performance and (v) be flexible enough so we can respond to changing economic conditions.

Our compensation and equity participation programs provide opportunities, predominantly contingent upon performance, that we believe have determined our ability to attract and retain highly qualified professionals. We use, and expect to continue to use, cash compensation programs and equity participation in a combination that has been successful for us in the past and that we believe will continue to be successful for us.

We believe that our cash compensation and equity participation programs align the interests of our named executive officers and other professionals with our stockholders and promote long-term stockholder value creation. In addition to competitive cash compensation, we expect to include equity-based incentives as a part of regular compensation. We also expect to continue our practice of making equity awards that are in addition to regular compensation in circumstances we believe to be appropriate (consistent with our historical practice of recognizing employees whose performance created value, or enabled the creation of value, for the owners of our business). We believe that the grant of equity awards that are in addition to, rather than in lieu of, regular compensation to an employee in recognition of value produced provides incentives and alignment of interests that result in even greater value, benefiting not only the recipient of the award but all other business owners. We expect our use of equity awards to reflect that belief.

Determination of Compensation

Our Compensation Committee, which is comprised solely of independent directors, assists our board of directors in discharging its responsibilities relating to the compensation of our named executive officers. For a discussion of the Compensation Committee’s role and responsibility, see “—Board Committees—Compensation Committee” above. Prior to the completion of the IPO Reorganization in March 2013, our former general partner (AIC) had primary responsibility for all compensation decisions relating to our named executive officers and other professionals, subject to the approval of the then-existing Advisory Committee with respect to the compensation of Mr. Ziegler. While our 2012 executive compensation and equity participation programs were developed and implemented while we were a private company, our management team and our Compensation Committee will take into account appropriate metrics, which may include measures of our compensation expense as a percentage of revenues or other metrics, as well as comparisons with peer benchmarks. We have historically used compensation programs that were designed to provide cash compensation that was equal or superior to the cash compensation paid by our competitors. We have not historically managed our firm to cause our aggregate compensation to be a particular percentage of revenues or another fixed measure, although we have sometimes used such measures as the basis for accruals of amounts pending subjective decision-making. Similarly, we have not historically identified a specific peer group of companies for comparative purposes and have not engaged in formal competitive benchmarking of compensation against specific peer companies.

Our President and Chief Executive Officer will play a role in making recommendations regarding compensation matters involving the other named executive officers to the Compensation Committee, which will make the ultimate decision to approve, reject or modify those recommendations. The Compensation Committee will independently determine the performance of our President and Chief Executive Officer and approve his compensation. The aggregate level of our executive compensation, as well as each named executive officer’s equity participation, has historically been, and will continue to be, reviewed on an annual basis.

As a private company, we did not engage a compensation consultant to assist in the annual review of our compensation practices or the development of compensation or equity participation programs for our named executive officers. In July 2013, our Compensation Committee approved the retention of McLagan, a compensation consultant, to provide advice regarding executive compensation, market practices and peer group data. Our Compensation Committee has assessed the independence of McLagan pursuant to SEC rules and concluded that no conflict of interest exists that would prevent McLagan from independently representing the Compensation Committee.

Elements of Named Executive Officers Compensation and Benefits

In 2012, the elements of our executive compensation program were:

•	base salary;

•	annual discretionary cash incentive compensation;

•	retirement benefits; and

•	other benefits and perquisites.

In addition to those elements of compensation, each of our named executive officers other than Mr. Ziegler is the owner of Class B common units of Artisan Partners Holdings (which provide partners with distributions (or allocations) of profits on his or her units and the opportunity to benefit from the appreciation of (or suffer the depreciation of) the value of those units from and after the date of grant). Mr. Ziegler, who is one of Artisan’s founders, is the beneficial owner of a significant ownership interest in Artisan Partners Holdings through his ownership interest in AIC.

We intend to compensate all of our named executive officers, other than our Executive Chairman, with a combination of cash incentive and equity-based incentive compensation awards in order to continue to align our named executive officers’ interests with the interests of our stockholders. Mr. Ziegler, in light of his substantial existing ownership interest, is not expected to receive equity-based compensation. AIC and our named executive officers also continue to hold common units of Artisan Partners Holdings.

Base Salary

Base salaries are intended to provide our named executive officers with a degree of financial certainty and stability that does not depend on our performance and is not used to differentiate among the responsibilities, contributions or performance of our executives. Instead, we consider it a baseline compensation level that delivers some current cash income to our executives.

As is typical in the investment management industry, the base salaries for our named executive officers account for a relatively small portion of their overall annual compensation. We believe that the potential for substantial incentive compensation is seen by our named executive officers as the more important component. Further, we believe in a model of managed fixed costs and the potential for substantial upside to productive employees and view this compensation structure as promoting our business objectives. Each of our named executive officers received an annual base salary of $250,000 in 2012.

Annual Discretionary Cash Incentive Compensation

Cash incentive compensation has been the most significant part of the overall annual compensation of our named executive officers, and its variability has been a crucial component of our philosophy of maximizing the variability of our most significant expenses. Annual cash incentive compensation has been determined towards the end of each fiscal year and has been based on a number of variables that are linked to individual and company-wide performance for that year and over the longer term. We have not historically used predetermined incentive formulas to evaluate performance. Instead, annual incentive compensation for our named executive officers has been entirely discretionary. We believe this has provided us flexibility to support our success and to respond to changing market conditions. For example, we reduced annual cash incentive compensation for our named executive officers in 2008 to approximately 50% of the amount paid in 2007 (other than for Mr. Ziegler, who received no cash incentive compensation in 2008), as a reflection of the sharp deterioration of equity markets during 2008, which caused our assets under management and revenues to decline. That reduction was restored in part in 2009 because of the disproportionate burden the named executive officers bore in 2008 as compared with other executives and portfolio managers. Annual cash incentive compensation of our continuing named executive officers increased in 2012 as compared to 2011 as a result of our improved financial performance and to compensate those individuals at a level commensurate with their performance during the year. The annual cash incentive compensation awarded to our named executive officers for fiscal 2012 is set forth below under “—Executive Compensation—Summary Compensation Table”.

Our board of directors adopted, and our stockholder approved, the Artisan Partners Asset Management Inc. Bonus Plan, or the Bonus Plan, in connection with our IPO. The Bonus Plan provides for the payment of cash incentive compensation to our employees, including our named executive officers. These cash bonuses may be awarded with reference to performance benchmarks in a manner similar to that which would be required under Section 162(m) of the Internal Revenue Code as deductible compensation expenses for a public company. Those performance benchmarks might include benchmarks relating to our assets under management (including, for example, investment performance, organic growth, investment capacity and other measures), our financial results (including, for example, our revenues, operating or adjusted operating income, operating or adjusted operating margin and other financial metrics) and our strategic priorities (including, for example, attainment of milestones like capital structure evolution, distribution expansion, development of talent or other benchmarks). The establishment of appropriate benchmarks is the responsibility of the Compensation Committee. However, to the extent Section 162(m) is applicable to us, we intend to rely on an exemption from Section 162(m) of the Internal Revenue Code for a plan adopted prior to the time such company becomes a public company for a transition period as discussed below.

Retirement Benefits

We believe that providing a cost-effective retirement benefit for the company’s employees is an important recruitment and retention tool. Accordingly, the company maintains a contributory defined contribution retirement plan for all U.S.-based employees, and matches 100% of each employee’s contributions (other than catch-up contributions by employees age 50 and older) up to the 2013 limit of $17,500 ($17,000 and $16,500 in 2012 and 2011, respectively) and also maintains retirement plans or makes retirement plan contributions for our employees based outside the U.S.

Other Benefits and Perquisites

Our named executive officers participate in the employee health and welfare benefit programs we maintain, including medical, group life and long-term disability insurance, and health-care flexible spending, on the same basis as all employees, subject to satisfying any eligibility requirements and applicable law. We also generally provide employer-paid parking or transit assistance and one daily meal or a meal stipend; our named executive officers enjoy those benefits on the same terms as all of our employees. The perquisites provided to our named executive officers in fiscal 2012 are described below under “—Executive Compensation—Summary Compensation Table”.

Equity Compensation Awards and Performance Awards in Artisan Partners Holdings

As discussed above, we strongly believe in the power of equity ownership to cause employees to think and act like owners of the business. We also strongly believe that broad equity ownership creates incentives that promote activity that will cause our business to grow and increase the value of those equity interests, creating value for all owners that will over time outweigh the dilutive effect of the equity grants. As a private company, we thought of equity awards not as elements of current compensation, but as an ownership tool reflecting our decision that the recipient had created value commensurate with becoming an owner of the business or had created incremental value commensurate with a greater ownership percentage. Many of our equity award recipients received only one or a few such awards over the course of their careers, although some recipients received several equity awards. As a public company, we intend to continue to promote broad and substantial equity ownership by our investment professionals and management.

As a private company, we made equity compensation awards to our named executive officers in the form of Class B limited partnership interests in Artisan Partners Holdings. In July 2012, the limited partnership agreement of Artisan Partners Holdings was amended to reclassify the Class B limited partnership interests as “Class B common units”. On March 12, 2014, the Class B common units will become exchangeable for Class A common stock pursuant to the terms of the exchange agreement. A substantial portion of the economic return of our employees who are partners continues to be obtained through equity ownership in the partnership. We believe that the continued link between the amount of the economic return they realize and our performance will encourage their continued exceptional performance. In addition, we believe that the restrictions on transfer and the ownership requirements to which they are subject will help to align their interests with the interests of our stockholders. The following subsection includes a description of those interests, and the economic consequences to the holders of those interests, prior to our IPO.

Each of our named executive officers, other than Mr. Ziegler, holds Class B common units of Artisan Partners Holdings. Each common unit gives its holder the right to a percentage of Artisan Partners Holdings’ distributions. Under the terms of its limited partnership agreement, Artisan Partners Holdings may retain profits for future needs of the partnership. Beginning in the third quarter of 2008, as a result of the deteriorating economic environment, Artisan Partners Holdings retained all profits (other than tax distributions) in order to improve our financial security. In addition, Artisan Partners Holdings was restricted from making distributions to its partners other than tax distributions from the third quarter of 2009 through the first quarter of 2010 because the deteriorating economic environment during that time caused its leverage ratio to exceed a limit specified in the term loan agreement, as in effect at that time. In March 2011, August 2012, October 2012 and January 2013, Artisan Partners Holdings distributed a portion of its retained profits to its partners, including to each of our named executive officers in respect of their limited partnership interests (other than Mr. Ziegler, who received a portion of retained profits through AIC, through which Mr. Ziegler owns his interest in Artisan Partners Holdings). In March 2013, in connection with our IPO, Artisan Partners Holdings distributed all of the retained profits of the partnership available for distribution as of the closing date of that offering, approximately $105.3 million, to its pre-IPO partners, including to each of our named executive officers. In July 2013, Artisan Partners Holdings made another distribution to its partners, including to each of our named executive officers.

As of December 31, 2012, our named executive officers held Class B common units and equity balances in Artisan Partners Holdings, as follows:

Name & Principal Position	Class B Common Units(1)	2012 Earned Profits(2)	Equity Balance as of December 31, 2012(3)
Andrew A. Ziegler, Executive Chairman	—	$—	$—
Eric R. Colson, President and Chief Executive Officer	1,065,557	2,913,330	22,669,025
Charles J. Daley, Jr., Chief Financial Officer	215,949	590,425	1,827,022
Karen L. Guy, Executive Vice President and Chief Operating Officer(4)	472,383	1,291,537	14,287,228
Janet D. Olsen, Executive Vice President, Chief Legal Officer and Secretary(5)	255,063	697,364	8,674,549
Dean J. Patenaude, Executive Vice President, Global Distribution	209,346	572,370	2,516,984

(1)	The amounts in this column represent the number of Class B common units held by each of our named executive officers, other than Mr. Ziegler, as of December 31, 2012.
(2)

The amounts in this column represent allocations of 2012 profits to our continuing named executive officers, other than Mr. Ziegler, pursuant to their respective Class B common units (or, prior to July 2012, pursuant to their respective limited partnership interests). Profits allocations were determined based on net income of Artisan Partners Holdings before equity-based compensation charges. No amounts are included for 2012 earned profits for interests Mr. Ziegler owns in Artisan Partners Holdings through AIC, as these amounts do not constitute executive compensation. For a discussion of Mr. Ziegler’s ownership, see “Principal Stockholders”.

(3)

The amounts in this column represent the respective equity account balances of our continuing named executive officers, other than Mr. Ziegler, as of December 31, 2012. In July 2012, the limited partnership agreement of Artisan Partners Holdings was amended to reclassify the Class B limited partnership interests as “Class B common units” and the redemption value of Class B common units was modified to be based on the value of comparable firms with publicly-traded equity securities. This amendment to the redemption value of Class B common units, as well as our improved financial performance and stronger equity markets, increased the equity balance for each of our named executive officers during 2012, as did additional vesting during 2012 of previously granted awards. For interests that were granted to Mr. Colson, Ms. Guy and Ms. Olsen prior to May 1, 2009, vesting was reset in connection with the equity restructuring on May 1, 2009, however, the original vesting schedules continue to apply in the case of the occurrence of certain capital or liquidity events, or the holder’s death, disability or retirement. The amounts in the table are based on original vesting schedules and assume that the holder’s employment was terminated by retirement. After December 31, 2012 and in connection with our IPO, we further amended the Class B grant agreements to eliminate the cash redemption feature.
(4)	Ms. Guy ceased to be our Chief Operating Officer in July 2012 and she retired during the second quarter of fiscal year 2013.
(5)	Ms. Olsen ceased to be our Chief Legal Officer in October 2013 and we anticipate that she will retire at the end of fiscal 2013.

In recognition of their performance and in light of their overall compensation, which AIC, our general partner at the time, believed was not commensurate with their responsibilities and the caliber of their performance in fulfilling those responsibilities, Mr. Colson, Mr. Daley and Mr. Patenaude were granted additional Class B limited partnership interests (which were subsequently reclassified as Class B common units) in July 2012. Our other named executive officers did not receive additional Class B limited partnership interests, or Class B common units, in 2012.

We believe that long-term performance is achieved through an ownership culture that encourages performance by our named executive officers through the use of equity and equity-based awards to ensure that our named executive officers have a continuing stake in our long-term success. Consistent with this philosophy, our board of directors adopted, and our stockholder approved, the Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan, or the Omnibus Plan, in connection with our IPO. The Omnibus Plan provides for a wide variety of equity awards, including stock options, shares of restricted stock, restricted stock units, stock appreciation rights, other stock-based awards based on our common stock, and common units of Artisan Partners Holdings, that may be granted to our employees and certain of our consultants and advisors. As a public company, we have granted, and intend to continue to grant, equity-based compensation awards primarily based on shares of our Class A common stock. In connection with our transition to a public company, Mr. Colson, Mr. Daley and Mr. Patenaude were granted restricted shares of our Class A common stock in July 2013. As of the date of this prospectus, none of our other named executive officers have received grants of equity-based compensation awards under the Omnibus Plan.

Tax and Accounting Considerations

As discussed above, when it reviews compensation matters, our Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to Artisan and, when relevant, to its executives, although these considerations are not dispositive. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly-traded corporation that pays compensation in excess of $1 million to any of its named executive officers (other than the chief financial officer) in any taxable year, unless the compensation plan and awards meet certain requirements. Section 162(m) did not apply to our compensation prior to our IPO in March 2013. Under the transition rules, in general, compensation paid under a plan that existed while we were private is exempt from the $1 million deduction limit until the earliest to occur of: (i) the expiration of the plan; (ii) the material modification of the plan; (iii) the issuance of all available shares and other compensation that has been allocated under the plan; and (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which our IPO occurred (i.e., the first meeting of stockholders after December 31, 2016). To the extent Section 162(m) is now applicable to us, we are relying on this exemption. Notwithstanding the foregoing, we reserve the right to pay amounts that are not deductible under Section 162(m) during any period when Section 162(m) is applicable to us.

Risk Considerations in our Compensation Program

We have identified two primary risks relating to compensation: the risk that compensation will not be sufficient to retain talent, and the risk that compensation may provide unintended incentives. To combat the risk that our compensation might not be sufficient, we strive to use a compensation structure, and set compensation levels, for all employees in a way that we believe promotes employee retention. We also make equity awards subject to multi-year vesting schedules to provide a long-term component to our compensation program and impose on all our employees ongoing restrictions on their disposition of their holdings of our stock acquired through equity awards. We believe that both the structure and levels of compensation have aided us in retaining key personnel. To address the risk that our compensation programs might provide unintended incentives, we have deliberately kept our compensation programs simple and tied the long-term component of compensation to our firm-wide results. We have not seen any employee behaviors motivated by our compensation policies and practices that create increased risks for our stockholders or our clients.

Based on the foregoing, we do not believe that our compensation policies and practices motivate imprudent risk taking. Consequently, we are satisfied that any potential risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the company. Our Compensation Committee will continue to monitor the effects of its compensation decisions to determine whether risks are being appropriately managed.

Executive Compensation

The table below presents the annual compensation for services to us in all capacities for the periods shown for (i) our principal executive officer, (ii) our principal financial officer and (iii) the three most highly compensated executive officers other than our principal executive officer and principal financial officer who were serving as our executive officers on December 31, 2012. These officers are referred to as the “named executive officers”. All dollar amounts are in U.S. dollars.

Summary Compensation Table

Name & Principal Position	Year	Salary	Bonus(1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Andrew A. Ziegler,	2012	$250,000	$1,000,000	—	—	—	—	$22,774	$1,272,774
Executive Chairman	2011	250,000	1,000,000	—	—	—	—	21,914	1,271,914

Eric R. Colson,	2012	250,000	4,500,000	—	—	$2,064,101	—	102,030	6,916,131
Chief Executive Officer	2011	250,000	3,000,000	—	—	2,282,248	—	77,342	5,609,590

Charles J. Daley, Jr.,	2012	250,000	1,500,000	—	—	294,252	—	56,716	2,100,968
Chief Financial Officer	2011	250,000	1,120,000	—	—	208,877	—	59,192	1,638,069

Karen L. Guy,	2012	250,000	1,540,000	—	—	1,088,302	—	59,900	2,938,202
Chief Operating Officer(4)	2011	250,000	1,540,000	—	—	1,311,855	—	56,783	3,158,638

Janet D. Olsen,	2012	250,000	1,750,000	—	—	556,505	—	63,068	2,619,573
Chief Legal Officer(5)	2011	250,000	1,240,000	—	—	645,273	—	52,237	2,187,510

Dean J. Patenaude,	2012	250,000	1,900,000	—	—	246,816	—	65,097	2,461,913
Global Distribution	2011	250,000	1,785,000	—	—	264,096	—	60,289	2,359,385

(1)

Amounts shown in this column represent the annual discretionary cash incentive compensation earned by our named executive officers for 2012 and 2011. These amounts were paid in December 2012 and 2011, respectively.

(2)

Prior to our IPO, we operated as a limited partnership and our named executive officers (other than Mr. Ziegler) held limited partnership interests, in the form of profits interests (which were reclassified as Class B common units in July 2012), in Artisan Partners Holdings which provided partners with distributions of profits on their limited partnership interests and the opportunity to benefit from the appreciation of (or suffer the depreciation of) the value of those interests from and after the date of grant. Amounts shown in this column represent the amount of cash distributed to each of the named executive officers on account of his or her Class B common units (or, prior to July 2012, on account of his or her limited partnership interests) for the relevant year. No amounts are included in the table for cash distributed to AIC, through which Mr. Ziegler owns his interest in Artisan Partners Holdings, as these amounts do not constitute executive compensation. Our named executive officers (other than Mr. Ziegler) were allocated profits (which may not necessarily be distributed) of $6.1 million and $5.3 million for 2012 and 2011, respectively. Profit allocations were determined based on net income of Artisan Partners Holdings before equity-based compensation charges. We also received compensation benefits or incurred compensation charges for financial accounting purposes for the changes in fair value of the Class B liability awards held by each of our named executive officers other than Mr. Ziegler. These amounts totaled a $15.4 million charge and $0.2 million benefit for 2012 and 2011 in the aggregate, respectively.

(3)

Amounts in this column represent the aggregate dollar amount of all other compensation received by our named executive officers. Under SEC rules, we are required to identify by type all perquisites and other personal benefits for a named executive officer if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual. In 2012 and 2011, we provided to our named executive officers perquisites consisting of employer-paid parking or transit assistance and daily meals, however, none of the named executive officers received perquisites with a total value of $10,000 or more. In 2012 and 2011, we contributed $5,000 to each of our named executive officers’ accounts under our health savings benefit plan. We paid insurance premiums for life insurance benefiting our named executive officers in both 2012 and 2011 totaling $216 each year for each of our named executive officers ($774 and $414 for Mr. Ziegler). We made company matching contributions to our named executive officers’ contributory defined contribution plan accounts equal to 100% of their pre-tax contributions (excluding catch-up contributions for named executive officers age 50 and older), up to the limitations imposed under applicable tax rules, which contributions in each of 2012 and 2011 totaled $17,000 and $16,500 for each named executive officer. In 2012 and 2011, we reimbursed each of our named executive officers (other than Mr. Ziegler) for increased self-employment payroll tax expense as follows: $79,855 and $55,626 for Mr. Colson, $34,500 and $37,476 for Mr. Daley, $37,684 and $35,067 for Ms. Guy, $40,852 and $30,521 for Ms. Olsen, and $42,881 and $38,573 for Mr. Patenaude.

(4)	Ms. Guy ceased to be our Chief Operating Officer in July 2012 and she retired during the second quarter of fiscal year 2013.
(5)	Ms. Olsen ceased to be our Chief Legal Officer in October 2013 and we anticipate that she will retire at the end of fiscal 2013.

Grants of Plan-Based Awards During 2012

The following table summarizes limited partnership interest awards of Artisan Partners Holdings granted to each of our named executive officers in the year ended December 31, 2012. The limited partnership interests held by our named executive officers were reclassified in July 2012 as Class B common units of Artisan Partners Holdings.

	All Other Share-Based Liability Awards
Name	Grant Date	Profits Interest Granted (%)	Grant Date Fair Value of Share-Based Liability Awards ($/Unit)(1)
Andrew A. Ziegler	—	—	—
Eric R. Colson	7/15/2012	0.0911%	$—
Charles J. Daley, Jr.	7/15/2012	0.1175%	$—
Karen L. Guy	—	—	—
Janet D. Olsen	—	—	—
Dean J. Patenaude	7/15/2012	0.1237%	$—

(1)

The Class B limited partnership interests were classified as share-based liability awards for purposes of FASB ASC Topic 718—Stock Compensation. At the time of grant, the Class B limited partnership interests had no fair value and, accordingly, no grant date value was recorded for grants of partnership interests in the table. For a more detailed description of the vesting and redemption of limited partnership interests held by our named executive officers, as well as the elimination of the cash redemption feature of such interests in connection with our IPO, see “—Potential Payments upon Termination or Change in Control”.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards During 2012

Employment Agreements

Mr. Ziegler has an employment agreement with us that provides for an employment term of one year as Executive Chairman, commencing on March 12, 2013, and the payment of base salary and annual incentive compensation on terms similar to those that had previously been in place. Pursuant to the employment agreement, Mr. Ziegler has agreed that he will not hold a 5% or greater participation interest in any other investment management business.

In August 2012, Ms. Olsen entered into an employment letter agreement with us providing for her continued employment through December 31, 2013 (beyond her previously scheduled retirement in July 2012). The letter agreement provides for a base salary at her current level of $250,000 and minimum annual bonus payments for each of fiscal years 2012 and 2013 of $1.75 million, provided she remains employed through the applicable payment dates. In addition, pursuant to the terms of her employment letter agreement, Ms. Olsen received a retention bonus in the amount of $500,000, which was paid upon the consummation of our IPO. The employment letter agreement specifies that the terms and conditions of Ms. Olsen’s employment prior to entering into the employment letter agreement remain unchanged.

We do not have employment agreements with any of our other named executive officers. Upon commencement of employment, each named executive officer (other than Mr. Ziegler) received an offer letter outlining the initial terms of employment, including base salary and the potential for cash incentive compensation. None of these terms affected compensation paid to our named executive officers in 2012 and, other than Ms. Olsen’s employment letter agreement, will not affect compensation paid in future years.

Ownership Interests in Artisan Partners Holdings

In 2012, we operated as a limited partnership and our named executive officers, other than Mr. Ziegler, held Class B limited partnership interests in Artisan Partners Holdings. In July 2012, those limited partnership interests held by our named executive officers were reclassified as Class B common units of Artisan Partners Holdings. For a detailed description of the common units held by our named executive officers, see “—Compensation Discussion and Analysis—Equity Compensation Awards and Performance Awards in Artisan Partners Holdings” and “—Potential Payments upon Termination or Change in Control”.

Outstanding Equity-Based Compensation Awards at December 31, 2012

The following table provides information about the Class B common units held by each of our named executive officers as of December 31, 2012.

Name	Unvested Class B Common Units(1)	Fair Value of Unvested Units($)(2)
Andrew A. Ziegler(3)	—	—
Eric R. Colson(3)	399,007	$8,442,150
Charles J. Daley, Jr(3)	162,228	3,432,408
Karen L. Guy(3)	52,287	1,106,291
Janet D. Olsen(3)	—	—
Dean J. Patenaude(3)	135,337	2,863,452

(1)

Unvested Class B common units typically vest in equal annual installments over the five-year period commencing on the grant date, provided that the holder remains employed by us on the vesting dates. A holder’s Class B common units also vest upon a termination on account of the holder’s death or disability, or, subject to the holder’s continued employment through such date, upon the occurrence of a change in control (as defined in the applicable grant agreement). For interests that were granted to Mr. Colson,

Ms. Guy and Ms. Olsen prior to May 1, 2009, vesting was reset in connection with the equity restructuring on May 1, 2009, however, the original vesting schedules continue to apply in the case of the occurrence of certain capital or liquidity events, or the holder’s death, disability or retirement.
(2)

Class B common units were classified as share-based liability awards for purposes of FASB ASC Topic 718—Stock Compensation. The Class B common units were measured at fair value which varied depending on the circumstances of the holder’s termination. The values in the table assume employment was terminated by retirement. For a more detailed description of the vesting of Class B common units, as well as the elimination of the cash redemption feature of such units in connection with our IPO, see “—Compensation Discussion and Analysis—Equity Compensation Awards and Performance Awards in Artisan Partners Holdings”. Also, for a discussion of the assumptions made in the valuation of partnership interests, see Note 8 to “Notes to Consolidated Financial Statements—December 31, 2012, 2011 and 2010” included elsewhere in this prospectus.

(3)

No amounts are included for interests Mr. Ziegler owns in Artisan Partners Holdings through AIC, as these amounts do not constitute executive compensation. For interests granted to Mr. Colson, Ms. Guy and Ms. Olsen prior to May 1, 2009, vesting was reset in connection with the equity restructuring on May 1, 2009. The original vesting schedule continues to apply in the case of the occurrence of certain capital or liquidity events or the holder’s death, disability or retirement. The amounts shown for Mr. Colson and Ms. Guy represent, as of December 31, 2012, their unvested Class B common units using the original vesting schedules and assuming termination of employment by reason of retirement. Mr. Colson and Ms. Guy vested an additional 103,953 units and 21,004 units, respectively, on January 1, 2013. In addition, in July 2012, Mr. Colson, Mr. Daley, and Mr. Patenaude were granted additional Class B interests.

Equity-Based Compensation Awards Exercised and Vested During the Year Ended December 31, 2012

The following table provides information about the value realized by each of our named executive officers during the year ended December 31, 2012 upon the vesting of Class B common units.

Name	Class B Common Units Acquired Upon Vesting	Fair Value Realized on Vesting($)(1)
Andrew A. Ziegler	—	—
Eric R. Colson	128,095	$2,710,225
Charles J. Daley, Jr.	26,860	568,311
Karen L. Guy	31,283	661,875
Janet D. Olsen	—	—
Dean J. Patenaude	24,669	521,953

(1)

There was no public market for the partnership interests as of the vesting dates of January and February in the case of Ms. Guy and Mr. Colson, August in the case of Mr. Daley and April in the case of Mr. Patenaude. Amounts are based on the number of Class B common units and fair value as of December 31, 2012. Class B common units were classified as share-based liability awards for purposes of FASB ASC Topic 718—Stock Compensation. The value of Class B common units was measured at fair value which varies depending on the circumstances of the holder’s termination. The figures shown in the table are based on the original vesting schedules and assume that the holder’s employment was terminated by retirement.

Pension Benefits

We do not sponsor or maintain any defined benefit pension or retirement benefits for the benefit of our employees.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not sponsor or maintain any nonqualified defined contribution or other nonqualified deferred compensation plans for the benefit of our employees.

Potential Payments upon Termination or Change in Control

The following summaries describe and quantify the potential payments and benefits that we would provide to our named executive officers in connection with a termination of employment and/or a change in control. In determining amounts payable, we have assumed in all cases that the termination of employment and change in control occurred on December 31, 2012.

Severance Benefits

Our named executive officers are all employed on an “at will” basis, which enables us to terminate their employment at any time. Our named executive officers do not have agreements that provide severance benefits. We do not offer or have in place any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control (other than our contributory defined contribution plan). Under certain circumstances, a named executive officer may be offered severance benefits to be negotiated at the time of termination.

Vesting and Redemption of Limited Partnership Interests

Under the terms of the limited partnership interest grant agreements of each of our named executive officers other than Mr. Ziegler as in effect prior to the completion of the IPO Reorganization, Class B common units (which were classified as Class B limited partnership interests prior to July 2012), if vested, were subject to mandatory redemption (or forfeiture, if unvested) upon the termination of employment. Class B common units typically vest in equal annual installments over the five-year period commencing on the grant date, provided that the holder remains employed by us on the vesting dates. A holder’s Class B common units also vest upon a termination on account of the holder’s death or disability or, subject to the holder’s continued employment through such date, upon the occurrence of a change in control (as defined in the applicable grant agreement). For interests that were granted to Mr. Colson, Ms. Guy and Ms. Olsen prior to May 1, 2009, vesting was reset in connection with the equity restructuring on May 1, 2009. Even for those reset interests, the original vesting schedules continue to apply in the case of the occurrence of certain capital or liquidity events or the holder’s death, disability or retirement. Any Class B common units that are not vested as of the holder’s termination of employment are forfeited without any payment in connection with that forfeiture.

Prior to July 15, 2012, the redemption price for a holder’s limited partnership interests was based on the holder’s equity balance, which was a measure under the limited partnership agreement of each holder’s share of Artisan Partners Holdings’ equity value. If the holder’s employment was terminated on account of death, disability or retirement, the redemption value was equal to the terminated holder’s full equity balance. If the holder’s employment was terminated for other reasons, the redemption value was equal to one-half of the terminated holder’s equity balance. Subsequent to July 15, 2012, the redemption value of Class B common units continued to vary depending on the circumstances of the holder’s termination but was based on the fair market value of the firm determined by the general partner, and (prior to the completion of our IPO) approved by the Advisory Committee, by reference to the value of comparable firms with publicly-traded equity securities. This calculation of the redemption value of Class B common units, as well as our improved financial performance and stronger equity markets, increased the termination payments that would have been payable for each of our named executive officers during 2012 as provided below. In addition, during 2012, Mr. Colson, Mr. Daley and Mr. Patenaude were granted additional Class B common units. These additional units increased the potential termination payments to these officers, as did additional vesting during 2012 of previously granted awards. In connection with our IPO, we further amended the Class B grant agreements to eliminate the cash redemption feature.

In the event of the termination of employment of a named executive officer, other than Mr. Ziegler, due to death or disability, and assuming such event occurred on December 31, 2012, the named executive officer’s payment upon redemption of his or her Class B common units would have been approximately as follows: $7,344,321 for Mr. Daley, $36,239,051 for Mr. Colson, $16,065,496 for Ms. Guy, $8,674,549 for Ms. Olsen, and

$7,119,736 for Mr. Patenaude. In the event of the termination of employment of a named executive officer (other than Mr. Ziegler) due to retirement, and assuming such event occurred on December 31, 2012, the named executive officer’s payment upon redemption of his or her Class B common units would have been approximately as follows: $1,827,022 for Mr. Daley, $22,669,025 for Mr. Colson, $14,287,228 for Ms. Guy, $8,674,549 for Ms. Olsen, and $2,516,984 for Mr. Patenaude. In the event of the termination of employment of a named executive officer (other than Mr. Ziegler) for any other reason, and assuming such event occurred on December 31, 2012, the named executive officer’s payments upon redemption of his or her Class B common units would have been approximately as follows: $913,511 for Mr. Daley, $11,334,512 for Mr. Colson, $7,143,614 for Ms. Guy, $4,337,274 for Ms. Olsen, and $1,258,492 for Mr. Patenaude. Mr. Ziegler’s ownership interest in Artisan Partners Holdings through AIC was and is not subject to redemption.

Each of the named executive officers other than Mr. Ziegler has agreed, pursuant to his or her Class B grant agreement, that he or she will not solicit our customers and employees while employed and for a period of two years following termination of employment. In addition, Mr. Ziegler has agreed not to compete with us, and not to solicit our customers and employees, during the term of his employment with us and for a period of two years following termination of his employment with us.

Director Compensation

We do not expect to pay our directors who are also our employees any compensation for their services as directors. Our non-employee directors receive an annual cash retainer of $50,000, and an annual award of $100,000 of restricted stock, restricted stock units or other equity-based awards. We also compensate the chairperson of our Audit Committee with an additional annual cash retainer of $50,000, and we compensate the chairpersons of each of the Compensation Committee and the Nominating and Corporate Governance Committee with an additional annual cash retainer of $40,000. In addition, all directors are reimbursed for reasonable out-of-pocket expenses incurred by them in connection with attending board of directors, committee and stockholder meetings, including those for travel, meals and lodging. We reserve the right to change the manner and amount of compensation to our non-employee directors at any time.

Our board of directors has adopted, and our initial stockholder approved, the Artisan Partners Asset Management Inc. 2013 Non-Employee Director Compensation Plan, or the 2013 Non-Employee Director Plan. In connection with our IPO, we granted an aggregate of 16,670 restricted stock units, which vested immediately, to our non-employee directors under the 2013 Non-Employee Director Plan. The shares of Class A common stock underlying the units will be delivered on the earlier to occur of (i) a change in control of Artisan and (ii) the termination of the director’s service as a director.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions in connection with this offering

In connection with this offering, we have entered into a unit and share purchase agreement with the H&F holders as described below. In addition, in connection with the closing of this offering, the resale and registration rights agreement that we are a party to and the amended and restated limited partnership agreement of Artisan Partners Holdings will each be amended and restated, and the CVRs will be terminated. The descriptions below of the amended and restated registration rights agreement and the amended and restated limited partnership agreement are descriptions of the agreements as amended and restated.

Unit and Share Purchase Agreement

Pursuant to the unit and share purchase agreement, we will use the net proceeds of this offering to purchase an aggregate of 3,611,013 preferred units of Artisan Partners Holdings and 1,188,987 shares of our convertible preferred stock, or an aggregate of 4,152,665 preferred units of Artisan Partners Holdings and 1,367,335 shares of our convertible preferred stock if the underwriters exercise in full their option to purchase additional shares of our Class A common stock, from the H&F holders upon completion of this offering. Following the sales, the H&F holders will own 4,180,422 preferred units of Artisan Partners Holdings and 1,376,476 shares of our convertible preferred stock, or approximately 8% of our outstanding Class A common stock on a fully exchanged or converted basis, as applicable (assuming the underwriters do not exercise their option to purchase additional shares).

Pursuant to the unit and share purchase agreement, we will purchase an aggregate number of preferred units and shares of convertible preferred stock equal to the number of shares of Class A common stock we issue in this offering, at a price per unit or share, as applicable, equal to the public offering price of our Class A common stock less the underwriting discount per share. The preferred units we purchase and the preferred units underlying the shares of convertible preferred stock we purchase will be converted into GP units. Accordingly, following the consummation of this offering, we will hold an additional number of GP units equal to the number of shares of Class A common stock we issue, which will be equal to the number of preferred units and shares of convertible preferred stock we purchase with the net proceeds of this offering. The shares of convertible preferred stock that we purchase will be cancelled. The shares of Class C common stock corresponding to the preferred units we purchase will also be cancelled.

We will reimburse the H&F holders for their reasonable out-of-pocket expenses incurred in connection with this offering (including reasonable legal fees) if and when the offering closes.

In connection with our IPO, the pre-IPO partners of Artisan Partners Holdings agreed that the first $20.5 million of post-IPO profits allocable and distributable to the pre-IPO partners would be allocated among the pre-IPO partners in such a way as to adjust the burden of cash incentive compensation payments aggregating approximately $56.8 million made to certain of our portfolio managers in connection with our IPO. The H&F holders were assigned a “bonus responsible share” that has the effect of reducing the distributions they would otherwise receive until the “bonus responsible share” is reduced to zero. Pursuant to the unit and share purchase agreement, prior distributions received from Artisan Partners Holdings will be returned to Artisan Partners Holdings in an aggregate amount equal to the “bonus responsible share” associated with the preferred units and convertible preferred stock we purchase with the net proceeds of this offering. The aggregate amounts returned will be distributed to our employee-partners in connection with Artisan Partners Holdings’ distributions to its partners. This will have the effect of accelerating the adjustments agreed to among the pre-IPO partners.

Transactions in connection with the IPO Reorganization

As part of the IPO Reorganization, we engaged in certain transactions with certain of our directors, executive officers and other persons and entities that became holders of 5% or more of our voting securities, as described elsewhere in this prospectus, and entered into the agreements described below. In addition, we reimbursed the pre-IPO partners of Artisan Partners Holdings for an aggregate of $2.0 million in reasonable legal and accounting fees and expenses incurred in connection with that offering and the IPO Reorganization.

Exchange Agreement

We entered into an exchange agreement with the holders of limited partnership units of Artisan Partners Holdings. After March 12, 2014, subject to certain restrictions set forth in the exchange agreement (including those intended to ensure that Artisan Partners Holdings is not treated as a “publicly traded partnership” for U.S. federal income tax purposes), holders of Artisan Partners Holdings units (other than us) and certain permitted transferees will have the right to exchange common units (together with an equal number of shares of Class B or Class C common stock, as applicable) for shares of our Class A common stock on a one-for-one basis and to exchange preferred units (together with an equal number of shares of Class C common stock) either for shares of our convertible preferred stock on a one-for-one basis or for shares of our Class A common stock at the conversion rate as described in “Description of Capital Stock—Preferred Stock—Convertible Preferred Stock”. Following the automatic conversion of our convertible preferred stock into Class A common stock, preferred units will be exchangeable only for Class A common stock at the conversion rate plus cash in lieu of fractional shares (after aggregating all shares of our Class A common stock that would otherwise be received by each holder). A limited partnership unit cannot be exchanged for a share of our Class A common stock or convertible preferred stock without a share of our Class B common stock or Class C common stock, as applicable, being delivered together at the time of exchange, at which time we will automatically cancel such share of Class B common stock or Class C common stock.

The exchange agreement generally provides that holders of limited partnership units are permitted to exchange such units in a number of circumstances that are generally based on, but in several respects are not identical to, the “safe harbors” contained in the U.S. Treasury Regulations dealing with publicly traded partnerships. In accordance with the terms of the exchange agreement, partnership units may be exchanged after March 12, 2014 (i) in connection with the first underwritten offering in any calendar year pursuant to the resale and registration rights agreement, (ii) on a specified date each fiscal quarter, (iii) in connection with such holder’s death, disability or mental incompetence, (iv) as part of one or more exchanges by such holder and any related persons (within the meaning of Section 267(b) or 707(b)(1) of the Internal Revenue Code, and treating H&F Brewer AIV, L.P. and H&F Capital Associates V, L.P., or H&F Capital Associates, as related persons for this purpose) during any 30 calendar day period representing in the aggregate more than 2% of all outstanding partnership units of Artisan Partners Holdings (disregarding interests held by us so long as we are the general partner of Artisan Partners Holdings and owned at least 10% of all outstanding partnership units at any point during the taxable year during which such exchanges occur), (v) if the exchange is of all of the limited partnership units of Artisan Partners Holdings held by H&F Brewer AIV, L.P. and H&F Capital Associates or AIC in a single transaction, (vi) in connection with a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock that is effected with the consent of our board of directors or in connection with certain mergers, consolidations or other business combinations (such exchanges to be contingent upon the consummation of the transaction) or (vii) if we permit the exchanges after determining (after consultation with our outside legal counsel and tax advisor) that Artisan Partners Holdings would not be treated as a “publicly traded partnership” under Section 7704 of the Internal Revenue Code as a result of such exchanges.

A holder may not exchange limited partnership units if we determine, after consultation with legal counsel, that such exchange would be prohibited by law or regulation or such exchange would not be permitted under any of the agreements with us to which the holder is then subject. In addition, we may impose additional restrictions on exchange in certain circumstances that we reasonably determine to be necessary or advisable so that Artisan Partners Holdings is not treated as a “publicly traded partnership” under Section 7704 of the Internal Revenue Code (other than the circumstances described in clauses (ii), (iv) or (v) of the paragraph above in the absence of a change of law). We also may waive restrictions on exchange in the exchange agreement. Employee-partners who exchange common units that are unvested will receive restricted shares of our Class A common stock that are subject to the same vesting requirements that applied to the common units exchanged.

As the holders of common units or preferred units exchange their units for Class A common stock, we will receive a number of GP units of Artisan Partners Holdings equal to the number of shares of our Class A common stock that they receive, and an equal number of common units or preferred units, and shares of our Class B or Class C common stock, as applicable, will be cancelled. We will retain any preferred units exchanged for shares of convertible preferred stock until the subsequent conversion of such shares into shares of our Class A common stock, although an equal number of shares of our Class C common stock will be cancelled. Upon conversion of shares of convertible preferred stock, we will exchange a number of preferred units we hold for GP units equal to the number of shares of our Class A common stock issued upon conversion.

Resale and Registration Rights Agreement—Restrictions on Sale

We entered into a resale and registration rights agreement, which we refer to as the registration rights agreement, with the holders of limited partnership units of Artisan Partners Holdings and holders of our convertible preferred stock, pursuant to which the shares of our Class A common stock issued upon exchange of their limited partnership units, and, if applicable, conversion of their convertible preferred stock, are eligible for resale. Such shares of Class A common stock may be transferred only in accordance with the terms and conditions of the registration rights agreement, which includes restrictions on the timing and manner of resales as described below. Upon the closing of this offering, the registration rights agreement will be amended and restated. The following description of the agreement describes the agreement as amended and restated upon the closing of this offering.

Registration Rights

Pursuant to the registration rights agreement, we have committed to file on or as soon as possible after March 12, 2014 and in any event prior to June 12, 2014, (A) an exchange shelf registration statement registering all shares of our Class A common stock and convertible preferred stock to be issued and delivered by us upon exchange of limited partnership units and (B) a shelf registration statement registering secondary sales of Class A common stock issuable upon exchange of units or conversion of convertible preferred stock by the H&F holders and AIC. We also have committed to use our reasonable best efforts, prior to June 12, 2014 and in any event as soon as possible after March 12, 2014, to cause the SEC to declare both shelf registration statements effective.

2014 Underwritten Offering. We are required to use our reasonable best efforts to provide for and complete an underwritten offering prior to June 12, 2014 and in any event as soon as possible following March 12, 2014, in which all stockholders party to the registration rights agreement may sell shares of Class A common stock in accordance with the resale restrictions described below. We may also issue and sell shares of our Class A common stock and use the net proceeds thereof to purchase an aggregate number of limited partnership units of Holdings and shares of convertible preferred stock equal to the number of shares of Class A common stock we issue. Under certain circumstances, as described below under “—Resale Timing and Manner Restrictions—Other Permitted Transfers”, the 2014 Underwritten Offering could be accelerated to a date prior to March 12, 2014. The offering to which this prospectus relates does not constitute the 2014 Underwritten Offering for purposes of the registration rights agreement.

In the event that the number of shares requested to be sold in the 2014 Underwritten Offering exceeds, in the opinion of the underwriters, the number of shares that can be sold in the offering without adversely affecting the distribution of the securities being offered, the price that will be paid for the shares or the marketability of the offering, the number of shares sold will be reduced to a level that does not have that adverse impact. In the event of such a reduction, which we refer to as underwriter cut-backs, priority will be given to (i) any and all shares of our Class A common stock that we propose to issue and sell, then to (ii) the participating holders pro rata based on their proportionate interest, subject to any applicable resale restrictions. For purposes of this section,

“proportionate interest” means a person’s aggregate shares of Class A common stock and shares of Class A common stock issuable upon exchange of limited partnership units or conversion of convertible preferred stock, as applicable, divided by the total number of outstanding shares of our capital stock.

Demand Registration by the H&F holders and AIC. The H&F holders and AIC each have demand registration rights, subject to certain restrictions and conditions, as discussed further below. Without the consent of our board of directors, underwritten shelf takedowns requested by any party may not occur within 90 days of another underwritten offering. Additionally, we have the right to delay or suspend the use of our shelf registration statement under certain circumstances when we are in possession of material non-public information.

Indemnification and Expenses. We have agreed in the registration rights agreement to indemnify the participating holders, solely in their capacity as selling stockholders, against any losses or damages resulting from any untrue statement, or omission, of material fact in any registration statement, prospectus or free writing prospectus pursuant to which they may sell the shares of our Class A common stock that they receive upon exchange of their limited partnership units or conversion of shares of convertible preferred stock, except to the extent such liability arose from the selling stockholder’s misstatement or omission of a material fact, and the participating holders have agreed to indemnify us against certain losses caused by their misstatements or omissions of a material fact relating to them to the extent caused by or contained in information furnished in writing by such stockholder.

We will pay all expenses incident to our performance of, or compliance with, any registration or marketing of securities pursuant to the registration rights agreement, including reasonable fees and out-of-pocket costs and expenses of selling stockholders (including reasonable legal fees for the H&F holders and AIC). The selling stockholders will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their shares of our Class A common stock pursuant to the registration rights agreement.

Resale Timing and Manner Restrictions

All stockholders party to the registration rights agreement may transfer their shares of Class A common stock only in accordance with timing, amount and manner of resale limitations that are substantially as follows:

Employee-Partners. In each 12-month period, the first of which will begin on the date of the 2014 Underwritten Offering, an employee-partner may sell (i) a number of vested shares of our Class A common stock representing up to 15% of the aggregate number of common units and shares of Class A common stock received upon exchange of common units (in each case, whether vested or unvested) he or she held as of the first day of that period (as well as the number of shares such holder could have sold in any previous period or periods but did not sell in such period or periods) or, (ii) if greater, vested shares of our Class A common stock having a market value as of the time of sale of up to $250,000.

Subject to the volume restrictions described above, a stockholder who is an employee-partner of Artisan may sell shares of Class A common stock received upon exchange of common units in the 2014 Underwritten Offering, and, following (i) June 12, 2014 or (ii) the expiration of any lock-up period in connection with the 2014 Underwritten Offering, if such offering is completed prior to June 12, 2014, in any manner of sale permitted under the securities laws. Employee-partners are also permitted to transfer vested shares of our Class A common stock received upon exchange of common units to certain family members and estate planning vehicles.

Former Employee-Partners. Following the termination of an employee-partner’s employment, such former employee-partner’s vested Class B common units are automatically be exchanged for Class E common units, such former employee-partner’s shares of Class B common stock are cancelled and we issue such former employee-partner a number of shares of Class C common stock equal to such former employee-partner’s number of Class E common units. The former employee-partner’s Class E common units will be exchangeable for Class A common stock subject to the same restrictions and limitations on exchange applicable to the other limited partners.

Subject to the contractual limitations described below, a former employee-partner may sell his or her shares of Class A common stock received upon exchange in the 2014 Underwritten Offering, and, following (i) June 12, 2014 or (ii) the expiration of any lock-up period in connection with the 2014 Underwritten Offering, if such offering is completed prior to June 12, 2014, in any manner of sale permitted under the securities laws.

If the employee-partner’s employment was terminated as a result of retirement, death or disability, such employee-partner or his or her estate may (i) as of and after the time of termination of employment, sell (A) a number of shares of our Class A common stock up to one-half of the employee-partner’s aggregate number of vested common units and shares of Class A common stock received upon exchange of common units held as of the date of termination of employment or, (B) if greater, vested shares of our Class A common stock having a market value as of the time of sale of up to $250,000, and (ii) as of and after the first anniversary of the termination, the employee-partner’s remaining shares of our Class A common stock received upon exchange of common units. Retirement, for these purposes, requires that the employee-partner have provided 10 years of service or more at the date of retirement and offered one year’s written notice (or three years’ written notice in the case of employee-partners who are portfolio managers or executive officers) of the intention to retire, subject to the partnership’s right, at its discretion, to accept a period of notice that is shorter.

If an employee-partner resigns or is terminated involuntarily, such employee-partner may in each 12-month period following the third, fourth, fifth and sixth anniversary of the termination, sell a number of shares of our Class A common stock up to one-fourth of the employee-partner’s aggregate number of vested common units and shares of Class A common stock received upon exchange of common units held as of the date of termination of his or her employment (as well as the number of shares such employee-partner could have sold in any previous period or periods but did not sell in such period or periods).

Former employee-partners are also permitted to transfer shares of our Class A common stock received upon exchange of common units to certain family members and estate planning vehicles.

AIC. AIC may sell up to 15% of its aggregate number of common units and shares of Class A common stock received upon exchange of common units in the 2014 Underwritten Offering. There will be no limit on the number of shares of our Class A common stock AIC may sell after the later of (i) the termination of Mr. Ziegler’s employment (which is expected to occur on March 12, 2014 pursuant to his employment agreement) and (ii) (A) June 12, 2014 or (B) the expiration of any lock-up period in connection with the 2014 Underwritten Offering if such offering is completed prior to June 12, 2014. AIC will have the right to use the shelf registration statement to sell shares of Class A common stock and will be entitled to sell its shares in any manner of sale permitted under the securities laws at such applicable time.

Subject to the volume restrictions described above, AIC may exercise its demand registration rights to sell shares of Class A common stock under the shelf registration statement in (i) an unrestricted number of brokered transactions and (ii) during the one-year period beginning on March 12, 2014, two underwritten shelf takedowns (but only one of which may be a marketed underwritten shelf takedown), and, during each one-year period beginning on March 12, 2015, three underwritten shelf takedowns (but only one of which may be a marketed underwritten shelf takedown), subject to the limitation of two demands for marketed underwritten shelf takedowns in the aggregate. A shelf takedown will be deemed “marketed” if it involves (i) one-on-one meetings or calls between investors and our management or (ii) a customary roadshow or other marketing activity that requires members of our management to be out of the office for two business days or more or group meetings or calls between investors and management or any other substantial marketing effort by the underwriters over a period of at least 48 hours.

AIC’s demand registration rights are subject to certain restrictions and conditions, including as to amount and priority. Each underwritten shelf takedown, whether or not marketed, demanded by AIC must have anticipated aggregate net proceeds of at least the lesser of (i) $35 million or (ii) the value of all Class A common stock (including the value of any Class A common stock issuable upon exchange of common units) owned by

AIC at the time of such demand. In the event that the H&F holders make a demand for an underwritten shelf takedown, AIC (the non-demanding party) has the right, but not the obligation, to participate in any such offering.

The H&F Holders. The H&F holders may sell shares of Class A common stock received upon exchange of preferred units or conversion of shares of convertible preferred stock in the 2014 Underwritten Offering.

Following (i) June 12, 2014 or (ii) the expiration of any lock-up period in connection with the 2014 Underwritten Offering, if such offering is completed prior to June 12, 2014, the H&F Holders will be entitled to sell shares in any manner of sale permitted under the securities laws. In addition, subject to certain restrictions, the H&F holders will have the right to use the shelf registration statement to sell shares of Class A common stock in (i) an unrestricted number of brokered transactions and (ii) during the one-year period beginning on March 12, 2014, two underwritten shelf takedowns (but only one of which may be a marketed underwritten shelf takedown), and, during each one-year period beginning on March 12, 2015, three underwritten shelf takedowns (but only one of which may be a marketed underwritten shelf takedown), subject to the limitation of two demands for marketed underwritten shelf takedowns in the aggregate.

Each underwritten shelf takedown, whether or not marketed, demanded by the H&F holders must have anticipated aggregate net proceeds of at least the lesser of (i) $35 million or (ii) the value of all Class A common stock (including the value of any Class A common stock issuable upon exchange of preferred units or conversion of shares of convertible preferred stock) owned by them at the time of such demand. In the event that AIC makes a demand for an underwritten shelf takedown, the H&F holders (the non-demanding party) have the right, but not the obligation, to participate in such offering.

Additionally, the original H&F holders will have the right to distribute preferred units, shares of convertible preferred stock or shares of Class A common stock to any one or more of their partners or stockholders, as applicable, at any time following (i) June 12, 2014 or (ii) the expiration of any lock-up period in connection with the 2014 Underwritten Offering, if such offering is completed prior to June 12, 2014. The transferees in any such distribution will not be subject to contractual resale restrictions and will not have any rights under the registration rights agreement.

The H&F holders also have the right to transfer preferred units, shares of convertible preferred stock or shares of Class A common stock to their affiliates. Any such transferees are subject to the same resale restrictions applicable to the transferring H&F holder.

In exercising its rights to sell shares of Class A common stock (following the completion of the 2014 Underwritten Offering), in addition to the limitations and restrictions described above, the H&F holders are limited to transferring in any single transaction the greater of (i) 2,000,000 shares, and (ii) shares representing no more than 50% of their interest in us immediately after completion of the 2014 Underwritten Offering. In addition, each sale of shares by the H&F holders must be separated by at least three months. Our board of directors may waive these limitations.

Notwithstanding otherwise applicable restrictions on transfer, we have determined to effect this offering and to use all of the net proceeds to purchase preferred units of Artisan Partners Holdings and shares of our convertible preferred stock from the H&F holders.

Class A Limited Partners. The holders of Class A common units of Artisan Partners Holdings may sell shares of Class A common stock received in exchange for such common units in our 2014 Underwritten Offering. Following (i) June 12, 2014 or (ii) the expiration of any lock-up period in connection with the 2014 Underwritten Offering, if such offering is completed prior to June 12, 2014, the holders of Class A common units will be entitled to sell shares in any manner of sale permitted under the securities laws. Additionally, after the same applicable time period, Sutter Hill Ventures and Frog & Peach LLC may distribute their Class A common units or Class A common stock received in exchange for Class A common units to their partners or members, respectively. The transferees in any such distribution will not be subject to contractual resale restrictions and will not have any rights under the registration rights agreements.

Holders of Class A common units who are individuals may also transfer shares of our Class A common stock received upon exchange of common units to certain family members and estate planning vehicles.

Other Permitted Transfers. Prior to (i) June 12, 2014 or (ii) the expiration of any lock-up period in connection with the 2014 Underwritten Offering, if such offering is completed prior to June 12, 2014, if our board, in its sole discretion, by a two-thirds vote, determines that a change in tax law has occurred or has been proposed (and is reasonably likely to be enacted) and such change is reasonably likely to have materially adverse tax consequences on Artisan’s limited partners because they are parties to the tax receivable agreement regarding exchanges, the stockholders party to the registration rights agreement would be permitted to sell their shares of Class A common stock pursuant to resale, timing and manner restrictions different from those described above. The different provisions relating to such a change in tax law determination are intended to facilitate sales of Class A common stock for purposes of meeting partners’ tax liabilities that would result from the exchange of their partnership units. If our board made such a determination, the 2014 Underwritten Offering could be accelerated, including to a date prior to March 12, 2014, and the timing of permitted sales would generally be accelerated.

Following (i) June 12, 2014 or (ii) the expiration of any lock-up period in connection with the 2014 Underwritten Offering, if such offering is completed prior to June 12, 2014, our board, by a majority vote of disinterested directors, may allow sales of our Class A common stock issued upon exchange of limited partnership units or conversion of convertible preferred stock in amounts exceeding those described above at any time, which determination may be withheld, delayed, or granted on such terms and conditions as our board of directors may determine, in its sole discretion. Lastly, the estate of any deceased holders or the beneficiaries thereof may sell shares of Class A common stock as necessary to pay all applicable estate and inheritance taxes relating thereto.

Contingent Value Rights

In connection with the IPO Reorganization, Artisan Partners Holdings issued to each holder of preferred units of Artisan Partners Holdings (including Artisan Partners Asset Management) a number of CVRs equal to the number of preferred units held by such holder, and, in connection with the H&F Corp Merger, Artisan Partners Asset Management issued to the holder of convertible preferred stock a number of CVRs equal to the number of shares of convertible preferred stock held by such holder. The CVRs were issued to provide the same type of protection against a decline in the value of Artisan Partners Holdings as provided by a put right prior to the IPO Reorganization, and thus were intended to provide the H&F holders with an economic right following our IPO that was similar to their put rights prior to our IPO, modified in light of the other IPO Reorganization.

The CVRs will be terminated in connection with this offering and no amounts will be paid or payable by Artisan Partners Holdings.

Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings

As a holding company, we conduct all of our business activities through our direct subsidiary, Artisan Partners Holdings, an intermediate holding company, which wholly owns Artisan Partners Limited Partnership, our principal operating subsidiary. The rights and obligations of Artisan Partners Holdings’ partners are currently set forth in the fourth amended and restated limited partnership agreement of Artisan Partners Holdings. Concurrent with the consummation of this offering and the purchase of preferred units of Artisan Partners Holdings and shares of our convertible preferred stock with the net proceeds of this offering, the amended and restated limited partnership agreement will be further amended and restated. A form of that fifth amended and restated limited partnership agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. The following is a description of the material terms of this agreement.

Governance. We are the general partner of Artisan Partners Holdings. As such, we control its business and affairs and are responsible for the management of its business, subject to the voting rights of the limited partners as described under “—Voting and Class Approval Rights”. We have the power to delegate certain of our management responsibilities in respect of Artisan Partners Holdings to officers, as determined by our board of directors. No limited partners of Artisan Partners Holdings, in their capacity as such, have any authority or right to control the management of Artisan Partners Holdings or to bind it in connection with any matter.

Economic Rights of Partners. Artisan Partners Holdings has GP units, common units and preferred units. Net profits and net losses and distributions of profits of Artisan Partners Holdings (other than distributions to fund partners’ tax obligations, which are made with respect to the taxable income or gain allocated to the partner) are allocated and made to partners pro rata in accordance with the number of partnership units of Artisan Partners Holdings they hold (whether or not vested), except in the case of (i) a partial capital event or dissolution of Artisan Partners Holdings as described under “Description of Capital Stock—Preferred Stock—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock” or (ii), with respect only to the common and preferred units of Artisan Partners Holdings, the bonus reallocation adjustments described below. Artisan Partners Holdings is obligated to distribute to us and its other partners cash payments for the purposes of funding tax obligations in respect of the taxable income and net capital gain that is allocated to us and them, respectively, as partners of Artisan Partners Holdings. See “—Tax Consequences”. In addition, Artisan Partners Holdings may make distributions to us without making pro rata distributions to other partners in order to fund our operating expenses, overhead and other fees and expenses.

The first $20.5 million of profits after our IPO otherwise distributable, in the aggregate, to certain holders of common units and the holders of preferred units will be reallocated and will be distributed to certain holders of Class B common units. These adjustments reflect an agreement reached among the pre-IPO partners of Artisan Partners Holdings regarding which partners would bear, and in what amounts, the burden of cash incentive compensation payments aggregating approximately $56.8 million made to certain of our portfolio managers in connection with our IPO, which payment reduced the amount of accrued profits available for distribution to the pre-IPO partners. We refer to these adjustments as the “bonus reallocation adjustments”. The bonus reallocation adjustments do not affect the amount of profits allocable or distributable to the Class A common stockholders of Artisan Partners Asset Management.

Coordination of Artisan Partners Asset Management and Artisan Partners Holdings. In order to make a share of Class A common stock represent the same percentage economic interest, disregarding corporate-level taxes and payments with respect to the tax receivable agreements, in Artisan Partners Holdings as a common unit of Artisan Partners Holdings, we always hold a number of GP units equal to the number of shares of Class A common stock issued and outstanding. Accordingly, following the consummation of this offering, we will hold an additional number of GP units equal to the number of shares of Class A common stock we issue, which will be equal to the aggregate number of preferred units and shares of convertible preferred stock we purchase with the net proceeds of this offering. Any time we issue a share of our Class A common stock and use the proceeds therefrom to purchase or redeem limited partnership units of Artisan Partners Holdings or shares of our convertible preferred stock, following such purchase or redemption we will hold an additional number of GP units equal to the shares of Class A common stock so issued and an equal number of limited partnership units will no longer be outstanding. Any time we issue a share of our Class A common stock pursuant to our 2013 Omnibus Incentive Compensation Plan or 2013 Non-Employee Director Plan, Artisan Partners Holdings issues to us a GP unit. If Artisan Partners Holdings issues a common unit pursuant to our 2013 Omnibus Incentive Compensation Plan, we will issue a share of Class B common stock to the recipient of the common unit. Upon the forfeiture of any common unit held by an employee-partner as a result of applicable vesting provisions, the breach of any restrictive covenants in grant agreements, or otherwise, a corresponding share of our Class B common stock is automatically redeemed and cancelled by us. In the event that we issue other classes or series of our equity securities, Artisan Partners Holdings will issue an equal amount of equity securities of Artisan Partners Holdings with designations, preferences and other rights and terms that are substantially the same as our newly issued equity securities. Conversely, if we redeem, repurchase or otherwise acquire any shares of our

Class A common stock for cash, Artisan Partners Holdings will, at substantially the same time as our transaction, redeem an equal number of GP units held by us, upon the same terms and for the same price, as the shares of our Class A common stock are redeemed, repurchased or otherwise acquired.

We may, upon the consummation of a merger, consolidation or other business combination involving us (unless such a transaction would result in our voting stock continuing to represent at least a majority of the total voting power of the voting stock of the surviving entity or its parent), require each holder of limited partnership units to exchange all such units (together with an equal number of shares of Class B common stock or Class C common stock, as applicable) for shares of our Class A common stock, in the case of common units, or shares of our convertible preferred stock, in the case of the preferred units, and to convert such shares of convertible preferred stock into shares of our Class A common stock. In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or by a third party and approved by our board of directors or is otherwise effected with the consent of our board of directors, each holder of limited partnership units (other than us) will be permitted to participate in such transaction by exchanging their units for shares of our Class A common stock or converting their shares of convertible preferred stock contingent upon the consummation of the transaction.

We have agreed, as general partner, that we will not conduct any business other than the management and ownership of Artisan Partners Holdings and its subsidiaries, or own any other assets (other than assets on a temporary basis), although we may incur indebtedness, own other assets and take other actions if we determine in good faith that such indebtedness, ownership or other actions are in the best interest of Artisan Partners Holdings. In addition, the limited partnership units of Artisan Partners Holdings, as well as our common stock, are subject to equivalent stock splits, dividends and reclassifications and other similar transactions.

Issuances and Transfers of Partnership Units. GP units of Artisan Partners Holdings may only be issued to us, its general partner, and are non-transferable. We do not intend to cause Artisan Partners Holdings to issue additional partnership or other units other than GP units, units under our 2013 Omnibus Incentive Compensation Plan or Class E common units upon the termination of the employment of an employee-partner. Holders of the limited partnership units may not transfer any such limited partnership units to any person unless he or she transfers an equal number of shares of our Class B common stock or Class C common stock to the same transferee. The common units of Artisan Partners Holdings are transferable only to family members or certain estate planning vehicles of the transferor or in distributions by certain of our initial outside investors to any one or more of their partners or members. Preferred units of Artisan Partners Holdings and shares of our convertible preferred stock cannot be transferred except in transfers by the original H&F holders to certain partners, stockholders or affiliates.

Voting and Class Approval Rights. As the general partner of Artisan Partners Holdings, we hold all GP units and control the business of Artisan Partners Holdings. Our approval, acting in our capacity as the general partner, along with the approval of holders of a majority of each class of limited partnership units (except the Class E common units and the preferred units), voting as a separate class, will be required to:

•	engage in a material corporate transaction, including a merger, consolidation, dissolution or sale of greater than 25% of the fair market value of the partnership’s assets;

•

with certain exceptions, redeem or reclassify partnership units or interests in any subsidiary, issue additional partnership units or interests in any subsidiary, or create additional classes of partnership units or interests in any subsidiary, provided that, without the consent of the limited partners or any class thereof, (i) the partnership may issue additional partnership units the issuance of which has been approved by the stockholders of Artisan Partners Asset Management and preferred units that are expressly junior in rights to the outstanding preferred units, (ii) the partnership may redeem partnership units from Artisan Partners Asset Management if it uses the proceeds of such redemption to repurchase shares of its Class A common stock or convertible preferred stock, (iii) from and after the date on which any person ceases to provide any services to the partnership or any subsidiary, redeem or reclassify partnership units that are held by such person, (iv) issue, redeem or reclassify interests in any subsidiary that will be or are held by persons providing (or who formerly provided) services to the applicable subsidiary, provided that the amount and terms of each such issuance, redemption or reclassification with respect to any such person have been approved by our board of directors or a committee thereof, and (v) after July 1, 2016, issue, redeem or reclassify partnership units or interests in any subsidiary that will be or are held by persons providing (or who formerly provided) services to the partnership or any subsidiary, provided that such issuance, redemption or reclassification has been approved by our board of directors or a committee thereof; or

•	make any in-kind distributions;

If any of the foregoing affects only certain classes of limited partnership units, only the approval of the general partner and the affected classes would be required to approve such a transaction or issuance in accordance with the terms of the amended and restated limited partnership agreement. The right of each class of limited partnership units to approve or disapprove such a transaction or issuance will terminate when the holders of the respective class of limited partnership units directly or indirectly cease to own limited partnership units constituting at least 5% of the outstanding partnership units of Artisan Partners Holdings. In addition, the consent of holders of a majority of the Class A common units, Class B common units, Class D common units and preferred units, each voting as a separate class, is required for any action on tax matters that materially adversely affects the allocation of the step-up in basis of assets under certain tax laws with respect to the limited partners.

Artisan Partners Asset Management has agreed that it will vote the preferred units that it holds pursuant to the instructions of the holders of the convertible preferred stock in connection with any voting rights of the holders of the preferred units.

Amendments. The amended and restated limited partnership agreement may be amended with the consent of the general partner and the holders of a majority of the Class A common units, Class B common units, Class D common units and preferred units, each voting as a separate class, provided that the general partner may, without the consent of any limited partner, make amendments that do not materially and adversely affect any limited partners. To the extent any amendment materially and adversely affects only certain classes of limited partners, only the holders of a majority of the units of the affected classes have the right to approve such amendment.

Notwithstanding the foregoing, no amendment increasing the personal liability of a limited partner, requiring any additional capital contribution by a limited partner or converting a limited partner’s interest into a general partner’s interest may be made without the consent of the affected limited partner.

In addition, if our board of directors determines that the result obtained by applying the terms of the amended and restated limited partnership agreement is inconsistent with the intended substantive result, then, by a three-quarters vote of the members of the board then in office, an alternative result and related allocations, determinations and distributions shall govern in lieu of the provisions in the agreement notwithstanding anything in the agreement to the contrary, provided that, if our board of directors does not then include a director designated by AIC, or who is a holder of Class A common units or Class B common units, in each case pursuant to the stockholders agreement, then the holders of a majority of the Class D common units, Class A common units or Class B common units, as the case may be, voting as a separate class, must approve any alternative result and related allocations, determinations and distributions.

Indemnification and Exculpation. Artisan Partners Holdings will indemnify AIC, as its former general partner, us, as its current general partner, the former members of its pre-IPO Advisory Committee, the members of our stockholders committee and our directors and officers against any losses, damages, costs or expenses (including reasonable attorney’s fees, judgments, fines and amounts paid in settlement) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative (including any action by or on behalf of Artisan Partners Holdings) arising as a result of the capacities in which they serve or served Artisan Partners Holdings to the maximum extent that any of them could be indemnified if Artisan Partners Holdings were a Delaware corporation and they were directors of such corporation.

Artisan Partners Holdings will also indemnify its officers and employees and officers and employees of its subsidiaries against any losses, damages, costs or expenses (including reasonable attorney’s fees, judgments, fines and amounts paid in settlement) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative arising as a result of their being an employee of Artisan Partners Holdings (or their serving as an officer or fiduciary of any of Artisan Partners Holdings’ subsidiaries or benefit plans or any entity of which Artisan is sponsor or adviser), provided that no employee will be indemnified or reimbursed for any claim, obligation or liability adjudicated to have arisen out of or been based upon such employee’s intentional misconduct, gross negligence, fraud or knowing violation of law.

In addition, Artisan Partners Holdings will pay the costs or expenses (including reasonable attorneys’ fees) incurred by the indemnified parties in advance of a final disposition of such matters so long as the indemnified party undertakes to repay the expenses if the party is adjudicated not to be entitled to indemnification.

We, as the general partner, and our directors and officers will not be liable to Artisan Partners Holdings or its limited partners for damages incurred by (i) any mistake in judgment or (ii) any action or inaction taken or omitted in the course of performing our or their duties under the amended and restated limited partnership agreement or in connection with the business of Artisan Partners Holdings. In addition, we, as the general partner, and our officers and directors, will not be liable to Artisan Partners Holdings or its limited partners for any loss due to the mistake, negligence, dishonesty, fraud or bad faith of any employee, broker or other agent of Artisan Partners Holdings selected by us without willful misconduct or gross negligence on our part or on the part of our officers or directors.

Stockholders Agreement

AIC and our employees to whom we have granted equity have entered into a stockholders agreement pursuant to which such holders granted an irrevocable voting proxy with respect to all shares of our common stock they have acquired from us and any shares they may acquire from us in the future to a stockholders committee consisting initially of a designee of AIC, who currently is Mr. Ziegler, Eric R. Colson and Daniel J. O’Keefe, a portfolio manager of our Global Value strategies. Any shares of our common stock that we issue to our employee-partners or other employees in the future will be subject to the stockholders agreement so long as the agreement has not been terminated. The AIC designee has the sole right, in consultation with the other members of the stockholders committee, to determine how to vote all shares subject to the stockholders agreement until the earliest to occur of: (i) Mr. Ziegler’s death or disability, (ii) the voluntary termination of Mr. Ziegler’s employment with us, including the scheduled expiration of his employment on March 12, 2014 and (iii) 180 days after the effective date of Mr. Ziegler’s involuntary termination of employment with us. At the close of this offering, the only shares of our capital stock subject to the stockholders agreement will be the shares of our common stock held by AIC, our employee-partners and our other employees.

The AIC designee is required to consult in good faith, or participate in the activities of the stockholders committee so as to be available to consult in good faith, with the other members of the stockholders committee. If the AIC designee ceases to have sole power to determine how the shares are voted, the shares will be voted in accordance with the majority decision of the three members of the stockholders committee. Although AIC may replace Mr. Ziegler as its stockholders committee designee, Mr. Ziegler indirectly holds 50% of the voting stock of AIC, and therefore could not be replaced without his consent.

Pursuant to the stockholders agreement, AIC will lose its right to designate one member of the stockholders committee upon the earliest to occur of: (i) Mr. Ziegler’s death or disability, (ii) the voluntary termination of Mr. Ziegler’s employment with us, including by reason of the scheduled expiration of his employment on March 12, 2014, and (iii) 180 days after the effective date of Mr. Ziegler’s involuntary termination of employment. AIC may withdraw its shares of common stock from the stockholders agreement when Mr. Ziegler is no longer a member of the stockholders committee. Upon such withdrawal AIC will have sole voting control over its shares.

The members of the stockholders committee other than the AIC designee must be Artisan employees and holders of shares subject to the agreement. Pursuant to the terms of the stockholders agreement, if a member of the stockholders committee ceases to act as a member of the stockholders committee, our chief executive officer (if he or she is a holder of shares subject to the stockholders agreement and is not already a member of the stockholders committee) will become a member of the stockholders committee. Otherwise, the two remaining members of the stockholders committee will jointly select a third member of the stockholders committee. If the remaining members of the stockholders committee cannot agree on a third member of the stockholders committee or if there are fewer than two remaining members of the stockholders committee, then the member or members of the stockholders committee will be selected by the vote of the holders of the shares subject to the stockholders agreement from among candidates nominated by the five holders of shares subject to the stockholders agreement, other than AIC, that hold the largest number of shares of our Class A common stock, counting for these purposes each common unit held as one share of Class A common stock. Notwithstanding the foregoing, so long as AIC has the right to designate one member of the stockholders committee, it shall have the right to select a replacement if its designee ceases to be a member of the committee. Each member of the stockholders committee is entitled to indemnification from Artisan in his or her capacity as a member of the stockholders committee.

The stockholders agreement provides that members of the stockholders committee will vote the shares subject to the stockholders agreement in support of (i) a director nominee designated by the holders of a majority of the preferred units (other than us) and convertible preferred stock (which are the H&F holders), so long as the holders of preferred units (other than us) and convertible preferred stock together beneficially own at least 5% of the number of outstanding shares of our common stock and our convertible preferred stock, (ii) Matthew R. Barger, or, unless Mr. Barger is removed from the board for cause, a successor selected by Mr. Barger who holds Class A common units, so long as the holders of the Class A common units beneficially own at least 5% of the number of outstanding shares of our common stock and our convertible preferred stock; (iii) a director nominee designated by AIC, so long as AIC beneficially owns at least 5% of the number of outstanding shares of our common stock and our convertible preferred stock; and (iv) a director nominee designated by the stockholders committee who is an employee-partner. The stockholders described in clause (i) shall have the right to forfeit their director nominee designation right at any time and thereafter designate a board observer who shall have the right to attend meetings of the board and receive all information provided to the members of the board. The right to designate a board observer will last only so long as such stockholders would otherwise have had the right to designate a director nominee.

Other than as provided above, under the terms of the stockholders agreement, the stockholders committee may in its discretion vote, or abstain from voting, all or any of the shares subject to the stockholders agreement on any matter on which holders of shares of our common stock are entitled to vote, including, but not limited to, the election of directors to our board of directors, amendments to our certificate of incorporation or bylaws, changes to our capitalization, a merger or consolidation, a sale of substantially all of our assets, and a liquidation, dissolution or winding up. The stockholders committee is specifically authorized to vote for its members as directors under the terms of the stockholders agreement.

At any time after the earlier of (i) the elimination of the Class B common stock’s supervoting rights and (ii) March 12, 2018, parties to the stockholders agreement holding at least two-thirds of the shares subject to the agreement may terminate it provided that the stockholders committee is no longer obligated to vote in favor of a director nominee who is a Class A common unit holder or a director nominee selected by the holders of a majority of the preferred units (other than us) and convertible preferred stock. Accordingly, for so long as the parties whose shares are subject to the stockholders agreement hold at least a majority of the combined voting power of our capital stock, the stockholders committee will be able to elect all of the members of our board of directors (subject to the obligation of the stockholders committee to vote in support of certain nominees as described above) and will thereby control our management and affairs. Because each share of Class B common stock initially entitles its holder to five votes, there may be situations where the stockholders committee controls our management and affairs even if the parties whose shares are subject to the stockholders agreement hold less than a majority of the number of outstanding shares of our capital stock.

Any transferee of shares of our Class B common stock that is subject to the stockholders agreement is required, as a condition to the transfer of such shares, to agree that such transferee shall be bound by the stockholders agreement and, as such, will grant an irrevocable voting proxy to the stockholders committee. In addition, to the extent that we cause Artisan Partners Holdings to issue additional common units to our employees under our 2013 Omnibus Incentive Compensation Plan, those employees would be entitled to receive a corresponding number of shares of our Class B common stock (including if the common units awarded are subject to vesting). All of the shares of our common stock issued to employee-partners or other employees under this plan are and will be subject to the stockholders agreement. Shares held by an employee-partner or other employee will cease to be subject to the stockholders agreement upon termination of employment.

Tax Consequences

As the general partner of Artisan Partners Holdings, we incur U.S. federal, state and local income taxes on our allocable share of any of its net taxable income. Artisan Partners Holdings is obligated to distribute to us and its other partners cash payments for the purpose of funding tax obligations in respect of the taxable income and net capital gain that is allocated to us and them, respectively, as partners of Artisan Partners Holdings. These cash payments for the purpose of funding tax obligations are treated as an advance on amounts otherwise distributable to us and other recipients of such cash payments.

Tax Receivable Agreements

Pursuant to the exchange agreement described above, from time to time we may be required to acquire common or preferred units of Artisan Partners Holdings from their holders upon exchange for shares of our Class A common stock or shares of our convertible preferred stock and the cancellation of an equal number of shares of our Class B or Class C common stock, as the case may be. We may also purchase or redeem common or preferred units of Artisan Partners Holdings. For example, we acquired preferred units as a result of the H&F Corp Merger and intend to purchase preferred units of Artisan Partners Holdings with a portion of the net proceeds of this offering. Artisan Partners Holdings had an election under Section 754 of the Internal Revenue Code in effect for prior taxable years in which (i) distributions from Artisan Partners Holdings were made; and (ii) transfers and exchanges of partnership interests occurred, and intends to have such election in effect for future taxable years in which redemptions, purchases or exchanges of limited partnership units occur. Pursuant to the Section 754 election, certain prior distributions on, and transfers and exchanges of, partnership interests resulted in, and each future purchase, redemption or exchange of limited partnership units is expected to result in, an increase in the tax basis of tangible and intangible assets of Artisan Partners Holdings. When we acquire partnership units from existing partners, such as in connection with our intended purchase of preferred units of Artisan Partners Holdings with a portion of the net proceeds of this offering, we expect that both the existing basis and the anticipated basis adjustments will increase (for tax purposes) depreciation and amortization deductions allocable to us from Artisan Partners Holdings and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent increased tax basis is allocated to those capital assets.

We are a party to two tax receivable agreements. The first tax receivable agreement, with the holder of convertible preferred stock issued as consideration for the H&F Corp Merger, generally provides for the payment by us to such stockholder of 85% of the amount of cash savings, if any, in U.S. federal and state income tax that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) existing tax basis in Artisan Partners Holdings’ assets with respect to the preferred units acquired by us in the merger that arose from certain prior distributions by Artisan Partners Holdings and prior purchases of partnership interests by H&F Corp, (ii) any net operating losses available to us as a result of the H&F Corp Merger, and (iii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement.

The second tax receivable agreement, with each holder of common and preferred units, generally provides for the payment by us to each of them of 85% of the amount of the cash savings, if any, in U.S. federal and state income tax that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) any step-up in tax basis in Artisan Partners Holdings’ assets resulting from (a) the purchase or redemption of limited partnership units or the exchange of limited partnership units (along with the corresponding shares of our Class B or Class C common stock) for shares of our Class A common stock or convertible preferred stock and (b) payments under this tax receivable agreement, (ii) certain prior distributions by Artisan Partners Holdings and prior transfers or exchanges of partnership interests which resulted in tax basis adjustments to the assets of Artisan Partners Holdings and (iii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement.

For purposes of these tax receivable agreements, cash savings in tax are calculated by comparing our actual income tax liability to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the tax receivable agreements, unless certain assumptions apply, as discussed herein. The term of the tax receivable agreements commenced upon the completion of our IPO and will continue until all such tax benefits have been utilized or expired, unless we exercise our rights to terminate the agreements or payments under the agreements are accelerated in the event that we materially breach any of our material obligations under the agreements (as described below). The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of purchases, redemptions or exchanges of limited partnership units, the price of our Class A common stock or the value of our convertible preferred stock, as the case may be, at the time of the purchase, redemption or exchange, the extent to which such transactions are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the tax receivable agreements constituting imputed interest or depreciable or amortizable basis.

The payment obligation under the tax receivable agreements is an obligation of Artisan Partners Asset Management, not Artisan Partners Holdings, and we expect that the payments we will be required to make under the tax receivable agreements will be substantial. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreements, we expect that the reduction in tax payments for us associated with (i) the H&F Corp Merger and (ii) our purchase of common units at $30 per unit from certain of our initial outside investors in connection with our IPO, plus (iii) our purchase of 3,611,013 preferred units with a portion of the net proceeds of this offering and (iv) future purchases, redemptions and exchanges of partnership units as described above would aggregate approximately $1.8 billion over 15 years from the date of this offering based on an assumed offering price of $58.38 per share of our Class A common stock (the last reported sale price of our Class A common stock on October 23, 2013) and assuming the future purchases, redemptions or exchanges described in clause (iv) would occur on March 12, 2014 at a price of $58.38 per share of our Class A common stock. Under such scenario we would be required to pay the holders of limited partnership units 85% of such amount, or $1.5 billion, over the 15-year period from the date of this offering. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us and tax receivable agreement payments by us will be calculated using the market value of the shares at the time of purchase, redemption or exchange and the prevailing tax rates applicable to us over the life of the tax receivable agreements and will be dependent on us generating sufficient future taxable income to realize the benefit. Payments under the tax receivable agreements are not conditioned on the counterparties’ continued ownership of us. Our purchase of shares of convertible preferred stock with a portion of the net proceeds of this offering will not create any payment obligations under the tax receivable agreements.

In addition, although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the tax receivable agreements, the beneficiaries of the tax receivable agreements will not reimburse us for any payments previously made if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any beneficiary will be netted against payments otherwise to be made, if any, to such beneficiary after our determination of such excess. As a result, in such circumstances, we could make payments under the tax receivable agreement that are greater than our actual cash tax savings.

The tax receivable agreements provide that (i) upon certain mergers, asset sales, other forms of business combinations or other changes of control, (ii) in the event that we materially breach any of our material obligations under the agreements, whether as a result of failure to make any payment within six months of when due (provided we have sufficient funds to make such payment), failure to honor any other material obligation required thereunder or by operation of law as a result of the rejection of the agreements in a bankruptcy or otherwise, or (iii) if, at any time, we elect an early termination of the agreements, our (or our successor’s) obligations under the agreements (with respect to all units, whether or not units have been exchanged or acquired before or after such transaction) would be based on certain assumptions. In the case of a material breach or if we elect early termination, those assumptions include that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreements. In the case of a change of control, the assumptions include that in each taxable year ending on or after the closing date of the change of control, our taxable income (prior to the application of the tax deductions and tax basis and other benefits related to entering into the tax receivable agreements) will equal the greater of (i) the actual taxable income (prior to the application of the tax deductions and tax basis and other benefits related to entering into the tax receivable agreements) for the taxable year and (ii) the highest taxable income (calculated without taking into account extraordinary items of income or deduction and prior to the application of the tax deductions and tax basis and other benefits related to entering into the tax receivable agreements) in any of the four fiscal quarters ended prior to the closing date of the change of control, annualized and increased by 10% for each taxable year beginning with the second taxable year following the closing date of the change of control. (The change of control that we expect to occur for purposes of the 1940 Act and the Advisers Act on or before March 12, 2014 resulting from the resignation from the stockholders committee of the AIC designee will not constitute a change of control as defined under the tax receivable agreements.) In the event we elect to terminate the agreements early or we materially breach a material obligation, our obligations under the agreements will accelerate. As a result, (i) we could be required to make payments under the tax receivable agreements that are greater than or less than the specified percentage of the actual benefits we realize in respect of the tax attributes subject to the agreements and (ii) if we materially breach a material obligation under the agreements or if we elect to terminate the agreements early, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits, which payment may be made significantly in advance of the actual realization of such future benefits. In these situations, our obligations under the tax receivable agreements could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to finance our obligations under the tax receivable agreements. If we were to elect to terminate the tax receivable agreements immediately after this offering, based on the assumed offering price of $58.38 per share of our Class A common stock (the last reported price of our Class A common stock as of October 23, 2013) and a discount rate equal to one-year LIBOR plus 100 basis points, we estimate that we would be required to pay $1.3 billion in the aggregate under the tax receivable agreements.

Payments under the tax receivable agreements, if any, are to be made pro rata among all tax receivable agreement holders entitled to payments on an annual basis to the extent we have sufficient taxable income to utilize the increased depreciation and amortization charges. The availability of sufficient taxable income to utilize the increased depreciation and amortization expense is not determined until such time as the financial results for the year in question are known and tax estimates prepared, which typically occurs within 90 days after the end of the applicable calendar year. We expect to make payments under the tax receivable agreements, to the extent they are required, within 125 days after our federal income tax return is filed for each fiscal year. Interest on such payments will begin to accrue at a rate equal to one-year LIBOR plus 100 basis points from the due date (without extensions) of such tax return.

The impact that the tax receivable agreements have on our consolidated financial statements is the establishment of a liability, which will be increased upon purchases, redemptions or exchanges of limited partnership units, representing amounts payable under the tax receivable agreements equal to 85% of the estimated future tax benefits, if any, relating to the increase in tax basis associated with the preferred units we receive as a result of the H&F Corp Merger and other purchases, redemptions or exchanges of limited partnership units. Because the amount and timing of any payments will vary based on a number of factors (including the timing of future purchases, redemptions or exchanges, the price of our Class A common stock or the value of our convertible preferred stock, as the case may be, at the time of any purchase, redemption or exchange, the extent to which such transactions are taxable and the amount and timing of our income), depending upon the outcome of these factors, we may be obligated to make substantial payments pursuant to the tax receivable agreements. In light of the numerous factors affecting our obligation to make such payments, however, the timing and amount of any such actual payments are not certain at this time.

As of June 30, 2013, we recorded a deferred tax asset of $62.0 million ($63.0 million originally recorded at the time of the IPO less $1.0 million reclassified as current year-to-date amortization) and we recorded $53.6 million for amounts payable under the tax receivable agreements as a result of the H&F Corp Merger and the purchase of Class A common units in connection with the IPO Reorganization.

As a result of our purchase of 4,152,665 preferred units of Artisan Partners Holdings with a portion of the net proceeds from this offering (assuming the underwriters exercise in full their option to purchase additional shares of Class A common stock), we expect that the additional reduction of our tax payments will aggregate to approximately $127.5 million over 15 years from the date of this offering based on an assumed offering price of $58.38 per share of our Class A common stock (the last reported sale price for our Class A common stock on October 23, 2013) and that we will incur payment obligations to the H&F holders of approximately $108.4 in the aggregate (assuming no changes in the relevant tax law and that we earn sufficient taxable income to realize the full tax benefits generated by the purchase) over the 15-year period from the date of this offering. Accordingly, we expect to record a deferred tax asset of $127.5 million and amounts payable under the tax receivable agreements of $108.4 million as a result of our purchase of the preferred units with a portion of the net proceeds from this offering. If the underwriters do not exercise their option to purchase additional shares of our Class A common stock, we would expect to record a deferred tax asset of $108.8 million and amounts payable under the tax receivable agreements of $94.2 million.

Decisions made by our limited partners in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by an exchanging or selling limited partner under the tax receivable agreements. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreements and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase an existing owner’s tax liability without giving rise to any rights of an existing owner to receive payments under the tax receivable agreements.

Because of our structure, our ability to make payments under the tax receivable agreements is dependent on the ability of Artisan Partners Holdings to make distributions to us. The ability of Artisan Partners Holdings to make such distributions will be subject to, among other things, the applicable provisions of Delaware law that may limit the amount of funds available for distribution to its partners. To the extent that we are unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid.

Non-Competition / Non-Solicitation and Confidential Information

Mr. Ziegler and several of our portfolio managers have agreed not to compete with us during the term of their employment with us and for a period of two years following termination of employment. All of our other employees who currently are limited partners have agreed, pursuant to the terms of the applicable grant agreements pursuant to which they have been issued Class B common units, to refrain from competing with us during the term of their employment with us, but will not be prohibited from doing so after their employment with us.

Mr. Ziegler and several of our portfolio managers have agreed not to solicit our employees and customers, while employed by us and for a period of two years following termination of employment. All of our other employees who are currently limited partners have agreed not to solicit our employees and, depending on such employee’s position, certain customers, while employed by us and for a period of one year following termination of employment.

Indemnification Agreements

We also entered into an indemnification agreement with each of our executive officers, directors and the members of our stockholders committee that provides, in general, that we will indemnify them to the fullest extent permitted by Delaware law in connection with their service in such capacities. Due to the nature of the indemnification agreements, they are not the type of agreements that are typically entered into with or available to unaffiliated third parties.

Transactions with AIC

Artisan Partners Holdings has cost sharing arrangements with AIC as well as AIC’s beneficial owners, including our Executive Chairman, Andrew A. Ziegler, and Carlene M. Ziegler, pursuant to which Artisan Partners Holdings and certain of its employees provide certain administrative services to AIC and its owners, and AIC and its owners reimburse Artisan Partners Holdings for the costs related to such services. Pursuant to these arrangements, AIC and its owners paid Artisan Partners Holdings approximately $411,062, $502,465, $508,735 and $448,920 for the six months ended June 30, 2013 and the years ended December 31, 2012, 2011 and 2010, respectively. These arrangements will terminate no later than the date of termination of Mr. Ziegler’s employment by Artisan. We believe that the terms of these arrangements are reasonable and reflect the terms of agreements negotiated on an arm’s-length basis. In addition, Artisan Partners Holdings has obtained and paid for insurance policies covering potential liability AIC may incur as the prior general partner of Artisan Partners Holdings.

Transactions with Artisan Funds

We have agreements to serve as the investment manager of Artisan Funds, an SEC-registered family of mutual funds, with which certain of our employees are affiliated. Under the terms of the agreements with the funds, the continuation of which is subject to annual review and approval by Artisan Funds’ board of directors, we earn investment management fees based on an annual percentage of the average daily net assets of each Artisan Fund, with the fee rates ranging from 0.64% to 1.25% of assets under management. Amounts earned from advising Artisan Funds, which are reported in investment management fees, are as follows:

Six months ended June 30, 2013	$205.6 million
Year ended December 31, 2012	$333.2 million
Year ended December 31, 2011	$303.9 million
Year ended December 31, 2010	$261.6 million

We have agreed to waive or reimburse expenses for certain of the Artisan Funds to the extent their expenses exceed certain levels. We have contractually agreed to waive our management fees or reimburse for expenses incurred to the extent necessary to cause the annual, ordinary operating expenses incurred by certain of the Artisan Funds not to exceed 1.50% of that fund’s average assets through February 1, 2014. In addition, we may decide to voluntarily reduce additional fees or reimburse any Artisan Fund for other expenses. Amounts we waived or reimbursed for fees and expenses (including management fees) for Artisan Funds are as follows:

Six months ended June 30, 2013	$0.0 million
Year ended December 31, 2012	$0.2 million
Year ended December 31, 2011	$0.4 million
Year ended December 31, 2010	$0.4 million

The officers and a director of Artisan Funds who are affiliated with us receive no compensation from Artisan Funds.

Transactions with Artisan Global Funds

We have agreements to serve as the investment manager of Artisan Global Funds, a family of Ireland-domiciled funds organized pursuant to the European Union’s Undertaking for Collective Investment in Transferable Securities, or UCITS, with which certain of our employees are affiliated. Under the terms of the agreements with Artisan Global Funds, we earn investment management fees based on an annual percentage of the average daily net assets of each sub-fund of Artisan Global Funds, with fee rates ranging from 0.75% to 1.80% of assets under management. In UCITS funds, it is permissible and in some circumstances customary for a portion of the management fee to be rebated to investors with accounts of a certain type or asset size or to be paid to intermediaries for distribution services. For the six months ended June 30, 2013 and the years ended December 31, 2012 and 2011, we earned investment management fees of $3.5 million, $3.0 million and $1.3 million, respectively, with effective fee rates, net of rebates, of 0.87%, 0.87% and 0.83%, respectively, from advising Artisan Global Funds. Artisan reimburses each sub-fund of Artisan Global Funds to the extent that sub-fund’s expenses exceed certain levels, which range from 0.10% to 0.20%. Amounts we waived or reimbursed for fees and expenses for Artisan Global Funds were $0.4 million, $0.7 million and $0.7 million for the six months ended June 30, 2013 and the years ended December 31, 2012 and 2011, respectively. The directors of Artisan Global Funds who are affiliated with us receive no compensation from Artisan Global Funds.

Transactions with Private Fund

We have an agreement to serve as the investment manager of Artisan Partners Launch Equity LP, or Launch Equity, a private investment partnership. Under the terms of our agreement with Launch Equity, we earn a quarterly fee based on the value of the closing capital account of each limited partner for the quarter, at the rate of 1.00% (annualized). At our discretion, the fee may be waived and certain expenses reimbursed. Amounts we waived for quarterly fees (which do not impact our financial statements as they are eliminated in consolidation) totaled $0.1 million, $0.3 million and $0.1 million for the six months ended June 30, 2013 and the years ended December 31, 2012 and 2011, respectively. Expense reimbursements totaled $0.1 million for the six months ended June 30, 2013 and each of the years ended December 31, 2012 and 2011. Our wholly owned subsidiary, Artisan Partners Alternative Investments GP LLC, is the general partner of Launch Equity. We made an initial equity investment in Launch Equity of $1,000. Artisan Partners Alternative Investments GP LLC is entitled to receive an allocation of profits from Launch Equity equal to 20% of Launch Equity’s net capital appreciation as determined at the conclusion of its fiscal year, which also may be waived at our discretion. The incentive fee amounts waived as a result of net capital appreciation for the fiscal year ended December 31, 2012 was $1.1 million. There was no net capital appreciation for the fiscal year ended December 31, 2011. All of the limited partner investors in Launch Equity are employees of Artisan, including Andrew C. Stephens, a portfolio manager on our Growth Team, who owns approximately 86% of the limited partner interests in Launch Equity, as well as our Executive Chairman, Andrew A. Ziegler, and his wife, Carlene M. Ziegler, our Chief Executive Officer, Eric R. Colson, and James D. Hamel, a portfolio manager on our Growth Team.

Transactions with LPL Financial LLC

LPL Financial LLC, a wholly owned subsidiary of LPL Investment Holdings Inc., is a broker-dealer through which shares of Artisan Funds are sold, exchanged and redeemed. Prior to August 15, 2013, H&F was the beneficial owner of more than ten percent of the shares of common stock of LPL Investment Holdings Inc., and therefore H&F may have been deemed to have an indirect material interest in our transactions with LPL Financial LLC prior to that time.

We compensate LPL Financial LLC by paying it a fee, based on the percentage of assets invested in Artisan Funds through LPL Financial LLC and its affiliates and with respect to which LPL Financial LLC and its affiliates provide services. Amounts we paid to LPL Financial LLC for its and its affiliates’ services are as follows:

Six months ended June 30, 2013	$1.1 million
Year ended December 31, 2012	$3.3 million
Year ended December 31, 2011	$2.9 million
Year ended December 31, 2010	$2.3 million

Other

Carlene M. Ziegler, who is married to Andrew A. Ziegler and is one of the founders of Artisan and former portfolio manager of one of our strategies, received compensation from us in the amount of $36,250 for the six months ended June 30, 2013 and $125,000 for each of the years ended December 31, 2012, 2011 and 2010. Mrs. Ziegler is a managing director of Artisan Partners Holdings serving in an advisory capacity to Artisan Partners Holdings’ senior management, particularly with respect to matters relating to portfolio management, investment strategies, capabilities of potential investment managers and capital structure planning.

Statement Regarding Transactions with Affiliates

We have adopted a written policy regarding the approval, with certain exceptions, of any transaction or series of transactions in which we or any of our subsidiaries is a participant, the amount involved exceeds $120,000, and a “related party” (a director, director nominee, executive officer, or a person known to us to be the beneficial owner of more than 5% of our voting securities) has a direct or indirect material interest (a “related-party transaction”). Under the policy, a related party must promptly disclose to our Chief Legal Officer any potential related party transaction and all material facts about the transaction. The Chief Legal Officer will then assess whether the transaction constitutes a related party transaction. If the Chief Legal Officer determines a transaction qualifies as such, he or she will promptly communicate that information to the Audit Committee of our board of directors, to the chairman of the Audit Committee, if the Chief Legal Officer determines it is impracticable or undesirable to wait until the next committee meeting, or to the entire board. Based on its consideration of all of the relevant facts and circumstances, the appropriate reviewer will decide whether or not to approve such transaction and will generally approve only those transactions that are not inconsistent with our best interests. If we become aware of an existing related party transaction that has not been pre-approved under this policy, the transaction will be referred to the Audit Committee or the entire board, which will evaluate all options available, including ratification, revision or termination of such transaction. Under the policy, any director who may be interested in a related party transaction must recuse himself or herself from any consideration of such related party transaction.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our capital stock as of October 23, 2013 for:

•	each person known by us to beneficially own more than 5% of any class of our outstanding shares;

•	each of our named executive officers;

•	each of our directors; and

•	all of our named executive officers and directors as a group.

The number of shares of our capital stock outstanding and percentage of beneficial ownership after the offering set forth below reflect the application of the net proceeds of this offering (assuming the underwriters do not exercise their option to purchase additional shares) to purchase an aggregate of 3,611,013 preferred units of Artisan Partners Holdings (and the corresponding cancellation of 3,611,013 shares of our Class C common stock) and 1,188,987 shares of convertible preferred stock. The shares of convertible preferred stock will be cancelled upon purchase.

Each share of our Class A common stock, Class C common stock and convertible preferred stock is entitled to one vote per share. Each share of Class B common stock initially entitles its holder to five votes per share. Each share of our Class C common stock corresponds to either a Class A common unit, Class D common unit or preferred unit of Artisan Partners Holdings, and each share of Class B common stock corresponds to a Class B common unit of Artisan Partners Holdings. On and after March 12, 2014 (unless we grant a waiver prior to that time), subject to certain restrictions, (i) each common unit will be exchangeable for one share of our Class A common stock, and upon any such exchange, the corresponding share of Class C or Class B common stock, as applicable, will be cancelled, and (ii) each preferred unit will be exchangeable for either one share of our convertible preferred stock or a number of shares of Class A common stock equal to the conversion rate as described in “Description of Capital Stock—Convertible Preferred Stock Conversion Rate”, and upon any such exchange, the corresponding share of Class C common stock will be cancelled. From and after the automatic conversion of our convertible preferred stock into Class A common stock, each preferred unit will be exchangeable for a number of shares of our Class A common stock equal to the conversion rate. See “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Exchange Agreement”. Each share of our convertible preferred stock will be convertible into a number of shares of our Class A common stock equal to the conversion rate. The shares of Class A common stock underlying limited partnership units or convertible preferred stock are not reflected in the table below.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each stockholder listed below is c/o Artisan Partners Asset Management Inc., 875 E. Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

	Before Offering									After Offering
	Class A		Class B		Class C		Convertible Preferred		Aggregate % of Combined Voting Power Before Offering	Class A		Class B		Class C		Convertible Preferred		Aggregate % of Combined Voting Power After Offering
	No. of Shares	% of Class	No. of Shares	% of Class	No. of Shares	% of Class	No. of Shares	% of Class		No. of Shares	% of Class	No. of Shares	% of Class	No. of Shares	% of Class	No. of Shares	% of Class
5+% Stockholders:
Artisan Investment Corporation(1)	—	—	—	—	9,627,644	33.2%	—	—	—	—	—	—	—	9,627,644	37.9%	—	—	—
H&F Brewer AIV II, L.P.(2)(3)(4)	3,334	*	—	—	7,791,435	26.9%	2,565,463	100.0%	6.0%	3,334	*	—	—	4,180,422	16.5%	1,376,476	100.0%	3.2%
MLY Holdings Corp.(5)(6)	—	—	5,240,425	20.4%	—	—	—	—	—	—	—	5,240,425	20.4%	—	—	—	—	—
LaunchEquity Acquisition Partners, LLC(5)(7)	—	—	2,435,209	9.5%	—	—	—	—	—	—	—	2,435,209	9.5%	—	—	—	—	—
N. David Samra(5)	513,517	3.6%	2,215,919	8.6%	—	—	—	—	—	513,517	2.7%	2,215,919	8.6%	—	—	—	—	—
James C. Kieffer(5)	—	—	2,045,135	8.0%	—	—	—	—	—	—	—	2,045,135	8.0%	—	—	—	—	—
Scott C. Satterwhite(5)	—	—	2,041,730	8.0%	—	—	—	—	—	—	—	2,041,730	8.0%	—	—	—	—	—
George Sertl(5)	—	—	2,040,217	8.0%	—	—	—	—	—	—	—	2,040,217	8.0%	—	—	—	—	—
Daniel J. O’Keefe(8)	627,632	4.4%	1,840,352	7.2%	—	—	—	—	—	627,632	3.3%	1,840,352	7.2%	—	—	—	—	—
James D. Hamel(5)	—	—	1,337,115	5.2%	—	—	—	—	—	—	—	1,337,115	5.2%	—	—	—	—	—
Lord, Abbett & Co. LLC(9)	1,500,580	10.5%	—	—	—	—	—	—	*	1,500,580	7.9%	—	—	—	—	—	—	*
FMR LLC(10)	602,014	4.2%	—	—	—	—	—	—	*	602,014	3.2%	—	—	—	—	—	—	*
Directors and Named Executive Officers:
Andrew A. Ziegler(11)	1,575,157	11.0%	25,629,149	100.0%	9,627,644	33.2%	—	—	80.1%	1,575,157	8.3%	25,629,149	100.0%	9,627,644	37.9%	—	—	80.1%
Eric R. Colson(8)	22,500	*	924,245	3.6%	—	—	—	—	—	22,500	*	924,245	3.6%	—	—	—	—	—
Janet D. Olsen(5)	—	—	221,237	*	—	—	—	—	—	—	—	221,237	*	—	—	—	—	—
Charles J. Daley, Jr.(5)(12)	11,300	*	187,311	*	—	—	—	—	—	11,300	*	187,311	*	—	—	—	—	—
Dean J. Patenaude(5)	9,500	*	181,583	*	—	—	—	—	—	9,500	*	181,583	*	—	—	—	—	—
Matthew R. Barger(4)(13)	3,334	*	—	—	1,632,338	5.6%	—	—	*	3,334	*	—	—	1,632,338	6.4%	—	—	*
Tench Coxe(4)(14)	3,334	*	—	—	1,493,211	5.1%	—	—	*	3,334	*	—	—	1,493,211	5.9%	—	—	*
Stephanie G. DiMarco(4)	23,334	*	—	—	—	—	—	—	*	23,334	*	—	—	—	—	—	—	*
Jeffrey A. Joerres(4)	6,834	*	—	—	—	—	—	—	*	6,834	*	—	—	—	—	—	—	*
Allen R. Thorpe(4)	3,334	*	—	—	—	—	—	—	*	3,334	*	—	—	—	—	—	—	*
Directors and executive officers as a group (12 persons)	1,674,027	11.7%	25,629,149	100.0%	12,753,193	44.0%	—	—	81.9%	1,674,027	8.8%	25,629,149	100.0%	12,753,193	50.2%	—	—	81.9%

*	Less than 1%.
(1)

AIC is owned by ZFIC, Inc., an entity that is controlled by Andrew A. Ziegler and Carlene M. Ziegler, who are married to each other. AIC and each of our employees to whom we have granted equity have entered into a stockholders agreement pursuant to which they granted an irrevocable voting proxy with respect to all of the shares of our common stock they have acquired from us and any shares they may acquire from us in the future to a stockholders committee consisting initially of a designee of AIC, who currently is Mr. Ziegler, Eric R. Colson and Daniel J. O’Keefe. The AIC designee has the sole right, in consultation with the other members of the stockholders committee as required pursuant to the terms of the stockholders agreement, to determine how to vote all shares subject to the stockholders agreement until the earliest to occur of: (i) Mr. Ziegler’s death or disability, (ii) the voluntary termination of Mr. Ziegler’s employment with us, including by reason of the scheduled expiration of his employment on March 12, 2014, and (iii) 180 days after the effective date of Mr. Ziegler’s involuntary termination of employment with us. AIC will retain investment power with respect to, and a pecuniary interest in, the shares of our common stock it holds, which are the shares of Class C common stock reflected in this row. See “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Stockholders Agreement” for additional information about the stockholders agreement.

(2)

Includes (a) shares of Class A common stock underlying restricted stock units held by Mr. Thorpe for the benefit of Hellman & Friedman LP, or H&F LP, (b) shares of Class C common stock held by H&F Capital Associates and H&F Brewer AIV, L.P. and (c) shares of convertible preferred stock held by H&F Brewer AIV II, L.P. The proceeds of any disposition of shares of Class A common stock held by H&F LP will be applied against management fees pursuant to the applicable partnership agreement of each of H&F Brewer AIV, L.P. and H&F Brewer AIV II, L.P. Hellman & Friedman GP LLC, or H&F GP, is the sole general partner of H&F LP. H&F is the sole general partner of H&F Capital Associates and H&F Investors V, L.P., or H&F Investors. H&F Investors is the sole general partner of H&F Brewer AIV, L.P. and of H&F Brewer AIV II, L.P. As sole general partner of H&F LP, H&F GP may be deemed to beneficially own shares of common stock beneficially owned by H&F LP. As sole general partner of H&F Capital Associates and H&F Investors, H&F may be deemed to beneficially own shares of common stock beneficially owned by H&F Capital Associates and H&F Investors. As sole general partner of H&F Brewer AIV, L.P. and H&F Brewer AIV II, L.P., H&F Investors may be deemed to beneficially own shares of common stock beneficially owned by H&F Brewer AIV, L.P. and H&F Brewer AIV II, L.P. Four designated members of H&F GP have collective power, by majority vote among them, to vote or to direct the vote of, and to dispose, or direct the disposition of, shares of common stock that are beneficially owned by H&F LP and H&F GP. A four person investment committee of H&F has power to vote or to direct the vote of, and to dispose or to direct the disposition of, shares of common stock that are beneficially owned by H&F, H&F Investors, H&F Capital Associates, H&F Brewer AIV II, L.P. and H&F Brewer AIV, L.P. Each designated member of H&F GP and each member of the investment committee of H&F disclaims beneficial ownership of such shares of common stock.

(3)

The address of H&F, H&F Investors, H&F Brewer AIV, L.P., H&F Brewer AIV II, L.P. and H&F Capital Associates is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, California 94111.

(4)

Includes the shares of Class A common stock underlying restricted stock units granted to our non-employee directors. The restricted stock units vested immediately, and the underlying shares will be delivered on the earlier to occur of (i) a change in control of Artisan and (ii) the termination of such person’s service as a director. Mr. Thorpe holds restricted stock units awarded to him for the benefit of H&F LP. The proceeds of any disposition of shares of Class A common stock held by H&F LP will be applied against management fees pursuant to the applicable partnership agreement of each of H&F Brewer AIV, L.P. and H&F Brewer AIV II, L.P. See footnote 2 above. Mr. Coxe holds restricted stock units awarded to him for the benefit of the managing directors of the general partner of Sutter Hill Ventures.

(5)

Pursuant to the stockholders agreement, MLY Holdings Corp., LaunchEquity Acquisition Partners, LLC, Mr. Samra, Mr. Kieffer, Mr. Satterwhite, Mr. Sertl, Mr. Hamel, Ms. Olsen, Mr. Daley and Mr. Patenaude each granted an irrevocable voting proxy with respect to all of the shares of our common stock he or she has acquired from us and any shares he or she may acquire from us in the future to the stockholders committee as described in footnote 1 above. Each retains investment power with respect to, and a pecuniary interest in, the shares of our common stock he or she holds, which are the shares reflected in the row applicable to each person.

(6)	MLY Holding Corp. is a Delaware corporation through which Mark L. Yockey holds his shares of Class B common stock. Mr. Yockey is the sole director of MLY Holding Corp.
(7)

LaunchEquity Acquisition Partners, LLC, is a manager-managed designated series limited liability company organized under the laws of State of Delaware. Andrew C. Stephens is the sole manager of the designated series of LaunchEquity Acquisition Partners through which Mr. Stephens holds his shares of Class B common stock.

(8)

Pursuant to the stockholders agreement, Mr. O’Keefe and Mr. Colson each granted an irrevocable voting proxy with respect to all of the shares of our common stock he has acquired from us and any shares he may acquire from us in the future to the stockholders committee as described in footnote 1 above. The stockholders committee initially consists of Mr. Ziegler, Mr. O’Keefe and Mr. Colson, with Mr. Ziegler currently possessing the sole right, in consultation with the other two members of the committee, to determine how to vote all shares subject to the stockholders agreement. Mr. O’Keefe and Mr. Colson each disclaim beneficial ownership of the shares of common stock subject to the stockholders agreement, other than those shares specified above held directly by Mr. O’Keefe and Mr. Colson with respect to which Mr. O’Keefe and Mr. Colson, respectively, have investment power and a pecuniary interest.

(9)

This information has been derived from the Schedule 13G filed with the SEC on September 10, 2013 by Lord, Abbett & Co. LLC which states that Lord, Abbett & Co. LLC has sole voting power over 1,451,966 shares and sole dispositive power over 1,500,580 shares.

(10)

This information has been derived from the Schedule 13G filed with the SEC on July 10, 2013 by FMR LLC which states that FMR LLC has sole voting power over 5,080 shares and sole dispositive power over 602,014 shares.

(11)

Includes all shares of Class A common stock, Class B common stock and Class C common stock held by AIC and our employees to whom we have granted equity. As described in footnote 1 above, AIC and each of our employees to whom we have granted equity have entered into a stockholders agreement pursuant to which they granted an irrevocable voting proxy with respect to all of the shares of our common stock they have acquired from us and any shares they may acquire from us in the future to a stockholders committee consisting initially of Mr. Ziegler, Mr. Colson and Mr. O’Keefe, with Mr. Ziegler currently possessing the sole right, in consultation with the other two members of the committee, to determine how to vote all shares subject to the stockholders agreement. Mr. Ziegler neither has investment power with respect to, nor a pecuniary interest in, any of the shares subject to the stockholders agreement, other than the shares owned by AIC. See footnote 1. Mr. Ziegler disclaims beneficial ownership of the shares of Class A common stock and Class B common stock subject to the stockholders agreement.

(12)	Includes 400 shares of Class A common stock held by Mr. Daley’s daughters.
(13)

Includes 390,336 shares of Class C common stock held by Frog & Peach LLC. Mr. Barger shares voting and investment power over, but disclaims beneficial ownership of, all of such shares of Class C common stock.

(14)

Includes 718,699 shares of Class C common stock held by Sutter Hill Ventures, of which Mr. Coxe is a managing director of the general partner; 720,239 shares of Class C common stock held by Rooster Partners, LP, of which Mr. Coxe is a co-trustee of a trust which is the general partner; and 54,273 shares of Class C common stock held by a trust of which Mr. Coxe is a co-trustee and beneficiary. Mr. Coxe shares voting and investment power over all of such shares of Class C common stock.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Our authorized capital stock consists of 500,000,000 shares of Class A common stock, par value $0.01 per share, 200,000,000 shares of Class B common stock, par value $0.01 per share, 400,000,000 shares of Class C common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock (including 15,000,000 shares designated as convertible preferred stock, par value $0.01 per share).

Common Stock

Class A Common Stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of our Class A common stock are entitled to receive dividends (including dividends payable in shares of our Class A common stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock paid proportionally with respect to each outstanding share of our Class A common stock), if declared by our board of directors, out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. In the event that we receive any distributions on preferred units of Artisan Partners Holdings held by us, the terms of our convertible preferred stock prevent us from declaring or paying any dividend on our Class A common stock until we have paid to the convertible preferred stockholders an amount per share equal to the proceeds per preferred unit of any distributions we receive on the preferred units held by us plus the cumulative amount of any prior distributions made on the preferred units held by us which have not been paid to the convertible preferred stockholders, net of taxes, if any, payable by us on (without duplication) (i) allocations of taxable income related to such distributions and (ii) the distributions themselves, in each case in respect of the preferred units held by us. The rights of the holders of Class A common stock to distributions, including upon liquidation, are subject to the H&F preference, as described under “—Preferred Stock—Convertible Preferred Stock—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock”. If the H&F preference is terminated, upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive, on a pro rata basis, our remaining assets available for distribution.

Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

We entered into an exchange agreement with the holders of limited partnership units of Artisan Partners Holdings. On and after March 12, 2014, subject to certain restrictions set forth in the exchange agreement (including those intended to ensure that Artisan Partners Holdings is not treated as a “publicly traded partnership” for U.S. federal income tax purposes), holders of Artisan Partners Holdings units (other than us) and certain permitted transferees will have the right to exchange common units (together with an equal number of shares of Class B or Class C common stock, as applicable) for shares of our Class A common stock on a one-for-one basis and to exchange preferred units (together with an equal number of shares of Class C common stock) either for shares of our convertible preferred stock on a one-for-one basis or for shares of our Class A common stock at the conversion rate plus cash in lieu of fractional shares as described in “—Preferred Stock—Convertible Preferred Stock—Convertible Preferred Stock Conversion Rate”. From and after the automatic conversion of the convertible preferred stock, each preferred unit will be exchangeable for a number of shares of our Class A common stock equal to the conversion rate. Upon any such exchange, the shares of our Class B common stock or Class C common stock, as the case may be, will be automatically cancelled. See “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Exchange Agreement”.

Class B Common Stock

Initially, holders of our Class B common stock are entitled to five votes for each share held of record on all matters submitted to a vote of stockholders. If and when the holders of our Class B common stock collectively hold less than 20% of the aggregate number of outstanding shares of our common stock and our convertible preferred stock, each share of Class B common stock will entitle its holder to only one vote per share held of record on all matters submitted to a vote of stockholders.

Our employee-partners as the holders of the Class B common units of Artisan Partners Holdings are currently the holders of all of the issued and outstanding shares of Class B common stock. Upon the termination of the employment of an employee-partner, the employee-partner’s vested Class B common units and the associated Class B common stock are automatically exchanged for Class E common units and Class C common stock, respectively, and we cancel each unvested share of the employee-partner’s Class B common stock. Unvested Class B common units are forfeited by the terminated employee-partner. See “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Stockholders Agreement” for a description of the terms of the stockholders agreement that our employee-partners are party to.

Holders of our Class B common stock do not have any right to receive dividends (other than dividends payable in shares of our Class B common stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock) or to receive a distribution upon the dissolution, liquidation or sale of all or substantially all of our assets.

Holders of our Class B common stock do not have preemptive, subscription, redemption or conversion rights.

Class C Common Stock

Holders of our Class C common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

The holders of the Class A common units and preferred units of Artisan Partners Holdings, our former employee-partners and AIC as the holder of the Class D common units are currently the holders of all of the issued and outstanding shares of Class C common stock.

Holders of our Class C common stock do not have any right to receive dividends (other than dividends consisting of shares of our Class C common stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of our Class C common stock paid proportionally with respect to each outstanding share of our Class C common stock) or to receive a distribution upon the dissolution, liquidation or sale of all or substantially all of our assets.

Holders of our Class C common stock do not have preemptive, subscription, redemption or conversion rights.

Preferred Stock

Our restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the stockholders. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to fix and determine the designation, terms, preferences, limitations and relative rights thereof, including the dividend rights, conversion or exchange rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series.

Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased (but not above the total number of shares of preferred stock authorized under our restated certificate of incorporation) or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares. We could, without stockholder approval, issue preferred stock that could impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders may believe is in their best interests or in which they may receive a premium for their Class A common stock over the market price of the Class A common stock.

Convertible Preferred Stock

Holders of our convertible preferred stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

The holders of our convertible preferred stock are currently certain of the H&F holders to whom such shares were issued as partial consideration in connection with the H&F Corp Merger. Shares of convertible preferred stock will also be issued upon exchange of preferred units of Artisan Partners Holdings on a one-for-one basis.

Holders of our convertible preferred stock are entitled to receive dividends, if declared by our board of directors, out of funds legally available therefor, subject to a maximum amount, per share, equal to the proceeds per preferred unit received by Artisan Partners Asset Management, net of taxes, if any, payable by Artisan Partners Asset Management on (without duplication) (i) allocations of taxable income related to such distributions and (ii) the distributions themselves, in each case in respect of the preferred units held by us (using an assumed tax rate based on the maximum combined corporate federal, state and local income tax rate applicable to us, taking into account the deductibility of state and local income taxes). For purposes of determining the taxable income or gain attributable to proceeds in respect of the preferred units held by us, any deduction or loss that is taken into account under the tax receivable agreements is excluded.

Holders of our convertible preferred stock do not have preemptive, subscription or redemption rights.

Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock

Taxable income and loss and distributions of profits of Artisan Partners Holdings are generally allocated and made to its partners pro rata in accordance with the number of partnership units of Artisan Partners Holdings they hold, except in the case of (i) a partial capital event, (ii) dissolution of Artisan Partners Holdings (as described below) or (iii) with respect only to the common and preferred units of Artisan Partners Holdings, the bonus reallocation adjustments as described under “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings—Economic Rights of Partners”. We refer in this prospectus to the preferential distributions in the case of partial capital events or dissolution of Artisan Partners Holdings, together with the preference rights of the convertible preferred stock, as the H&F preference. The H&F preference will terminate if the average daily VWAP of our Class A common stock for any period of 60 consecutive trading days, beginning no earlier than the 90th day after (i) completion of the 2014 Underwritten Offering we plan to conduct pursuant to the resale and registration rights agreement (but in no event beginning prior to June 12, 2014) or (ii) June 12, 2014, if we do not conduct the 2014 Underwritten Offering by that date, is at least $43.11 divided by the then-applicable conversion rate.

We will always hold a number of preferred units of Artisan Partners Holdings equal to the number of shares of convertible preferred stock outstanding. We are entitled to any distributions (including preferential distributions) paid on the preferred units we hold. Each share of convertible preferred stock entitles its holder to dividends equal to the proceeds per preferred unit of such distributions plus the cumulative amount of any prior distributions made on the preferred units held by us which have not been paid to the convertible preferred stockholders, net of taxes, if any, payable by us on (without duplication) (i) allocations of taxable income related to such distributions and (ii) the distributions themselves, in each case in respect of the preferred units held by us (using an assumed tax rate based on the maximum combined corporate federal, state and local income tax rate applicable to us, taking into account the deductibility of state and local income taxes). For purposes of determining the taxable income or gain attributable to proceeds in respect of the preferred units held by us, any deduction or loss that is taken into account under the tax receivable agreements is excluded. Until we have declared and paid a dividend, or, in the case of a liquidation, distributed an amount equal to such proceeds to the holders of our convertible preferred stock, we may not declare or pay a dividend on, or redeem or repurchase shares of, any other class of our capital stock, including our Class A common stock.

Partial Capital Events. A “partial capital event” means any sale, transfer, conveyance or disposition of consolidated assets of Artisan Partners Holdings for cash or other liquid consideration (other than in a transaction (i) in the ordinary course of business, (ii) that involves assets with a fair market value of less than or equal to 1% of the consolidated assets of Artisan Partners Holdings or (iii) that is part of or would result in a dissolution of Artisan Partners Holdings), or the incurrence of indebtedness by Artisan Partners Holdings or its subsidiaries, the principal purpose of which is to distribute the proceeds to the partners or equity holders thereof. A “partial capital event” does not include the incurrence of any indebtedness that is refinancing indebtedness of Artisan Partners Holdings outstanding on or prior to March 12, 2013.

The net proceeds of any partial capital event will be distributed:

•

first, 60% to the holders of the preferred units and 40% to the holders of all of the classes of common units and GP units, in each case in proportion to their respective capital account balances, until the amount distributed on each preferred unit in respect of all partial capital events equals $34.49 per unit, which we refer to as the per unit preference amount;

•

second, in the event that any amounts were ever distributed in accordance with the preceding bullet point, 100% to the holders of all of the classes of common units and GP units, in each case in proportion to their respective capital account balances, until the cumulative amount distributed on each such unit in respect of all partial capital events equals the cumulative amount the holders of all of the classes of common units and GP units would have received from all partial capital event distributions had all such distributions been made in proportion to the respective number of partnership units held by all partners; and

•	third, to the holders of all classes of partnership units (including GP units) in proportion to their respective capital account balances.

Notwithstanding the foregoing, holders of the preferred units may decline all or any portion of a preferential distribution of the net proceeds of a partial capital event.

Dissolution. The assets of Artisan Partners Holdings will be distributed upon its dissolution, after satisfaction of its debts and liabilities:

•

first, in the event Artisan Partners Holdings has undistributed profits earned or accrued after our IPO, to the holders of all classes of partnership units (including GP units), in each case in proportion to each partner’s respective number of units at the time such profits were earned or accrued, until Artisan Partners Holdings has distributed all such profits;

•

second, to the holders of all classes of partnership units (including GP units), in each case in proportion to their interests in undistributed profits earned or accrued prior to the consummation of our IPO until Artisan Partners Holdings has distributed all such profits, provided that Artisan Partners Asset

Management Inc. shall have an initial interest in such profits equal to the percentage interest of all partnership units represented by its GP units;

•

third, to the holders of the preferred units in proportion to their respective capital account balances, until the amount distributed on each preferred unit (including any preferential distributions previously made in connection with any partial capital event) equals the per unit preference amount;

•

fourth, in the event that any amounts have been distributed to the holders of preferred units upon a partial capital event or pursuant to the preceding bullet point, to the holders of all of the classes of common units and GP units, in each case in proportion to their respective capital account balances, until the cumulative amount distributed on each such unit (including distributions in respect of partial capital events since the completion of our IPO) equals the cumulative amount the holders of all of the classes of common units and GP units would have received from all partial capital event and dissolution distributions had all such distributions been made in proportion to the respective number of partnership units held by all partners; and

•	fifth, to the holders of all of the classes of partnership units (including the GP units) in proportion to their respective capital account balances.

Upon termination of the H&F preference, if any preferential distributions were previously made with respect to the preferred units, distributions in the case of a partial capital event or dissolution of Artisan Partners Holdings will be made solely to the holders of partnership units (including GP units) other than the preferred units, in each case in proportion to their respective capital account balances, until the cumulative amount distributed per unit equals the amount the holders of partnership units (including GP units) would have received from all partial capital event and dissolution distributions had all such distributions been made in proportion to the respective number of partnership units held by all partners. After that, all holders of the partnership units, including the holders of the preferred units, will be entitled to distributions in proportion to their respective capital account balances, and Artisan Partners Holdings will no longer be required to make any distributions in connection with a partial capital event. The balance of each partner’s capital account as a percentage of the aggregate capital account balances of all partners corresponds to that partner’s respective percentage interest in the profits of Artisan Partners Holdings.

Convertible Preferred Stock Conversion Rate

Each share of our convertible preferred stock is convertible into a number of shares of our Class A common stock equal to the conversion rate (as described below). When the holders of convertible preferred stock are no longer entitled to preferential distributions, as described above in “—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock” and any preferred distributions have been paid in full to such holders, all shares of convertible preferred stock will automatically convert into shares of our Class A common stock at the then-applicable conversion rate plus cash in lieu of fractional shares (after aggregating all shares of our Class A common stock that would otherwise be received by such holder). Upon the conversion of a share of convertible preferred stock into a share of Class A common stock or the exchange of a preferred unit for a share of a Class A common stock, Artisan Partners Holdings will issue to us a number of GP units equal to the conversion rate.

The conversion rate will equal the excess, if any, of (a) one over (b) a fraction equal to (x) the cumulative excess distributions per preferred unit (as described below) divided by (y) the average daily VWAP per share of our Class A common stock for the 60 consecutive trading days immediately preceding the conversion date. The cumulative excess distributions per preferred unit will equal the excess, if any, of (a) the cumulative amount of distributions upon partial capital events made per preferred unit over (b) the cumulative amount of distributions upon partial capital events made, on a per unit basis, to the holders of the classes of units other than the preferred units. The conversion rate will equal one when either (i) no partial capital events have occurred or (ii) when the amount distributed in respect of all partial capital events on a per unit basis equals the amount distributed per preferred unit in respect of all partial capital events.

Voting

Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of the election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A common stock, Class B common stock, Class C common stock and convertible preferred stock present in person or represented by proxy, voting together as a single class. However, as set forth below under “—Anti-Takeover Effects of Provisions of Delaware Law and Our Restated Certificate of Incorporation and Amended and Restated Bylaws—Amendments to Our Governing Documents”, certain material amendments to our restated certificate of incorporation must be approved by at least 66 2/3% of the combined voting power of all of our outstanding capital stock entitled to vote in the election of our board, voting together as a single class. In addition, amendments to our restated certificate of incorporation, including in connection with a merger, that would alter or change the powers, preferences or rights of the Class A common stock, Class B common stock, Class C common stock or convertible preferred stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class or series, as applicable. With certain exceptions, any amendment to our restated certificate of incorporation to increase or decrease the authorized shares of any class of common stock or the convertible preferred stock must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class or series, as applicable.

Authorized but Unissued Capital Stock

The DGCL does not generally require stockholder approval for the issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. However, the listing requirements of the NYSE, which would apply so long as the Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities they may believe are in their best interests or in which they may receive a premium for their Class A common stock over the market price of the Class A common stock.

Anti-Takeover Effects of Provisions of Delaware Law and Our Restated Certificate of Incorporation and Amended and Restated Bylaws

Business combination statute

We are a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in any “business combination” with any “interested stockholder” for a three-year period following the time such stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares as specified in Section 203; or

•

at or subsequent to such time the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement described above would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Corporate Opportunities

Our restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, H&F, Sutter Hill Ventures and their respective affiliates have no obligation to offer us an opportunity to participate in business opportunities presented to H&F, Sutter Hill Ventures or their respective affiliates even if the opportunity is one that we might reasonably have pursued (and therefore may be free to compete with us in the same business or similar business), and we renounce and waive and agree not to assert any claim for breach of any fiduciary or other duty relating to any such opportunity against H&F or Sutter Hill Ventures or their respective affiliates by reason of any such activities unless, in the case of any person who is a director or officer of our company, such opportunity is expressly offered to such director or officer in writing solely in his or her capacity as an officer or director of our company. Stockholders will be deemed to have notice of and consented to this provision of our restated certificate of incorporation.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors. These procedures provide that notice of such stockholder approval must be timely given in writing to our secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information required to be provided by the amended and restated bylaws.

Limits on Written Consents

Our restated certificate of incorporation provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders or may be effected by a unanimous consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of our Class B and Class C common stock or our preferred stock to act by written consent in connection with actions that require their vote as a separate class.

Annual Meetings; Limits on Special Meetings

We expect to have annual meetings of stockholders beginning in 2014. Subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders may be called only by (i) our board of directors, (ii) our Executive Chairman or (iii) our Chief Executive Officer.

Amendments to Our Governing Documents

Generally, the amendment of our restated certificate of incorporation requires approval by our board of directors and a majority vote of stockholders; however, certain material amendments (including amendments with respect to provisions governing board composition, actions by written consent and special meetings) require the approval of at least 66 2/3% of the votes entitled to be cast by the outstanding capital stock in the elections of our board. Any amendment to our amended and restated bylaws requires the approval of either a majority of our board of directors or holders of at least 66 2/3% of the votes entitled to be cast by the outstanding capital stock in the election of our board. Such a super majority vote of the board shall be required for the board to amend the bylaws to increase the number of directors and, prior to December 31, 2016, no such amendment shall increase the number of directors to more than nine or decrease the number of directors to fewer than four. In addition, amendments to our restated certificate of incorporation (whether by merger, consolidation or otherwise) that would alter or change the powers, preferences or rights of the Class A common stock, Class B common stock, Class C common stock or convertible preferred stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class or series, as applicable. Any amendment to our restated certificate of incorporation (whether by merger, consolidation or otherwise) to increase or decrease the authorized shares of any class of common stock or the convertible preferred stock must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class or series, as applicable.

Sole and Exclusive Forum

Our restated certificate of incorporation provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our restated certificate of incorporation or our amended and restated bylaws or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our restated certificate of incorporation. This choice of forum provision may have the effect of discouraging lawsuits against us and our directors, officers, employees and agents. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the provision of our restated certificate of incorporation to be inapplicable or unenforceable.

Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings LP

We depend upon distributions from Artisan Partners Holdings to fund our dividends and any other distributions. For a description of the material terms of the amended and restated limited partnership agreement of Artisan Partners Holdings, see “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings”.

Listing

Our Class A common stock is listed on the NYSE under the symbol “APAM”.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Class A common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our Class A common stock.

As of October 23, 2013, there were 14,287,436 shares of Class A common stock and 2,565,463 shares of convertible preferred stock outstanding. Upon the consummation of this offering, we will have 19,087,436 shares of our Class A common stock and 1,376,476 shares of our convertible preferred stock outstanding. At the election of the holder, each share of our convertible preferred stock is convertible at any time into a number of shares of our Class A common stock equal to the conversion rate as described in “Description of Capital Stock—Preferred Stock—Convertible Preferred Stock”. When the holders of convertible preferred stock are no longer entitled to preferential distributions, as described under “Description of Capital Stock—Preferred Stock—Convertible Preferred Stock”, all shares of convertible preferred stock will automatically convert into shares of our Class A common stock at the conversion rate plus cash in lieu of fractional shares.

As of October 23, 2013, there were 46,839,673 common units and 7,791,435 preferred units of Artisan Partners Holdings outstanding. Upon consummation of this offering, there will be 46,839,673 common units and 4,180,422 preferred units outstanding. Unless we were to grant a waiver to permit earlier exchanges, on March 12, 2014, subject to certain restrictions, holders of Artisan Partners Holdings units (other than us) and certain permitted transferees will have the right to exchange common units (together with an equal number of shares of corresponding Class B or Class C common stock, as applicable) for shares of our Class A common stock on a one-for-one basis and to exchange preferred units (together with an equal number of corresponding shares of Class C common stock) either for shares of our convertible preferred stock on a one-for-one basis or for shares of our Class A common stock at the conversion rate described above. Following the automatic conversion of our convertible stock into Class A common stock, each preferred unit will be exchangeable only for Class A common stock at the conversion rate. See “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Exchange Agreement”. We entered into a registration rights agreement with the holders of the limited partnership units of Artisan Partners Holdings and our convertible preferred stock that will require us to register under the Securities Act the issuance and sale of these shares of Class A common stock. See “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Resale and Registration Rights Agreement—Restrictions on Sale”.

Of the shares of common stock outstanding following this offering, 17,512,279 shares of Class A common stock (or 18,232,279 shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares) will be freely tradable without restriction or further registration under the Securities Act. Any shares of Class A common stock held by our “affiliates”, as defined in Rule 144 under the Securities Act, would be subject to the limitations and restrictions described below under “—Rule 144”. As described above, holders of partnership units of Artisan Partners Holdings will not have the right to exchange such units for shares of our Class A common stock until March 12, 2014; thereafter, subject to certain restrictions, they may exchange any and all units. The shares of Class A common stock they receive upon exchange will be subject to restrictions on transfer as described under “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Resale and Registration Rights Agreement—Restrictions on Sale”.

Subject to underwriter cutbacks and assuming (i) our board has not made a change in tax law determination as described below and (ii) the then-applicable conversion rate is one, 22,064,739 shares of our Class A common stock issuable upon exchange of limited partnership units of Artisan Partners Holdings or upon conversion of shares of our convertible preferred stock may be sold as part of the 2014 Underwritten Offering we are required to conduct as early as the first quarter of 2014 pursuant to the registration rights agreement. The shares of Class A common stock eligible to be sold in the 2014 Underwritten Offering are expected to be comprised, subject to adjustment, of the following:

•	1,444,147 shares of our Class A common stock received upon exchange of Class D common units that AIC may sell;

•

5,556,898 shares of our Class A common stock received upon exchange of preferred units or conversion of shares of our convertible preferred stock that the H&F holders may sell, assuming that the then-applicable conversion rate is one and that the underwriters exercise in full their option to purchase additional shares of Class A common stock in this offering;

•	11,023,564 shares of our Class A common stock received upon exchange of Class A common units that holders of our Class A common units may sell;

•

3,844,372 shares of our Class A common stock received upon exchange of Class B common units that current employee-partners may sell, assuming that all current employee-partners remain employed by us through the date of the 2014 Underwritten Offering; and

•

195,758 shares of our Class A common stock received upon exchange of Class E common units that certain of our former employee-partners may sell, assuming that all current employee-partners remain employed by us through the date of the 2014 Underwritten Offering and that no former employee-partner sells any shares of our Class A common stock prior to the 2014 Underwritten Offering.

We may also conduct the 2014 Underwritten Offering by issuing shares of our Class A common stock and using the net proceeds thereof to purchase an aggregate number of limited partnership units of Artisan Partners Holdings and shares of our convertible preferred stock equal to the number of shares of Class A common stock we issue.

Following (i) June 12, 2014 or (ii) the expiration of any lock-up period in connection with the 2014 Underwritten Offering, if such offering is completed prior to June 12, 2014, all of the shares eligible to be sold in the 2014 Underwritten Offering may be sold in any manner of sale permitted under the securities laws. If our board were to make a change in tax law determination, as described under “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Resale Timing and Manner Restrictions—Other Permitted Transfers”, those dates would generally be accelerated. AIC and the H&F holders will have the right to use the shelf registration statement we intend to file to sell their shares of Class A common stock from time to time.

The number of shares of our Class A common stock listed above do not include any additional shares that the estate of any deceased holder or the beneficiaries thereof may sell to cover applicable estate and inheritance taxes.

Shares of our Class A common stock issuable upon exchange of common units held by employee-partners and former employee-partners are subject to restrictions on transfer as described under “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Resale and Registration Rights Agreement—Restrictions on Sale”.

Additionally, the original H&F holders will have the right to distribute preferred units, shares of convertible preferred stock or shares of Class A common stock to any one or more of their partners or stockholders, as applicable, at any time following (i) June 12, 2014 or (ii) the expiration of any lock-up period in connection with the 2014 Underwritten Offering, if such offering is completed prior to June 12, 2014. Similarly, following the same applicable time period, Sutter Hill Ventures and Frog & Peach LLC may distribute their Class A common units or Class A common stock received in exchange for Class A common units to their partners or members, respectively. The transferees in any such distribution by the original H&F holders, Sutter Hill Ventures or Frog & Peach LLC will not be subject to contractual resale restrictions and will not have any rights under the registration rights agreements.

We may at any time waive any restrictions (i) on exchange of limited partnership units of Artisan Partners Holdings for our capital stock, or (ii) on transfer or sale of our Class A common stock. We may also purchase limited partnership units of Artisan Partners Holdings or shares of our convertible preferred stock at any time and may issue and sell additional shares of our Class A common stock to fund any such purchases.

Rule 144

Rule 144 provides a safe harbor from the registration requirements of the Securities Act. In general, under Rule 144 as currently in effect, our affiliates who own shares received from us in a registered transaction (including a registered exchange), who own shares for at least six months or who own shares purchased in the open market are entitled to sell these shares without registration as follows. Within any three-month period, each person may sell a number of shares that does not exceed the greater of 1% of our then-outstanding shares of Class A common stock, which will equal approximately 190,874 shares immediately after this offering, or the average weekly trading volume of our Class A common stock on the NYSE during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 by affiliates will also be subject to manner of sale provisions, notice requirements and the availability of current public information about us. These limitations do not apply to any shares sold by affiliates pursuant to an effective registration statement.

A person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares of Class A common stock within the definition of “restricted securities” under Rule 144 that were acquired from us, or any affiliate, at least six months previously, would also be entitled to sell shares under Rule 144. Such sales would be permitted without regard to the volume limitations, manner of sale provisions or notice requirements described above and, after one year, without any limits, including the public information requirement.

Lock-up Agreements

We and our officers, directors and the H&F holders have agreed with the underwriters not to dispose of or hedge any shares of our Class A common stock, or securities convertible into or exchangeable for our Class A common stock, subject to certain exceptions, for the 90-day period following the date of this prospectus, without the prior consent of Citigroup Global Markets Inc. and Goldman, Sachs & Co. See “Underwriting”.

Equity Awards

We have filed a registration statement on Form S-8 under the Securities Act registering 15,000,000 shares of our Class A common stock issued and issuable pursuant to our 2013 Omnibus Incentive Compensation Plan and 2013 Non-Employee Director Plan, as well as all shares of our Class A common stock issuable upon exchange of common units reserved for issuance under the 2013 Omnibus Incentive Compensation Plan. On July 17, 2013, our board of directors approved the issuance of 1,575,157 restricted shares of Class A common stock to our employees and employees of our subsidiaries pursuant to our 2013 Omnibus Incentive Compensation Plan. In general, these shares vest pro rata in the third fiscal quarter of each of the next five years. Shares of our Class A common stock registered under the registration statement on Form S-8 are available for sale in the open market, subject to Rule 144 volume limitations applicable to affiliates and any applicable contractual restrictions (including vesting restrictions).

Registration Rights Agreement

As discussed above, as part of our IPO Reorganization, we entered into a registration rights agreement with each of the holders of the limited partnership units of Artisan Partners Holdings and each of the holders of our convertible preferred stock pursuant to which the shares of our Class A common stock issued upon exchange or conversion of their limited partnership units or convertible preferred stock, as applicable, are eligible for resale, subject to the resale timing and manner limitations described under “Relationships and Related Party Transactions—Transactions in connection with the IPO Reorganization—Resale and Registration Rights Agreement—Restrictions on Sale”. The restrictions on resale imposed by the registration rights agreement will be in addition to restrictions on resale imposed by federal securities laws and regulations, including Rule 144, which is described above.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF

OUR CLASS A COMMON STOCK

This section summarizes the material United States federal income and estate tax consequences of the ownership and disposition of Class A common stock by a non-U.S. holder. It applies to you only if you acquire your Class A common stock in this offering and you hold the Class A common stock as a capital asset for U.S. federal income tax purposes. You are a non-U.S. holder if you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the Class A common stock.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation”, “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). This section is based on the tax laws of the United States, including the Internal Revenue Code, as amended, or the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Class A common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Class A common stock should consult its tax adviser with regard to the United States federal income tax treatment of an investment in the common stock.

You should consult a tax adviser regarding the United States federal tax consequences of acquiring, holding and disposing of Class A common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

Except as described below, if you are a non-U.S. holder of Class A common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-United States person, and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of Class A common stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

•

you are an individual, you hold the Class A common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•

we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the Class A common stock and you are not eligible for any treaty exemption.

If you are a non-U.S. holder and the gain from the disposition of the Class A common stock is effectively connected with your conduct of a trade or business in the United States (and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis), you will be subject to tax on the net gain derived from the sale at rates applicable to United States citizens, resident aliens and domestic United States corporations. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual non-U.S. holder described in the second bullet point immediately above, you will be subject to a flat 30% tax or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate, on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Federal Estate Taxes

Class A common stock held by a non-U.S. holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

In general (except as described below), backup withholding and information reporting will not apply to a distribution of dividends on the Class A common stock paid to you or to proceeds from the disposition of the Class A common stock by you, in each case, if you certify under penalties of perjury that you are a non-United States person, and neither we nor our paying agent (or other payor) have actual knowledge or reason to know to the contrary. In general, if the Class A common stock is not held through a qualified intermediary, the amount of dividends, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the Internal Revenue Service.

Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your United States federal income tax liability or refunded, provided the required information is timely furnished to the Internal Revenue Service.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

A 30% withholding tax will be imposed on certain payments to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect U.S. stockholders and/or U.S. accountholders. Such payments will include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Such withholding will only apply to payments of dividends made on or after July 1, 2014, and to payments of gross proceeds from a sale or other disposition of our Class A common stock occurring on or after January 1, 2017.

UNDERWRITING

Artisan Partners Asset Management and the underwriters named below have entered into an underwriting agreement with respect to the shares of Class A common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Citigroup Global Markets Inc. and Goldman, Sachs & Co. are acting as joint book-running managers of this offering and are acting as the representatives of the underwriters.

Underwriters	Number of Shares of Class A Common Stock
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Keefe, Bruyette & Woods, Inc.
Sandler O’Neill & Partners, L.P.
William Blair & Company, L.L.C.

Total	4,800,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 720,000 shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Artisan Partners Asset Management. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

We have agreed to reimburse the underwriters for certain legal expenses in connection with this offering in an amount not exceeding $50,000 and have also agreed to pay Solebury Capital LLC a fee for certain financial consulting services. See “—Relationship with Solebury Capital LLC.” Such reimbursement and fee payment are deemed underwriting compensation by FINRA.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Artisan Partners Asset Management, its officers and directors and certain limited partners of Artisan Partners Holdings have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Citigroup Global Markets Inc. and Goldman, Sachs & Co. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

Artisan Partners Asset Management’s Class A common stock is listed on the NYSE under the symbol “APAM”.

In connection with this offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from Artisan Partners Asset Management in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts that they or their affiliates manage to exceed five percent of the total number of shares offered.

Artisan Partners Asset Management estimates that the total expense of this offering, excluding underwriting discounts and commissions, will be approximately $1,100,000.

Artisan Partners Asset Management has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Artisan Partners Asset Management and its affiliates, for which they received or will receive customary fees and expenses. Under our revolving credit agreement, Citigroup Global Markets Inc. is a lead arranger and bookrunner, and Citibank, N.A., an affiliate of Citigroup Global Markets Inc., is administrative agent.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates also may make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments of Artisan Partners Asset Management.

Relationship with Solebury Capital LLC

We have retained Solebury Capital LLC, or Solebury, a FINRA member, to provide certain financial consulting services (which do not include underwriting services) in connection with this offering. We have agreed to pay Solebury, only upon the closing of this offering, a fee of $225,000. We also have agreed to reimburse Solebury for reasonable and duly documented out-of-pocket expenses up to a maximum of $25,000 and have provided indemnification of Solebury pursuant to an engagement agreement. Solebury’s services include deal structuring, fee and economic recommendations, distribution strategy recommendations and marketing message development. Solebury is not acting as an underwriter and has no contact with any public or institutional investor on behalf of us or the underwriters. In addition, Solebury will not underwrite or purchase any of our Class A common stock in this offering or otherwise participate in any such undertaking.

Member States of the European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that relevant Member State (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant Member State prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant Member State or, where appropriate, approved in another relevant Member State and notified to the competent authority in that relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant Member State at any time:

a)	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

b)	to fewer than 100 or, if that Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors” as defined below) subject to obtaining the prior consent of the representative; or

c)	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares described in this prospectus located within a relevant Member State will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purposes of the above, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in that Member State), and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in that Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Artisan Partners Asset Management has not authorized and does not authorize the making of any offer of shares through any financial intermediary on its behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person who is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the issuer or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”).

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) in connection with the issue or sale of any shares which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

VALIDITY OF CLASS A COMMON STOCK

The validity of the issuance of the shares of Class A common stock offered hereby will be passed upon for Artisan Partners Asset Management by Sullivan & Cromwell LLP, New York, New York and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 included in this Prospectus, have been so included in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock we are offering. This prospectus does not contain all of the information in the registration statement and the exhibits to the registration statement. For further information with respect to us and our Class A common stock, we refer you to the registration statement and the exhibits thereto. With respect to documents described in this prospectus, we refer you to the copy of the document if it is filed as an exhibit to the registration statement.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement, of which this prospectus is a part, at the SEC’s Internet website. In addition, we are subject to the information reporting requirements of the Exchange Act, and, as a result, file annual, quarterly and current reports, proxy statements and other information with the SEC.

ARTISAN PARTNERS ASSET MANAGEMENT INC.

Unaudited Condensed Consolidated Statements of Financial Condition

(U.S. dollars in thousands, except per share amounts)

	June 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$257,404	$141,159
Cash and cash equivalents of Launch Equity	16,068	10,180
Accounts receivable	53,843	46,022
Accounts receivable of Launch Equity	1	10,595
Investment securities	22,239	15,241
Investment securities of Launch Equity	60,066	46,237
Property and equipment, net	8,731	8,807
Deferred tax assets	64,476	—
Prepaid expenses and other assets	8,133	9,319

Total assets	$490,961	$287,560

LIABILITIES, REDEEMABLE PREFERRED UNITS AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable, accrued expenses and other	$50,324	$50,266
Accrued incentive compensation	70,065	7,254
Borrowings	200,000	290,000
Class B liability awards	—	225,249
Amounts payable under tax receivable agreements	53,618	—
Contingent value rights	22,020	—
Payables of Launch Equity	64	10,726
Securities sold, not yet purchased of Launch Equity	32,652	19,586

Total liabilities	$428,743	$603,081
Commitments and contingencies
Redeemable preferred units	—	357,194
Common Stock
Class A common stock ($0.01 par value per share, 500,000,000 shares authorized and 12,712,279 outstanding at June 30, 2013)	127	—
Class B common stock ($0.01 par value per share, 200,000,000 shares authorized and 25,839,002 outstanding at June 30, 2013)	258	—
Class C common stock ($0.01 par value per share, 400,000,000 shares authorized and 28,834,161 outstanding at June 30, 2013)	288	—
Convertible preferred stock (0.001 par value per share, 15,000,000 shares authorized and 2,565,463 outstanding at June 30, 2013)	74,748	—
Additional paid-in capital	(34,826)	—
Retained earnings	8,748	—
Accumulated other comprehensive income (loss)	748	—

Total stockholders’ equity	50,091	—
Noncontrolling interest—Artisan Partners Holdings	(31,291)	(709,414)
Noncontrolling interest—Launch Equity	43,418	36,699

Total equity (deficit)	62,218	(672,715)

Total liabilities, redeemable preferred units and equity (deficit)	$490,961	$287,560

The accompanying notes are an integral part of the consolidated financial statements.

ARTISAN PARTNERS ASSET MANAGEMENT INC.

Unaudited Consolidated Statements of Operation

(U.S. dollars in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Management fees	$161,916	$120,770	$310,130	$240,147
Performance fees	17	16	26	312

Total revenues	$161,933	$120,786	$310,156	$240,459
Operating Expenses
Compensation and benefits
Salaries, incentive compensation and benefits	69,251	53,561	141,931	109,254
Pre-offering related compensation—shared based awards	23,851	(4,931)	357,082	29,884
Pre-offering related compensation—other	—	13,747	143,035	21,895

Total compensation and benefits	93,102	62,377	642,048	161,033
Distribution and marketing	8,847	7,111	17,023	14,208
Occupancy	2,556	2,207	5,172	4,515
Communication and technology	3,515	3,499	6,845	6,419
General and administrative	5,529	4,085	11,998	8,412

Total operating expenses	113,549	79,279	683,086	194,587

Total operating income (loss)	48,384	41,507	(372,930)	45,872
Non-operating income (loss)
Interest expense	(2,891)	(2,552)	(6,101)	(5,232)
Net gains (losses) of Launch Equity	(1,210)	(955)	3,569	1,539
Gain (loss) on interest rate swap	—	250	—	(52)
Net gain on the valuation of contingent value rights	8,620	—	33,420	—

Total non-operating income (loss)	4,519	(3,257)	30,888	(3,745)

Income (loss) before income taxes	52,903	38,250	(342,042)	42,127
Provision for income taxes	5,873	247	10,322	579

Net income (loss) before noncontrolling interests	47,030	38,003	(352,364)	41,548
Less: Net income (loss) attributable to noncontrolling interests—Artisan Partners Holdings	42,442	38,958	(364,681)	40,009
Less: Net income (loss) attributable to noncontrolling interests—Launch Equity	(1,210)	(955)	3,569	1,539

Net income attributable to Artisan Partners Asset Management	$5,798	$—	$8,748	$—

	April 1, 2013 to June 30, 2013		March 12, 2013 to June 30, 2013
Earnings per share
Basic	$0.38		$0.57
Diluted	$0.38		$0.57
Weighted average number of common shares
Basic	12,728,949		12,728,949
Diluted	15,294,412		15,294,412

The accompanying notes are an integral part of the consolidated financial statements.

ARTISAN PARTNERS ASSET MANAGEMENT INC.

Unaudited Consolidated Statements of Comprehensive Income (Loss)

(U.S. dollars in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Net income (loss) before noncontrolling interests	$47,030	$38,003	$(352,364)	$41,548
Other comprehensive income (loss), net of tax
Unrealized gains (losses) on investment securities:
Unrealized holding gains (losses) on investment securities, net of tax of $8, $0, $47 and $0, respectively	97	(797)	1,951	1,238
Less: reclassification adjustment for gains (losses) included in net income	—	—	—	—

Net unrealized holding gains (losses) on investment securities	97	(797)	1,951	1,238
Foreign currency translation gain (loss)	4	(62)	(318)	29

Total other comprehensive income (loss)	101	(859)	1,633	1,267

Comprehensive income (loss)	47,131	37,144	(350,731)	42,815
Comprehensive income (loss) attributable to non-controlling interests—Artisan Partners Holdings	42,527	38,099	(363,135)	41,276
Comprehensive income (loss) attributable to non-controlling interests—Launch Equity	(1,210)	(955)	3,569	1,539

Comprehensive income attributable to Artisan Partners Asset Management Inc.	$5,814	$—	$8,835	$—

The accompanying notes are an integral part of the consolidated financial statements.

ARTISAN PARTNERS ASSET MANAGEMENT INC.

Unaudited Consolidated Statements of Changes in Stockholders’ Equity

(U.S. dollars in thousands)

	Common Stock	Preferred Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Noncontrolling interest – Artisan Partners Holdings	Noncontrolling interest – Launch Equity	Total Equity (Deficit)	Redeemable Preferred Units
Balance at December 31, 2012	$—	$—	$—	$—	$—	$(709,414)	$36,699	$(672,715)	$357,194
Net income (loss)	—	—	—	—	—	(434,342)	—	(434,342)	—
Other comprehensive income	—	—	—	—	—	1,065	—	1,065	—
Partnership distributions	—	—	—	—	—	(100,514)	—	(100,514)	—
Modification of equity award and other pre-offering related compensation	—	—	—	—	—	572,471	—	572,471	—
Modification of redeemable preferred units	—	—	—	—	—	357,194	—	357,194	(357,194)
Initial establishment of contingent value right liability	—	—	—	—	—	(55,440)	—	(55,440)	—
Capital redemption	—	—	—	—	—	(16)	—	(16)

Balance at March 12, 2013	$—	$—	$—	$—	$—	$(368,996)	$36,699	$(332,297)	$—

IPO proceeds	—	—	—	—	—	353,414	—	353,414
Attribution of noncontrolling interest	674	74,748	(58,365)	—	662	(17,719)	—	—	—
Redemption of partnership units	—	—	—	—	—	(76,319)	—	(76,319)	—
Establishment of deferred tax assets, net of amounts payable under tax receivable agreements	—	—	16,953	—	—	—	—	16,953	—
Net income (loss)	—	—	—	8,748	—	69,661	3,569	81,978	—
Other comprehensive income, net of tax	—	—	—	—	86	482	—	568	—
Capital contribution	—	—	—	—	—	—	3,150	3,150	—
Amortization of equity-based compensation	—	—	6,585	—	—	21,763	—	28,348	—
Forfeitures	(1)	—	1	—	—	—	—	—	—
Distributions	—	—	—	—	—	(13,577)	—	(13,577)	—

Balance at June 30, 2013	$673	$74,748	$(34,826)	$8,748	$748	$(31,291)	$43,418	$62,218	$—

The accompanying notes are an integral part of the consolidated financial statements.

ARTISAN PARTNERS ASSET MANAGEMENT INC.

Unaudited Consolidated Statements of Cash Flows

(U.S. dollars in thousands)

	For the Six Months Ended June 30,
	2013	2012
Cash flows from operating activities
Net income before noncontrolling interests	$(352,364)	$41,548
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,463	1,060
Deferred income taxes	6,046	—
Net gain on the valuation of contingent value rights	(33,420)	—
(Gains) losses of Launch Equity, net	(3,569)	(1,539)
Proceeds from sale of investments by Launch Equity	51,754	17,598
Purchase of investments by Launch Equity	(48,741)	(20,235)
Loss on disposal of property and equipment	6	—
Loss on interest rate swaps	—	52
Amortization of debt issuance costs	224	363
Share-based compensation	600,820	—
Change in assets and liabilities resulting in an increase (decrease) in cash:
Net change in operating assets and liabilities of Launch Equity	(5,956)	(1,362)
Accounts receivable	(7,821)	(3,662)
Prepaid expenses and other assets	418	(539)
Accounts payable and accrued expenses	64,520	49,617
Class B liability awards	(226,946)	26,160
Deferred lease obligations	76	655

Net cash provided by operating activities	46,510	109,716
Cash flows from investing activities
Acquisition of property and equipment	(940)	(1,110)
Leasehold improvements	(432)	(586)
Purchase of investment securities	(5,000)	—

Net cash used in investing activities	(6,372)	(1,696)
Cash flows from financing activities
Partnership distributions	(114,107)	(31,612)
Change in other liabilities	(31)	137
Principal payments on note payable	—	(35,417)
Repayment under revolving credit facility	(90,000)	—
Net proceeds from issuance of common stock	356,579	—
Payment of costs directly associated with the issuance of Class A common stock	(3,165)	—
Purchase of Class A common units	(76,319)	—
Capital invested into Launch Equity	3,150	4,000

Net cash provided by (used in) financing activities	76,107	(62,892)

Net increase (decrease) in cash and cash equivalents	116,245	45,128
Cash and cash equivalents
Beginning of period	141,159	126,956

End of period	$257,404	$172,084

Supplementary information
Noncash activity:
Issuance of preferred stock	$74,748	$—
Initial establishment of deferred tax assets	70,862	—
Initial establishment of amounts payable under tax receivable agreements	53,449	—
Initial establishment of contingent value rights	55,440	—

The accompanying notes are an integral part of the consolidated financial statements.

ARTISAN PARTNERS ASSET MANAGEMENT INC.

Notes to Unaudited Consolidated Financial Statements

(U.S. currencies in thousands, except per unit or per share amounts)

Note 1.	Organization and nature of business

Organization

On March 12, 2013, Artisan Partners Asset Management Inc. (“APAM”) completed an initial public offering of 12,712,279 Class A common shares (the “IPO”). APAM was formed in 2011 as a subsidiary of Artisan Partners Holdings LP (“Artisan Partners Holdings” or “Holdings”). APAM was formed for the purpose of becoming the general partner of Holdings in connection with the IPO. The reorganization established the necessary corporate structure to complete the IPO while at the same time preserving the ability of the firm to conduct operations through Holdings and its subsidiaries. See Note 2, “Reorganization and IPO” for more information on the reorganization and IPO.

As part of the reorganization, APAM became the sole general partner of Holdings. As the sole general partner, APAM controls the business and affairs of Holdings. As a result, APAM consolidates Holdings’ financial statements and records a noncontrolling interest for the economic interests in Holdings held by the limited partners of Holdings. At June 30, 2013, APAM’s total economic interest in Holdings approximated 22% of Holdings’ economics.

APAM has been allocated a part of Holdings’ net income since March 12, 2013, when it became Holdings’ general partner.

Nature of Business

Artisan is an independent investment management firm focused on providing high-value added, active investment strategies to sophisticated clients globally. Artisan’s operations are conducted through Artisan Partners Holdings and its subsidiaries.

Artisan has five autonomous investment teams that oversee thirteen distinct U.S., non-U.S. and global investment strategies.

Each strategy is offered through multiple investment vehicles to accommodate a broad range of client mandates. Artisan offers its investment management services primarily to institutions and through intermediaries that operate with institutional-like decision-making processes and have long-term investment horizons.

Note 2.	Reorganization and IPO

Reorganization

In connection with the IPO, APAM and Holdings entered into a series of transactions in order to reorganize their capital structures and complete the IPO. The reorganization transactions included, among others, the following:

•	Appointment of APAM as the sole general partner of Holdings.

•

Modification of APAM’s capital structure into three classes of common stock and a series of convertible preferred stock. Shares of Class B common stock, Class C common stock and convertible preferred stock were issued to pre-IPO partners of Holdings. A description of these shares is included in Note 10, “Stockholders’ Equity”.

•

Merger (the “H&F Corp Merger”) into APAM of a corporation (“H&F Corp”) that at the time of the merger was a holder of preferred units and contingent value rights (“Partnership CVRs”) issued by Holdings and Class C common stock of APAM. As consideration for the merger, the shareholder of

H&F Corp received shares of APAM’s convertible preferred stock, contingent value rights (“APAM CVRs”) issued by APAM, and the right to receive an amount of cash equal to H&F Corp’s share of the post-IPO distribution of Holdings pre-IPO retained profits.

•

Entry by APAM into two tax receivable agreements, one with the pre-merger shareholder of H&F Corp and the other with each limited partner of Holdings. Pursuant to the first, APAM will pay to the counterparty a portion of certain tax benefits realized by APAM as a result of the H&F Corp Merger. Pursuant to the second TRA, APAM will pay to the counterparties a portion of certain tax benefits realized by APAM as a result of the purchase of Class A common units in connection with the IPO and future redemptions or exchanges of limited partner units of Holdings for APAM Class A common stock. The tax receivable agreements are further described in Note 3, “Summary of Significant Accounting Policies—Tax Receivable Agreements”.

Because APAM and Holdings were under common control at the time of the reorganization, APAM’s acquisition of control of Holdings was accounted for as a transaction among entities under common control. The consolidated financial statements of APAM reflect the following:

•

Statements of Financial Condition—The assets, liabilities and equity of Holdings and of APAM have been carried forward at their historical carrying values. The historical partners’ deficit of Holdings is reflected as a noncontrolling interest.

•

Statements of Operations, Comprehensive Income and Cash Flows—The historical consolidated statements of Holdings have been consolidated with the statements of operations, comprehensive income and cash flows of APAM.

Modification of Artisan Partners Holdings’ Units

As part of the reorganization, the limited partner units of Holdings were modified. In addition to modification to the voting and other rights with respect to each class of units, the following modifications were made to the Class B common units and the preferred units:

•

The Class B common units of Holdings, which are held by employee-partners, were modified to eliminate a cash redemption feature. Prior to the reorganization, the terms of the Class B unit award agreements required Holdings to redeem the units from a holder whose employment by Artisan had been terminated. As a result of the redemption feature, Artisan was required to account for the Class B units as liability awards. At the time of the IPO, the amount of the liability was increased to $551,951 to reflect the value implied by the IPO valuation. Thereafter, as a result of the elimination of the redemption feature, Artisan reclassified the entire liability to equity. Any Class B awards that were unvested at the time of the reorganization will be reflected as “Pre-offering related compensation—share-based awards” over the remaining vesting period (see Note 11, “Compensation and Benefits”).

•

The preferred units of Holdings were modified to eliminate the associated put right. In exchange for the elimination of the put right, Holdings issued Partnership CVRs to the holders of the preferred units. The CVRs were classified as liabilities and the preferred units were reclassified to permanent equity after the modification. As discussed above, in conjunction with the H&F Corp Merger, Artisan Partners Asset Management received the modified preferred units and partnership CVRs and issued to the H&F holders convertible preferred stock and APAM CVRs. For each outstanding APAM CVR, APAM holds one Partnership CVR. The convertible preferred stock and APAM CVRs issued are recorded at the carryover basis of the preferred units and Partnership CVRs originally held by the H&F holders.

IPO and Use of Proceeds

The net proceeds from the IPO were $353,414. In connection with the IPO, Artisan used cash on hand to make cash incentive payments aggregating $56,788 to certain of its portfolio managers. Artisan used a portion of the IPO net proceeds, combined with remaining cash on hand, for the following:

Retained profits distributions to pre-IPO partners	$105,301
Repayment of principal amounts under the revolving credit agreement (see Note 6, “Borrowings”)	90,000
Purchase of 2,720,823 Class A common units from certain investors	76,319

Total	$271,620

Artisan is using the remaining proceeds for general corporate purposes.

Note 3.	Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of such consolidated financial statements have been included. Such interim results are not necessarily indicative of full year results. The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial reporting and accordingly they do not include all of the information and footnotes required in the annual consolidated financial statements and accompanying footnotes. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. The consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2012 of Holdings included in APAM’s prospectus dated March 6, 2013, filed with the SEC in accordance with Rule 424(b) of the Securities Act of 1933 on March 7, 2013, which is accessible on the SEC’s website at www.sec.gov.

The accompanying financial statements were prepared in accordance with U.S. GAAP and related rules and regulations of the SEC. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates or assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from these estimates or assumptions.

Principles of consolidation

Artisan’s policy is to consolidate all subsidiaries in which it has a controlling financial interest and variable interest entities (“VIEs”) of which Artisan is deemed to be the primary beneficiary. The primary beneficiary is deemed to be the entity that has the power to govern the financial and operating policies of the subsidiary so as to obtain benefits from its activities. The Consolidated Financial Statements include the accounts of APAM, all subsidiaries in which APAM has a direct or indirect controlling financial interest and VIEs of which Artisan is deemed to be the primary beneficiary. All material intercompany balances have been eliminated in consolidation.

At June 30, 2013 and December 31, 2012, Artisan’s wholly-owned subsidiary, Artisan Partners Alternative Investments GP LLC, was the general partner of Artisan Partners Launch Equity LP (“Launch Equity”), a private investment partnership that is considered a VIE. Launch Equity is considered an investment company and therefore accounted for under Accounting Standard Codification Topic 946, “Financial Services—Investment Companies”. Artisan has retained the specialized industry accounting principles of this investment company in its Consolidated Financial Statements. See Note 9, “Variable and Voting Interest Entities” for additional details.

Tax Receivable Agreements (“TRAs”)

In connection with the IPO, APAM entered into two tax receivable agreements. Under the first TRA, APAM generally is required to pay to the holders of convertible preferred stock issued as consideration for the H&F Corp Merger (or Class A common stock issued upon conversion of that convertible preferred stock) 85% of the applicable cash savings, if any, in U.S. federal and state income tax that APAM actually realizes (or is deemed to realize in certain circumstances) as a result of (i) the tax attributes of the preferred units APAM acquired in the merger, (ii) net operating losses available as a result of the merger and (iii) tax benefits related to imputed interest.

Under the second TRA, APAM generally is required to pay to the holders of limited partnership units of Holdings (or Class A common stock or convertible preferred stock issued upon exchange of limited partnership units) 85% of the applicable cash savings, if any, in U.S. federal and state income tax that APAM actually realizes (or is deemed to realize in certain circumstances) as a result of (i) certain tax attributes of their units sold to APAM or exchanged (for shares of Class A common stock or convertible preferred stock) and that are created as a result of the sales or exchanges and payments under the TRAs and (ii) tax benefits related to imputed interest. Under both agreements, APAM generally will retain the benefit of the remaining 15% of the applicable tax savings.

For purposes of the TRAs, cash savings in tax are calculated by comparing APAM’s actual income tax liability to the amount it would have been required to pay had it not been able to utilize any of the tax benefits subject to the TRAs, unless certain assumptions apply. The TRAs will continue in effect until all such tax benefits have been utilized or expired, unless APAM exercises its right to terminate the agreements or payments under the agreements are accelerated in the event that APAM materially breaches any of its material obligations under the agreements. The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of exchanges by the holders of limited partnership units, the price of the Class A common stock or the value of the convertible preferred stock, as the case may be, at the time of the exchange, whether such exchanges are taxable, the amount and timing of the taxable income APAM generates in the future and the tax rate then applicable and the portion of APAM’s payments under the TRAs constituting imputed interest.

Payments under the TRAs, if any, will be made pro rata among all TRA counterparties entitled to payments on an annual basis to the extent APAM has sufficient taxable income to utilize the increased depreciation and amortization charges. We expect to make payments under the TRAs, to the extent they are required, within 125 days after APAM’s federal income tax return is filed for each fiscal year. Interest on such payments will begin to accrue at a rate equal to one-year LIBOR plus 100 basis points from the due date (without extension) of such tax return.

Comprehensive income (loss)

Total comprehensive income (loss) includes net income and other comprehensive income. Other comprehensive income (loss) consists of the change in unrealized gains (losses) on available-for-sale investments and foreign currency translation, net of related tax effects. The tax effects of components of other comprehensive income (loss) is calculated on the portion of comprehensive income (loss) attributable to APAM.

Accumulated Other Comprehensive Income (Loss), net of tax, in the accompanying Unaudited Condensed Consolidated Statements of Financial Condition represents the portion of accumulated other comprehensive income attributable to APAM, and consists of the following:

	As of June 30, 2013	As of December 31, 2012
Unrealized gain on investments	$805	$—
Foreign currency translation	(57)	—

Accumulated Other Comprehensive Income (Loss)	$748	$—

Comprehensive income (loss) attributable to noncontrolling interests—Artisan Partners Holdings on the Unaudited Consolidated Statements of Comprehensive Income (Loss) represents the portion of comprehensive income (loss) attributable to the economic interests in Holdings held by the limited partners of Holdings. For periods prior to the IPO, all comprehensive income (loss) is entirely attributable to noncontrolling interests.

Recent accounting pronouncements

In December 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-11, Disclosures about Offsetting Assets and Liabilities. The ASU requires an entity to disclose information about offsetting and related arrangements for financial and derivative instruments to provide information on the effect of those arrangements on its financial position. In January 2013, the FASB also issued ASU 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. This ASU clarifies the scope of ASU 2011-11 to specify the disclosures apply to derivatives accounted for in accordance with ASC Topic 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with ASC 210-20-45 or ASC 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. These amendments are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The adoption of ASU 2011-11 and ASU 2013-01 did not have an impact on our financial statements.

In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The ASU requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. The ASU also requires presentation, either on the face of the statement where net income is presented or in the notes to the financial statements, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income. However, such disclosure is only required if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required to be reclassified in their entirety to net income, an entity should cross-reference to other disclosures that provide additional detail about those amounts. For public entities, the ASU is effective prospectively for reporting periods beginning after December 15, 2012. The adoption of ASU 2013-02 did not have an impact on our financial statements.

In March 2013, the FASB issued ASU 2013-05, Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity. The ASU clarifies the interaction between ASC 810-10, Consolidation—Overall, and ASC 830-30, Foreign Currency Matters—Translation of Financial Statements, when releasing the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights) within a foreign entity. The ASU is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. We do not currently expect the adoption of this ASU to have an impact on our financial statements.

In June 2013, the FASB issued ASU 2013-08, Investment Companies (Topic 946). The ASU changes the approach to the investment company assessment in Topic 946, clarifying the characteristics of an investment company and provides comprehensive guidance for assessing whether an entity is an investment company. This update would also require an investment company to measure noncontrolling ownership interests in other investment companies at fair value rather than using the equity method of accounting and to include additional disclosures. The ASU is effective for reporting periods beginning after December 15, 2013. We are currently evaluating the impact of this ASU on Launch Equity for 2014.

Note 4.	Investment Securities

The disclosures below include details of Artisan’s investments. Investments held by Launch Equity are described in Note 9, “Variable and Voting Interest Entities”.

	Cost	Unrealized Gains	Unrealized Losses	Fair Value
At June 30, 2013
Equity mutual funds	$18,335	$3,937	$(33)	$22,239

At December 31, 2012
Equity mutual funds	$13,335	$1,906	$—	$15,241

Artisan’s investments in equity mutual funds consist of investments in shares of Artisan Partners Funds, Inc. and Artisan Partners Global Funds plc and are considered to be available-for-sale securities. As a result, unrealized gains (losses) are recorded to Accumulated other comprehensive income (loss).

Artisan held one security as of June 30, 2013 in an unrealized loss position. The duration of the loss is less than one month and is attributable to market conditions. Based on the limited severity and duration of the unrealized loss, this investment is not considered to be other-than-temporarily impaired.

As of December 31, 2012, Artisan held no available-for-sale securities in an unrealized loss position.

Note 5.	Fair Value Measurements

The table below presents information about Artisan’s assets and liabilities that are measured at fair value and the valuation techniques we utilized to determine such fair value. The fair value of financial instruments held by Launch Equity is presented in Note 9, “Variable and Voting Interest Entities”. The fair value of the Company’s borrowings is presented in Note 6, “Borrowings”.

In accordance with ASC 820, fair value is defined as the price that Artisan would receive upon selling an investment in an orderly transaction to an independent buyer in the principal or most advantageous market for the investment. The following three-tier fair value hierarchy prioritizes the inputs used in measuring fair value:

•	Level 1—Observable inputs such as quoted (unadjusted) market prices in active markets for identical securities.

•	Level 2—Other significant observable inputs (including but not limited to quoted prices for similar instruments, interest rates, prepayment speeds, credit risk, etc.).

•	Level 3—Significant unobservable inputs (including Artisan’s own assumptions in determining fair value).

The following provides the hierarchy of inputs used to derive fair value of Artisan’s assets and liabilities that are financial instruments as of June 30, 2013 and December 31, 2012:

	Assets and Liabilities at Fair Value
	Total	Level 1	Level 2	Level 3
June 30, 2013
Assets
Cash and cash equivalents	$257,404	$257,404	$—	$—
Equity mutual funds	22,239	22,239	—	—

Liabilities
Contingent value rights	22,020	—	—	22,020

December 31, 2012
Assets
Cash and cash equivalents	$141,159	$141,159	$—	$—
Equity mutual funds	15,241	15,241	—	—

Fair values determined based on Level 1 inputs utilize quoted market prices for identical assets. Our Level 1 assets generally consist of marketable open-end mutual funds or UCITS. Our only Level 3 liabilities are the CVRs, which are discussed below. There were no Level 3 assets or liabilities as of December 31, 2012.

Our policy is to recognize transfers in and transfers out of the valuation levels as of the beginning of the reporting period. There were no transfers between Level 1, Level 2 or Level 3 securities during the three and six months ended June 30, 2013 and 2012.

Contingent Value Rights (“CVRs”)

As part of the IPO-related reorganization, Holdings issued Partnership CVRs and APAM issued APAM CVRs in order to provide holders of Holdings preferred units and APAM convertible preferred stock with economic rights following the reorganization and IPO that, collectively, are similar (although not identical) to the economic rights they possessed with respect to Holdings prior to the reorganization and IPO. APAM holds one Partnership CVR for each outstanding APAM CVR. The holders of the preferred units and convertible preferred stock did not pay any cash consideration for the CVRs. The CVRs are classified as liabilities and are accounted for under ASC 815 as derivatives.

The CVRs may require Artisan to make a cash payment to the holders thereof on July 11, 2016, or, if earlier, five business days after the effective date of a change in control of Artisan. The amount of any required payment will depend on the average of the daily volume weighted average price, or VWAP, of APAM Class A common stock over the 60 consecutive trading days prior to July 3, 2016 or the effective date of an earlier change of control and any proceeds realized by the CVR holders with respect to their equity interest in Artisan, subject to a maximum aggregate payment of $100,000 for all CVRs. The CVRs will be terminated without a payment if the average of the daily VWAP of APAM Class A common stock over any period of 60 consecutive trading days, beginning no earlier than June 12, 2014, is at least $43.11 divided by the then-applicable conversion rate applicable to the convertible preferred stock.

Because the CVRs are not traded and therefore there is no market price for them, the fair value of the CVR liability is determined using a Monte Carlo pricing model. Monte Carlo simulation is often used to value complex derivative instruments by simulating various path-dependent conditions. The observable and unobservable assumptions used in the pricing model are included in the table below. Artisan’s nonperformance or credit risk is embodied within the Monte Carlo pricing model through the discount rate assumption. For the three and six months ended June 30, 2013, there were no changes in credit risk that would have an adverse impact on the CVR valuation. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of Artisan’s management.

Significant unobservable inputs include expected stock prices, expected volatility, dividend yield rate, and discount rate. Significant increases in the expected stock prices, discount rate and expected volatility would result in a significantly lower fair value measurement. Significant increases in the dividend yield rate would result in a significantly higher fair value measurement.

June 30, 2013
Observable assumptions:
Price per share of Class A common stock	$49.91
Remaining term of CVRs	3.03 years

Unobservable assumptions:
Expected price volatility of Class A common stock	37.00%
Dividend yield rate	4.40%
Discount rate	5.00%

The unobservable assumptions were derived as follows:

•	Expected price volatility of Class A common stock - based on the average historical 3.03-year volatility of a peer group of public companies selected by management.

•	Dividend yield rate - based on management’s assumptions of future dividends on Class A common stock and the price per share of Class A common stock.

•	Discount rate - based on the average of Artisan’s borrowing rate and similar rates observed among a peer group of public companies selected by management.

As of June 30, 2013, a fair value of $22,020 has been recorded as a liability for the CVRs. For the three and six months ended June 30, 2013, gains of $8,620 and $33,420, respectively, were recorded in other non-operating gains (losses) to reflect a decrease in the estimated fair value of the CVR liability.

The following table is a reconciliation of the beginning and ending balance of the liabilities measured at fair value using significant unobservable inputs (Level 3) as of June 30, 2013:

Balance at December 31, 2012	$—
Issuance of contingent value rights	55,440

(Gains) losses included in earnings	(33,420)

Balance at June 30, 2013	$22,020

Note 6.	Borrowings

Artisan’s borrowings consist of the following:

	Maturity	June 30, 2013		December 31, 2012
		Outstanding Balance	Interest Rate Per Annum	Outstanding Balance	Interest Rate Per Annum
Revolving credit agreement	August 2017	—	NA	90,000	1.96	%(1)
Senior notes
Series A	August 2017	60,000	4.98%	60,000	4.98%
Series B	August 2019	50,000	5.32%	50,000	5.32%
Series C	August 2022	90,000	5.82%	90,000	5.82%

Total borrowings		$200,000		$290,000

(1)	Interest rate under revolving credit agreement represents LIBOR plus the applicable margin as of December 31, 2012.

The fair value of borrowings was approximately $197,744 as of June 30, 2013. Fair value was determined based on future cash flows, discounted to present value using current market interest rates. The inputs are categorized as Level 2 in the fair value hierarchy, as defined in Note 5, “Fair Value Measurements”.

Term Loan—On July 3, 2006, Holdings entered into an unsecured five-year term loan agreement with a syndicate of lenders (the “Term Loan”) in the principal amount of $400,000. In November 2010, the Term Loan agreement was amended and the aggregate outstanding principal amount was reduced to $380,000. The maturity date of the loan was extended to July 1, 2013, for $363,000 of the loan outstanding. The remaining $17,000 of the loan matured on July 1, 2011. The amended Term Loan generally bore interest at a rate equal to, at our election, (i) LIBOR plus an applicable margin depending on Holdings’ leverage ratio (as defined in the Term Loan agreement) or (ii) an alternate base rate plus an applicable margin depending on Holdings’ leverage ratio.

On August 16, 2012, Holdings issued $200,000 in senior unsecured notes and entered into a $100,000 five-year revolving credit agreement and repaid all of the then-outstanding principal under the Term Loan.

Revolving credit agreement—Any loans outstanding under the revolving credit agreement bear interest at a rate equal to, at our election, (i) LIBOR adjusted by a statutory reserve percentage plus an applicable margin ranging from 1.50% to 3.00%, depending on Holdings’ leverage ratio (as defined in the revolving credit agreement) or (ii) an alternate base rate equal to the highest of (a) prime rate plus 0.50%, (b) the federal funds effective rate plus 0.50%, and (c) the daily one-month LIBOR adjusted by a statutory reserve percentage plus 1.00%, plus, in each case, an applicable margin ranging from 0.50% to 2.00%, depending on Holdings’ leverage ratio. Unused commitments under the revolving credit agreement bear interest at a rate that ranges from 0.175% to 0.625%, depending on Holdings’ leverage ratio.

In connection with the closing of the IPO, we paid all of the then-outstanding principal amount of loans under the revolving credit agreement. As of June 30, 2013, there were no borrowings outstanding under the revolving credit agreement and the interest rate on the unused commitment was 0.175%.

Senior notes—The fixed interest rate on each series of unsecured notes is subject to a 1.00% increase in the event Holdings receives a below-investment grade rating and any such increase will continue to apply until an investment grade rating is received. The unsecured notes and the revolving credit agreement contain certain restrictive financial covenants including a limitation on the leverage ratio of Holdings and a minimum interest coverage ratio.

Interest expense incurred on the term loan, unsecured notes and revolving credit agreement was $2,769 and $2,072 for the three months ended June 30, 2013 and 2012, respectively, and $5,862 and $4,318 for the six months ended June 30, 2013 and 2012, respectively.

As of June 30, 2013, the aggregate maturities of debt obligations, based on their contractual terms, are as follows:

2013	$—
2014	—
2015	—
2016	—
Thereafter	200,000

$200,000

Note 7.	Derivative Instruments

Prior to August 16, 2012, Holdings was a party to a forward starting interest rate swap with a counterparty that had a total notional value of $200,000 upon issuance, a start date of July 1, 2011, and a final maturity date of July 1, 2013. Holdings entered into that agreement on November 22, 2010. The counter-party under this forward starting interest rate swap contract paid Holdings variable interest at the three-month LIBOR rate, and Holdings paid the counterparty a fixed interest rate of 1.04%. This forward starting interest rate swap effectively converted the amended Term Loan into fixed rate debt to the extent of the notional value of the swap contract, in order to manage interest rate risk on the amended Term

Loan. On December 14, 2011, Holdings discontinued the hedge accounting treatment of the swap because the hedged forecasted transaction was no longer probable of occurring. All prospective fair value changes of the derivative were recognized in earnings. On August 16, 2012, Holdings terminated the swap in connection with the repayment of the entire then-outstanding principal amount of the Term Loan and made a required final swap settlement payment of $1,135. Net interest expense incurred on the interest rate swap was $282 and $520 for the three and six months ended June 30, 2012, respectively.

See Note 5, “Fair Value Measurements” for information regarding the contingent value rights.

The following table presents gains (losses) recognized on derivative instruments for the three and six months ended June 30, 2013 and 2012:

	Income Statement Classification	Three months ended June 30,
		2013		2012
		Gains	Losses	Gains	Losses
Contingent value rights	Net gain on the valuation of contingent value rights	$8,620	$—	$—	$—
Interest rate swap	Gain (loss) on interest rate swap	—	—	250	—

Total		$8,620	$—	$250	$—

	Income Statement Classification	Six months ended June 30,
		2013		2012
		Gains	Losses	Gains	Losses
Contingent value rights	Net gain on the valuation of contingent value rights	$33,420	$—	$—	$—
Interest rate swap	Gain (loss) on interest rate swap	—	—	—	(52)

Total		$33,420	$—	$—	$(52)

Note 8.	Noncontrolling interest—Holdings

Holdings is the predecessor of APAM for accounting purposes, and its consolidated financial statements are our historical financial statements for periods prior to March 12, 2013, the date on which APAM became the general partner of Holdings. As of June 30, 2013, APAM held approximately 22% of the economic interests in Holdings. “Net income (loss) attributable to noncontrolling interests—Artisan Partners Holdings” on the Unaudited Consolidated Statements of Operations represents the portion of earnings or loss attributable to the economic interests in Holdings held by the limited partners of Holdings. All income for the period prior to March 12, 2013, is entirely attributable to noncontrolling interests.

Note 9.	Variable and Voting Interest Entities

Artisan Funds and Artisan Global Funds

We serve as the investment adviser for Artisan Partners Funds, Inc. (“Artisan Funds”), a family of mutual funds registered with the SEC under the Investment Company Act of 1940, and Artisan Partners Global Funds plc (“Artisan Global Funds”), a family of Ireland-based UCITS. Artisan Funds and Artisan Global Funds are corporate entities the business and affairs of which are managed by their respective boards of directors. The shareholders of the funds retain all voting rights, including the right to elect and reelect members of their respective boards of directors. As a result, each of these entities is a voting interest entity (“VOE”). While we hold, in limited cases, direct investments in a fund (which are made on the same terms as are available to other investors and do not represent a majority voting interest in any fund), we do not have a controlling financial interest or a majority voting interest and, as such, we do not consolidate these entities.

Artisan Partners Launch Equity LP

We serve as the investment adviser for Launch Equity, a private investment partnership which seeks to achieve returns primarily through capital appreciation, while also mitigating market risk through the use of hedging strategies. We receive management fees as compensation for services provided as the investment adviser. We also maintain, through Artisan Partners Alternative Investments GP LLC, a direct equity investment in the fund and receive an allocation of profits based upon Launch Equity’s net capital appreciation during a fiscal year. Each of these represents a variable interest in the fund.

The limited partners of Launch Equity are certain of our employees and are considered related parties to us. We have determined that Launch Equity is a variable interest entity (“VIE”) as (a) the voting rights of the limited partners are not proportional to their obligations to absorb expected losses and rights to receive expected residual returns and (b) substantially all of Launch Equity’s activities either involve or are conducted on behalf of the limited partners (the investors that have disproportionately few voting rights) and their related parties (including us).

Launch Equity qualifies for deferral of the current consolidation guidance for VIEs; therefore the consolidation assessment is based on previous consolidation guidance. This guidance requires an analysis of which party, through holding interests directly or indirectly in the entity or contractually through other variable interests, such as management and incentive fees, would absorb a majority of the expected variability of the entity. In determining whether we are the primary beneficiary of Launch Equity, we considered both qualitative and quantitative factors such as voting rights of the equity holders, economic participation of all parties, including how fees are earned by us, related party ownership and the level of involvement we had in the design of the VIE. We concluded we were the primary beneficiary as the related party group absorbs a majority of the variability associated with Launch Equity and we are the member within the related party group that is most closely associated with the VIE. Although we have only a minimal equity investment in Launch Equity, as the general partner, we control Launch Equity’s management and affairs. In addition, the fund was designed to attract third party investors to provide an economic benefit to us in the form of quarterly management fees and an annual incentive fee based upon the net capital appreciation of the fund. Also, in the ordinary course of business, we may choose to waive certain fees or assume operating expenses of the fund. As a result, we concluded we were the primary beneficiary of Launch Equity and its results are included in our consolidated financial statements.

Our maximum exposure to loss from our involvement with Launch Equity is limited to our equity investment of $1 while our potential benefit is limited to the management and incentive fees we receive as investment adviser. Therefore, the gains or losses of Launch Equity have not had a significant impact on our results of operations, liquidity or capital resources. We have no right to the benefits from, nor do we bear the risks associated with, Launch Equity’s investments, beyond our minimal direct investment in Launch Equity. If we were to liquidate, the assets of Launch Equity would not be available to our general creditors and as a result, we do not consider investments held by Launch Equity to be our assets.

The following tables reflect the impact of consolidating Launch Equity’s assets and liabilities into the Consolidated Statement of Financial Condition as of June 30, 2013 and December 31, 2012 and results into the Consolidated Statement of Operations for the three and six months ended June 30, 2013 and 2012.

Condensed Consolidating Statements of Financial Condition

	As of June 30, 2013				As of December 31, 2012
	Before Consolidation	Launch Equity	Eliminations	As Reported	Before Consolidation	Launch Equity	Eliminations	As Reported
Cash and cash equivalents	$257,404	$—	$—	$257,404	$141,159	$—	$—	$141,159
Cash and cash equivalents of consolidated investment products	—	16,068	—	16,068	—	10,180	—	10,180
Accounts receivable	53,843	—	—	53,843	46,022	—	—	46,022
Accounts receivable of consolidated investment products	—	1	—	1	—	10,595	—	10,595
Investment securities of consolidated investment products	1	60,066	(1)	60,066	1	46,237	(1)	46,237
Other assets	103,579	—	—	103,579	33,367	—	—	33,367

Total assets	$414,827	$76,135	$(1)	$490,961	$220,549	$67,012	$(1)	$287,560

Payables of consolidated investment products	$—	$64	$—	$64	$—	$10,726	$—	$10,726
Securities sold, not yet purchased of consolidated investment products	—	32,652	—	32,652	—	19,586	—	19,586
Other liabilities	396,027	—	—	396,027	572,769	—	—	572,769

Total liabilities	396,027	32,716	—	428,743	572,769	30,312	—	603,081
Redeemable preferred units	—	—	—	—	357,194	—	—	357,194
Total stockholders’ equity	50,091	—	—	50,091	—	—	—	—
Noncontrolling interest—Artisan Partners Holdings	(31,291)	1	(1)	(31,291)	(709,414)	1	(1)	(709,414)
Noncontrolling interest—Launch Equity	—	43,418	—	43,418	—	36,699	—	36,699

Total equity (deficit)	18,800	43,419	(1)	62,218	(709,414)	36,700	(1)	(672,715)
Total liabilities and equity	$414,827	$76,135	$(1)	$490,961	$220,549	$67,012	$(1)	$287,560

Condensed Consolidating Statements of Operations

	Three Months Ended
	June 30, 2013				June 30, 2012
	Before Consolidation	Launch Equity	Eliminations	As Reported	Before Consolidation	Launch Equity	Eliminations	As Reported
Total revenues	$162,042	$—	$(109)	$161,933	$120,858	$—	$(72)	$120,786
Total operating expenses	113,658	—	(109)	113,549	79,351	—	(72)	79,279

Operating income	48,384	—	—	48,384	41,507	—	—	41,507
Non-operating income (loss)	5,729	—	—	5,729	(2,302)	—	—	(2,302)
Net losses of consolidated investment products	—	(1,210)	—	(1,210)	—	(955)	—	(955)

Total non-operating income (loss)	5,729	(1,210)	—	4,519	(2,302)	(955)	—	(3,257)

Income (loss) before income taxes	54,113	(1,210)	—	52,903	39,205	(955)	—	38,250
Provision for income taxes	5,873	—	—	5,873	247	—	—	247

Net income (loss)	48,240	(1,210)	—	47,030	38,958	(955)	—	38,003
Net income attributable to noncontrolling interests—Artisan Partners Holdings	42,442	—	—	42,442	38,958	—	—	38,958
Net loss attributable to noncontrolling interests—Launch Equity	—	(1,210)	—	(1,210)	—	(955)	—	(955)

Net income attributable to Artisan Partners Asset Management Inc.	$5,798	$—	$—	$5,798	$—	$—	$—	$—

	Six Months Ended
	June 30, 2013				June 30, 2012
	Before Consolidation	Launch Equity	Eliminations	As Reported	Before Consolidation	Launch Equity	Eliminations	As Reported
Total revenues	$310,369	$—	$(213)	$310,156	$240,598	$—	$(139)	$240,459
Total operating expenses	683,299	—	(213)	683,086	194,726	—	(139)	194,587

Operating income (loss)	(372,930)	—	—	(372,930)	45,872	—	—	45,872
Non-operating income (loss)	27,319	—	—	27,319	(5,284)	—	—	(5,284)
Net gains of consolidated investment products	—	3,569	—	3,569	—	1,539	—	1,539

Total non-operating income (loss)	27,319	3,569	—	30,888	(5,284)	1,539	—	(3,745)
Income (loss) before income taxes	(345,611)	3,569	—	(342,042)	40,588	1,539	—	42,127
Provision for income taxes	10,322	—	—	10,322	579	—	—	579

Net income (loss)	(355,933)	3,569	—	(352,364)	40,009	1,539	—	41,548
Net income (loss) attributable to noncontrolling interests—Artisan Partners Holdings	(364,681)	—	—	(364,681)	40,009	—	—	40,009
Net income attributable to noncontrolling interests—Launch Equity	—	3,569	—	3,569	—	1,539	—	1,539

Net income attributable to Artisan Partners Asset Management Inc.	$8,748	$—	$—	$8,748	$—	$—	$—	$—

The carrying value of Launch Equity’s consolidated investments is also their fair value. Short and long positions on equity securities are valued based upon closing market prices of the security on the principal exchange on which they are traded. The following table presents the fair value hierarchy levels of investments and liabilities held by Launch Equity which are measured at fair value as of June 30, 2013 and December 31, 2012:

	Assets and Liabilities at Fair Value:
	Total	Level 1	Level 2	Level 3
June 30, 2013
Assets
Cash and cash equivalents	$16,068	$16,068	$—	$—
Equity securities—long position	$60,066	$60,066	$—	$—

Liabilities
Equity securities—short position	$32,652	$32,652	$—	$—

December 31, 2012
Assets
Cash and cash equivalents	$10,180	$10,180	$—	$—
Equity securities—long position	$46,237	$46,237	$—	$—

Liabilities
Equity securities—short position	$19,586	$19,586	$—	$—

Note 10.	Stockholders’ Equity

Artisan Partners Holdings—Partners’ Deficit

Prior to the reorganization described in Note 2, “Reorganization and IPO”, Holdings was a private company. Holdings had several outstanding classes of partnership units held by investors.

Holdings historically made, and will continue to make, distributions of its net income to the holders of its partnership units for income taxes as required under the terms of the partnership agreement and also made, and will continue to make, additional distributions of its net income under the terms of the partnership agreement. The distributions were recorded in the financial statements on the declaration date, or on the payment date in lieu of a declaration date.

Partnership distributions totaled $20,379 and $33,699 for the three months ended June 30, 2013 and 2012, respectively, and $186,620 and $53,507 for the six months ended June 30, 2013 and 2012, respectively. The portion of these distributions made prior to the IPO to the holders of Class B common units (which were classified as liability awards prior to the IPO) are reflected as compensation and benefits expense within the Consolidated Statements of Operations. The portion of these distributions made, prior to the IPO, to the other holders of common units and, after the IPO, to all unitholders impact total stockholders’ equity, with the exception of the portion of distributions made to APAM, the general partner of Holdings.

The pre-IPO partners of Holdings received APAM shares in connection with the reorganization and IPO, as described below.

APAM—Stockholders’ Equity

As of June 30, 2013, APAM had the following authorized and outstanding equity:

	Shares at June 30, 2013
	Authorized	Outstanding	Voting Rights	Economic Rights
Common shares
Class A, par value $0.01 per share	500,000,000	12,712,279	1 vote per share	Proportionate (2)
Class B, par value $0.01 per share	200,000,000	25,839,002	5 votes per share (1)	None (2)
Class C, par value $0.01 per share	400,000,000	28,834,161	1 vote per share (1)	None (2)

Preferred shares
Convertible preferred, par value $0.01 per share	15,000,000	2,565,463	1 vote per share	Proportionate (2)

(1)

In connection with the IPO-related reorganization, each of our employee-partners and Artisan Investment Corporation granted an irrevocable voting proxy with respect to all shares of our common stock they held at such time or acquire from us in the future to a Stockholders Committee. As of June 30, 2013, our employee-partners held all 25,839,002 outstanding shares of Class B common stock and AIC held 9,627,644 outstanding shares of Class C common stock.

(2)

The holders of preferred units of Holdings are entitled to preferential distributions in the case of a partial capital event or upon dissolution of Holdings. In the case of any distributions on the preferred units, prior to declaring or paying any dividends on the Class A common stock, APAM must pay the holders of convertible preferred stock a dividend equal to the distribution APAM received in respect of the preferred units it holds, net of taxes, if any.

APAM is dependent on cash generated by Holdings to fund any dividends. Generally, Holdings will distribute its profits to all of its partners, including APAM, based on the proportionate ownership each holds in Holdings. APAM will fund dividends to its stockholders from its proportionate share of those distributions after provision for its taxes and other obligations.

In connection with the reorganization and IPO described in Note 2, “Reorganization and IPO”, APAM issued the following shares during the six months ended June 30, 2013:

Class A Common Stock

APAM issued 12,712,279 shares of Class A common stock in the IPO. APAM also granted a total of 16,670 restricted stock units with respect to Class A common stock to non-employee directors in connection with the IPO. Following the first anniversary of the IPO (absent an earlier waiver by APAM), subject to certain conditions and restrictions, each Class A, Class B, Class D and Class E unit of Holdings (together with the corresponding share of Class B or Class C common stock) will be exchangeable for one share of Class A common stock. The preferred units of Holdings (together with the corresponding shares of Class C common stock) will also be exchangeable for Class A common stock, though in certain circumstances on less than a one-for-one basis. Our convertible preferred stock is convertible into Class A common stock generally on a one-for-one basis, though in certain circumstances on a less than one-for-one basis.

Class B Common Stock

APAM issued 26,271,120 shares of Class B common stock to employee-partners in amounts equal to the number of Class B common units those individuals held in Holdings. Upon termination of employment with Artisan, an employee-partner’s vested Class B common units are automatically exchanged for Class E common units; unvested Class B common units are forfeited. The employee-partner’s shares of Class B common stock are canceled and APAM issues the former employee-partner a number of shares of Class C common stock equal to the former employee-partner’s number of Class E common units. The former employee-partner’s Class E common units are exchangeable for Class A common stock subject to the same restrictions and limitations on exchange applicable to the other common units of Holdings. During the three and six months ended June 30, 2013, 432,118 shares of Class B common stock were canceled as a result of the termination of employment of employee-partners.

Class C Common Stock

APAM issued 28,442,643 shares of Class C common stock to certain investors in Holdings. The number of shares issued was equal to the number of units the investors held in Holdings. During the three and six months ended June 30, 2013, 391,518 shares of Class C common stock were issued to former employee-partners in connection with the termination of their employment as described above.

Convertible Preferred Stock

APAM issued 2,565,463 shares of convertible preferred stock in connection with the H&F Corp Merger as described in Note 2, “Reorganization and IPO”. Shares of APAM convertible preferred stock are convertible into Class A common stock generally on a one-for-one basis, though in certain circumstances on a less than one-for-one basis. When the holders of APAM convertible preferred stock are no longer entitled to preferential distributions, all shares of convertible preferred stock will automatically convert into shares of Class A common stock at the conversion rate plus cash in lieu of fractional shares.

Note 11.	Compensation and Benefits

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Salaries, incentive compensation and benefits	$69,251	$53,561	$141,931	$109,254
Pre-offering related compensation—share-based awards	23,851	(4,931)	357,082	29,884
Pre-offering related compensation—other	—	13,747	143,035	21,895

Total compensation and benefits	$93,102	$62,377	$642,048	$161,033

Incentive compensation

Incentive compensation paid to members of our portfolio management teams and members of our marketing and client service teams is based on a formula that is tied directly to revenues. These payments are made in the quarter following the quarter in which the incentive was earned with the exception of fourth quarter payments which are paid in the fourth quarter of the year. Incentive compensation paid to most other employees is discretionary and subjectively determined based on individual performance and our overall results during the applicable year and is generally paid in the fourth quarter of the year.

Pre-offering related compensation consists of the following:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Change in value of Class B liability awards	$—	$(4,931)	$41,942	$29,884
Class B award modification expense	—	—	287,292	—
Amortization expense on pre-offering Class B awards	23,851	—	27,848	—

Pre-offering related compensation—share-based awards	23,851	(4,931)	357,082	29,884
Pre-offering related cash incentive compensation	—	—	56,788	—
Pre-offering related bonus make-whole compensation	—	—	20,520	—
Distributions on Class B liability awards	—	13,747	65,727	21,895

Pre-offering related compensation—other	—	13,747	143,035	21,895

Total pre-offering related compensation	$23,851	$8,816	$500,117	$51,779

Pre-offering related compensation—share-based awards

Historical Class B share-based awards

Holdings historically granted Class B share-based awards to certain employees. These awards vested over a period of five years. Prior to the IPO, all vested Class B awards were subject to mandatory redemption on termination of employment for any reason and were reflected as liabilities measured at fair value; unvested Class B awards were forfeited on termination of employment. The vested Class B liability awards of a terminated employee were historically redeemed in cash in annual installments, generally over the five years following termination of employment. The change in value of Class B liability awards and distributions to Class B limited partners were treated as compensation expense.

Historical redemption of Class B awards

Holdings historically redeemed the Class B awards of partners whose employment was terminated. The redemption value of the awards was determined in accordance with the terms of the grant agreement pursuant to which the award was granted. Prior to July 15, 2012, the redemption value of a Class B award was based on the partner’s equity balance which was determined for this purpose using a formula based on then-current EBITDA (excluding share-based compensation charges) multiplied by a stated multiple, adjusted to take into account working capital, debt and noncurrent liabilities associated with Class B partner redemptions. From July 15, 2012 through completion of the IPO-related reorganization, the redemption value of a Class B common unit held by a terminated employee-partner was based on the fair market value of the firm by reference to the value of asset management firms with publicly-traded equity securities. We estimated the aggregate fair value of all outstanding Class B awards in connection with preparation of our financial statements by first determining the value of the business based on the probability weighted expected return method. This approach considered the value of the business, calculated using a discounted cash flow analysis and a market approach using earnings multiples of comparable entities, under various scenarios. Significant inputs included historical revenues and expenses, future revenue and expense projections, discount rates and market prices of comparable entities. The value of the business as determined was then adjusted to take into account working capital, debt and noncurrent liabilities associated with Class B partner redemptions and allocated to individual partnership interests based on their respective terms.

Prior to the IPO-related reorganization and IPO, the redemption value of Class B awards held by an employee-partner whose employment was terminated included a premium in the case of employment terminated by reason of death, disability or retirement. A qualifying retirement required the employee to have had 10 years or more of service as of the date of retirement and to have given Artisan written notice of the intention to retire at least three years prior to the date of retirement, subject to Artisan’s right, at its discretion, to accept a period of notice that was shorter, but not less than one year. Acceptance of an individual’s retirement notification obligated Holdings to pay the premium. However, in the event the employee was terminated for any reason during the additional period of employment, the retirement premium was no longer applicable. We considered termination of employment by reason of death or disability to be not probable and therefore, unless Holdings had accepted a partner’s retirement notification, the premium was not included in calculating the redemption value of that partner’s individual Class B award. Unless a retirement notification had been accepted, the redemption value of Class B awards was calculated assuming a holder’s termination of employment was the result of resignation or involuntary termination by Artisan and had been recorded as Class B liability award on the Consolidated Statements of Financial Condition.

As of December 31, 2012, three partners had given notice of retirement. Holdings had accepted those notices of retirement and the redemption value of the related Class B interests was increased to reflect the premium associated with the anticipated redemptions by reason of retirement. Since this premium applied only upon retirement in accordance with the terms of the grant agreement and notice, the increase in redemption value was treated as a modification of a liability award as of the date Artisan accepted the notice of retirement and effectively became obligated to pay the premium on redemption. As of December 31, 2012, the premium for those partners giving notice of retirement resulted in a $7,851 cumulative increase in the award liability. The Class B interests were carried at fair value, reflecting the retirement premium, from the date of Artisan’s acceptance of the retirement notification through the date of the individual’s retirement and the payment obligation was fixed.

The Class B awards of partners whose services to Holdings terminated prior to the IPO will be redeemed for payments totaling $27,561 and $29,257 as of June 30, 2013 and December 31, 2012, respectively. Payments of $769 and $4,228 were made for the three and six months ended June 30, 2013, respectively. Additionally, the partner redemption liability was increased $2,532 for a partner whose employment terminated in the first quarter prior to the IPO.

The aggregate redemption values and liabilities of the Class B obligation were as follows:

	As of June 30, 2013	As of December 31, 2012
Redemption value:
Vested Class B share-based awards	$—	$225,249
Unvested Class B share-based awards	—	103,052
Purchased Class B share-based awards	—	2,811

Aggregate fair value	$—	$331,112

Liabilities:
Class B share-based awards	$—	$225,249
Redeemed Class B share-based awards	27,561	29,257

At December 31, 2012, the aggregate fair value of unrecognized compensation expense for the unvested Class B awards was $103,052 with a weighted average recognition period of 3.30 years remaining.

Modification of Class B share-based awards

As a part of the IPO-related reorganization, the Class B grant agreements were amended to eliminate the cash redemption feature. The amendment is considered a modification under ASC 718 and the Class B awards have been classified as equity awards since such modification. As a result of the modification, we recognized a non-recurring expense of $287,292 based on the elimination of the redemption feature associated with the Class B awards recorded as the difference between the fair value and carrying value of the liability associated with the vested Class B common units immediately prior to the IPO. For any unvested Class B awards, we will recognize recurring non-cash compensation charges over the remaining vesting period. No additional awards were granted during the six months ended June 30, 2013.

The following table summarizes the activity related to unvested Class B awards during the period March 12, 2013 to June 30, 2013:

	March 12, 2013 to June 30, 2013
	Weighted- Average Grant Date Fair Value	Number of Class B Awards
Unvested Class B awards at March 12	$30.00	7,624,004
Granted	—	—
Forfeited	—	(22,381)
Vested	—	(928,294)

Unvested at June 30	$30.00	6,673,329

The unrecognized compensation expense for the unvested Class B awards as of June 30, 2013 was $200,200 with a weighted average recognition period of 3.01 years remaining.

Upon termination of employment with Artisan, an employee-partner’s vested Class B common units are automatically exchanged for Class E common units; unvested Class B common units are forfeited. The employee-partner’s shares of Class B common stock are canceled and APAM issues the former employee-partner a number of shares of Class C common stock equal to the former employee-partner’s number of Class E common units. The former employee-partner’s Class E common units are exchangeable for Class A common stock subject to the same restrictions and limitations on exchange applicable to the other common units of Holdings.

Pre-offering related compensation—other

In addition to the modification of Class B share-based awards, we also incurred pre-offering related compensation charges of $56,788 to pay cash incentive compensation to certain portfolio managers and $20,520 representing profits after the IPO otherwise allocable and distributable, in the aggregate, to Holdings’ pre-IPO non-employee partners that instead has been allocated and will be distributed to certain employee-partners. For the current year period prior to the IPO, profits distributions totaling $65,727 were made to Class B partners.

Note 12.	Income Taxes and Related Payments

APAM is subject to U.S. federal and state income taxation on APAM’s allocable portion of the income of Holdings. APAM’s effective income tax rate is dependent on many factors, including a rate benefit attributable to the fact that approximately 78% of Holdings’ earnings are not subject to corporate level taxes. This favorable impact is partially offset by the impact of certain permanent items, primarily attributable to certain compensation related expenses that are not deductible for tax purposes.

The H&F Corp Merger described in Note 2, “Reorganization and IPO” resulted in an increase in tax basis which we expect will reduce future U.S. federal and state income taxes and create a liability under the TRA between APAM and the former shareholder of H&F Corp. The purchase by APAM of Class A common units in connection with the IPO also resulted in an increase in tax basis which we expect will reduce future U.S. federal and state income taxes and create a liability under the TRA between APAM and the limited partners of Holdings. The TRAs require APAM to pay to the relevant counterparty an amount equal to 85% of the cash tax savings (if any) resulting from the increased tax benefits from the transaction giving rise to the tax benefit and for APAM to retain 15% of such benefits. Accordingly, balances of deferred tax assets, amounts payable under TRA and additional paid-in capital were $62,044, $53,618 and $9,462, respectively, as of June 30, 2013. See Note 3, “Summary of Significant Accounting Policies” for further information. No amounts were paid under the TRAs for the six months ended June 30, 2013.

Components of the provision for income taxes consist of the following:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Current:
Federal	$1,962	$—	$3,139	$—
State and local	372	—	917	—
Foreign	138	247	220	579

Total	2,472	247	4,276	579

Deferred:
Federal	3,308	—	5,896	—
State and local	93	—	150	—

Total	3,401	—	6,046	—

Income tax expense	$5,873	$247	$10,322	$579

Net deferred tax assets comprise the following:

	As of June 30, 2013	As of December 31, 2012
Deferred tax assets:
Step-up of tax basis (1)	$62,044	$—
Contingent value rights (2)	1,549	—
Other (3)	883	—

Total deferred tax assets	64,476	—
Less: valuation allowance (4)	—	—

Net deferred tax assets	$64,476	$—

(1)	Represents the step-up of tax basis from the H&F Corp Merger and the purchase of Class A common units by APAM.

(2)	The initial establishment of the CVR liability at the time of the IPO was recorded through equity. For tax purposes, this liability will result in a tax benefit when the CVRs are settled.

(3)	Represents the net deferred tax assets associated with the H&F Corp Merger and other miscellaneous deferred tax assets.

(4)

We assessed whether the deferred tax assets would be realizable and determined based on our history of taxable income that the benefits would more likely than not be realized. Accordingly, no valuation allowance is required.

Accounting standards establish a minimum threshold for recognizing, and a system for measuring, the benefits of income tax return positions in financial statements. There were no uncertain tax positions recorded as of June 30, 2013 and December 31, 2012.

In the normal course of business, we are subject to examination by federal and certain state, local and foreign tax regulators. As of June 30, 2013, our U.S. federal income tax returns for the years 2010 through 2012 are open and therefore subject to examination. State and local tax returns are generally subject to audit from 2009 to 2012. Foreign tax returns are generally subject to audit from 2010 to 2012.

Note 13.	Earnings per Share

Basic earnings per share is computed by dividing income available to Class A common stockholders by the weighted average number of Class A common shares outstanding during the period. Income available to Class A common stockholders is computed by deducting from net income attributable to APAM, dividends declared or paid to convertible preferred stockholders during the period and allocating undistributed earnings to the Class A common shares and participating securities, according to their respective rights to participate in those earnings. The IPO and related reorganization closed on March 12, 2013. All income for the period prior to that date was entirely allocable to noncontrolling interest. As a result, only net income allocable to APAM from the period subsequent to the IPO is included in net income (loss) available to Class A common stockholders for the period ended June 30, 2013.

Diluted earnings per share is computed by increasing the denominator by the amount of additional Class A common shares that would have been outstanding if all potential Class A common shares had been issued. Dilutive potential Class A common shares consist of the Class A common shares issuable upon (1) exchange of Holdings’ limited partnership units (together with the corresponding shares of APAM Class B or C common stock) for APAM Class A common stock and (2) conversion of APAM convertible preferred stock into APAM Class A common stock. The dilutive effect of outstanding convertible preferred stock is reflected in diluted earnings per share by application of the if-converted method.

At June 30, 2013, there were 54,673,163 limited partnership units of Holdings outstanding which, subject to certain restrictions and conditions, will be exchangeable for up to 54,673,163 shares of the Company’s Class A common stock beginning on March 12, 2014, unless we were to allow earlier exchanges. Such units/shares were not included in the calculation of diluted net income (loss) per common share because the effect would have been anti-dilutive.

The computation of weighted average common shares outstanding considers the outstanding shares of Class A common stock from March 12, 2013, through June 30, 2013. The Class B and Class C common shares do not share in profits of APAM and therefore are not reflected.

The computation of basic and diluted earnings per share for the three months ended June 30, 2013 and the period March 12, 2013 through June 30, 2013 were as follows (in thousands, except for per share amounts):

	For the three months ended June 30, 2013	For the Period from March 12, 2013 through June 30, 2013
Numerator:
Net income (loss) allocable to APAM—diluted	$5,798	$8,748

Convertible preferred stock dividends	—	—
Net income allocated to participating securities	(973)	(1,467)

Net income (loss) allocable to common shareholders	$4,825	$7,281

Denominator:
Weighted average shares outstanding— basic	12,728,949	12,728,949

Effect of dilutive securities	2,565,463	2,565,463

Weighted average shares outstanding— diluted	15,294,412	15,294,412

Earnings per share—basic	$0.38	$0.57

Earnings per share—diluted	$0.38	$0.57

Note 14.	Indemnifications

In the normal course of business, we enter into agreements that include indemnities in favor of third parties. Holdings has also agreed to indemnify APAM as its general partner, AIC as its former general partner, the directors and officers of APAM and AIC, the members of its former Advisory Committee, and its partners, employees and agents. Holdings’ subsidiaries may also have similar agreements to indemnify their respective general partner(s), directors and officers of their general partner(s), partners, members, employees, and agents. Our maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against us that have not yet occurred. We maintain insurance policies that may provide coverage against certain claims under these indemnities.

Note 15.	Related Party Transactions

Artisan engages in transactions with its affiliates in the ordinary course of business.

Affiliate transactions—Artisan Funds

We have agreements to serve as the investment manager of Artisan Funds, with which certain of our employees are affiliated. Under the terms of these agreements, which are generally reviewed and continued by the board of directors of Artisan Funds annually, we receive a fee based on an annual percentage of the average daily net assets of each Artisan Fund ranging from 0.64% to 1.25%. We generally collect revenues related to these services on the last business day of each month and record them in Management fees in the Consolidated Statement of Operations. We have contractually agreed to waive our management fees or reimburse for expenses incurred to the extent necessary to limit annualized ordinary operating expenses incurred by certain of the Artisan Funds to not more than 1.50% of average daily net assets through February 1, 2014. In addition, we may voluntarily waive fees or reimburse any of the Artisan Funds for other expenses. The officers and a director of Artisan Funds who are affiliated with us receive no compensation from the funds. At June 30, 2013 and December 31, 2012, respectively, accounts receivable included $0 and $81 due from Artisan Funds.

Fees for managing the Artisan Funds and amounts waived or reimbursed by us for fees and expenses (including management fees) are as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Investment management fees:
Artisan Funds	$107,533	$80,220	$205,613	$159,082
Fee waiver / expense reimbursement:
Artisan Funds	$1	$49	$122	$115

Affiliate transactions—Artisan Global Funds

We have agreements to serve as the investment manager and promoter of Artisan Global Funds, with which certain of our employees are affiliated. Under the terms of these agreements, we receive a fee based on an annual percentage of the average daily net assets of each fund ranging from 0.75% to 1.80%. We reimburse each sub-fund of Artisan Global Funds to the extent that sub-fund’s expenses, not including our fee, exceed certain levels, which range from 0.10% to 0.20%. At June 30, 2013 and December 31, 2012, respectively, accounts receivable included $851 and $728 due from Artisan Global Funds.

Fees for managing Artisan Global Funds and amounts reimbursed to Artisan Global Funds by us are as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Investment management fees:
Artisan Funds	$2,109	$633	$3,548	$1,217
Fee waiver / expense reimbursement:
Artisan Funds	$301	$47	$427	$379

Affiliate transactions—Launch Equity

We have an agreement to serve as the investment manager of Launch Equity. Under the terms of the agreement we earn a quarterly fee based on the value of the closing capital account of each limited partner for the quarter, at the rate of 1.00% (annualized). At our discretion, the fee may be waived and certain expenses reimbursed to the extent they exceed a certain level. We expect to waive 100% of our quarterly fee and reimburse Launch Equity for all operating expenses, and we may waive other expenses as well. We are entitled to receive an allocation of profits from Launch Equity equal to 20% of Launch Equity’s net capital appreciation as determined at the conclusion of its fiscal year, which also may be waived at our discretion and which we expect to waive in the future. Expense reimbursements totaled $47 and $44 for the three months ended June 30, 2013 and 2012, respectively and $87 and $81 for the six months ended June 30, 2013 and 2012, respectively.

Affiliate transactions—AIC

We have cost sharing arrangements with AIC, as well as AIC’s beneficial owners, Andrew A. Ziegler (an Artisan employee and our Executive Chairman) and Carlene M. Ziegler (also an Artisan employee), pursuant to which we and certain of our employees provide certain administrative services to AIC and its owners, and AIC and its owners reimburse us for the costs related to such services. At June 30, 2013 and December 31, 2012, accounts receivable included $28 and $231 due from AIC, respectively.

Note 16.	Subsequent Events

2013 Omnibus Incentive Compensation Plan

On July 17, 2013, the board of directors of APAM approved the issuance of 1,575,157 restricted shares of Class A common stock to employees of the Company and its subsidiaries pursuant to the Company’s 2013 Omnibus Incentive Compensation Plan. In general, these awards will vest pro rata in the third fiscal quarter of each of the next five years. Compensation expense associated with these awards is expected to be approximately $79,200, which will be recognized over the five-year vesting period.

Distributions and dividends

On July 17, 2013, the board of directors of APAM declared a distribution by Artisan Partners Holdings of $19,080 to holders of Artisan Partners Holdings partnership units, including APAM. On the same date, the board declared a $0.43 per share dividend with respect to APAM’s Class A common stock. The APAM dividend is payable on August 26, 2013, to shareholders of record as of August 12, 2013.

Report of Independent Registered Public Accounting Firm

To the Stockholders of Artisan Partners Asset Management Inc.:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of comprehensive income (loss), of changes in stockholders’ equity (deficit), and of cash flows present fairly, in all material respects, the financial position of Artisan Partners Asset Management Inc. and subsidiaries (the “Company”) at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

February 13, 2013, except for the effects of the reorganization discussed in Note 1 and Note 17, as to which date is October 15, 2013

ARTISAN PARTNERS ASSET MANAGEMENT INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

(U.S. dollars in thousands)

	At December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$141,159	$126,956
Cash and cash equivalents of Launch Equity	10,180	5,142
Accounts receivable	46,022	39,417
Accounts receivable of Launch Equity	10,595	37
Investment securities	15,241	17,262
Investment securities of Launch Equity	46,237	24,265
Prepaid expenses	3,890	3,280
Property and equipment, net	8,807	5,572
Restricted cash	1,185	1,040
Other	4,244	1,880

Total assets	$287,560	$224,851

LIABILITIES, REDEEMABLE PREFERRED UNITS AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable, accrued expenses and other liabilities	$17,373	$9,274
Accrued incentive compensation	7,254	3,920
Deferred lease obligations	3,636	2,340
Interest rate swap	—	1,066
Borrowings	290,000	324,789
Class B liability awards	225,249	146,175
Class B redemptions payable	29,257	14,909
Payables of Launch Equity	10,726	—
Securities sold, not yet purchased of Launch Equity	19,586	6,276

Total liabilities	603,081	508,749

Commitments and contingencies
Redeemable preferred units	357,194	357,194
Total stockholders’ equity	—	—
Noncontrolling interest—Artisan Partners Holdings	(709,414)	(664,259)
Noncontrolling interest—Launch Equity	36,699	23,167

Total equity (deficit)	(672,715)	(641,092)

Total liabilities, redeemable preferred units and equity (deficit)	$287,560	$224,851

The accompanying notes are an integral part of the consolidated financial statements.

ARTISAN PARTNERS ASSET MANAGEMENT INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(U.S. dollars in thousands)

	For the Years Ended December 31,
	2012	2011	2010
Revenues
Management fees	$503,954	$450,949	$379,350
Performance fees	1,624	4,145	2,936

Total revenues	505,578	455,094	382,286

Operating Expenses
Compensation and benefits
Salaries, incentive compensation and benefits	227,258	$198,601	166,629
Pre-offering related compensation—share-based awards	101,682	(21,082)	79,071
Pre-offering related compensation—other	54,153	55,714	17,578

Total compensation and benefits	383,093	233,233	263,278
Distribution and marketing	28,990	26,174	23,022
Occupancy	9,251	8,962	8,105
Communication and technology	13,240	10,605	9,876
General and administrative	23,917	21,825	12,807

Total operating expenses	458,491	300,799	317,088

Total operating income	47,087	154,295	65,198
Non-operating income (loss)
Interest expense	(11,442)	(18,386)	(22,961)
Net gains (losses) of Launch Equity	8,817	(3,102)	—
Gain (loss) on interest rate swap	(69)	(1,933)	866
Loss on debt extinguishment	(827)	—	—
Other non-operating gains	58	260	705

Total non-operating loss	(3,463)	(23,161)	(21,390)

Income before income taxes	43,624	131,134	43,808
Provision for income taxes	1,047	1,162	1,281

Net income before noncontrolling interests	42,577	129,972	42,527

Less: Net income (loss) attributable to noncontrolling interests—Artisan Partners Holdings	$33,760	$133,073	$42,527

Less: Net income (loss) attributable to noncontrolling interest—Launch Equity	8,817	(3,101)	—

Net income attributable to Artisan Partners Asset Management Inc.	$—	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

ARTISAN PARTNERS ASSET MANAGEMENT INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(U.S. dollars in thousands)

	For the Years Ended December 31,
	2012	2011	2010
Net income before noncontrolling interests	$42,577	$129,972	$42,527
Other comprehensive income (loss)
Unrealized gain (loss) on investment securities:
Unrealized holding gain (loss) on investment securities	2,335	(4)	212
Less: reclassification adjustment for net (gains) losses included in net income	(497)	(58)	(673)

Net unrealized gains (losses) on investment securities	1,838	(62)	(461)
Unrealized gain on interest rate swap:
Unrealized holding gain (loss) on interest rate swap	—	(2,383)	1,036
Less: reclassification adjustment for net losses included in net income	—	8,817	14,277

Net unrealized gain on interest rate swaps	—	6,434	15,313
Foreign currency translation gain (loss)	133	(18)	(57)

Total other comprehensive income	1,971	6,354	14,795

Comprehensive income	44,548	136,326	57,322
Comprehensive income (loss) attributable to noncontrolling interests—Artisan Partners Holdings	35,731	139,427	57,322
Comprehensive income (loss) attributable to non-controlling interests—Launch Equity	8,817	(3,101)	—

Comprehensive income attributable to Artisan Partners Asset Management Inc.	$—	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

ARTISAN PARTNERS ASSET MANAGEMENT INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

(U.S. dollars in thousands)

	Stockholders’ Equity	Accumulated Other Comprehensive Income (Loss)	Noncontrolling interest – Artisan Partners Holdings	Noncontrolling Interest – Launch Equity	Total Equity (Deficit)	Redeemable Preferred Units
Balance at December 31, 2009	$—	$—	$(757,156)	$—	$(757,156)	$357,194

Net income	—	—	42,527	—	42,527	—
Other comprehensive income	—	—	14,795	—	14,795	—

Total comprehensive income	—	—	57,322	—	57,322	—
Partnership distributions	—	—	(36,760)	—	(36,760)	—
Capital contribution	—	—	16	—	16	—

Balance at December 31, 2010	$—	$—	$(736,578)	$—	$(736,578)	$357,194

Net income (loss)	—	—	133,073	(3,101)	129,972	—
Other comprehensive income	—	—	6,354	—	6,354	—
Total comprehensive income (loss)	—	—	139,427	(3,101)	136,326	—
Change in noncontrolling interest— Launch Equity, net	—	—	—	26,268	26,268	—
Partnership distributions	—	—	(67,108)	—	(67,108)	—

Balance at December 31, 2011	$—	$—	$(664,259)	$23,167	$(641,092)	$357,194

Net income	—	—	33,760	8,817	42,577	—
Other comprehensive income	—	—	1,971	—	1,971	—

Total comprehensive income	—	—	35,731	8,817	44,548	—
Change in noncontrolling interest— Launch Equity, net	—	—	—	4,715	4,715	—
Partnership distributions	—	—	(80,886)	—	(80,886)	—

Balance at December 31, 2012	$—	$—	$(709,414)	$36,699	$(672,715)	$357,194

The accompanying notes are an integral part of the consolidated financial statements.

ARTISAN PARTNERS ASSET MANAGEMENT INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(U.S. dollars in thousands)

	For the Years Ended December 31,
	2012	2011	2010
Cash flows from operating activities
Net income before noncontrolling interests	$42,577	$129,972	$42,527
Adjustments to reconcile net income before noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	2,401	2,360	2,287
Reinvested dividends	(188)	(190)	—
Capital gains on sale of investments, net	(551)	(58)	(665)
(Gains) losses of Launch Equity, net	(8,817)	3,102	—
Purchase of investments by Launch Equity	(59,763)	(18,899)	—
Proceeds from sale of investments by Launch Equity	60,025	17,188	—
Loss on disposal of property and equipment	51	11	11
(Gain) loss on interest rate swaps	69	1,933	(866)
Loss on debt extinguishment	827	—	—
Amortization of debt issuance costs	631	726	548
Change in assets and liabilities resulting in an increase (decrease) in cash:
Net change in operating assets and liabilities of Launch Equity	(4,870)	(5,204)	—
Accounts receivable	(6,605)	(2,685)	(5,081)
Prepaid expenses	(697)	(410)	161
Other assets	(1,148)	1,691	(2,350)
Accounts payable and accrued expenses	11,396	(1,991)	1,572
Class B liability awards	93,422	(24,936)	78,218
Deferred lease obligations	1,296	627	(382)

Net cash provided by operating activities	130,056	103,237	115,980
Cash flows from investing activities
Acquisition of property and equipment	(2,744)	(1,614)	(1,148)
Leasehold improvements	(2,721)	(1,122)	(313)
Proceeds from sale of property and equipment	—	27	—
Proceeds from sale of investment securities	4,598	4,101	2,204
Purchase of investment securities	—	(20,000)	(1,025)
Change in restricted cash	(145)	(1,040)	—

Net cash used in investing activities	(1,012)	(19,648)	(282)
Cash flows from financing activities
Partnership distributions	(80,886)	(67,108)	(36,760)
Settlement of interest rate swap	(1,135)	—	—
Change in other liabilities	(173)	(214)	(218)
Payment of debt issuance costs	(2,573)	—	(1,593)
Proceeds from draw on revolving credit facility	90,000	—	—
Proceeds from issuance of notes payable	200,000	—	—
Principal payments on note payable	(324,789)	(55,211)	(20,000)
Capital contribution	—	—	16
Capital invested into Launch Equity	5,000	6,913	—
Capital distributed by Launch Equity	(285)	—	—

Net cash used in financing activities	(114,841)	(115,620)	(58,555)

Net increase (decrease) in cash and cash equivalents	14,203	(32,031)	57,143
Cash and cash equivalents
Beginning of year	126,956	158,987	101,844

End of year	$141,159	$126,956	$158,987

Supplementary information
Cash paid for:
Interest on borrowings	$6,593	$12,420	$7,324
Interest on interest rate swap	985	9,794	14,926
Interest on other obligations	1	71	—
Income taxes	541	2,475	—
Noncash activity:
Contribution of securities in-kind into Launch Equity	$—	$(19,355)	$—
Capital invested into Launch Equity	—	19,355	—

The accompanying notes are an integral part of the consolidated financial statements.

ARTISAN PARTNERS ASSET MANAGEMENT INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(U.S. currencies in thousands, except per unit data)

1.	Organization and nature of business

Organization

On March 12, 2013, Artisan Partners Asset Management Inc. (“APAM”) completed an initial public offering of 12,712,279 Class A common shares (the “IPO”). APAM was formed in 2011 as a subsidiary of Artisan Partners Holdings LP (“Artisan Partners Holdings” or “Holdings” or the “Partnership”). APAM was formed for the purpose of becoming the general partner of Holdings in connection with the IPO. The reorganization established the necessary corporate structure to complete the IPO while at the same time preserving the ability of the firm to conduct operations through Holdings and its subsidiaries.

As part of the reorganization, APAM became the sole general partner of Holdings. As the sole general partner, APAM controls the business and affairs of Holdings. As a result, APAM consolidates Holdings’ financial statements and records a noncontrolling interest for the economic interests in Holdings held by the limited partners of Holdings. Because APAM and Holdings were under common control at the time of the reorganization, APAM’s acquisition of control of Holdings was accounted for as a transaction among entities under common control. The consolidated financial statements of APAM have been retroactively adjusted to reflect the following:

•

Statements of Financial Condition—The assets, liabilities and equity of Holdings and of APAM have been carried forward at their historical carrying values. The historical partners’ deficit of Holdings is reflected as a noncontrolling interest.

•

Statements of Operations, Comprehensive Income and Cash Flows—The historical consolidated statements of Holdings have been consolidated with the statements of operations, comprehensive income and cash flows of APAM.

Artisan Partners Asset Management has been allocated a part of Artisan Partners Holdings’ net income since March 12, 2013, when it became Artisan Partners Holdings’ general partner. Artisan Partners Holdings LP is a holding company for the investment management business conducted under the name “Artisan Partners”. The partnership interests in Artisan Partners Holdings consist of general partner units, Class A and Class B common units and preferred units (formerly redeemable Class C interests). The Class A and Class B common units and the preferred units are limited partner interests. Initial outside investors hold the Class A common units. Artisan employees hold the Class B common units. Non-employee investors hold the preferred units. The general partner units are held by Artisan Investment Corporation (“AIC”), all of the outstanding voting stock of which is owned by ZFIC, Inc.

Artisan Partners Holdings is a limited partnership organized in the State of Delaware on December 9, 1994, which commenced operations on January 1, 1995. Artisan Partners Holdings, together with its wholly-owned subsidiary, Artisan Investments GP LLC (“AIGP”), controls a 100% interest in Artisan Partners Limited Partnership (“APLP”), a multi-product investment management firm that is the principal operating subsidiary of Artisan Partners Holdings. APLP is registered as an investment adviser with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940. APLP provides investment advisory services to separate accounts and pooled investment vehicles, including Artisan Partners Funds, Inc. (“Artisan Funds” or the “Funds”), known as Artisan Funds, Inc. until July 2011. Artisan Funds is a series of twelve open-end, diversified mutual funds registered under the Investment Company Act of 1940, as amended, that are distributed to both institutional and retail investors on a no-load basis and to which APLP also provides certain administrative services.

Investment management operations are also conducted through Artisan Partners UK LLP (“Artisan UK”), a limited liability partnership organized under the laws of England and Wales that is controlled by its founder member, Artisan Partners Limited (“UKCo”), a private limited company incorporated under the laws of

England and Wales, which is wholly-owned by Artisan Partners Holdings. Artisan UK is registered as an investment adviser with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940 and is authorized by the United Kingdom Financial Services Authority. Artisan UK provides investment sub-advisory services to APLP, including to Artisan Partners Global Equity Fund, a series of Artisan Funds.

APLP has an agreement to serve as the investment manager of Artisan Partners Launch Equity Fund LP (“Launch Equity”), which is a private investment partnership in which the investors are certain partners and employees (or entities beneficially owned by such persons) of Artisan Partners Holdings. Artisan Partners Alternative Investments GP LLC (“Artisan Alternatives”), a wholly-owned subsidiary of Artisan Partners Holdings, is the general partner of Launch Equity. Launch Equity commenced operations on July 25, 2011.

Artisan Partners Distributors LLC (“ADLLC”) is a wholly-owned subsidiary of Artisan Partners Holdings. ADLLC is a limited purpose broker/dealer registered with the Financial Industry Regulatory Authority that serves solely as principal distributor of the shares of Artisan Funds and does not execute trades on behalf of clients.

The consolidated financial statements include the accounts of APAM and all of its majority owned and controlled subsidiaries. APAM and its subsidiaries are hereafter referred to collectively as “Artisan”.

Nature of Business

Artisan is an independent investment management firm focused on providing high-value added, active investment strategies to sophisticated clients globally. Artisan’s operations are conducted through Artisan Partners Holdings and its subsidiaries.

Artisan has five autonomous investment teams that oversee twelve distinct U.S., non-U.S. and global investment strategies.

Each strategy is offered through multiple investment vehicles to accommodate a broad range of client mandates. Artisan offers its investment management services primarily to institutions and through intermediaries that operate with institutional-like decision-making processes and have long-term investment horizons.

2009 reorganization

In June 2009, Artisan Partners Holdings (then named Artisan Partners Limited Partnership) reorganized into a holding company/operating company structure. Artisan Partners Holdings established (i) APLP as a new limited partnership subsidiary to serve as the U.S. operating company in Artisan’s organizational structure, and (ii) AIGP, a new limited liability company to serve as the general partner of APLP. Artisan Partners Holdings owns all of the limited partner interests of APLP and all of the membership interests of AIGP. In June 2009, certain of Holdings’ assets and liabilities were contributed to APLP via a Contribution Agreement by and among Artisan Partners Holdings, APLP and AIGP. Concurrent with the execution of the Contribution Agreement, Artisan Partners Holdings’ name was changed from Artisan Partners Limited Partnership to Artisan Partners Holdings LP, and the new operating company and its general partner were given their current names, Artisan Partners Limited Partnership and Artisan Investments GP LLC, respectively. During a transition period that extended through mid-2010, both Artisan Partners Holdings and APLP were registered with the U.S. Securities and Exchange Commission as investment advisers and provided investment management services to clients. The transition of Artisan Partners Holdings’ investment management business to APLP was completed and the registration of Artisan Partners Holdings as an investment adviser was terminated in August 2010.

2006 recapitalization

On July 3, 2006, Artisan Partners Holdings (then operating as Artisan Partners Limited Partnership) and its partners entered into the following series of transactions (the “Recapitalization Transactions”): (i) a

$400 million borrowing by Artisan Partners Holdings, (ii) redemption by Artisan Partners Holdings of Class A, Class B and general partner interests from certain partners with the proceeds from the borrowing, and (iii) the purchase of Class A, Class B, and general partner interests by private equity funds (the “H&F Funds”) controlled directly or indirectly by Hellman & Friedman LLC, and the conversion of those purchased interests to Class C limited partnership interests.

The borrowing by Artisan Partners Holdings was recorded as a liability incurred based on the principal amount of the borrowing; the subsequent redemption of a portion of the general and limited partnership interests of certain partners by Artisan Partners Holdings was recorded as a partnership interest repurchase (akin to a treasury stock repurchase) and a reduction of equity. The conversion to Class C interests of the Class A, Class B and general partner interests acquired by the H&F Funds was recorded as a contribution of capital and partnership interest repurchase (akin to a treasury stock repurchase). The initial measurement of the capital contribution from the H&F Funds was the amount of the consideration paid to our partners, which was negotiated between our partners and the H&F Funds taking into account the rights of the Class C interests. The Class C interests were recorded in temporary equity pursuant to ASC 480 as they were redeemable in 2016 at the option of the holder.

Equity interests in Artisan Partners Holdings

Prior to July 15, 2012, Artisan Partners Holdings had outstanding general partner interests and Class A, Class B and Class C limited partner interests. All interests in Artisan Partners Holdings shared ratably in the net income of Artisan Partners Holdings.

On July 15, 2012, the limited partnership agreement of Artisan Partners Holdings (the “Partnership Agreement”) was amended and restated to reclassify the general partner interests and Class A, Class B, and Class C limited partner interests as general partner units, Class A common units, Class B common units, and preferred units, respectively. The holders of Partnership units are generally entitled to pro rata allocations of profits and losses and other items and distributions of cash and other property and the preferred units have a preference on full or partial liquidation of the partnership.

The percentages of units outstanding represented by each class at December 31, 2012, and of the interests in the Partnership’s profits at December 31, 2011 and 2010, were approximately as follows:

	At December 31,
	2012	2011	2010
General Partner units/interests	15.99%	17.78%	18.72%
Class A common units/interests	22.82%	24.46%	25.76%
Class B common units/interests	43.99%	40.94%	37.80%
Preferred units/Class C interests	17.20%	16.82%	17.72%

	100.00%	100.00%	100.00%

Class B units were granted as Class B interests under the terms of the Partnership Agreement and pursuant to written grant agreements to certain employees of APLP and other subsidiaries of Artisan Partners Holdings. During the years ended December 31, 2012 and December 31, 2011, Class B interests reclassified as Class B common units representing 13.06% and 5.35%, respectively, of the interests in the profits of Artisan Partners Holdings were granted at no cost to Class B limited partners.

The preferred units enjoy certain preferential rights to distributions upon the full or partial liquidation of Artisan Partners Holdings, including following any Partial Capital Event (as defined in the Partnership Agreement). The holders of preferred units also have the right to cause Artisan Partners Holdings to redeem those units in 2016 for cash for an aggregate amount of $357,194.

2.	Summary of significant accounting policies

Basis of presentation

The accompanying Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and related rules and regulations of the U.S. Securities and Exchange Commission. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates or assumptions that affect the reported amounts and disclosures in the Consolidated Financial Statements. Actual results could differ from these estimates or assumptions.

Principles of consolidation

The Consolidated Financial Statements include the accounts of APAM and its subsidiaries. All material intercompany balances have been eliminated in consolidation.

Artisan’s policy is to consolidate all subsidiaries in which it has a controlling financial interest, which is usually demonstrated when it owns a majority of the voting interest in an entity, and variable interest entities (“VIEs”) where Artisan is deemed to be the primary beneficiary. The primary beneficiary is deemed to be the entity that has the power to govern the financial and operating policies of the subsidiary so as to obtain benefits from its activities.

At December 31, 2012 and 2011 our wholly-owned subsidiary, Artisan Alternatives, was the general partner of Launch Equity, a private investment partnership that is considered a VIE where Artisan is deemed to be the primary beneficiary. Launch Equity is an investment company and therefore accounted for under Accounting Standard Codification Topic 946, “Financial Services—Investment Companies.” Artisan has retained the specialized industry accounting principles of this investment product in its Consolidated Financial Statements. See Note 7, “Consolidated Investment Products” for additional details. At December 31, 2010, Artisan did not have any VIEs.

Artisan Funds and Artisan Partner Global Funds Public Limited Company (“Artisan Global Funds”), a family of Ireland based UCITS, are corporate entities the business and affairs of which are managed by their respective boards of directors. The shareholders of the funds retain all voting rights, including the right to elect and reelect members of their respective boards of directors. While we hold, in limited cases, direct investments in a fund (which are made on the same terms as are available to other investors and do not represent a majority voting interest in any fund), we do not have a controlling financial interest or a majority voting interest and, as such, Artisan does not consolidate these entities.

Operating segments

Artisan operates in one segment, the investment management industry. Artisan provides investment management services to separate accounts and mutual funds and other pooled investment vehicles. Management assesses the financial performance of these vehicles on a combined basis.

Cash and cash equivalents

Artisan defines cash and cash equivalents as money market funds and other highly liquid investments with original maturities of 90 days or less. Cash and cash equivalents are stated at cost, which approximates fair value. Cash and cash equivalents are subject to credit risk and were primarily maintained in demand deposit accounts with financial institutions. At December 31, 2012, all non-interest bearing accounts were fully insured by the Federal Deposit Insurance Company (“FDIC”). Unlimited FDIC insurance expired on January 1, 2013.

Cash and cash equivalents of Launch Equity

Cash and cash equivalents of Launch Equity represent cash and equivalents of Launch Equity, a private investment partnership that is considered a VIE. Launch Equity defines cash and cash equivalents as highly liquid investments which have original maturities of 60 days or less. Cash and cash equivalents of consolidated investment products are stated at cost, which approximates fair value. See Note 7, “Consolidated investment products,” for additional details.

Foreign currency translation

Assets and liabilities of foreign operations whose functional currency is not the U.S. dollar are translated at prevailing year-end exchange rates. Revenue and expenses of such foreign operations are translated at average exchange rates during the year. The net effect of the translation adjustment for foreign operations is included in other comprehensive income (loss) on the Consolidated Statements of Comprehensive Income (Loss) and Noncontrolling interest—Artisan Partners Holdings on the Consolidated Statements of Changes in Stockholders’ Equity.

Accounts receivable

Accounts receivable primarily reflects investment management fees receivable from clients other than Artisan Funds, the fees from which are received on the last business day of each month. Artisan’s accounts receivable balances do not include any allowance for doubtful accounts nor has any bad debt expense attributable to accounts receivable been recorded for the years ended December 31, 2012, 2011 and 2010. Artisan believes all accounts receivable balances are fully collectible.

Accounts receivable of Launch Equity

Accounts receivable of Launch Equity represents the value of securities sold by Launch Equity but not yet settled. See Note 7, “Consolidated investment products,” for additional details.

Investment securities

Investment securities consist of investments in equity mutual funds for which Artisan is the investment adviser and are classified as available-for-sale. These securities primarily represent securities held in connection with an incentive compensation plan established during 2011. This incentive compensation plan provides certain portfolio managers with additional cash compensation over a three-year period based on the then-current value of the investment securities, which are shares of mutual funds managed by such portfolio managers. Artisan is not required to purchase additional securities as part of this plan. Investments provide exposure to various risks, including price risk (the risk of a potential future decline in value of the investment) and foreign currency risk. Investments in registered mutual funds are carried at fair value at their respective net asset values as of the valuation date. Fair value is defined as the price that Artisan would expect to have received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Unrealized gains (losses) on available-for-sale securities are recorded as a component of Total comprehensive income (loss). Dividend income from these investments is recognized when earned and is included in Other non-operating gains in the Consolidated Statements of Operations. Realized gains (losses) are computed on a specific identification basis and are recorded in Other non-operating gains in the Consolidated Statements of Operations.

Investment securities of Launch Equity

Investment securities of Launch Equity represent investments held by Launch Equity. The carrying value of Launch Equity’s investments is also their fair value. Long and short positions in equity securities are valued based upon closing market prices of the security on the principal exchange on which the security is traded. See Note 7, “Consolidated investment products,” for additional details.

Property and equipment

Property and equipment are carried at cost, less accumulated depreciation. Depreciation for office furniture is recognized over the applicable life of the asset class, typically seven years. Depreciation for computer hardware and equipment is recognized over the applicable life of the asset class, typically five years. Depreciation for leasehold improvements is recognized over the applicable life of the asset class, typically the lesser of the economic useful life of the improvement or the remaining term of the lease. Depreciation for computer software is recognized over the applicable life of the asset class, typically three years.

Restricted cash

Restricted cash represents cash that is restricted as collateral on a standby letter of credit related to a lease obligation at December 31, 2012 and 2011.

Derivative instruments

Artisan attempted to manage its exposure to changes in market rates of interest on its term loan through the use of derivative instruments. Artisan’s use of derivative instruments was limited to interest rate swaps used to manage the interest rate exposure related to its variable rate term loan. As of and for the year ended December 31, 2010, Artisan designated its interest rate swaps as a hedge of the benchmark interest rate on future interest payments to remove the exposure to variations in cash flows related to interest expense. Artisan monitored its position and the credit rating of the counterparties and did not anticipate non-performance by any party to the interest rate swaps.

The interest rate swaps were carried at fair value. For the year ended December 31, 2010 the change in fair value that related to the effective portion of the cash flow hedge were recorded as a component of Total comprehensive income (loss) and the ineffective portion recorded as Gain (loss) on interest rate swap. During the year ended December 31, 2011, Artisan discontinued the hedge accounting relationship related to the cash flow hedge. As such, cumulative amounts recorded in Total comprehensive income (loss) were reclassified to current earnings as Gain (loss) on interest rate swap. Changes in fair value occurring after the date of discontinuance were recorded as Gain (loss) on interest rate swap.

During the year ended December 31, 2012, Artisan terminated the interest rate swap contract in connection with the repayment of all of the then-outstanding principal amount of our term loan. Final settlement of the swap contract was $1,135. See Note 6, “Derivative instruments,” for additional details.

Payables of Launch Equity

Payables of Launch Equity represent payables for securities purchased by Launch Equity but not yet settled. See Note 7, “Consolidated investment products,” for additional details.

Securities sold, not yet purchased of Launch Equity

Securities sold, not yet purchased of Launch Equity represent securities sold short, at fair value, held by Launch Equity. See Note 7, “Consolidated investment products,” for additional details.

Revenue recognition

Investment management fees are generally computed as a percentage of assets under management and recognized as earned. Fees for providing investment advisory services are computed and billed in accordance with the provisions of the applicable investment management agreements. The investment management agreements for a small number of accounts provide for performance-based fees. Performance-based fees, if earned, are recognized on the contractually determined measurement date. Performance-based fees generally are not subject to claw back as a result of performance declines subsequent to the most recent measurement date.

Unit-based compensation

In accordance with the provisions of the Partnership Agreement and the terms of the corresponding grant agreements, Class B interests reclassified as Class B common units granted to the Class B limited partners of Holdings are generally entitled to pro rata allocations of profits and losses and other items and distributions of cash and other property. Class B common units vest ratably over a five-year vesting period, beginning on the date of grant. Vesting is accelerated upon the occurrence of certain events, including a change in control as defined in the grant agreements.

Vested Class B common units are classified as share-based liability awards. Vested Class B common units of a terminated partner are redeemed in cash, generally in annual installments over the five years following termination of employment. The Partnership redeems the vested Class B common units at a value determined in accordance with the terms of the grant agreement pursuant to which the common units were granted, which includes a premium in the case of employment terminated by reason of death, disability or retirement. The redemption value of Class B common units has been calculated assuming a holder’s termination of employment was the result of resignation or involuntary termination by Artisan and has been recorded as Class B liability award on the Consolidated Statements of Financial Condition. For individuals who have given notice of retirement in accordance with their grant agreements and such notice has been accepted by Artisan, the redemption value of the Class B common units has been calculated using the retirement valuation as of the notice date. Prior to April 6, 2011, compensation cost was measured at the grant date based on the intrinsic value of the common units granted. Intrinsic value was determined using the redemption value of the Class B awards. Effective April 6, 2011, compensation cost is measured at the grant date based on the fair value of the common units granted. Compensation cost is recognized as expense over the requisite service period for vesting, typically five years. Compensation cost is re-measured each period with any incremental changes in value subsequent to the grant date expensed over the remaining vesting period. Changes in value that occur after the end of the vesting period are recorded as compensation cost in the period in which the changes occur through settlement of the common units.

Distributions of the Partnership’s net income associated with Class B common units are recorded to Compensation and benefits expense.

Distribution fees

Artisan Funds has authorized certain financial services companies, broker-dealers, banks or other authorized agents, and in some cases, other organizations designated by an authorized agent (with their designees, collectively “authorized agents”) to accept purchase, exchange, and redemption orders for shares of Artisan Funds on the Funds’ behalf. Many authorized agents charge a fee for accounting and shareholder services provided to Fund shareholders on the Fund’s behalf. Those services typically include recordkeeping, transaction processing for shareholders’ accounts, and other services. The fee is either based on the number of accounts to which the intermediary provides such services or a percentage of the average daily value of Fund shares held in such accounts. The Funds pay a portion of such fees, which are intended to compensate the authorized agent for its provision of services of the type that would be provided by the Fund’s transfer agent or other service providers if the shares were registered directly on the books of the Fund’s transfer agent. Artisan pays the balance of those fees which includes compensation to the authorized agent for its distribution and marketing of Artisan Funds shares.

Distribution fees paid to authorized agents were as follows:

	For the years ended December 31,
	2012	2011	2010
Total authorized agent fees incurred	$88,818	$86,166	$74,929
Less: fees incurred by Artisan Funds	62,736	61,431	52,843

Fees incurred by Artisan	26,082	24,735	22,086
Other marketing expenses	2,908	1,439	936

Total distribution and marketing	$28,990	$26,174	$23,022

Accrued fees to authorized agents as of December 31, 2012 and 2011 were $3,592 and $3,075, respectively, and are included in Accounts payable, accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.

Leases

Rent under non-cancelable operating leases with scheduled rent increases is accounted for on a straight-line basis over the lease term, beginning on the date of initial possession or the effective date of the lease agreement. Allowances and other lease incentives provided by Artisan’s landlords are amortized on a straight-line basis as a reduction of rent expense. The difference between straight-line rent expense and rent paid and the unamortized deferred lease costs and build-out allowances are recorded as Deferred lease obligations in the Consolidated Statements of Financial Condition.

Loss contingencies

Artisan considers the assessment of loss contingencies as a significant accounting policy because of the significant uncertainty relating to the outcome of any potential legal actions and other claims and the difficulty of predicting the likelihood and range of the potential liability involved, coupled with the material impact on our results of operations that could result from legal actions or other claims and assessments. Artisan recognizes estimated costs to defend as incurred. Potential loss contingencies are reviewed at least quarterly and are adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information pertinent to a particular matter. Significant differences could exist between the actual cost required to investigate, litigate and/or settle a claim or the ultimate outcome of a suit and management’s estimate. These differences could have a material impact on Artisan’s results of operations, financial position, or cash flows. Recoveries of losses are recognized in the Consolidated Statements of Operations when receipt is deemed probable. No loss contingencies were recorded at December 31, 2012, 2011, and 2010. There is currently no litigation in process or outstanding.

Commitments and contingencies

Under the terms of the Partnership Agreement, the preferred units entitle their holders to preferential distributions upon the occurrence of certain events and a right to require the Partnership to redeem the preferred units for an aggregate amount of $357,194 on July 3, 2016 under certain circumstances.

Income taxes

Artisan Partners Holdings is organized as a limited partnership and is taxed as a partnership for United States income tax purposes and therefore files federal and state flow through income tax returns. As a result, no U.S. current or deferred income tax assets or liabilities are reflected in these financial statements. Each of Artisan Partners Holdings’ partners is obligated to report that partner’s proportionate share of Artisan Partners Holdings’ taxable income or loss. The income tax provision consists of foreign income taxes of UKCo. UKCo is the founder member of Artisan UK. UKCo is a private limited corporation and pays corporate tax in the United Kingdom. UKCo records a tax liability for corporation tax at the current rates on the excess of taxable income over allowable expenses. During the years ended December 31, 2012, 2011 and 2010, UKCo incurred $1,047, $1,162 and $1,281 in UK corporate tax, respectively.

As a result of the IPO, APAM became subject to U.S. C-corporation federal and state income tax on its allocable portion of the income of Artisan Partners Holdings. During the years ended December 31, 2012, 2011 and 2010, APAM was not allocated any of Holdings’ income and therefore did not incur any U.S. income tax provision.

Artisan accounts for uncertain income tax positions by recognizing the impact of a tax position in its consolidated financial statements when Artisan believes it is more likely than not that the tax position would not be sustained upon examination by the appropriate tax authorities based on the technical merits of the position. Interest and penalties relating to tax liabilities are recognized on actual tax liabilities and exposure items. Interest is accrued according to the provisions of the relevant tax law and is reported as Interest expense in the Consolidated Statements of Operations. Penalties are accrued when Artisan expects to take the related position in its tax return and are reported as Other income (loss) within the Non-operating income (loss) section of the Consolidated Statements of Operations.

Comprehensive income (loss)

Total comprehensive income (loss) includes net income and other comprehensive income. Other comprehensive income (loss) consists of the change in unrealized gains (losses) on available-for-sale investments and foreign currency translation, net of related tax effects. Comprehensive income (loss) attributable to noncontrolling interests - Artisan Partners Holdings on the Consolidated Statements of Comprehensive Income (Loss) represents the portion of comprehensive income (loss) attributable to the economic interests in Holdings held by the limited partners of Holdings. For periods prior to the IPO, all comprehensive income (loss) is entirely attributable to noncontrolling interests.

Accumulated Other Comprehensive Income (Loss) is included in Noncontrolling interest—Artisan Partners Holdings in the accompanying Consolidated Statements of Changes in Stockholders’ Equity, and consists of the following:

	For the years ended December 31,
	2012	2011	2010
Unrealized gain on investments	$1,906	$68	$130
Unrealized loss on interest rate swap	—	—	(6,434)
Foreign currency translation	58	(75)	(57)

	$1,964	$(7)	$(6,361)

Partnership distributions

Artisan makes distributions of its net income to its partners for income taxes as required under the terms of the Partnership Agreement. Tax distributions are calculated utilizing the highest combined individual federal, state and local income tax rate among the various locations in which the partners, as a result of owning their interests in the Partnership, are subject to tax, assuming maximum applicability of the phase-out of itemized deductions contained in the Internal Revenue Code, multiplied by each partner’s share of taxable income. Artisan also makes distributions of its net income under the terms of the Partnership Agreement. Distributions are recorded in the financial statements on the declaration date. Partnership distributions totaled $135,039, $122,822 and $54,338 for the years ended December 31, 2012, 2011 and 2010, respectively, and are reported as Pre-offering related compensation—other within the Consolidated Statements of Operations and Partnership distributions within the Consolidated Statements of Changes in Stockholders’ Equity (Deficit).

Earnings per Share

Basic earnings per share is computed by dividing income available to Class A common stockholders by the weighted average number of Class A common shares outstanding during the period. Income available to Class A common stockholders is computed by deducting from net income attributable to APAM, dividends declared or paid to convertible preferred stockholders during the period and allocating undistributed earnings to the Class A common shares and participating securities, according to their respective rights to participate in those earnings. The IPO and related reorganization closed on March 12, 2013. All income for the period prior to that date was entirely allocable to noncontrolling interest. As a result, APAM earnings per share was $0 for the three years in the period ended December 31, 2012.

Recent accounting pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-05 which amends the Presentation of Comprehensive Income Topic, or Topic 220, of the FASB Accounting Standards Codification (“ASC”). This update, which was further amended by ASU 2011-12, eliminates the option to present other comprehensive income in the Statement of Changes in Stockholders’ Equity (Deficit) and Accumulated Other Comprehensive Income (Loss). Two alternatives are provided; an entity can elect to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The amendments in this update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. Artisan adopted the amendments to this Topic and they are accordingly reflected in the new financial statement, “Consolidated Statements of Comprehensive Income (Loss)”.

In May 2011, the FASB issued ASU 2011-04, which updates the disclosure guidance in the Fair Value Measurements and Disclosures Topic, or ASU Topic 820. This update clarifies the application of existing fair value measurement requirements, changes certain principles related to measuring fair value, and requires additional disclosures about fair value measurements. Required disclosures are expanded under the new guidance, particularly for fair value measurements that are categorized within Level 3 of the fair value hierarchy, for which quantitative information about the unobservable inputs used and a narrative description of the valuation processes in place will be required. ASU 2011-04 is effective in interim and annual periods beginning after December 15, 2011 and is to be applied prospectively. Artisan has adopted this Topic and this did not impact the Consolidated Financial Statements.

In February 2013, the FASB issued ASU 2013-02, which updates the presentation of information about amounts reclassified out of accumulated other comprehensive income and their corresponding effect on net income in one place. Currently, this information is presented in different places throughout the financial statements. ASU 2013-02 is effective prospectively in interim and annual periods beginning after December 15, 2012.

3.	Investment securities

The disclosures below include details of Artisan’s investments. Investments held by Launch Equity are detailed in Note 7, “Consolidated Investment Products.”

	Cost	Unrealized Gains	Unrealized Losses	Fair Value
At December 31, 2012:
Equity mutual funds	$13,335	$1,906	$—	$15,241

At December 31, 2011:
Equity mutual funds	$17,194	$68	$—	$17,262

Artisan’s investments in equity mutual funds consist of Artisan Funds and are considered to be available-for-sale securities. As a result, unrealized gains (losses) are recorded as a component of other comprehensive income (loss).

As of December 31, 2012 and 2011, Artisan held no available-for-sale securities in an unrealized loss position.

4.	Fair value measurements

The fair value of Artisan’s financial instruments is presented in the table below. The fair value of financial instruments held by Launch Equity is presented in Note 7, “Consolidated Investment Products.”

In accordance with ASC 820, fair value is defined as the price that Artisan would receive upon selling an investment in an orderly transaction to an independent buyer in the principal or most advantageous market of the investment. The following three-tier fair value hierarchy prioritizes the inputs used in measuring fair value: Level 1—observable inputs such as quoted prices in active markets for identical securities; Level 2—other significant observable inputs (including but not limited to quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.); Level 3—significant unobservable inputs (including Artisan’s own assumptions in determining the fair value of investments). For investments recorded at fair value, Artisan measures fair value using quoted market prices for identical assets. For interest rate swaps, notes payable, and the revolving credit arrangement, Artisan measures fair value using a calculation of the expected cash flows under the terms of each specific contract discounted to a present value. The calculation may include numerical procedures such as interpolation of LIBOR yield curves when input values do not directly correspond to the observable market data.

The following provides the hierarchy of inputs used to derive fair value of Artisan’s assets and liabilities that are financial instruments at December 31, 2012 and 2011:

	Assets and Liabilities at Fair Value:
	Total	Level 1	Level 2	Level 3
December 31, 2012
Assets
Equity mutual funds	$15,241	$15,241	$—	$—

Liabilities
Borrowings	$293,434	$—	$293,434	$—

December 31, 2011
Assets
Equity mutual funds	$17,262	$17,262	$—	$—

Liabilities
Interest rate swaps	$1,066	$—	$1,066	$—
Borrowings	324,268	—	324,268	—

There were no transfers between Level 1 and Level 2 securities during the years ended December 31, 2012 and 2011. There were no Level 3 investments held during the years ended December 31, 2012 and 2011.

5.	Borrowings

On July 3, 2006, Artisan Partners Holdings entered into an unsecured $400,000 five-year term loan agreement with a syndicate of lenders (the “Term Loan agreement” or “Term Loan”).

In November 2010, Artisan amended the Term Loan agreement. The aggregate outstanding principal amount of the loan was reduced to $380,000. The maturity date of the loan was extended to July 1, 2013 for $363,000 of the loan outstanding. The remaining $17,000 of the loan matured on July 1, 2011. Under the amended agreement, the Term Loan generally bore interest at a rate equal to, at Artisan’s election, (i) LIBOR plus an applicable margin depending on Artisan Partners Holdings’ leverage ratio or (ii) an alternate base rate plus an applicable margin depending on Artisan Partners Holdings’ leverage ratio. As of December 31, 2011, the interest rate on the note payable was 2.77%.

On August 16, 2012, Artisan issued $200,000 in unsecured notes and entered into a $100,000 five-year revolving credit arrangement, the proceeds of which were used to prepay all of the then-outstanding principal amount of the Term Loan. The debt refinance resulted in expense of $1,509, including $827 of debt extinguishment loss and $682 of other non-operating expense.

The $200,000 in unsecured notes are comprised of three series, each with a balloon payment at maturity. The Series A notes, in an aggregate principal amount of $60,000, bear interest at a rate equal to 4.98% per annum and are due August 16, 2017. The Series B notes, in an aggregate principal amount of $50,000, bear interest at a rate equal to 5.32% per annum and are due August 16, 2019. The Series C notes, in an aggregate principal amount of $90,000, bear interest at a rate equal to 5.82% per annum and are due August 16, 2022. The interest rate on each series of notes is subject to a 1.00% increase in the event Artisan Partners Holdings receives a below-investment grade rating and any such increase will continue to apply until an investment grade rating is received.

The $90,000 outstanding loans under the revolving credit agreement bear interest at a rate equal to, at our election, (i) LIBOR adjusted by a statutory reserve percentage plus an applicable margin ranging from 1.50% to 3.00%, depending on Artisan Partners Holdings’ leverage ratio (as defined in the agreement) or (ii) an alternate base rate equal to the highest of prime rate plus 0.50% and the daily one-month LIBOR adjusted by a statutory reserve percentage plus 1.00%, plus an applicable margin ranging from 0.50% to 2.00%, depending on Artisan Partners Holdings’ leverage ratio. Unused commitments under the revolving credit agreement bear interest at a rate that ranges from 0.175% to 0.625%, depending on Artisan Partners Holdings’ leverage ratio. As of December 31, 2012, the interest rates on the outstanding loans under the revolving credit agreement and the unused commitment were 1.96% and 0.20%, respectively.

Interest expense incurred on the term loan, notes payable and revolving credit arrangement was $10,123, $10,645 and $8,086 for the years ended December 31, 2012, 2011 and 2010, respectively.

The note purchase and revolving credit agreements require Artisan Partners Holdings to maintain the following financial ratios:

•

leverage ratio (calculated as the ratio of consolidated total indebtedness on any date to consolidated EBITDA for the period of four consecutive quarters ended on or prior to such date) cannot exceed 3.00 to 1.00 (Artisan Partners Holdings’ leverage ratio was 1.37 to 1.00 and 1.64 to 1.00 as of December 31, 2012 and December 31, 2011, respectively); and

•

interest coverage ratio (calculated as the ratio of consolidated EBITDA for any period of four consecutive fiscal quarters to consolidated interest expense for such period) cannot be less than 4.00 to 1.00 for such period (Artisan Partners Holdings’ interest coverage ratio was 19.57 to 1.00 and 11.24 to 1.00 as of December 31, 2012 and December 31, 2011, respectively).

The aggregate scheduled maturities of the Partnership’s borrowings are as follows at December 31, 2012:

2013	$—
2014	—
2015	—
2016	—
Thereafter	290,000

$290,000

6.	Derivative instruments

Effective July 7, 2006, Artisan Partners Holdings executed 5-year amortizing interest rate swap contracts with two counterparties that had a combined total notional value of $400,000 upon issuance. The total notional value of these swap contracts amortized to $350,000 on April 7, 2008, to $300,000 on April 7, 2009, to $250,000 on April 7, 2010, and to $200,000 on April 7, 2011. These interest rate swaps matured on July 1, 2011. The counterparties under these interest rate swap contracts paid Artisan Partners Holdings variable interest at the three-month LIBOR rate, and Artisan Partners Holdings paid the counterparties a fixed interest rate of 5.689%.

Effective November 22, 2010, Artisan Partners Holdings executed a forward starting interest rate swap with a counterparty that had a total notional value of $200,000 upon issuance, a start date of July 1, 2011, and a final maturity date of July 1, 2013. The counterparty under this forward starting interest rate swap contract paid Artisan Partners Holdings variable interest at the three-month LIBOR rate, and Artisan Partners Holdings paid the counterparty a fixed interest rate of 1.04%. This forward starting interest rate swap was entered into to convert the amended Term Loan into fixed rate debt to the extent of the notional value of the swap contract to manage interest rate risk on the amended Term Loan.

On December 14, 2011, Artisan discontinued the hedge accounting relationship related to its $200,000 notional interest rate swap as the hedged forecasted transaction was no longer probable of occurring. During the year ended December 31, 2011, the net impact of the discontinued hedge accounting relationship was an increase of $1,933 to Loss on interest rate swap, inclusive of a $2,264 cumulative unrealized loss that was reclassified from Noncontrolling interest – Artisan Partners Holdings into current earnings. Artisan continued to hold the derivative instrument as it generally provided an economic hedge of the benchmark interest rate, enabling Artisan to convert the amended Term Loan into fixed rate debt to the extent of the notional value of the swap contract to manage interest rate risk on the amended Term Loan.

On August 16, 2012, Artisan Partners Holdings terminated the $200,000 notional interest rate swap contract in connection with the repayment of all of the then-outstanding principal amount of its term loan. Final settlement of the swap contract was $1,135. There were no derivatives outstanding as of December 31, 2012.

Net interest expense incurred on the interest rate swaps was $671, $6,884 and $14,277 for the years ended December 31, 2012, 2011 and 2010, respectively.

Fair Values of Derivative Instruments

	Liability
Derivatives not designated as hedging instruments under FASB ASC 815-20 (a)	Balance Sheet Location	Fair Value
As of December 31, 2011
Interest rate swap	Interest rate swap	$1,066

Total derivatives not designated as hedges		$1,066

(a)	Refer to disclosures within this footnote for additional information on Artisan’s purpose for holding derivative instruments not designated as hedging instruments under FASB ASC 815-20.

The Effect of Derivative Instruments on the Statements of Operations

Derivatives in Subtopic 815-20 Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in Noncontrolling interest – Artisan Partners Holdings (Effective Portion)	Location of Gain or (Loss) Reclassified from Noncontrolling interest – Artisan Partners Holdings into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Noncontrolling interest – Artisan Partners Holdings into Income (Effective Portion)	Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion)	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion)
For the Year Ended December 31, 2012
Interest rate swap (a)	$—	Interest Expense	$—	Gain (loss) on swap fair value	$(69)

Total	$—		$—		$(69)

For the Year Ended December 31, 2011
Interest rate swap	$6,130	Interest Expense	$(6,139)		$—
Interest rate swap (a)	304	Interest Expense	(745)	Gain (loss) on swap fair value	(1,933)

Total	$6,434		$(6,884)		$(1,933)

For the Year Ended December 31, 2010
Interest rate swap	$15,617	Interest Expense	$(14,277)		$—
Forward starting interest rate swap	(304)	Interest Expense	—	Gain (loss) on swap fair value	866

Total	$15,313		$(14,277)		$866

(a)	On December 14, 2011 Artisan discontinued the hedge accounting relationship under FASB ASC 815-20 for the interest rate swap with a start date of July 1, 2011.

7.	Consolidated investment products

Launch Equity commenced operations on July 25, 2011. Artisan’s variable interest represents its equity interest in the fund. Artisan receives management and incentive fees for the services it provides as investment advisor to Launch Equity. These fees are considered variable interests. In the ordinary course of business, Artisan may choose to waive certain fees or assume operating expenses of the fund.

In determining whether it is the primary beneficiary of Launch Equity, Artisan considered both qualitative and quantitative factors such as voting rights of the equity holders, economic participation of all parties, including how fees are earned by Artisan, related party ownership and the level of involvement Artisan had in the design of the VIE. Artisan concluded it was the primary beneficiary of Launch Equity since, although it holds a minimal equity interest in the fund, it retains all control in the management and affairs of the fund and the fund was designed to attract third party investors to provide an economic benefit to Artisan.

Artisan’s risk with respect to investments in consolidated investment products is limited to its equity ownership of $1. Therefore, the gains or losses of consolidated investment products have not had a significant impact on Artisan’s results of operations, liquidity or capital resources. Artisan has no right to the benefits from, nor does it bear the risks associated with, these investments, beyond Artisan’s minimal direct investments in the investment products. If Artisan were to liquidate, these investments (other than our direct investment of $1) would not be available to Artisan’s general creditors, and as a result, Artisan does not consider investments held by consolidated investment products to be Artisan’s assets.

The following tables reflect the impact of consolidation of investment products into the Consolidated Statements of Financial Condition and Consolidated Statements of Operations as of and for the year ended December 31, 2012 and 2011. The Condensed Consolidated Statement of Operations for the year ended December 31, 2011 considers the operating activity of Launch Equity from the date operations commenced, July 25, 2011, through December 31, 2011.

Condensed Consolidating Statements of Financial Condition

	Before Consolidation	Launch Equity	Eliminations	As Reported
As of December 31, 2012:
Cash and cash equivalents	$141,159	$—	$—	$141,159
Cash and cash equivalents of Launch Equity	—	10,180	—	10,180
Accounts receivable	46,022	—	—	46,022
Accounts receivable of Launch Equity	—	10,595	—	10,595
Investment securities of Launch Equity	1	46,237	(1)	46,237
Other assets	33,367	—	—	33,367

Total assets	$220,549	$67,012	$(1)	$287,560

Payables of Launch Equity	$—	$10,726	$—	$10,726
Securities sold, not yet purchased of Launch Equity	—	19,586	—	19,586
Other liabilities	572,769	—	—	572,769

Total liabilities	572,769	30,312	—	603,081
Redeemable preferred units	357,194	—	—	357,194
Equity attributable to non-controlling interest—Artisan Partners Holdings	(709,414)	1	(1)	(709,414)
Non-controlling interest—Launch Equity	—	36,699	—	36,699

Total equity (deficit)	(709,414)	36,700	(1)	(672,715)
Total liabilities, redeemable preferred units and equity (deficit)	$220,549	$67,012	$(1)	$287,560

	Before Consolidation	Launch Equity	Eliminations	As Reported
As of December 31, 2011:
Cash and cash equivalents	$126,956	$—	$—	$126,956
Cash and cash equivalents of Launch Equity	—	5,142	—	5,142
Accounts receivable	39,417	—	—	39,417
Accounts receivable of Launch Equity	—	37	—	37
Investment securities of Launch Equity	1	24,265	(1)	24,265
Other assets	29,034	—	—	29,034

Total assets	$195,408	$29,444	$(1)	$224,851

Securities sold, not yet purchased of Launch Equity	$—	$6,276	$—	$6,276
Other liabilities	502,473	—	—	502,473
Total liabilities	502,473	6,276	—	508,749

Redeemable preferred units	357,194	—	—	357,194
Equity attributable to non-controlling interest—Artisan Partners Holdings	(664,259)	1	(1)	(664,259)
Non-controlling interest—Launch Equity	—	23,167	—	23,167

Total equity (deficit)	(664,259)	23,168	(1)	(641,092)
Total liabilities, redeemable preferred units and equity (deficit)	$195,408	$29,444	$(1)	$224,851

	Before Consolidation	Launch Equity	Eliminations	As Reported
Year Ended December 31, 2012:
Total revenues	$506,982	$—	$(1,404)	$505,578
Total operating expenses	459,895	—	(1,404)	458,491

Operating income	47,087	—	—	47,087
Non-operating expenses	(12,280)	—	—	(12,280)
Net gains of Launch Equity	—	8,817	—	8,817

Total non-operating income (loss)	(12,280)	8,817	—	(3,463)
Income before income taxes	34,807	8,817	—	43,624
Provision for income taxes	1,047	—	—	1,047

Net income before noncontrolling interests	33,760	8,817	—	42,577
Less: Net income attributable to non-controlling interest—Artisan Partners Holdings	33,760	—	—	33,760
Less: Net income attributable to non-controlling interests—Launch Equity	—	8,817	—	8,817

Net income attributable to Artisan Partners Asset Management Inc.	$—	$—	$—	$—

	Before Consolidation	Launch Equity	Eliminations	As Reported
Year Ended December 31, 2011:
Total revenues	$455,191	$—	$(97)	$455,094
Total operating expenses	300,896	—	(97)	300,799

Operating income	154,295	—	—	154,295
Non-operating expenses	(20,059)	—	—	(20,059)
Net losses of Launch Equity	—	(3,102)	—	(3,102)

Total non-operating loss	(20,059)	(3,102)	—	(23,161)
Income (loss) before income taxes	134,236	(3,102)	—	131,134
Provision for income taxes	1,162	—	—	1,162

Net income (loss) before noncontrolling interests	133,074	(3,102)	—	129,972
Less: Net income (loss) attributable to non-controlling interest Artisan Partners Holdings	133,074	(1)	—	133,073
Less: Net loss attributable to non-controlling interests—Launch Equity	—	(3,101)	—	(3,101)

Net income attributable to Artisan Partners Asset Management Inc.	$—	$—	$—	$—

The carrying value of Launch Equity’s investments is also their fair value. Short and long positions in equity securities are valued based upon closing market prices of the security on the principal exchange on which the security is traded. The following table presents the fair value hierarchy levels of investments and liabilities held by Launch Equity which are measured at fair value as of December 31, 2012 and 2011:

	Assets and Liabilities at Fair Value:
	Total	Level 1	Level 2	Level 3
December 31, 2012
Assets
Equity securities—long position	$46,237	$46,237	$—	$—

Liabilities
Equity securities—short position	$19,586	$19,586	$—	$—

December 31, 2011
Assets
Equity securities—long position	$24,265	$24,265	$—	$—

Liabilities
Equity securities—short position	$6,276	$6,276	$—	$—

8.	Compensation and benefits

Compensation and benefits expense is comprised of the following:

	For the year ended December 31,
	2012	2011	2010
Salaries, incentive compensation, and benefits	$227,258	$198,601	$166,629
Pre-offering related compensation—share-based awards	101,682	(21,082)	79,071
Pre-offering related compensation—other	54,153	55,714	17,578

Total compensation and benefits expense	$383,093	$233,233	$263,278

Incentive compensation paid to members of our portfolio management teams and members of our marketing and client service teams is based on a formula that is tied directly to revenues. These payments are made in the quarter following the quarter in which the incentive compensation was earned with the exception of fourth quarter payments which are paid in the fourth quarter of the year. Incentive compensation paid to other employees is discretionary and subjectively determined based on individual performance and our overall results during the applicable year and is paid in the fourth quarter of the year.

Class B liability awards are granted to certain employees of APLP and certain members of Artisan UK at the discretion of Artisan Partners Holdings’ general partner. All vested Class B liability awards are subject to mandatory redemption on termination of employment for any reason; unvested Class B liability awards are forfeited on termination of employment. Vested Class B liability awards of a terminated employee are redeemed in cash in annual installments generally over the five years following termination of employment.

Prior to April 6, 2011, Class B liability awards were classified as share-based liability awards with measurement at intrinsic value under ASC 718. Intrinsic value was determined using the redemption value of the Class B awards. Under the terms of the grant agreements, the redemption value of Class B awards was determined upon the termination of the holder’s employment and varied depending on the circumstances of the holder’s termination. As described later in this note, the redemption value of Class B awards was calculated assuming a holder’s termination of employment was the result of resignation or involuntary termination by Artisan. For individuals who had given notice of retirement in accordance with the terms of their grant agreements, the redemption value of the Class B liability awards was calculated using the retirement valuation.

Effective April 6, 2011, the Class B awards were reflected as liabilities measured at fair value, which is a significant estimate. As part of the calculation to estimate the fair value of each Class B award, Artisan first determined the value of the business based on the probability weighted expected return method. This approach considers the value of the business, calculated using a discounted cash flow analysis and a market approach using earnings multiples of comparable entities, under various scenarios. Significant inputs included historical revenues and expenses, future revenue and expense projections, discount rates and market prices of comparable entities. The value of the business as determined is then adjusted to take into account working capital, debt and noncurrent liabilities associated with Class B partner redemptions and allocated to individual partnership interests based on their respective terms.

Prior to July 15, 2012, the redemption value of Class B liability awards was based on the partners’ equity balances which was determined using a formula based on then-current EBITDA (excluding equity-based compensation charges) multiplied by a stated multiple, adjusted to take into account working capital, debt and noncurrent liabilities associated with Class B partner redemptions. Subsequent to July 15, 2012, the Partnership Agreement was amended such that the redemption value of Class B common units was based on the fair market value of the firm by reference to earnings projections and the value of other asset management firms with publicly-traded equity securities.

The use of the discounted cash flow and market approaches to derive the fair value of the liability at a point in time can result in volatility to the financial statements as Artisan’s current and projected financial results, and the results and earnings multiples of comparable entities, will change over time. The process for determining fair value has significant subjective elements and involves a high degree of management judgment and assumptions. These assumptions may have a significant effect on Artisan’s estimates of fair value, and the use of different assumptions as well as changes in market conditions could have a material effect on Artisan’s results of operations or financial condition. The aggregate fair value and liabilities of this obligation are as follows:

	As of December 31,
	2012	2011
Fair value:
Vested Class B liability awards	$225,249	$146,175
Unvested Class B liability awards	103,052	31,825
Purchased Class B liability awards	2,811	2,328

Aggregate fair value	$331,112	$180,328

Liabilities:
Class B liability awards	$225,249	$146,175
Redeemed Class B liability awards	$29,257	$14,909

At December 31, 2012 and 2011, the aggregate fair value of unrecognized compensation cost for the unvested Class B interests was $103,052 and $31,825, respectively, with weighted average recognition periods of 3.30 and 2.38 years remaining, respectively.

The Partnership redeems the Class B awards of partners whose employment by the Partnership terminates at a value determined in accordance with the terms of the grant agreement pursuant to which the award was granted, which includes a premium in the case of employment terminated by reason of death, disability or retirement. Termination of employment by reason of death or disability is not probable and therefore, the premium is not included in the redemption value. In order for a termination of employment to qualify as a retirement, the retiring employee must have 10 years or more of service as of the date of retirement and must have given Artisan written notice of the intention to retire at least three years prior to the date of retirement, subject to Artisan’s right, at its discretion, to accept a period of notice that is shorter, but not less than one year. However, in the event the employee is terminated for any reason during the additional period of employment, the retirement premium is no longer applicable. As a result of the terms described above, the redemption value of the Class B awards classified as liabilities does not reflect the premium until

Artisan has accepted the individual’s retirement notification and effectively becomes obligated to pay the premium. Prior to that event, the redemption value of Class B awards has been calculated assuming a holder’s termination of employment was the result of resignation or involuntary termination by Artisan and has been recorded as Class B liability award on the Consolidated Statements of Financial Condition. For individuals who have given notice of retirement in accordance with their grant agreements and such notification has been accepted by Artisan, the redemption value of the Class B awards has been calculated using the retirement valuation as of the notice date.

As of December 31, 2012, three partners had given notice of their intention to retire pursuant to the terms of their grant agreements. The Class B awards of partners whose services to the Partnership terminated on or before December 31, 2012, will be redeemed for payments totaling $29,257.

In connection with the three retirement notices as described above and in accordance with the Partnership Agreement and each Class B Partner’s grant agreement, the redemption value of the Class B awards was increased to reflect the premium associated with the anticipated redemptions by reason of retirement. Since this premium applies only upon retirement in accordance with the terms of the grant agreement and notice, the increase in redemption value is treated as a modification of a liability award as of the date Artisan received the notice of intended retirement and effectively became obligated to pay the premium on redemption. The premium for those partners giving notice of retirement resulted in a $7,851 and $7,621 cumulative increase in the award liability as of December 31, 2012 and December 31, 2011, respectively. The Class B awards continued to be carried at fair value, reflecting the retirement premium, from the date of Artisan’s acceptance of the retirement notification through the date of the individual’s retirement and the payment obligation is fixed. Assuming all Class B holders’ redemption values were determined by retirement, the redemption value of Class B awards would have been $434,797 and $276,517 at December 31, 2012 and December 31, 2011, respectively.

9.	Benefit plans

Artisan has a 401(k) plan for its employees, under which it provides a matching contribution on employees’ pre-tax contributions. Expenses related to Artisan’s match for 2012, 2011 and 2010 were $3,789, $3,367 and $3,001, respectively, and are included in Compensation and benefits in the Consolidated Statements of Operations.

Artisan has an Equity Incentive Plan, which enables eligible employees to participate in Artisan’s financial growth and success. Designated employees receive an annual award of units that vest on the third anniversary of the award date. The appreciation of the units, if any, is based upon a stated formula and paid to vested participants after vesting. Expenses related to this plan for 2012, 2011 and 2010 were $617, $645 and $220, respectively, and are included in Compensation and benefits in the Consolidated Statements of Operations. The accrual at December 31, 2012 and 2011 for this plan was $1,206 and $865, respectively.

10.	Indemnifications

In the normal course of business, Artisan enters into agreements that include indemnities in favor of third parties. Artisan Partners Holdings has agreed to indemnify its general partner, the directors and officers of its general partner, its partners, employees and agents, and the members of Artisan Partners Holdings’ Advisory Committee in certain cases. Artisan Partners Holdings’ subsidiaries may also have similar agreements to indemnify their respective general partner(s), directors and officers of their general partner(s), partners, members, employees, and agents. Artisan’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against Artisan that have not yet occurred. Artisan maintains insurance policies that may provide coverage against certain claims under these indemnities.

11.	Property and equipment

The composition of property and equipment at December 31, 2012 and 2011 are as follows:

	December 31,
	2012	2011
Computers and equipment	$5,320	$4,831
Computer software	4,617	4,255
Furniture and fixtures	3,637	2,500
Leasehold improvements	10,585	7,949

Total cost	24,159	19,535
Less: Accumulated depreciation	(15,352)	(13,963)

Property and equipment, net of accumulated depreciation	$8,807	$5,572

Depreciation expense for the years ended December 31, 2012, 2011 and 2010 amounted to $2,384, $2,350 and $2,281, respectively.

12.	Lease commitments

Artisan has lease commitments for office space, furniture, and equipment, which are accounted for as operating leases. Certain lease agreements provide for scheduled rent increases over the lease term. Artisan records rent expense for operating leases with scheduled rent increases on a straight-line basis over the term of the respective agreement. In addition, Artisan has received certain lease incentives, which are amortized on a straight-line basis over the term of the lease agreement. Rental expense for the years ended December 31, 2012, 2011 and 2010 was $7,800, $7,476 and $7,090, respectively.

At December 31, 2012, the aggregate future minimum payments for leases for each of the following five years and thereafter are as follows:

2013	$8,398
2014	6,387
2015	4,859
2016	3,918
Thereafter	13,715

Total	$37,277

13.	Related party transactions

Artisan engages in transactions with its affiliates in the ordinary course of business.

Affiliate transactions—Artisan Funds

Artisan has agreements to serve as the investment adviser to Artisan Funds, with which certain Artisan employees are affiliated. Under the terms of the agreements with the Funds, which are generally reviewed and continued by the Funds’ board of directors at least annually, a fee is paid to Artisan based on an annual percentage of the average daily net assets of each Fund ranging from 0.64% to 1.25%. Revenues related to these services are generally collected by Artisan on the last business day of each month and are recorded in Management fees in the Consolidated Statement of Operations. Artisan has contractually agreed to waive its management fees or reimburse for expenses incurred to the extent necessary to limit annualized ordinary operating expenses incurred by Artisan Emerging Markets Fund, Artisan Global Value Fund, Artisan Global

Opportunities Fund and Artisan Global Equity Fund to not more than 1.50% of average daily net assets through February 1, 2014. In addition, Artisan may voluntarily waive fees or reimburse any of the Artisan Funds for other expenses. The officers and a director of Artisan Funds who are affiliated with Artisan receive no compensation from the Funds. At December 31, 2012 and December 31, 2011, respectively, accounts receivable included $81 and $195 due from the Funds.

Fees for managing the Funds and amounts waived or reimbursed by Artisan for fees and expenses (including management fees) are as follows:

	For the years ended December 31,
	2012	2011	2010
Investment management fees:
Artisan Funds	$333,218	$303,919	$261,535
Fee waiver / expense reimbursement:
Artisan Funds	$171	$374	$441

Affiliate transactions—Artisan Global Funds

Artisan has agreements to serve as the investment manager and promoter of Artisan Global Funds with which certain Artisan employees are affiliated. Artisan Global Funds is an open-ended investment company with variable capital and segregated liability between its sub-funds, organized under the laws of Ireland. Artisan Global Funds is authorized by the Central Bank of Ireland as a UCITS and offers shares to non-U.S. investors. Under the terms of the agreements with Artisan Global Funds, a fee is paid to Artisan based on an annual percentage of the average daily net assets of each fund ranging from 0.85% to 0.95%. Artisan reimburses each sub-fund of Artisan Global Funds to the extent that sub-fund’s expenses, not including Artisan’s fee, exceed certain levels, which are not more than 0.20% for the Emerging Markets Fund and not more than 0.35% for the Global Value Fund, Value Fund, Global Equity Fund, and Global Opportunities Fund. The directors of Artisan Global Funds who are affiliated with Artisan receive no compensation from Artisan Global Funds. At December 31, 2012 and December 31, 2011, respectively, accounts receivable included $728 and $709 due from Artisan Global Funds.

Fees for managing Artisan Global Funds and amounts reimbursed to Artisan Global Funds by Artisan are as follows:

	For the years ended December 31,
	2012	2011	2010
Investment management fees:
Artisan Global Funds	$3,020	$1,255	$—
Fee waiver / expense reimbursement:
Artisan Global Funds	$653	$660	$—

Affiliate transactions—Launch Equity

APLP has an agreement to serve as the investment manager of Launch Equity. Under the terms of APLP’s agreement with Launch Equity, Artisan earns a quarterly fee based on the value of the closing capital account of each limited partner for the quarter, at the rate of 1.00% (annualized). At Artisan’s discretion, the fee may be waived and certain expenses reimbursed to the extent they exceed a certain level. Artisan expects to waive 100% of Artisan’s quarterly fee and reimburse Launch Equity for all operating expenses, and Artisan may waive other expenses at Artisan’s discretion. Artisan Alternatives is entitled to receive an allocation of profits from Launch Equity equal to 20% of Launch Equity’s net capital appreciation (“incentive fee”) as determined at the conclusion of its fiscal year, which also may be waived at Artisan’s discretion. Artisan waived all incentive fees in 2012. Expense reimbursements totaled $141 and $150 for the year ended December 31, 2012 and 2011, respectively.

Affiliate transactions—AIC

Artisan Partners Holdings has cost sharing arrangements with its current general partner, AIC, as well as AIC’s beneficial owners, Andrew A. Ziegler and Carlene M. Ziegler, who is an employee of APLP, pursuant to which Artisan Partners Holdings and certain of its employees provide certain administrative services to AIC and its owners, and AIC and its owners reimburse Artisan Partners Holdings for the costs related to such services. In addition, Artisan Partners Holdings has obtained and paid for insurance policies covering potential liability AIC may incur as general partner of Artisan Partners Holdings. At December 31, 2012 and 2011, accounts receivable included $231 and $189 due from AIC, respectively.

14.	Income taxes

As a limited partnership, Artisan Partners Holdings has not made a provision for income taxes because it is not subject to Federal or state income tax. It is the responsibility of Artisan Partners Holdings’ partners to separately report their proportionate share of Artisan Partners Holdings’ taxable income or loss.

As a result of the IPO, APAM became subject to U.S. C-corporation federal and state income tax on its allocable portion of the income of Artisan Partners Holdings. During the years ended December 31, 2012, 2011 and 2010, APAM was not allocated any of Holdings’ income and therefore did not incur any U.S. income tax provision.

Accounting standards establish a minimum threshold for recognizing, and a system for measuring, the benefits of income tax return positions in financial statements. The impact of recognizing expense related to uncertain tax positions was immaterial to the consolidated financial statements.

Artisan files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. Artisan has open tax years for which the company could be subject to income tax examination by U.S. federal and state tax authorities for years 2008 through 2012, depending on the jurisdiction. In addition, Artisan has open tax years in its primary foreign jurisdiction for years 2010 through 2012.

15.	Litigation matters

In the normal course of business, Artisan may be subject to various legal proceedings from time to time. In August 2012, a lawsuit challenging the investment advisory fees APLP charged to certain Artisan Funds managed by it was resolved and dismissed with prejudice without a material adverse effect on Artisan’s financial position or results of operations (Reso v. Artisan Partners Limited Partnership, (E.D. Wis. Case No. 2:11-cv-873-JPS)). Artisan maintains an insurance policy providing coverage for certain claims first made while the policy is in force. That policy provides coverage for Costs of Defense, as defined in the policy, incurred by Artisan in excess of a retention of $1,000, which retention amount was reached during 2011. Costs of Defense are paid by Artisan and recorded as expenses as incurred on the Statement of Operations as General and administrative expense. As reimbursement for Costs of Defense exceeded the retention amount, Artisan recorded a receivable on the Statement of Financial Condition in Accounts receivable to reflect the offsetting recovery. All reimbursements were collected as of December 31, 2012.

16.	Quarterly information (unaudited)

The following table presents unaudited quarterly results of operations for 2012 and 2011. These quarterly results reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results. Revenues and net income can vary significantly from quarter to quarter due to the nature of Artisan’s business activities.

	For the Quarter Ended
	March 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011
Total revenues	$112,945	$120,210	$110,284	$111,655
Operating income (loss)	$17,150	$39,988	$70,462	$26,695
Net income (loss) attributable to noncontrolling interests—Artisan Partners Holdings	$10,115	$34,068	$67,141	$21,749
Net income attributable to Artisan Partners Asset Management Inc.	$—	$—	$—	$—

	For the Quarter Ended
	March 31, 2012	June 30, 2012	Sept. 30, 2012	Dec. 31, 2012
Total revenues	$119,673	$120,787	$128,082	$137,036
Operating income (loss)	$4,365	$41,508	$(38,219)	$39,433
Net income (loss) attributable to noncontrolling interests—Artisan Partners Holdings	$1,051	$38,959	$(42,902)	$36,652
Net income attributable to Artisan Partners Asset Management Inc.	$—	$—	$—	$—

17.	Subsequent events

Artisan evaluated subsequent events through October 15, 2013, the issuance date of its financial statements, and determined that no subsequent events had occurred that would require additional disclosures, other than the IPO and related reorganization disclosed in Note 1 and as described below.

In January 2013, Artisan’s relationship with a former portfolio co-manager of its Global Equity strategy was terminated. Under the terms of the termination package, the incremental expense to be recorded in January 2013 will be $5,987.

In connection with the March 12, 2013 IPO, APAM and Holdings entered into a series of transactions in order to reorganize their capital structures and complete the IPO. The reorganization transactions included, among others, the following:

•	Appointment of APAM as the sole general partner of Holdings.

•

Modification of APAM’s capital structure into three classes of common stock and a series of convertible preferred stock. Shares of Class B common stock, Class C common stock and convertible preferred stock were issued to pre-IPO partners of Holdings.

•

Merger (the “H&F Corp Merger”) into APAM of a corporation (“H&F Corp”) that at the time of the merger was a holder of preferred units and contingent value rights (“Partnership CVRs”) issued by Holdings and Class C common stock of APAM. As consideration for the merger, the shareholder of H&F Corp received shares of APAM’s convertible preferred stock, contingent value rights (“APAM CVRs”) issued by APAM, and the right to receive an amount of cash equal to H&F Corp’s share of the post-IPO distribution of Holdings pre-IPO retained profits.

•

Entry by APAM into two tax receivable agreements (“TRAs”), one with the pre-merger shareholder of H&F Corp and the other with each limited partner of Holdings. Pursuant to the first TRA, APAM will pay to the counterparty a portion of certain tax benefits realized by APAM as a result of the H&F Corp Merger. Pursuant to the second TRA, APAM will pay to the counterparties a portion of certain tax benefits realized by APAM as a result of the purchase of Class A common units in connection with the IPO and future redemptions or exchanges of limited partner units of Holdings for APAM Class A common stock.

On July 17, 2013, the board of directors of APAM approved the issuance of 1,575,157 restricted shares of Class A common stock to employees of the Company and its subsidiaries pursuant to the Company’s 2013 Omnibus Incentive Compensation Plan. In general, these awards will vest pro rata in the third fiscal quarter of each of the next five years. Compensation expense associated with these awards is expected to be approximately $79.2 million, which will be recognized over the five-year vesting period.

On July 17, 2013, the board of directors declared a $0.43 per share dividend with respect to APAM’s Class A common stock. The dividend was paid on August 26, 2013, to shareholders of record as of August 12, 2013.

Including the distributions made in connection with the IPO, Artisan Partners Holdings distributed $245.1 million from January 1, 2013 through October 15, 2013 to holders of Artisan Partners Holdings partnership units, including APAM.

4,800,000 Shares

Artisan Partners Asset Management Inc.

Class A Common Stock

Citigroup	Goldman, Sachs & Co.

BofA Merrill Lynch

Keefe, Bruyette & Woods A Stifel Company	Sandler O’Neill + Partners, L.P.	William Blair

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following is a statement of the estimated expenses, to be paid solely by the Registrant, to be incurred in connection with the distribution of the securities registered under this Registration Statement:

Amount to be Paid
SEC registration fee	$37,035
Financial Industry Regulatory Authority, Inc. filing fee	$43,631
New York Stock Exchange listing fee	$26,496
Blue sky fees and expenses	$5,000
Printing fees and expenses	$90,000
Legal fees and expenses	$600,000
Accounting fees and expenses	$250,000
Transfer agent’s fees	$4,000
Miscellaneous	$43,838

Total	$1,100,000

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys’ fees). The Registrant’s restated certificate of incorporation provides that it shall indemnify its directors and officers to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant’s restated certificate of incorporation provides for such limitations on liability for its directors.

The Registrant currently maintains liability insurance for its directors and officers. Such insurance would be available to its directors and officers in accordance with its terms.

Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated, under certain circumstances, to indemnify the Registrant’s directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

The Registrant has entered into an indemnification agreement with each of its executive officers, directors and the members of its stockholders committee that provides, in general, that it will indemnify them to the fullest extent permitted by law in connection with their service in such capacities.

Item 15.	Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act.

On March 28, 2011, the Registrant issued 100 shares of its common stock, par value $0.01 per share, to Artisan Partners Holdings in exchange for $100.

On March 12, 2013, the Registrant issued 26,271,120 shares of Class B common stock and 28,600,496 shares of Class C common stock to the limited partners of Artisan Partners Holdings LP as part of the reorganization transactions that were effected in connection with the Registrant’s initial public offering. Also in connection with the completion of the reorganization transactions, on March 12, 2014, H&F Corp, a wholly owned subsidiary of H&F Brewer AIV II, L.P., merged with and into the Registrant and H&F Brewer AIV II, L.P. received 2,565,463 shares of the Registrant’s convertible preferred stock in exchange for its shares of H&F Corp.

As described in “Description of Capital Stock — Common Stock”, upon termination of employment with Artisan, an employee-partner’s vested Class B common units of Artisan Partners Holdings LP are automatically exchanged for Class E common units, and unvested Class B common units are forfeited. The employee-partner’s shares of Class B common stock are cancelled and the Registrant issues the former employee-partner a number of shares of Class C common stock equal to the former employee-partner’s number of Class E common units. The former employee-partner’s Class E common units are exchangeable for Class A common stock subject to the same restrictions and limitations on exchange applicable to the other common units of Artisan Partners Holdings LP. From March 11, 2013 (the closing date of the Registrant’s initial public offering) through October 23, 2013, 454,486 shares of the Registrant’s Class B common stock were canceled, and 409,403 shares of the Registrant’s Class C common stock were issued, as a result of the termination of employment of employee-partners.

The securities issued in each of the foregoing transactions were issued in reliance upon the exemption from the registration requirement of the Securities Act provided for by Section 4(2) thereof for transactions not involving a public offering.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits: The following exhibits are filed as part of this Registration Statement:

1.1	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger between Artisan Partners Asset Management Inc. and H&F Brewer Blocker Corp.(1)

3.1	Restated Certificate of Incorporation of Artisan Partners Asset Management Inc.(1)

3.2	Amended and Restated Bylaws of Artisan Partners Asset Management Inc.(1)

5.1	Opinion of Sullivan & Cromwell LLP

10.1	Fourth Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings LP(1)

10.2	Form of Fifth Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings LP*

10.3	Resale and Registration Rights Agreement(1)

10.4	Form of Amended and Restated Resale and Registration Rights Agreement*

10.5	Exchange Agreement(1)

10.6	Tax Receivable Agreement (Merger)(1)

10.7	Tax Receivable Agreement (Exchanges)(1)

10.8	Stockholders Agreement(1)

10.9	Unit and Share Purchase Agreement*

10.10	2013 Omnibus Incentive Compensation Plan(2)

10.11	2013 Non-Employee Director Plan(2)

10.12	Artisan Partners Asset Management Inc. Bonus Plan(2)

10.13	Form of Amended and Restated Artisan Partners Holdings LP Class B Limited Partnership Interest Grant Agreement(3)

10.14	Employment Agreement of Andrew A. Ziegler(1)

10.15	Retention Agreement of Janet D. Olsen(3)

10.16	Form of Indemnification Agreement(3)

10.17	Form of Indemnification Priority Agreement(3)

10.18	Five-Year Revolving Credit Agreement, dated as of August 16, 2012, among Artisan Partners Holdings LP, the lenders named therein and Citibank, N.A., as Administrative Agent(4)

10.19	Note Purchase Agreement, dated as of August 16, 2012, among Artisan Partners Holdings LP and the purchasers listed therein(4)

10.20	Investment Advisory Agreement between Artisan Partners Limited Partnership and Artisan Funds Inc. for Artisan International Fund(5)

10.21	Investment Advisory Agreement between Artisan Partners Limited Partnership and Artisan Funds Inc. for Artisan Mid Cap Value Fund(5)

10.22	Investment Advisory Agreement between Artisan Partners Limited Partnership and Artisan Funds Inc. for Artisan Mid Cap Fund(5)

10.23	Form of Artisan Partners Asset Management Inc. 2013 Non-Employee Director Plan—Restricted Share Unit Award Agreement(3)

10.24	Form of Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan-Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Artisan Partners Asset Management Inc. on June 25, 2013 (File No. 001-35826))

21.1	Subsidiaries of the Registrant

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)

24.1	Power of Attorney*

101	The following financial information from this registration statement on Form S-1, formatted in XBRL (Extensible Business Reporting Language): (1) (i) the Unaudited Condensed Consolidated Statements of Financial Condition as of June 30, 2013 and December 31, 2012; (ii) the Unaudited Consolidated Statements of Operation for the three and six months ended June 30, 2013 and 2012; (iii) the Unaudited Consolidated Statements of Comprehensive Income (Loss) for the three and six months ended June 30, 2013 and 2012; (iv) the Unaudited Consolidated Statements of Changes in Stockholders’ Equity for the six months ended June 30, 2013 and 2012 and (v) the Notes to Unaudited Consolidated Financial Statements and (2) (i) the Consolidated Statements of Financial Condition as of December 31, 2012 and 2011; (ii) the Consolidated Statements of Operations for the years ended December 31, 2012, 2011 and 2010; (iii) the Consolidated Statements of Comprehensive Income

(Loss) for the years ended December 31, 2012, 2011 and 2010; (iv) the Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2012, 2011 and 2010, (v) the Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010 and (vi) the Notes to Consolidated Financial Statements as of and for the years ended December 31, 2012, 2011 and 2010.(6)

(1)	Incorporated by reference to Form 10-Q filed by Artisan Partners Asset Management Inc. on May 9, 2013 (File No. 001-35826).

(2)	Incorporated by reference to Amendment No. 3 to the Registration Statement on Form S-1 filed by Artisan Partners Asset Management Inc. on February 14, 2013 (File No. 333-184686).

(3)	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-1 filed by Artisan Partners Asset Management Inc. on January 18, 2013 (File No. 333-184686).

(4)	Incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 filed by Artisan Partners Asset Management Inc. on December 18, 2012 (File No. 333-184686).

(5)	Incorporated by reference to the Registration Statement on Form S-1 filed by Artisan Partners Asset Management Inc. on November 1, 2012 (File No. 333-184686).

(6)	This information is furnished and not filed for purposes of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934.

*	Previously filed.

(b) Consolidated Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

Item 17.	Undertakings

The undersigned hereby undertakes:

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on October 28, 2013.

Artisan Partners Asset Management Inc.

By:	/S/ ERIC R. COLSON
Name: Eric R. Colson
Title: President and Chief Executive Officer

Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of October, 2013.

Signature	Title

/S/ ERIC R. COLSON	President and Chief Executive Officer and Director (principal executive officer)
Eric R. Colson

*	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)
Charles J. Daley, Jr.

* Andrew A. Ziegler	Executive Chairman and Director

* Matthew R. Barger	Director

* Tench Coxe	Director

* Stephanie G. DiMarco	Director

* Jeffrey A. Joerres	Director

* Allen R. Thorpe	Director

*By:	/S/ SARAH A. JOHNSON

Name:	Sarah A. Johnson
Title:	Attorney-in-fact